                                                 File No. 33-__________________

  As filed with the Securities and Exchange Commission on December 15, 1995.

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          BANK CORPORATION OF GEORGIA
              (Exact name of issuer as specified in its charter)

             GEORGIA                           6712                        58-1406233
   (State or other jurisdiction      (Primary Standard Industrial       (I.R.S. Employer
 of incorporation or organization)    Classification Code Number)    Identification Number)

                    4951 Forsyth Road, Macon, Georgia  31210
                                 (912) 477-4428
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Mr. Joseph W. Evans
                               President and CEO
                          BANK CORPORATION OF GEORGIA
                    4951 Forsyth Road, Macon, Georgia 31210
                                 (912) 477-4428
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                   ----------
                              Richard R. Cheatham
                               Kilpatrick & Cody
          Suite 2800, 1100 Peachtree St., Atlanta, Georgia 30309-4530
                                 (404) 815-6500

                               ----------------

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: The exchange of the Registrant's shares of Common Stock for shares of Common Stock of Americorp, Inc. will take place upon consummation of the merger of Americorp, Inc. into the Registrant.

                               ----------------

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
======================================================================================================================
  Title of Each Class of       Amount to be       Proposed Maximum         Proposed Maximum             Amount of
Securities to be Registered     Registered    Offering Price per Share   Aggregate Offering Price   Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value          154,390                /(2)/                     /(2)/                     $441
$1.00 per share
======================================================================================================================

/(1)/ The number of shares of Bank Corporation of Georgia Common Stock being registered hereunder is based upon the anticipated maximum number of such shares required to consummate the proposed merger of Americorp, Inc. into the Registrant, pursuant to the provisions of the Agreement and Plan of Merger. The Registrant will remove from registration by means of a post-effective amendment any shares being registered which are not issued in connection with such merger.

/(2)/ In accordance with Rule 457(f)(2), the registration fee is based upon the maximum number of shares of common stock of Americorp, Inc. that may be received by the Registrant pursuant to the merger (1,824,628 shares) multiplied by the book value per share of Americorp, Inc. as of September 30, 1995 ($.70).

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

===============================================================================

                          BANK CORPORATION OF GEORGIA
                             CROSS REFERENCE SHEET

 Pursuant to Item 501(b) of Regulation S-K, showing the location in the Proxy
    Statement/Prospectus of the information required by Part I of Form S-4.

Item Number and Caption in Form S-4                   Location or Caption in Proxy Statement/Prospectus
-----------------------------------                   -------------------------------------------------

A. INFORMATION ABOUT THE TRANSACTION.

   1  Forepart of the Registration Statement          Cover Page of Registration Statement; Cross Reference
      Outside Front Cover Page of Prospectus......    Sheet; Outside Front Cover Page

   2  Inside Front and Outside Back Cover Pages       Inside Front Cover Page; Available Information;
      of Prospectus...............................    Incorporation of Certain Documents by Reference;
                                                      Table of Contents

   3  Risk Factors, Ratio of Earnings to Fixed        Prospectus Summary; Outside Front Cover Page;
      Charges and Other Information...............    Comparative Share Data; Pro Forma Statements
                                                      of Income; Pro Forma Balance Sheet; The
                                                      Proposed Americorp Merger -- Shareholder
                                                      Approval and -- Effect of the Americorp Merger
                                                      on Americorp Shareholders

   4  Terms of the Transaction....................    Prospectus Summary; Introduction; The Proposed
                                                      Americorp Merger; Bank Corporation of Georgia --
                                                      Description of Capital Stock of BCG

   5  Pro Forma Financial Information.............    Pro Forma Statements of Income; Pro Forma Balance Sheet

   6  Material Contacts with the Company being        The Americorp Merger -- Interest of Management
      Acquired....................................    in the Transaction; Reasons for the Americorp Merger

   7  Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      be Underwriters.............................    Not Applicable

   8  Interests of Named Experts and Counsel......    Not Applicable

   9  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.................................    Not Applicable

B.  INFORMATION ABOUT THE REGISTRANT.

    10  Information With Respect to S-3 Registrants......  Not Applicable

    11  Incorporation of Certain Information by
        Reference........................................  Not Applicable

    12  Information With Respect to S-2 or S-3
        Registrants......................................  Not Applicable

    13  Incorporation of Certain Information by
        Reference........................................  Not Applicable

    14  Information With Respect to Registrants Other
        Than S-2 or S-3 Registrants......................  Prospectus Summary; The Americorp Merger;
                                                           Bank Corporation of Georgia -- Selected
                                                           Statistical and Other Data and-- Management's
                                                           Discussion and Analysis of Financial
                                                           Condition and Results of Operations and --
                                                           Consolidated Financial Statements

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED.

    15  Information With Respect to S-3 Companies........  Not Applicable

    16  Information With Respect to S-2 or S-3
        Companies........................................  Not Applicable

    17  Information With respect to Companies Other Than   Prospectus Summary; The Americorp Merger;
        S-2 or S-3 Companies.............................  Introduction; Americorp, Inc. --Management's
                                                           Discussion and Analysis of Financial Condition
                                                           and Results of Operations and -- Selected
                                                           Statistical Financial Data and -- Consolidated
                                                           Financial Statements

D.  VOTING AND MANAGEMENT INFORMATION.

    18  Information if Proxies, Consents or                Prospectus Summary; Introduction; The
        Other Authorizations are to be Solicited.........  Americorp Merger;  Americorp, Inc.

    19  Information if Proxies, Consents or Other
        Authorizations are not to be Solicited or in
        an Exchange Offer................................  Not Applicable

                           AMERICORP, INC.
                     7393 Hodgson Memorial Drive
                       Savannah, Georgia  31406

Dear Shareholder:

      This booklet contains the Notice of Meeting and Proxy Statement for a Special Meeting of the Shareholders (the "SPECIAL MEETING") of Americorp, Inc. ("Americorp") to be held on ___________________, 1996, commencing at __________ ____.m., at ________________________, Savannah, Georgia.

      The purpose of the meeting is to consider and vote upon the Agreement and Plan of Merger (the "AMERICORP MERGER AGREEMENT") described in the accompanying Proxy Statement pursuant to which Americorp would be merged with and into Bank Corporation of Georgia, a Georgia corporation ("BCG"), with BCG being the surviving entity (the "AMERICORP MERGER"). If the Americorp Merger Agreement is approved, each holder of Common Stock of Americorp, $.01 par value per share ("AMERICORP COMMON STOCK"), other than BCG, will be entitled to receive .084615 shares of common stock of BCG, $1.00 par value per share (the "BCG COMMON STOCK"), for each share of Americorp Common Stock outstanding on the effective date of the Americorp Merger. In lieu of the issuance of fractional shares of the BCG Common Stock, there will be paid in cash an amount (computed to the nearest cent) equal to the fraction multiplied by $13.00.

      The accompanying Proxy Statement includes a description of the terms and conditions of the proposed merger, a description of the business of Americorp, information regarding the business and management of BCG and certain other information, including a description of the rights of dissenting Americorp Shareholders. A copy of the Americorp Merger Agreement is attached as APPENDIX A to the Proxy Statement.

      Section 14-2-1301 et seq. of the Official Code of Georgia Annotated,
                        -- ---
reproduced as APPENDIX B to the attached Proxy Statement, sets forth the rights of shareholders who dissent from the Americorp Merger. Any Americorp shareholder desiring to dissent from the Americorp Merger and receive payment of the fair value of the shareholder's Americorp Common Stock must, among other things, deliver to Americorp prior to the time of the shareholder vote on the Americorp Merger a written notice of intent to demand payment for his shares of Americorp Common Stock if the Americorp Merger is consummated. An Americorp shareholder who fails to submit such written notice to Americorp prior to the shareholder vote will lose the right to dissent from the Americorp Merger and demand payment for the shareholder's shares of Americorp Common Stock.

      YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTEREST OF AMERICORP AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMERICORP MERGER AGREEMENT.

      The affirmative vote of the holders of a majority of the outstanding Americorp Common Stock represented at the Special Meeting and entitled to vote is required to approve the Americorp Merger Agreement. In addition, the affirmative vote of at least two-thirds of the outstanding shares of preferred stock of Americorp, $100 par value per share (the "AMERICORP PREFERRED STOCK"), is required for approval of the Americorp Merger Agreement. BCG currently owns 3,649,261 shares or 66.67% of the outstanding Americorp Common Stock and 37,875 shares or 100% of the outstanding Americorp Preferred Stock. BCG has indicated that it will vote the shares of Americorp Common and Preferred Stock held by it in favor of the Americorp Merger. Therefore, approval of the Americorp Merger is assured.

      A form of proxy is enclosed, and you are urged to complete, sign and return it to Americorp as soon as possible in the enclosed stamped envelope. If you attend the Special Meeting you may revoke your proxy at that time simply by requesting the right to vote in person.

                                              Sincerely,


                                              Joseph W. Evans
                                              President and CEO
                                              Americorp, Inc.

                                AMERICORP, INC.
                          7393 Hodgson Memorial Drive
                            Savannah, Georgia  31406
             ________________________________________________

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON _______________, 1996
             _____________________________________________________


        Notice is hereby given that a Special Meeting of Shareholders of Americorp, Inc., a Georgia corporation ("AMERICORP"), will be held on ______________, 1996, commencing at _______ __m. (the "SPECIAL MEETING"), at
______________________________________________________, Savannah, Georgia 31406,
for the purpose of considering and voting upon:

          (1) An Agreement and Plan of Merger, a copy of which is attached as APPENDIX A to the Proxy Statement accompanying this Notice, providing for the merger (the "AMERICORP MERGER") of Americorp into Bank Corporation of Georgia ("BCG"), a Georgia corporation and multibank holding company, with BCG being the surviving entity; and

          (2) Such other business as may lawfully come before the Special Meeting or any adjournments thereof.

        In connection with the Americorp Merger, each holder of Americorp common stock, $.01 par value per share ("AMERICORP COMMON STOCK"), other than BCG will be entitled to receive .084615 shares of common stock of BCG, $1.00 par value per share (the "BCG COMMON STOCK"), for each of such shareholder's shares of Americorp Common Stock outstanding on the effective date of the Americorp Merger. Each outstanding share of preferred stock, $100 par value per share, of Americorp (the "AMERICORP PREFERRED STOCK"), all of which is owned by BCG, will be cancelled as a result of the Americorp Merger. In lieu of the issuance of fractional shares of the BCG Common Stock, there will be paid in cash an amount (computed to the nearest cent) equal to the fraction multiplied by $13.00.

        If the Americorp Merger is consummated, shareholders dissenting from the transaction will be entitled to be paid the "fair value" of their shares in cash, provided that they shall have filed a written notice of intent to demand payment for their shares before the vote of shareholders is taken on the Americorp Merger, have not voted their shares in favor of the Americorp Merger and have complied with the provisions of Section 14-2-1301 et seq. of the
                                                           -- ---
Official Code of Georgia Annotated regarding the rights of dissenting shareholders, all as more fully set forth under "THE AMERICORP MERGER
-- RIGHTS OF DISSENTING SHAREHOLDERS" and in APPENDIX B to the attached Proxy Statement.

        Only shareholders of record at the close of business on ____________, 1996 will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

      A form of proxy and a Proxy Statement are enclosed. The approval of the Americorp Merger requires the affirmative vote of the holders of at least a majority of the outstanding Americorp Common Stock present and entitled to vote at the Special Meeting and two-thirds of the holders of the outstanding Americorp Preferred Stock. Because BCG currently owns 3,649,261 shares, or 66.67%, of the outstanding Americorp Common Stock and 37,875 shares, or 100% of the outstanding Americorp Preferred Stock, approval of the Americorp Merger is assured.

             To assure representation at the Special Meeting, you are requested to sign, date and return the proxy promptly in the enclosed stamped envelope. If you attend the Special Meeting you may revoke your proxy at that time simply by requesting the right to vote in person. Prior to the Special Meeting, you may withdraw a previously submitted proxy by notifying the Secretary of Americorp in writing or submitting an executed, later-dated proxy to Americorp, as more fully described under "INTRODUCTION" in the Proxy Statement.

                                          By Order of the Board of Directors,


                                          Joseph W. Evans
                                          President and CEO
     ___________, 1996                    Americorp, Inc.
     Savannah, Georgia

                                AMERICORP, INC.

                                PROXY STATEMENT
                                ---------------

       Special Meeting of Shareholders to be held on ______________, 1996


                          BANK CORPORATION OF GEORGIA

                                   PROSPECTUS
                                   ----------

   154,390 shares of common stock of Bank Corporation of Georgia which may be issued in connection with the merger of Americorp, Inc. with and into Bank Corporation of Georgia.

   BANK CORPORATION OF GEORGIA HAS FILED A REGISTRATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION COVERING THE SHARES OF ITS COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OF AMERICORP, INC., A MAJORITY-OWNED SUBSIDIARY OF BANK CORPORATION OF GEORGIA, WITH AND INTO BANK CORPORATION OF GEORGIA. THIS PROXY STATEMENT ALSO CONSTITUTES A PROSPECTUS OF BANK CORPORATION OF GEORGIA FILED AS PART OF SUCH REGISTRATION STATEMENT.

                             _____________________

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             _____________________

   THE SHARES OF COMMON STOCK OF BANK CORPORATION OF GEORGIA TO BE ISSUED IN CONNECTION WITH THE AMERICORP MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS, AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             _____________________

   SHARES OF THE COMMON STOCK OF BANK CORPORATION OF GEORGIA ARE EQUITY SECURITIES AND ARE NOT SAVINGS ACCOUNTS OR DEPOSITS. INVESTMENT IN SUCH SHARES IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

       The date of this Proxy Statement/Prospectus is ____________, 1996.

                               TABLE OF CONTENTS

                                                           Page
                                                           ----
AVAILABLE INFORMATION......................................   1

REPORTS TO SECURITY HOLDERS................................   1

AVAILABILITY OF CERTAIN DOCUMENTS..........................   1

INTRODUCTION...............................................   1

PROSPECTUS SUMMARY                                            3
   Business of Americorp and BCG...........................   3
   Terms of the Americorp Merger...........................
   Negotiation of Exchange Ratio...........................   5
   The Special Meeting of Shareholders; Vote Required......   5
   Summary Historical and Pro Forma Financial Information..   6
   Rights of Dissenting Shareholders.......................   7
   Federal Income Tax Consequences.........................   8
   Accounting Treatment....................................   8
   Markets for Capital Stock...............................   8
   Dividends...............................................   9
   Conditions, Termination and Effective Date..............  11

COMPARATIVE SHARE DATA.....................................  12
   Net Income (Loss) Per Common Share......................  12
   Cash Dividends Per Common Share.........................  12
   Book Value Per Common Share.............................  12

THE AMERICORP MERGER.......................................  13
   Reasons for the Americorp Merger........................  13
   The Agreement and Plan of Merger........................  15
   Opinion of the Financial Advisor........................  17
   Shareholder Approval....................................  22
   Material Contacts; Interest of Management in the Transaction; Conduct of Business After the Americorp
   Merger..................................................  22
   Effect of the Americorp Merger on Americorp
   Shareholders and Comparison of Securities of BCG
   and Americorp...........................................  23
   Markets for Capital Stock...............................  24
   Resales of BCG Common Stock.............................  25

  Regulatory Approvals........................................  26
  Rights of Dissenting Shareholders...........................  26
  Certain Federal Income Tax Consequences of the
   Americorp Merger...........................................  27

AMERICORP, INC................................................  28
  Description of Business.....................................  28
  Management's Discussion and Analysis of Financial Condition
   and Results of Operation for the Years Ended December 31,
   1994 and 1993..............................................  33
  Management's Discussion and Analysis of Financial Condition
   and Results of Operation for the Six Months Ended June 30,
   1995 and 1994..............................................  41
  Selected Statistical Financial Data.........................  45

BANK CORPORATION OF GEORGIA...................................  56
  Description of Business.....................................  56
  Management's Discussion and Analysis of Financial Condition
   and Results of Operation for the Years Ended December 31,
   1994 and 1993..............................................  61
  Management's Discussion And Analysis of Financial Condition
   and Results of Operations for the Six Months Ended June 30,
   1995 and 1994..............................................  70
  Selected Statistical Financial Data.........................  74
  Description of BCG Common Stock.............................  85
  Management..................................................  87
  Ownership of the BCG Common Stock...........................  88
  Executive Compensation......................................  90
  Certain Transactions........................................  92

SUPERVISION AND REGULATION....................................  92

LEGAL OPINIONS................................................  97

EXPERTS.......................................................  98

OTHER MATTERS.................................................  98

INDEX TO FINANCIAL STATEMENTS................................. F-1

Agreement and Plan of Merger..........................  Appendix A
Georgia Dissenters' Rights Statutes (O.C.G.A. (S)
 14-2-1301 et seq.)...................................  Appendix B
           ------
Opinion of Alex Sheshunoff & Co. Investment Bankers...  Appendix C

                             AVAILABLE INFORMATION

          Bank Corporation of Georgia, a Georgia corporation ("BCG"), is not currently subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and does not currently file reports, proxy statements or other information with the Securities and Exchange Commission ("SEC").

                          REPORTS TO SECURITY HOLDERS

          Although BCG is not currently required to deliver an annual report to security holders, BCG has registered its Common Stock, $1.00 par value per share (the "BCG Common Stock") with the SEC under the Exchange Act contemporaneously with the registration of the securities to be issued hereunder under the Securities Act of 1933 (the "Securities Act"). As a company registered under the Exchange Act, BCG will be required to deliver annual proxy statements and reports to its shareholders containing audited financial statements, as well as file certain periodic reports with the SEC, including annual reports on Form 10-K and quarterly reports on Form 10-Q. BCG has voluntarily delivered annual reports to its shareholders in the past, and regardless of whether its securities are registered under the Exchange Act, BCG intends to continue to send reports to security holders annually, which will include audited financial statements of BCG and its subsidiaries.

                       AVAILABILITY OF CERTAIN DOCUMENTS

          The Agreement and Plan of Merger, dated as of November 15, 1995 (the "Americorp Merger Agreement") by and between BCG and Americorp was filed with the SEC on ___________, 1995 as an exhibit to BCG's Registration Statement on Form S-4 with respect to the Americorp Merger, as defined below, Commission File No. 33-____________. The Americorp Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

                                  INTRODUCTION

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Americorp of proxies for use at special meeting of shareholders of Americorp (the "Special Meeting") at the time, date and place set forth in the Notice of Special Meeting, and at any adjournments thereof. The Special Meeting has been called for the purposes of considering and acting upon the proposed merger of Americorp with and into BCG (the "Americorp Merger") pursuant to the Americorp Merger Agreement, which is incorporated herein by reference. If the Americorp Merger is consummated, the holders of common stock of Americorp, $.01 par value per share (the "Americorp Common Stock"), would receive .084615 shares of BCG Common Stock in exchange for each share of Americorp Common Stock owned. In addition, all of the outstanding shares of preferred stock of Americorp, $100.00 par value per share (the "Americorp Preferred Stock"), would be cancelled. BCG is the only holder of Americorp Preferred Stock.

          HOLDERS OF COMMON STOCK OF AMERICORP ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO AMERICORP IN THE POSTAGE-PAID ENVELOPE PROVIDED.

          Any proxy given pursuant to this solicitation may be revoked at any time before it is voted by so notifying James R. McLemore, Jr., Secretary, in writing or by submitting an executed, later-dated proxy to Americorp, 7393 Hodgson Memorial Drive, Savannah, Georgia 31406,
       Attention: James R. McLemore, Jr., Secretary, prior to the Special Meeting or by appearing at the Special Meeting and requesting the right to vote in person, without compliance with any other formalities. If the proxy is properly signed and returned by a shareholder and is not revoked, it will be voted at the Special Meeting in the manner specified therein. If no instructions are indicated, such proxies will be voted FOR the approval of the Americorp Merger Agreement, and in the discretion of the proxy holder as to any other matter which may properly come before the Special Meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn such Special Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the proposals regarding the Americorp Merger Agreement at the time of the Special Meeting.

          All of the expenses incurred by BCG in connection with the authorization, preparation, execution and performance of the Americorp Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing regulatory applications with state and federal authorities in connection with the transactions contemplated thereby, will be paid by BCG. All expenses incurred by Americorp in connection with the authorization, preparation, execution and performance of the Americorp Merger Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for Americorp and the cost of reproducing and mailing this Proxy Statement/Prospectus, will be paid by Americorp.

          As of September 30, 1995, Americorp had issued and outstanding 5,473,889 shares of Americorp Common Stock and 37,875 shares of Americorp Preferred Stock. Each holder of Americorp Common Stock is entitled to one vote per share of Americorp Common Stock owned. Although the Americorp Preferred Stock generally has no voting rights, the approval of two-thirds of the holders of the outstanding Americorp Preferred Stock is required to approve any change in the Americorp Articles of Incorporation, as amended (the "Americorp Articles"), that would materially and adversely alter the preferences, privileges, rights or powers of the holders of Americorp Preferred Stock. Because the Americorp Preferred Stock will be cancelled as a result of the Americorp Merger, approval of the Americorp Merger by BCG, the sole holder of Americorp Preferred Stock, is required. Only holders of record of Americorp Common Stock and Americorp Preferred Stock at the close of business on ____________________, 1996 are entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

          Statements contained in this Proxy Statement/Prospectus as to the contents of any agreement or other document, or similar statements as to the content of any agreement or other document contained in any document incorporated by reference herein, are in each such instance qualified in their entirety by reference to each such agreement or other document.

          This Proxy Statement/Prospectus and the enclosed form of proxy are first being sent to the shareholders of Americorp on or about __________________, 1996.

                               PROSPECTUS SUMMARY

          The following is a summary of certain features of, and information relating to, the proposed Americorp Merger, and is qualified in its entirety by reference to the Americorp Merger Agreement and the other more detailed textual information and financial data set forth elsewhere in this Proxy Statement/Prospectus.

       Business of Americorp and BCG

          Americorp is a one-bank holding company. All of Americorp's activities are currently conducted by its wholly-owned subsidiary Ameribank, National Association, Savannah, Georgia ("Ameribank"). BCG owns 3,649,261 shares or approximately 66.67% of the Americorp Common Stock and 37,875 shares, or 100% of the outstanding Americorp Preferred Stock.

          Ameribank is a full-service commercial bank with its main office located in Savannah, Georgia and one branch located in Garden City, Georgia. Ameribank provides customary types of banking services such as checking accounts, savings accounts and time deposits. It also engages in commercial and consumer lending, makes secured and unsecured loans and provides other financial services.

          On October 18, 1995, Ameribank entered into a Branch Purchase and Assumption Agreement with Bank South (the "Purchase and Assumption Agreement") pursuant to which Ameribank agreed to purchase certain assets, including, approximately $4.7 million in loans as of September 30, 1995, and assume certain liabilities, including approximately $16.8 million in deposit liabilities as of September 30, 1995, of Bank South related to the Bank South banking office located at 1976 East Victory Drive in Savannah, Georgia (the "Purchase and Assumption"). Bank South has also agreed to assign the lease of the Bank South Center located at 7 East Congress Street, Savannah, Georgia to Ameribank when the location is vacated by Bank South in the third quarter of 1996, subject to the receipt of the landlord's consent. Ameribank will not assume any of the Bank South deposits or other liabilities related to the East Congress Street facility. Consummation of the Purchase and Assumption is subject to the receipt of approval of the OCC and consummation of the proposed merger of Bank South Corporation with and into NationsBank Corporation, among other conditions.

          As of September 30, 1995, Americorp had total assets of approximately $69.5 million, total deposits of approximately $58.8 million, net loans of approximately $45.6 million and shareholders' equity of approximately $7.7 million. The principal executive office of Americorp is located at 7393 Hodgson Memorial Drive, Savannah, Georgia, and its telephone number at that address is (912) 921-7100. See "AMERICORP, INC."

          BCG is a bank holding company operating four community banks in Georgia, including Ameribank. All of BCG's activities are currently conducted by its wholly-owned subsidiaries, First South Bank, National Association, Fort Valley, Georgia ("FSB"), First South Bank of Middle Georgia, National Association, Macon, Georgia ("Middle Georgia"), and First

       South Bank of Coweta County, National Association, Newnan, Georgia ("Coweta"), all of which are national banks organized under the laws of the United States (collectively, the "Banks"). Following the Americorp Merger, Ameribank will also be a wholly-owned subsidiary of BCG. The Banks are community-oriented, with an emphasis on lending to small businesses and professionals and other customary banking services.

          In addition to the Americorp Merger, BCG has entered into an agreement (the "Effingham Reorganization Agreement") with Effingham Bank & Trust ("Effingham"), a Georgia State-chartered bank with one office in Rincon, Effingham County, Georgia, pursuant to which Effingham Interim Corporation ("Interim"), a wholly owned subsidiary of BCG will be merged with and into Effingham (the "Effingham Merger"). If the Effingham Merger is consummated, each shareholder of Effingham other than BCG will receive .53 shares of BCG Common Stock for each share of common stock of Effingham ("Effingham Stock") held by them. BCG has filed a Registration Statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to the shares of BCG Common Stock to be issued to the holders of Effingham Stock upon consummation of the Effingham Merger.

          BCG also has entered into an agreement with certain shareholders of Effingham to purchase 76,850 shares (23.51% of the outstanding stock of Effingham) for $12.00 a share (the "Effingham Stock Purchase Agreement"). The Effingham Stock Purchase Agreement will be consummated immediately prior to the Effingham Reorganization Agreement. If the Effingham Reorganization Agreement is terminated, the Effingham Stock Purchase Agreement will not be consummated. It is anticipated by management of BCG that following consummation of the Effingham and Americorp Mergers, Ameribank and Effingham will be merged, with the surviving bank being operated as a national bank. As of September 30, 1995, Effingham had total assets of approximately $24.9 million.

          At September 30, 1995, BCG (including Americorp) had total assets of approximately $227.1 million, net loans of approximately $155.6 million, total deposits of approximately $196.4 million and shareholders' equity of approximately $19.2 million. The principal executive office of BCG is located at 4951 Forsyth Road, Macon, Georgia 31210, and its telephone number at that address is (912) 757-2000. See "BANK CORPORATION OF GEORGIA."

       Terms of the Americorp Merger

          Pursuant to the Americorp Merger Agreement, Americorp will be merged with and into BCG, with BCG being the surviving entity. As a result of the Americorp Merger, each share of Americorp Common Stock outstanding on the effective date of the Americorp Merger will be converted into .084615 shares of the BCG Common Stock, except for those shares of Americorp Common Stock held by BCG, which will be cancelled. Each share of Americorp Preferred Stock (all of which are owned by BCG) will be cancelled upon consummation of the Americorp Merger. No changes in the management of BCG are anticipated as a result of the Americorp Merger.

          In lieu of the issuance of fractional shares of BCG Common Stock, there will be paid in cash an amount (computed to the nearest cent) equal to such fraction multiplied by $13.00. The number of shares of BCG Common Stock to be received pursuant to the Americorp Merger is subject to appropriate adjustment in the event of any stock dividend, stock split, recapitalization or reclassification.

       Negotiation of Exchange Ratio

          Because Americorp is 66-2/3% owned by BCG and all the directors of Americorp are officers and/or directors of BCG, in June 1995, J. Thomas Wiley, Jr., Executive Vice President of BCG and Vice President and Director of Americorp, approached Hugh W. Tracy, former Chairman of Americorp and Americorp's largest shareholder, to negotiate an exchange ratio on behalf of the shareholders of Americorp other then BCG. During the negotiations, Mr. Tracy also regularly consulted several of the other large shareholders of Americorp other than BCG and employed legal counsel to review the terms of the transaction. BCG initially offered an exchange ratio of .058 shares of BCG Common Stock for each share of Americorp, which it based on a fairness opinion provided by Hoefer & Arnett, an investment banking firm specializing in financial institutions, which had concluded that the exchange ratio was fair to the minority shareholders of Americorp. Mr. Tracy rejected the initial offer, and the parties continued negotiations on and off for the next several months while Mr. Tracy performed his own due diligence evaluation of the appropriate exchange ratio. In October 1995, BCG employed the well-known bank consulting firm, Alex Sheshunoff & Co. Investment Banking, to provide a third-party fairness opinion and to establish an exchange ratio as of September 30, 1995. Sheshunoff concluded that an exchange ratio of .069 was fair from a financial perspective to the Americorp shareholders other than BCG. The parties continued negotiations using that opinion and negotiated the final exchange ratio of .084615 shares of BCG Common Stock for each share of Americorp Common Stock other that the shares held by BCG.

       The Special Meeting of Shareholders; Vote Required

          The Special Meeting of Americorp shareholders will be held on ____________, 1995, commencing at ____________ __.m., at
       ___________________________, Savannah, Georgia for the purpose of voting on the Americorp Merger. Only Americorp shareholders of record at the close of business on ____________, 1996 will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof. The Americorp Articles of Incorporation (the "Americorp Articles") require that any merger or consolidation involving Americorp be approved by the holders of at least 70% of the outstanding shares of Americorp stock entitled to be voted thereon, unless such merger or consolidation is approved in a resolution adopted by at least 70% of the members of the Americorp Board of Directors. Because the Americorp Board unanimously approved the Americorp Merger, the supermajority voting provisions of the Americorp Articles are not relevant to the transaction, and the approval of the Americorp Merger requires the affirmative vote of the holders of a majority of the outstanding Americorp Common Stock present and entitled to vote at the Special Meeting. Although the holders of Americorp Preferred Stock generally have no voting rights, any change in the Americorp Articles that would materially and adversely alter the preferences, privileges, rights or powers of the holders of Americorp Preferred Stock requires the approval of the holders of two-thirds the outstanding shares of Americorp Preferred Stock.

       Because the Americorp Preferred Stock will be cancelled as a result of the Americorp Merger, approval of the Americorp Merger by BCG, the sole holder of Americorp Preferred Stock, is required. Directors and executive officers of Americorp, all of whom are all also directors and executive officers of BCG, control the 3,649,261 shares (approximately 66.67% of the outstanding shares) of Americorp Common Stock held by BCG, and the 37,875 shares (100% of the outstanding shares) of Americorp Preferred Stock held by BCG, but do not otherwise own or control any shares of Americorp Common or Preferred Stock. BCG has indicated that it will vote the 3,649,261 shares of Americorp Common Stock and the 37,875 shares of Americorp Preferred Stock held by it in favor of the Americorp Merger. Therefore, approval of the Americorp Merger is assured. The shareholders of BCG are not required to approve the Americorp Merger.

       Summary Historical and Pro Forma Financial Information.

          The following unaudited summary historical financial information and summary pro forma financial information should be read in conjunction with the financial statements and notes thereto of BCG, Americorp and Effingham and with the pro forma financial information regarding the Americorp Merger, Effingham Merger and the acquisition of the Bank South branch.

       SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL INFORMATION OF BANK
                             CORPORATION OF GEORGIA
                (Dollars in thousands, except per share amounts)

                                                                      Pro Forma
                                                                     Consolidated
                                                                    As Adjusted (3)
                                                                    ---------------
                                      December 31,   September 30,   September 30,
                                      ------------   -------------   -------------
                                          1994           1995            1995
                                          ----           ----            ----
Balance Sheet Data
       Total assets                       $216,253         227,146          270,352
       Loans, gross                        143,426         157,928          180,503
       Deposits                            189,323         196,438          234,787
       Long term debt                        2,500           2,500            3,422
       Stockholders' equity                 16,322          19,229           22,834

                                                                       Pro Forma         Pro Forma
                                                                      Consolidated      Consolidated
                                                                    As Adjusted (3)    As Adjusted (3)
                                                                    ---------------    ---------------
                                      December 31,   September 30,   September 30,       December 31,
                                      ------------   -------------   -------------       -------------
                                          1994           1995             1995               1994
                                          ----           ----             ----               ----
Statement of Earnings Data
       Net interest income               $  9,575            8,786           10,060             10,926
       Provision for loan losses              447              335              335                447
       Noninterest income                   2,528            1,686            2,063              3,150
       Net earnings                         2,229            2,299            2,684              3,154

Per Share Data
       Book value (period end) (1)       $   8.69             9.77            10.07               8.69
       Net earnings                          1.19             1.17             1.18               1.19
       Weighted average outstanding         1,872            1,966            2,267              2,267
        shares
       Dividends                         $ 0.0571         $ 0.1000         $ 0.0828            $0.0473

                                      December 31,   September 30,
                                      ------------   -------------
                                          1994           1995
                                          ----           ----
Ratios
       Return on average assets              1.09%          1.40%
       Return on average stockholders'      14.54%         16.95%
        equity
       Net interest margin (2)               5.06%          5.87%
       Average stockholders' equity to       7.49%          8.24%
        average assets

(1) Represents stockholder' equity divided by the weighted average number of shares outstanding for purposes of calculating primary earnings per share.
(2) Represents net interest income as a percentage of average interest-earning assets.
(3) Gives effect to the exchanges of stock for Effingham, Americorp and branch acquisition.

       Rights of Dissenting Shareholders

          If the Americorp Merger is consummated, the Americorp Shareholders dissenting therefrom will be entitled to be paid the "fair value" of all of their shares in cash, provided that they fully comply with certain statutory provisions regarding the rights of dissenting shareholders.

          In order to dissent from the Americorp Merger, an Americorp shareholder must (i) deliver written notice of such shareholder's intent to demand payment prior to the shareholder vote on the Americorp Merger and (ii) not vote his shares of Americorp Common Stock in favor of the Americorp Merger. If the Americorp Merger is approved, an Americorp shareholder who has complied with the foregoing steps may demand payment and deposit his certificates of Americorp Common Stock in accordance with the terms of a notice that will be sent to the shareholder by Americorp no later than ten (10) days after consummation of the Americorp Merger. Americorp must offer to pay a shareholder who complies with these steps the amount that Americorp estimates to be the fair value of the shareholder's stock and interest thereon within ten (10) days of the later of consummation of the Americorp Merger or the Effective Date (the "Date"). If the dissenting shareholder accepts Americorp's determination of the fair value of the shares and the interest thereon or is deemed to have accepted such determination because of a failure to respond in a timely fashion, Americorp must pay the shareholder such amount within sixty (60) days of the Date. A shareholder who does not accept Americorp's estimate of the fair value must demand payment based on the shareholder's own estimate within thirty (30) days after the Americorp offer. Americorp must file an action in a court of competent jurisdiction in Chatham County, Georgia within sixty (60) days after receiving the payment demand to request that the fair value of the shares be determined, if it fails to file such an action, or pay each dissenting shareholder whose demand remains unsettled the amount demanded by such dissenting shareholder. For a more complete description of the rights of a dissenting Americorp shareholder, see "THE AMERICORP MERGER -- Rights of Dissenting Shareholders."

       Federal Income Tax Consequences

          Americorp has received an opinion from Kilpatrick & Cody to the effect that, assuming the Americorp Merger is consummated in accordance with the terms of the Americorp Merger Agreement, under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), no gain or loss will be recognized for Federal income tax purposes by Americorp or the Americorp shareholders who receive BCG Common Stock in connection with the Americorp Merger. No ruling to that effect will be requested from the Internal Revenue Service. Cash received by holders of Americorp Common Stock exercising their dissenter's rights will be treated as amounts distributed in redemption of their Americorp Common Stock and will be taxable under the provisions of section 302 of the Code as either ordinary income or capital gain or loss, depending upon the circumstances of the individual shareholders. See "THE AMERICORP MERGER -- Certain Federal Income Tax Consequences of the Americorp Merger."

       Accounting Treatment

          BCG will account for the Americorp Merger as a "purchase" transaction in accordance with generally accepted accounting principles. Pursuant to such treatment, the total price will be allocated to Americorp's assets and liabilities based on estimated fair values at the time of acquisition, with any excess portion allocated to goodwill. Any portion of the total price allocated to goodwill will be amortized for financial statement purposes over a period not to exceed 15 years, resulting in a decrease in net income.

       Markets for Capital Stock

          The BCG Common Stock is not currently traded on an established public market. As of September 30, 1995, there were 1,878,079 shares of the BCG Common Stock outstanding and 272 record holders of such shares. BCG has granted employees of BCG and its subsidiaries outstanding options to acquire a total of 240,914 shares of BCG Common Stock. It is anticipated by management of BCG that prior to the closing of the Americorp Merger or immediately thereafter, the BCG Common Stock will be registered under the Securities Exchange Act of 1934 and application will be made for trading the BCG Common Stock on the Nasdaq Stock Market.

          Thus far during 1995, management of BCG is aware of trades of BCG Common Stock aggregating 53,500 shares at prices ranging from $8.28 per share to $15.00 per share. During 1994, management of BCG is aware of trades of BCG Common Stock aggregating 88,100 shares at prices ranging from $8.14 per share to $9.23 per share. Management of BCG is aware of trades of BCG Common Stock during 1993 aggregating 9,200 shares and at prices from $5.14 per share to $6.03 per share. The last sales price of BCG Common Stock known to BCG's management prior to the public announcement of the Americorp Merger on November 3, 1995 was $13-7/8 on November 1, 1995. On ____________, 1996, [latest practicable date], management of BCG is aware of a trade of ____ shares of BCG Common Stock at a price of $_______ per share.

          Americorp Common Stock is not traded on an established public trading market. As of September 30, 1995, there were 5,473,889 shares of Americorp Common Stock outstanding and 426 record holders of such shares, and 37,875 shares of Americorp Preferred Stock outstanding and one record holder of such shares. As of September 30, 1995, there were 2,000 shares of Americorp Common Stock that were subject to outstanding options granted to employees of Americorp pursuant to Americorp's 1986 Incentive Stock Option Plan.

          Thus far during 1995, management of Americorp is aware of two trades of Americorp Common Stock aggregating 143,000 shares at $.28 per share. Management of Americorp is aware of no trades of Americorp Common Stock during 1994. The only trade known to management of Americorp during 1993 was the sale of 2,721,090 shares of Americorp Common Stock at $.29 per share on December 10, 1993 by Americorp to BCG. See "THE AMERICORP MERGER -- Reasons for the Proposed Americorp Merger."

          The last sales price of the Americorp Common Stock known to management of Americorp prior to the public announcement of the Americorp Merger on November 3, 1995 was $.28 per share on March 3, 1995. On _________, 1996
       [latest practicable date], management of Americorp is aware of a trade of _____ shares of Americorp Common Stock at $_____ per share.

       Dividends

          Thus far in 1995, BCG has paid one cash dividend of $.10 per share to its shareholders of record as of September 15, 1995. In addition, BCG has paid one 75% BCG Common Stock dividend to its common shareholders of record in March of 1995. BCG paid one cash dividend of $.10 per share of BCG Common Stock to its shareholders of record in 1994 ($.0571 restated for the 1995 BCG Common Stock dividend) and one cash dividend of $.05 per share of BCG Common Stock to shareholders of record in 1993 ($.0285 restated for the 1995 BCG Common Stock dividend). Although BCG intends to continue paying cash dividends, the amount and frequency of cash dividends will be determined by BCG's Board of Directors after consideration of earnings, capital requirements and the financial condition of BCG. No assurances can be given that cash dividends will be declared in the future. Additionally, BCG's ability to pay cash dividends will be dependent on cash dividends paid to it by the Banks and Americorp. The ability of the Banks to pay dividends to BCG and the ability of Ameribank to pay dividends to Americorp are restricted by applicable regulatory requirements. See "SUPERVISION AND REGULATION -- Payment of Dividends."

          Americorp has never paid any cash dividends on the Americorp Common Stock. Currently, management of Americorp intends to retain all of its earnings, if any, to increase shareholders' equity. Payments of dividends in the future to holders of Americorp Common Stock will depend, among other factors, on earnings, capital requirements and the operating and financial condition of Americorp, and no assurances can be given that any cash dividends can or will be declared on the Americorp Common Stock in the future. In addition, Americorp's ability to pay cash dividends will be dependent on cash dividends paid to it by Ameribank. Management of Ameribank currently intends to retain all of Ameribank's earnings, if any, to increase shareholders' equity. Additionally, the ability of Ameribank to pay dividends to Americorp is restricted by applicable regulatory requirements and requirements related to the Americorp Preferred Stock. See "SUPERVISION AND REGULATION -- Payment of Dividends."

          Whether or not the Americorp Merger Agreement is approved by the shareholders of Americorp and the transactions contemplated thereby consummated, future dividend policy for BCG and Americorp will depend upon each company's earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the respective Boards consider such dividends. See "SUPERVISION AND REGULATION -- Payment of Dividends" for a description of regulatory restrictions on the payment of dividends.

       Conditions, Termination and Effective Date

          The Americorp Merger is subject to a number of conditions and may be terminated at any time by either Americorp or BCG but not later than the Effective Date (as defined below). See "THE AMERICORP MERGER -- The Agreement and Plan of Merger." The Americorp Merger is subject to approval by the Americorp Shareholders, and the receipt of required approval by the Department of Banking and Finance of the State of Georgia (the "DBF"). The Board of Governors of the Federal Reserve System (the "Federal Reserve") has indicated that its approval of the Americorp Merger is not required because BCG currently owns 66.67% of the Americorp Common Stock and 100% of the Americorp Preferred Stock. See "THE AMERICORP MERGER -- Regulatory Approvals."

          The closing of the Americorp Merger (the "Effective Date") will occur following approval of the Americorp Merger Agreement by the Americorp shareholders, approval of the transaction by the regulators referenced above and the expiration of any waiting or similar period required by applicable law, or at such other time as BCG and Americorp may mutually agree. If the Americorp Merger is not consummated, BCG will continue to own 66.67% of the Americorp Common Stock and 100% of the Americorp Preferred Stock, and the other shareholders of Americorp will retain their shares of Americorp Common Stock.

                             COMPARATIVE SHARE DATA

          The following table sets forth selected comparative unaudited per-share data for BCG on a historical basis (the "BCG Historical"), for Americorp on a historical basis (the "Americorp Historical"), for BCG and Americorp on a pro forma basis assuming the Americorp Merger had been effective for the periods indicated (the "BCG and Americorp Combined Pro Forma"), for BCG, Effingham and Americorp on a pro forma basis assuming all transactions had been effective for the periods indicated (the "Total Combined Pro Forma"), and for Americorp on a pro forma equivalent basis (the "Americorp Pro Forma Equivalent"). The Americorp Merger will be accounted for as a purchase transaction in accordance with generally accepted accounting principles.

          Equivalent earnings per share for Americorp have been calculated by multiplying the pro forma combined earnings per share by the Americorp Exchange Ratio (.084615 shares of BCG Common Stock for each share of Americorp Common Stock). The Americorp pro forma equivalent cash dividends per common share represent historical dividends declared by BCG multiplied by the Americorp Exchange Ratio. The purpose of the pro forma equivalent per-share amounts is to show the pro forma net earnings that would have been earned for each share of Americorp had the Americorp Merger been consummated for the periods indicated. This data should be read in conjunction with the historical financial statements of Effingham, Americorp and BCG included elsewhere herein.

                                             Year Ended      Nine Months Ended
                                          December 31, 1994  September 30, 1995
                                          -----------------  ------------------
Net Income (Loss) Per Common Share
BCG Historical                                       $ 1.19                1.17
Americorp Historical                                    .36                 .14
BCG and Americorp Combined Pro Forma/(a)/              1.35                1.20
Total Combined Pro Forma/(b)/                          1.39                1.18
Americorp Pro Forma Equivalent - This                   .11                 .10
 Acquisition Only/(c)/
Americorp Pro Forma Equivalent - All                    .12                 .10
 Acquisitions/(c)/

                                             Year Ended      Nine Months Ended
                                          December 31, 1994  September 30, 1995
                                          -----------------  ------------------
Cash Dividends Per Common Share
BCG  Historical                                      $.0571                 .10
Americorp Historical                                     --                  --
BCG and Americorp Combined Pro Forma/(a)/             .0506               .0886
Total Combined Pro Forma/(b)/                         .0473               .0828
Americorp Pro Forma Equivalent                        .0043               .0075
 - This Acquisition Only/(c)/
Americorp Pro Forma Equivalent - All                  .0040               .0070
 Acquisitions/(c)/

                                                As of              As of
                                          December 31, 1994  September 30, 1995
                                          -----------------  ------------------
Book Value Per Common Share
BCG Historical                                       $ 8.69                9.77
Americorp Historical                                    .49                 .70
BCG and Americorp Combined Pro Forma/(a)/              8.40                9.94
Total Combined Pro Forma/(b)/                          8.92               10.07
Americorp Pro Forma Equivalent - This                   .75                 .85
 Acquisition Only/(c)/

(a) Computed giving effect to the Americorp Merger only.
(b) Computed giving effect to the Effingham and Americorp Mergers and the Bank South Branch Acquisition.
(c) Computed based on the Americorp Exchange Ratio of .084615 shares of BCG Common Stock for each share of Americorp Common Stock.

                              THE AMERICORP MERGER

       Reasons for and Background of the Americorp Merger

          Relationship of Americorp and BCG. On April 20, 1989, following a regular examination by the Office of the Comptroller of the Currency (the "OCC") that began in July of 1988, Ameribank entered into an agreement with the OCC pursuant to which Ameribank agreed to change certain operating procedures, engage an outside consultant, maintain a ratio of primary capital to assets of 7%, improve the overall quality of the loan portfolio and provide for adequate sources of liquidity to improve its financial condition. Following the execution of the agreement, Americorp retained a consulting firm and began implementing procedures to comply with the operating requirements.

          As a part of this compliance, Americorp submitted a strategic plan to the OCC for 1992 through 1994. This plan called for a continued emphasis on asset quality and minimization of asset growth, aggressive reduction in Ameribank's level of non-performing assets and maintenance of adequate levels of capital.

          On November 16, 1990, to infuse capital into Americorp, BCG purchased 608,200 newly-issued shares of Americorp Common Stock for $1.14 per share (25% of the then-outstanding Americorp Common Stock), pursuant to an Agreement for the Purchase of Shares of Common Stock and Preferred Stock of Americorp, Inc. dated May 10, 1990, as amended on June 14, 1990 and August 23, 1990 (the "Americorp Stock Purchase Agreement"). BCG also purchased 8,500 shares of Americorp Preferred Stock at the price of $100 per share pursuant to the Americorp Stock Purchase Agreement. The Americorp Stock Purchase Agreement granted BCG the option until December 31, 1992 to purchase up to 12,000 additional shares of Americorp Preferred Stock at $100 per share and 608,200 additional shares of Americorp Common Stock at $1.14 per share. BCG immediately partially exercised the option and purchased an additional 9,500 shares of the Americorp Preferred Stock.

          Following execution of the Americorp Stock Purchase Agreement, J. Thomas Wiley, Jr., an Executive Vice President of BCG, was appointed President of Ameribank. On November 15, 1990, Joseph W. Evans, Director, President and CEO of BCG, was elected Director, President and CEO of Americorp, and Stephen W. Doughty, Executive Vice President of BCG, was elected Director of Americorp. Americorp also entered into an agreement with BCG on November 15, 1990 (the "Management Agreement") pursuant to which BCG agreed to provide auditing, loan review and other credit analysis services for a fee of $21,000 a month.

          On December 31, 1991, Americorp borrowed $500,000 from BCG to invest in Ameribank in the form of additional equity capital. Interest on the loan was calculated at the prime rate plus two percent adjusted quarterly. The initial rate on the loan was 91/2% at December 31, 1991. Principal and accrued interest were due on December 31, 1993, but the loan was cancelled on December 10, 1993 pursuant to the Exchange Agreement described below.

          On December 30, 1992, BCG partially exercised the option granted in the Americorp Stock Purchase Agreement to purchase 319,971 shares of Americorp Common Stock. The exercise price of the option was paid by forgiveness of accrued management fees and accrued interest payable to BCG. After exercising this option, BCG's ownership of the outstanding Americorp Common Stock increased to 33.7%. The option to purchase the remaining 288,229 shares of Americorp Common Stock expired on December 31, 1992.

          BCG received an additional $286,000 of Americorp Preferred Stock as dividends in 1992. At December 31, 1992, Americorp stockholders' equity consisted almost entirely of preferred equity. Net losses experienced by Americorp of $452,000 for 1992 and $1,430,000 for 1991 eliminated all common stockholders' equity.

          On December 10, 1993 BCG entered into an agreement (the "Exchange Agreement") with Americorp pursuant to which Americorp agreed to issue BCG 2,721,090 shares of Americorp Common Stock in exchange for the $797,652 owed to BCG pursuant to (i) the $500,000 note dated December 31, 1991, (ii) the accrued interest thereon and (iii) accrued management fees owed to BCG pursuant to a Management Agreement between BCG and Americorp dated January 1, 1992. The Exchange Agreement also provided that the Americorp Preferred Stock held by BCG would accrue interest at the rate of 8% for three years until December 10, 1996, at which time the Americorp Preferred Stock would revert to accruing interest in accordance with its terms. Immediately prior to the Exchange Agreement, the Americorp Preferred Stock was accruing interest, payable in cash or in additional shares of Americorp Preferred Stock, at a rate of prime plus 3% through July 1, 1995, at which time the rate was scheduled to increase to the prime rate plus 5%.

          Following its Report of Examination dated November 2, 1993, the OCC terminated Ameribank's troubled condition status and Ameribank was released from the agreement with the OCC based on the improved condition of Ameribank. On December 10, 1993, Americorp and BCG entered into a new three-year Management Agreement which reduced the management fees payable to BCG from $21,000 to $10,000 per month due to the significant reduction in time being spent by BCG for audit and loan review services as Ameribank's condition improved.

          Reasons for the Merger; Negotiation of Exchange Ratio. Because Americorp is 66-2/3% owned by BCG and all the directors of Americorp are officers and/or directors of BCG, in June 1995, J. Thomas Wiley, Jr., Executive Vice President of BCG and Vice President and Director of Americorp, approached Hugh W. Tracy, former Chairman of Americorp and Americorp's largest shareholder, to negotiate an exchange ratio on behalf of the shareholders of Americorp other then BCG. During the negotiations, Mr. Tracy also regularly consulted several of the other large shareholders of Americorp other than BCG and employed legal counsel to review the terms of the transaction. BCG initially offered an exchange ratio of .058 shares of BCG Common Stock for each share of Americorp, which it based on a fairness opinion provided by Hoefer & Arnett, an investment banking firm specializing in financial institutions, which had concluded that the exchange ratio was fair to the minority shareholders of Americorp. Mr. Tracy rejected the initial offer, and the parties continued negotiations on and off for the next several months while Mr. Tracy performed his own due diligence evaluation of the appropriate exchange ratio. In October 1995, BCG employed the well-known bank consulting firm, Alex Sheshunoff & Co. Investment Banking, to provide a third-party fairness opinion and to establish an exchange ratio as of September 30, 1995. Sheshunoff concluded that an exchange ratio of .069 was fair from a financial perspective to the Americorp shareholders other than BCG. The parties continued negotiations using that opinion and negotiated the final exchange ratio of .084615 shares of BCG Common Stock for each share of Americorp Common Stock other than the shares held by BCG.

          The Board of Directors of Americorp believes the Americorp Merger is in the best interest of its shareholders because the Americorp Merger will permit the Americorp shareholders to exchange their ownership interest in Americorp for an equity interest in BCG, which has greater financial resources than Americorp. Additionally, given the concentration of ownership of the outstanding Americorp Common Stock held by BCG (66.67%), it is the opinion of the board of Directors of Americorp that prospects for a market in Americorp Common Stock now or in the future are minimal. The Board of Directors of Americorp also believes that the terms of the Americorp Merger, including the Americorp Exchange Ratio of .084615 shares of BCG Common Stock for each share of Americorp Common Stock, is fair and equitable and takes into account the relative earning power of BCG and Americorp, historic and anticipated operations, the relative book values of the stocks of the respective companies and other pertinent factors. The Americorp Exchange Ratio of .084615 shares of BCG Common Stock for each share of Americorp Common Stock was derived from the book value of Americorp in comparison to the book value of BCG. Furthermore, the firm of Alex Sheshunoff & Co. Investment Banking has issued an opinion stating that such exchange ratio is fair and equitable, from a financial perspective, to holders of Americorp Common Stock other than BCG. See "THE AMERICORP MERGER -- Opinion of the Financial Analyst."

          The Board of Directors of Americorp believes that the size of the combined organization is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain the competitive advantages management believes are afforded community-oriented banks over the larger regional and super-regional banks. It has become increasingly apparent to the management of Americorp that in the current regulatory and competitive environment, larger organizations with their greater economies of scale, including their ability to spread largely fixed regulatory compliance costs over a larger gross income base and their ability to attract management who are able to compete in a more sophisticated financial-services environment, will be more successful than smaller organizations such as Americorp. Management of BCG and Americorp believe that there is a future for community banks in the banking industry, but that community banks will be required to achieve a critical size to maintain satisfactory economic performance.

       The Agreement and Plan of Merger

          Certain features of the Americorp Merger Agreement are summarized below. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Americorp Merger Agreement which is incorporated herein and attached as Appendix A hereto.

          Effective Date. The Americorp Merger Agreement provides that the Americorp Merger will be effective on the first business day following the receipt of all required approvals from any governmental authorities and following the expiration of any waiting period required by law or at such other time as the parties may mutually agree. The Americorp Merger is subject to approval by the DBF. See "THE AMERICORP MERGER -- Regulatory Approvals." It is anticipated that the Americorp Merger will become effective during the third quarter of 1996.

          Terms of the Americorp Merger. On the Effective Date each outstanding share of Americorp Common Stock, other than those shares of Americorp Common Stock owned by BCG, will be converted into and exchanged for .084615 shares of BCG Common Stock, and each outstanding share of Americorp Preferred Stock (all of which are owned by BCG) will be cancelled pursuant to the Americorp Merger Agreement. Those shares of Americorp Common Stock held by BCG will also be cancelled on the Effective Date.

          If, prior to the Effective Date, the outstanding shares of the Americorp Common Stock or BCG Common Stock are increased by means of any stock dividend, stock split, subdivision, recapitalization or reclassification of shares, or are combined into a lesser number of shares by reclassification, recapitalization or reduction of capital, or the record date that any such action occurs, the number of shares of BCG Common Stock to be delivered pursuant to the Americorp Merger in exchange for a share of Americorp Common Stock will be proportionately adjusted.

          No scrip or fractional share certificate of BCG Common Stock will be issued in connection with the Americorp Merger, and an outstanding fractional share interest will not entitle the owner of such interest to vote, to receive dividends or to any rights of a shareholder of BCG with respect to such fractional interest. All outstanding shares of Americorp Preferred Stock, which are all owned by BCG, will be cancelled as a result of the Americorp Merger. In lieu of the issuance of any fractional shares of BCG Common Stock, there shall be paid in cash an amount (computed to the nearest cent) equal to such fraction multiplied by $13.00 per share.

          If the Americorp Merger is consummated, shareholders of Americorp will become shareholders of BCG. The Articles of Incorporation, Bylaws, corporate identity and existence of BCG will not be changed as a result of the Americorp Merger.

          Regardless of whether the Americorp Merger is consummated, BCG will continue to own approximately 66.67% of the outstanding Americorp Common Stock and 100% of the outstanding Americorp Preferred Stock. If the Americorp Merger is not consummated, the shareholders of Americorp, including BCG, will retain their interests in Americorp.

          Termination and Conditions of Closing. The Americorp Merger Agreement may be terminated by the Board of Directors of Americorp or BCG, and the Americorp Merger abandoned at any time either before or after approval of the Americorp Merger Agreement by the shareholders of Americorp, but not later than the Effective Date.

          Among the required conditions of closing are:

               (i) approval of the Americorp Merger by the vote of the holders of a majority of the Americorp Common Stock present and entitled to vote at the Special Meeting;

               (ii) the obtaining from any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated in the Americorp Merger Agreement, including, but not limited to the DBF, of such consents, authorizations and approvals as are necessary of the consummation thereof and the expiration of all applicable waiting or similar periods required by law;

               (iii) the issuance of a certificate of merger by the Secretary of State of Georgia with respect to the Americorp Merger in accordance with the provisions of Georgia law;

               (iv) the declaration by the Securities and Exchange Commission of the effectiveness of the registration statement of BCG, of which this Proxy Statement is a part, and the absence of any stop order entered with respect thereto; and

               (v) the receipt by Americorp of the tax opinion of Kilpatrick & Cody as described in the Americorp Merger Agreement set forth as Exhibit A to this Proxy Statement.

               Surrender of Certificates. As soon as practicable after the Effective Date, each holder as of the Effective Date of any shares of Americorp Common Stock will, upon presentation and surrender of the certificates representing such shares to BCG, be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of BCG Common Stock to which such holder shall be entitled based upon the above-described basis of exchange, together with the amount of cash payable in lieu of a fractional interest in BCG Common Stock. Until so surrendered, the certificates representing shares of Americorp Common Stock will be deemed to represent the number of shares of BCG Common Stock into which the same shall have been converted. A SHAREHOLDER OF AMERICORP WHO IS ENTITLED TO RECEIVE BCG COMMON STOCK IN EXCHANGE FOR SUCH SHAREHOLDER'S AMERICORP COMMON STOCK WILL NOT BE ENTITLED TO RECEIVE PAYMENT OF ANY DIVIDENDS OR OTHER DISTRIBUTIONS ON SHARES OF BCG COMMON STOCK INTO WHICH SUCH SHAREHOLDER'S SHARES OF AMERICORP COMMON STOCK HAVE BEEN CONVERTED OR TO RECEIVE ANY NOTICES SENT BY BCG TO ITS SHAREHOLDERS WITH RESPECT TO, OR TO VOTE, SUCH SHARES, UNTIL THE CERTIFICATES REPRESENTING SUCH SHAREHOLDER'S SHARES OF AMERICORP COMMON STOCK HAVE BEEN SURRENDERED TO BCG. Upon surrender of any certificate which prior to the Americorp Merger represented shares of Americorp Common Stock, the holder thereof shall be entitled to receive any dividends or other distributions (without interest) which shall have become payable after the Americorp Merger but prior to the surrender of the such shares and which shall not have been paid with respect to the number of shares of BCG Common Stock represented by the certificate issued upon such surrender.

       Opinion of the Financial Advisor

          In October 1995, BCG retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff"), an investment banking firm based in Austin, Texas, on the basis of its experience, to perform a fair market evaluation of 1,824,628 shares (33.33%) of the outstanding common stock of Americorp, and of a minority block of the outstanding common stock of BCG, both as of

       September 30, 1995, such values to be used to recommend a fair and equitable exchange ratio of BCG Common Stock to be issued to minority shareholders of Americorp. Sheshunoff has been in the business of consulting for the banking industry for twenty years, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions and equity offerings. Sheshunoff has a long history of familiarity and involvement with the banking industry nationwide, as well as familiarity with the Georgia market and recent transactions in this market. Except as described herein, Sheshunoff is not affiliated in any way with BCG or Americorp or their respective affiliates.

          On October 24, 1995, Sheshunoff issued its Opinion (the "Opinion") to the Board of Directors of Americorp that, in its opinion as investment bankers, a fair and equitable exchange ratio, from a financial perspective, equals .084615 shares of BCG Common Stock for each share of Americorp Common Stock. This Opinion is based upon conditions as they existed on September 30, 1995. A copy of the Opinion is attached as Exhibit C to this Proxy Statement/Prospectus and should be read in its entirety by Americorp shareholders. Sheshunoff's written opinion does not constitute an endorsement of the transaction or a recommendation to any shareholder as to whether or not to exchange their shares for BCG shares.

          In rendering its written Opinion, Sheshunoff reviewed certain publicly available information concerning BCG and Americorp. Sheshunoff considered many factors in making its evaluation. In arriving at its Opinion regarding a fair and equitable exchange ratio, Sheshunoff reviewed: (i) the most recent external auditor's reports to the Boards of Directors of BCG and Americorp; (ii) the September 30, 1995 balance sheet and income statement for BCG and Americorp and the audited December 31, 1994 balance sheet and income statement for BCG and Americorp; (iii) the Rate Sensitivity Analysis reports for BCG and Americorp; (iv) BCG's and Americorp's listing of marketable securities showing rate, maturity and market value as compared to book value; (v) BCG's and Americorp's internal loan classification list; (vi) a listing of other real estate owned for BCG and Americorp; (vii) the budget and long range operating plan of BCG and Americorp; (viii) a listing of unfunded letters of credit and any other off-balance sheet risks for BCG and Americorp; (ix) the Minutes of the Board of Directors meetings of BCG and Americorp; (x) the most recent Board report for BCG and Americorp; (xi) the listing and description of significant real properties for BCG and Americorp; (xii) material leases on real and personal property of BCG and Americorp;
       (xiii) the directors and officers liability and blanket bond insurance policies for BCG and Americorp; and (xiv) market conditions and current trading levels of outstanding equity securities of BCG and Americorp. Sheshunoff conducted an on-site review of BCG's and Americorp's historical performance, current financial condition and performed a market area analysis.

          In addition, Sheshunoff discussed with management of BCG and Americorp the relative operating performance and future prospects of BCG and Americorp, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Sheshunoff's assessment of the future of the banking industry and BCG's and Americorp's performance within the industry. Sheshunoff compared the results of operations of BCG with 132 regional bank holding companies with total assets of $150 to $299 million. Sheshunoff compared the results of operations of Americorp with 121 Georgia banks with total assets of $50 to $99 million.

          Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variables differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. Most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the banking company's stock, nature and relationship of the other shareholdings in the bank, and special ownership or management considerations.

          Net asset value is the value of the net equity of a bank, including
          ---------------
       every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by Sheshunoff to the net asset value method of valuation.

          Market value is generally defined as the price, established on an
          ------------
       "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking company being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank is determined by the previous sales of banking companies in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighting than the net asset value and similar emphasis as the investment value as discussed below.

          Sheshunoff maintains substantial files concerning the average price to earnings, price to equity and dividend yield of local or regional publicly-traded bank issues nationwide. The database provides comparable pricing and financial performance data for publicly-traded banking companies. The data present averages of financial performance and price levels of stocks, thereby facilitating a valid comparative analysis. In analyzing the fair market values of BCG and Americorp, Sheshunoff has considered the market approach and has evaluated price to equity and price to earnings multiples of publicly-traded Georgia banking organizations as of September 30, 1995.

          Sheshunoff calculated an "Adjusted Book Value" of $1.32 per share based on Americorp's September 30, 1995 common equity and the average price to equity ratio for publicly-traded Georgia banking organizations as of September 30, 1995. Sheshunoff calculated an "Adjusted Earnings Value" of $1.87 per share based on Americorp's estimated 1995 earnings and the average price to earnings ratio for publicly-traded Georgia banking organizations as of September 30, 1995. Sheshunoff calculated an "Adjusted Book Value" of $19.31 per share based on BCG's September 30, 1995 common equity and the average price to equity ratio for publicly-traded Georgia banking organizations as of September 30, 1995. Sheshunoff calculated an "Adjusted Earnings Value" of $21.28 per share based on BCG's estimated 1995 earnings and the average price to earnings ratio for publicly-traded Georgia banking organizations as of September 30, 1995. The market for the Georgia publicly-traded banking organizations' common stocks is more liquid than that for Americorp's or BCG's common stock. Accordingly, if any value adjustment is considered necessary to reflect this situation, we would expect to see a discount for these values relative to the values otherwise computed with the average price multiples for publicly-traded organization. The financial performance characteristics of the large publicly-traded banking organizations vary, sometimes substantially, from those of Americorp and BCG. When the variance is significant for relevant performance factors, adjustments to the price multiples is appropriate when comparing them to the transaction value.

          Investment value is sometimes referred to as the income value or
          ----------------
       earnings value. The investment value is frequently defined as an estimate of the present value of its future earnings or cash flow. In addition, another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a capitalization of dividends approach. Additionally, a determination of the return on investment that would accrue to a shareholder at the fair market value is calculated.

          The investment or earnings value of any bank's stock is an estimate of the present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than ten years and an appropriate capitalization rate (the net present value discount rate). Sheshunoff's computations were based on the analysis of the banking industry, the economic and competitive situations in BCG's and Americorp's market areas, and BCG's and Americorp's current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 12%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings," equaled $0.75 per share for Americorp and $19.25 per share for BCG.

          Another method of valuing a minority block of stock is the capitalization of dividends method. Where the capitalization of dividends method is used as an element in the valuation determination, it usually is by reference to dividend yields on publicly-traded companies in the same industry. In valuing a minority interest, the actual dividend the company has paid or intends to pay is divided by the average dividend yield on comparable publicly-traded companies. Using this method Sheshunoff arrived at a value of $4.88 per share for BCG. Americorp is not projected to pay common dividends, which prevents us from utilizing this valuation technique for Americorp.

          As discussed above, theoretically, an earnings stream may be valued through the use of a net present value analysis. One test of the appropriateness of the fair market value of a minority block of stock is the net present value-to-fair market value ratio. In Sheshunoff's extensive work with minority community banking organization stock valuations, it has identified that a relationship does indeed exist between the net present value of an "average" community banking organization and the fair market value of a minority block of the banking organization's stock. The net present value-to-fair market value ratio equaled 83.33% for Americorp. The net present value-to-fair market value ratio equaled 148.08% for BCG. There are many other factors to consider when valuing a going concern which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a minority block of stock of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area, and the expertise of the management of the organization being valued.

          The return on investment ("ROI") analysis provides another benchmark for assessing the validity of the fair market value of a minority block of stock. To compute the ROI, we assume an investment is made at fair market value and then liquidated at book value in 2004, giving consideration to any common dividends projected to be paid during this time frame. The ROI analysis is another approach to valuing a going concern, and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and nonfinancial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a minority block of stock of a specific banking organization at a certain point in time. The ROI based upon a $0.90 per share fair market value for Americorp equals 13.51%. The ROI based upon a $13.00 per share fair market value for BCG equals 13.46%.

          Finally, a price level indicator, the fair market value as a percentage of total assets, may be used to confirm the validity of the fair market value. The fair market value as a percentage of total assets facilitates a price level comparison with comparable banking organizations, regardless of the differing levels of equity capital. The fair market value as a percentage of total assets is derived by dividing the fair market value per share by the total assets per share. In this instance, Americorp's $0.90 per share fair market value results in a fair market value as a percentage of total assets of 7.09% and BCG's $13.00 per share fair market value results in a fair market value as a percentage of total assets of 10.65%.

          When the net asset value, market value and investment value methods are appropriately considered, using the appraiser's experience and judgment, it was Sheshunoff's opinion that a fair and equitable exchange ratio equals 0.06923 shares of BCG Common Stock for each share of Americorp Common Stock.

          BCG and Americorp did not impose any limitations upon the scope of the investigation to be performed by Sheshunoff in formulating such Opinion. In rendering its Opinion, Sheshunoff did not independently verify the asset quality and financial condition of BCG and Americorp, but instead relied upon the data provided by or on behalf of BCG and Americorp to be true and accurate in all material respects.

          For its services as independent financial analyst for the transaction, including the rendering of its Opinion referred to above, BCG has agreed to pay Sheshunoff aggregate fees of $12,000. Prior to being retained for this assignment, Sheshunoff has provided professional services and products to BCG and Americorp. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

       Shareholder Approval

          The Americorp Articles require that any merger or consolidation involving Americorp be approved by the holders of at least 70% of the outstanding shares of Americorp stock entitled to be voted thereon, unless such merger or consolidation is approved in a resolution adopted by at least 70% of the members of the Americorp Board of Directors. Because the Americorp Board unanimously approved the Americorp Merger, the supermajority voting provisions of the Americorp Articles are not relevant to the transaction, and the affirmative vote of the holders of at least a majority of the outstanding shares of Americorp Common Stock present and entitled to vote at the Special Meeting is required for approval of the Americorp Merger. Approval of the Americorp Merger by two-thirds of the outstanding shares of Americorp Preferred Stock is also required. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the Americorp Merger Agreement.

          On __________________, 1996, the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting, the outstanding voting securities of Americorp consisted of 5,473,889 shares of Americorp Common Stock with the registered holders thereof being entitled to one vote per share. Certain executive officers and members of Americorp's Board of Directors, who are also directors and/or executive officers of BCG, control the voting of 3,649,261 shares (approximately 66.67%) of the outstanding shares of Americorp Common Stock and 37,875 shares (100%) of the outstanding shares of Americorp Preferred Stock held by BCG. Management of BCG intends to vote all of the shares of Americorp Common and Preferred Stock controlled by BCG in favor of the Americorp Merger Agreement. Approval of the Americorp Merger Agreement is therefore assured.

       Material Contacts; Interest of Management in the Transaction; Conduct of Business After the Americorp Merger

          BCG currently owns 3,649,261 shares, or 66.67%, of the outstanding Americorp Common Stock and 37,875 shares, or 100%, of the outstanding Americorp Preferred Stock. In addition, BCG has entered into a Management Fee Agreement with Ameribank dated January 1, 1994 pursuant to which BCG provides data processing, internal audit and loan review services for Ameribank in exchange for a total monthly fee of $10,000, which management of BCG and Ameribank believe to be the fair market value for the services provided by BCG. The Management

       Fee Agreement will continue until terminated by either BCG or Ameribank. Management of BCG and Ameribank anticipate that the Management Fee Agreement will continue in effect following consummation of the Americorp Merger.

          Each of the directors and executive officers of Americorp is also a director and/or executive officer of BCG. Also, each of the directors and executive officers of Americorp owns shares of BCG Common Stock. In particular, Joseph W. Evans, Director and President of Americorp, is also the Chief Executive Officer of BCG and beneficially owns approximately 30.19% of the outstanding BCG Common Stock, including 318,164 shares owned by the BCG Employee Stock Ownership Plan over which Mr. Evans, James R. McLemore, Jr., Vice President, Treasurer and Secretary of BCG, and James A. Faulkner, Director of BCG, exercise voting control. Otherwise, no director or officer of Americorp or any of their associates has any direct or indirect material interest in the Americorp Merger.
       The directors of BCG currently anticipate that after the Americorp Merger, the current directors of Americorp will continue in their present capacities with BCG. It is not anticipated that the Americorp Merger will result in any material change in compensation to employees of Americorp.

       Effect of the Americorp Merger on Americorp Shareholders and Comparison of Securities of BCG and Americorp

          If the Americorp Merger Agreement is consummated, holders of Americorp Common Stock will exchange their interests in Americorp, a Georgia corporation, for an interest in BCG, also a Georgia corporation. The rights of such former Americorp Shareholders will generally be governed by the Georgia Business Corporation Code, the BCG Articles of Incorporation, as amended (the "BCG Articles"), and the BCG Bylaws. Like Americorp, BCG is subject to regulation by the Department of Banking and the Federal Reserve. As described below, the rights of former Americorp Shareholders under the BCG Articles and BCG Bylaws will differ in certain respects from the rights of Americorp Shareholders under the Americorp Articles, as amended, and the Americorp Bylaws.

          An Americorp shareholder's percentage of equity ownership in BCG will be less than his or her present percentage of equity ownership in Americorp. After the Americorp Merger, the former shareholders of Americorp will have no continuing interest in the assets or business of Americorp, except to the extent that they become shareholders of BCG.

          Under the Georgia Business Corporation Code, any merger of a Georgia business corporation in which the shareholders of the business corporation are entitled to vote requires only the approval of the holders of a majority of the outstanding shares of stock of the business corporation entitled to vote thereon, unless the articles of incorporation of the business corporation require a greater vote. The BCG Articles do not give BCG shareholders any special or supermajority voting rights with respect to any mergers or other business combinations involving BCG. Accordingly, the voting requirements for such transactions are generally governed by the Georgia Business Corporation Code.

          Any merger or consolidation of Americorp or any of its subsidiaries with or into any other corporation or any sale, lease, exchange or disposition of all or substantially all of the assets of Americorp or any of its subsidiaries to or with any other corporation, person or other entity requires approval by the affirmative vote of the holders of at least 70% of the outstanding shares of stock of Americorp entitled to vote thereon. However, the 70% voting requirement is not applicable if the Board of Directors of Americorp approves any such transaction by resolution adopted by at least 70% of the members of the Board. The foregoing provisions of the Americorp Articles cannot be amended without the affirmative vote of 70% of the outstanding shares of Americorp entitled to vote on such matter.

       Markets for Capital Stock

          The BCG Common Stock is not currently traded on an established public market. As of September 30, 1995, there were 1,878,079 shares of the BCG Common Stock outstanding and 272 record holders of such shares. BCG has granted employees of BCG and its subsidiaries outstanding options to acquire a total of 240,914 shares of BCG Common Stock. It is anticipated by management of BCG that prior to the closing of the Americorp Merger or immediately thereafter, the BCG Common Stock will be registered under the Securities Exchange Act of 1934 and application will be made for trading the BCG Common Stock on the Nasdaq Stock Market.

          Thus far during 1995, management of BCG is aware of trades of BCG Common Stock aggregating 53,500 shares at prices ranging from $8.28 per share to $15.00 per share. During 1994, management of BCG is aware of trades of BCG Common Stock aggregating 88,100 shares at prices ranging from $8.14 per share to $9.23 per share. Management of BCG is aware of trades of BCG Common Stock during 1993 aggregating 9,200 shares and at prices ranging from $5.14 per share to $6.03 per share. The last sales price of BCG Common Stock known to BCG's management prior to the public announcement of the Americorp Merger on November 3, 1995 was $13-7/8 on November 1, 1995. On ____________, 1996, [latest practicable date], Management of BCG is aware of a trade of ____ shares of BCG Common Stock at a price of $_______ per share.

          Americorp Common Stock is not traded on an established public trading market. As of September 30, 1995, there were 5,473,889 shares of Americorp Common Stock outstanding and 426 record holders of such shares, and 37,875 shares of Americorp Preferred Stock outstanding and one record holder of such shares. As of September 30, 1995, there were 2,000 shares of Americorp Common Stock that were subject to outstanding options granted to employee of Americorp pursuant to Americorp's 1986 Incentive Stock Option Plan.

          Thus far during 1995, management of Americorp is aware of two trades of Americorp Common Stock aggregating 143,000 shares at a price of $.28 per share. Management of Americorp is aware of no trades of Americorp Common Stock during 1994. The only trade known to management of Americorp during 1993 was the sale of 2,721,090 shares of Americorp Common Stock at $.29 per share on December 10, 1993 by Americorp to BCG. See "THE AMERICORP MERGER -- Reasons for the Proposed Americorp Merger."

          The last sales price of the Americorp Common Stock known to management of Americorp prior to the public announcement of the Americorp Merger on November 3, 1995 was $.28 per share on March 3, 1995. On _________, 1996
       [latest practicable date], management of Americorp is aware of a trade of _____ shares of Americorp Common Stock at $_____ per share.

          As both BCG and Americorp are Georgia business corporations with substantially similar Articles of Incorporation and Bylaws, except as discussed above, the rights of Americorp shareholders currently are substantially similar to the rights of BCG shareholders.

       Accounting Treatment

          BCG will account for the Americorp Merger as "purchase" transaction in accordance with generally accepted accounting principles. Pursuant to such treatment, the total price will be allocated to Americorp's assets and liabilities based on estimated fair values at the time of acquisition.

          The purchase price for Americorp based on values of September 30, 1995 is allocated as follows:


Total shares of Americorp Common Stock outstanding                                5,473,889
Shares of Americorp Common Stock to be exchanged for BCG Common Stock             1,824,628
Exchange Ratio (shares of BCG Common Stock to be received for
    each share of Americorp Common Stock exchanged for BCG Common Stock)            .084615
New shares of BCG Common Stock to be issued                                         154,390
Price per share of BCG Common Stock                                              $       12
Total value of newly-issued BCG Common Stock                                     $1,852,680
Book value at September 30, 1995 of shares of Americorp Common Stock to be
  exchanged for BCG Common Stock                                                 $1,270,925

       Resales of BCG Common Stock

          If the directors, officers or five percent or greater shareholders of Americorp who are deemed to be affiliates of Americorp receive any shares of BCG Common Stock upon consummation of the Americorp Merger, such affiliates cannot resell the BCG Common Stock received by them unless such sales are made pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 promulgated under the Securities Act or another exemption from registration under such Act, even though the BCG Common Stock to be issued upon consummation of the Americorp Merger has been registered under the Securities Act. Rule 144 limits the amount of BCG Common Stock or other equity securities of BCG that such persons may sell during any three-month period, requires that there be available certain current public information with respect to BCG and that the BCG Common Stock be sold in a broker's transaction or directly to a market marker in the BCG Common Stock. Because the BCG Common Stock is not currently publicly traded and is not currently listed on a stock exchange or quoted in the over-the-counter market, affiliates of Americorp would not be able to sell any BCG Common Stock received by them in the Americorp Merger pursuant to Rule 144. No directors or officers of Americorp who are deemed to be affiliates of Americorp will receive any shares of BCG Common Stock as a result of the Americorp Merger, and no shareholder of Americorp owns or controls more than five percent of the outstanding shares of Americorp Common Stock.

       Regulatory Approvals

          The Americorp Merger is subject to the approval of the DBF. The DBF considers the effect on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities served. The Federal Reserve has indicated that its approval of the Americorp Merger is not required because BCG currently owns 66.67% of the outstanding Americorp Common Stock and 100% of the outstanding Americorp Preferred Stock.

       Rights of Dissenting Shareholders

          Any shareholder of record of Americorp Common Stock who objects to the Americorp Merger and who fully complies with Section 14-2-1301 et seq. of
                                                                      -- ---
       the Georgia Business Corporation Code will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of such shareholder's shares of Americorp Common Stock if the Americorp Merger is consummated. A shareholder of record may assert dissenters' rights as to fewer than the shares registered in such shareholder's name only if such shareholder dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Americorp in writing of the name and address of each person on whose behalf such shareholder is asserting dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the Georgia Business Corporation Code, the fair value of a dissenting shareholder's Americorp Common Stock equals the value of the shares immediately before the Effective Date of the Americorp Merger, excluding any appreciation or depreciation in anticipation of the Americorp Merger.

          Any Americorp shareholder desiring to receive payment of the fair value of such shareholder's Americorp Common Stock in accordance with the requirements of the Georgia Business Corporation Code: (a) must deliver to Americorp prior to the time the shareholder vote on the Americorp Merger Agreement is taken a written notice of such shareholder's intent to demand payment for such shareholder's shares if the Americorp Merger is consummated; (b) must not vote these shares in favor of the Americorp Merger Agreement; and (c) must demand payment and deposit stock certificates representing Americorp Common Stock in accordance with the terms of a notice which will be sent to the shareholder by Americorp no later than 10 days after the Americorp Merger Agreement is consummated.
       A filing of the written notice of intent to dissent with respect to the Americorp Merger Agreement should be sent to: James R. McLemore, Jr., Secretary, Americorp, Inc., 7393 Hodgson Memorial Drive, Savannah, Georgia, 31406. A vote against the Americorp Merger Agreement alone will not satisfy the requirements for the separate written notice of intent to dissent to the Americorp Merger, the separate written demand for payment of the fair value of shares of Americorp Common Stock and the deposit of the stock certificates, which are referred to in conditions (a) and (c) above. Rather, a dissenting shareholder must separately comply with all
                                                                            ---
       of those conditions.

          Within 10 days of the later of the Effective Date or receipt of a payment demand by a shareholder who deposits stock certificates in accordance with the dissenters' notice sent to those shareholders who notified Americorp of their intent to dissent, described in (c) above, Americorp must offer to pay to each dissenting shareholder the amount Americorp estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. Such notice and offer must be accompanied by: (a) Americorp's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; (b) an explanation of how the interest was calculated; (c) a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporation Code; and (d) a copy of the dissenters' rights provisions of the Georgia Business Corporation Code.

          If the dissenting shareholder accepts Americorp's offer by written notice to Americorp within 30 days following Americorp's offer, or is deemed to have accepted the offer by reason of failing to respond to such offer, Americorp must make payment for such shareholder's shares within 60 days after the making of the offer or the Effective Date, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shareholder's shares of Americorp Common Stock.

          If, within 30 days after Americorp offers payment for the shares of a dissenting shareholder, such dissenting shareholder does not accept Americorp's estimate of the fair value of the shares and interest due thereon and demands payment based on such shareholder's own estimate of the fair value of the shares and interest due thereon, then Americorp within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in a court of competent jurisdiction in Chatham County, Georgia, requesting that the fair value of such shares be found and determined. Americorp must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Americorp does not commence the proceeding within such 60-day period, it shall be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

          The foregoing does not purport to be a complete statement of the provisions of the Georgia Business Corporation Code relating to statutory dissenters' rights and is qualified in its entirety by reference to the Dissenters' Rights provisions of the Georgia Business Corporation Code, which are reproduced in full in Appendix B to this Proxy Statement and which are incorporated herein by reference.

       Certain Federal Income Tax Consequences of the Americorp Merger

          Americorp has received an opinion from Kilpatrick & Cody, Atlanta, Georgia, to the effect that, assuming the Americorp Merger is consummated in accordance with the terms of the Americorp Merger Agreement:

          1. The Americorp Merger and the issuance of shares of BCG Common Stock in connection therewith, as described in the Americorp Merger Agreement, will constitute a tax-free reorganization under section 368(a)(1)(A) of the Code.

          2. Except for the recognition of gain as required by section 302 of the Code with respect to the receipt by holders of Americorp Common Stock of cash in lieu of fractional shares, no gain of loss will be recognized for Federal income tax purposes by the holders of

       Americorp Common Stock upon the exchange of such stock solely for BCG Common Stock as a result of the Americorp Merger.

          3. The aggregate tax basis of the BCG Common Stock received by an Americorp shareholder pursuant to the Americorp Merger will be the same as the aggregate tax basis of the shares of Americorp Common Stock exchanged therefor, (a) decreased by (i) any portion of such tax basis allocated to fractional shares of BCG Common Stock that are treated as redeemed by BCG.

          4. The holding period of the shares of BCG Common Stock received by an Americorp shareholder as part of the Americorp Merger will include the holding period of the shares of Americorp Common Stock exchange therefore, provided that the Americorp Common Stock is held as a capital asset on the date of the consummation of the Americorp Merger.

          No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the Americorp Merger.

          In general, cash received by holders of Americorp Common Stock exercising their dissenters' rights will be treated as amounts distributed in redemption of their shares of Americorp Common Stock and will be taxable under the provisions of section 302 of the Code.

          The Americorp shareholders are advised to consult their own tax advisors as to any federal, state, local or other tax consequences of the Americorp Merger.


                                AMERICORP, INC.

       Description of Business

          General. Americorp was organized as a Georgia corporation on August 16, 1983 for purposes of becoming a bank holding company. Americorp received approval on December 21, 1984 from the Federal Reserve Board to become a bank holding company through the formation of Ameribank. Unless otherwise indicated by context, the term Americorp shall refer to Americorp and Ameribank. Ameribank was granted a national bank charter by the Comptroller of the Currency on April 30, 1985 and thereafter commenced operations. As of September 30, 1995, Americorp had total assets of approximately $69.5 million and total deposits of approximately $58.8 million.

          In 1985, Americorp became publicly held through a $3,000,000 public offering consisting of shares of common stock and warrants to purchase shares of common stock registered under the Securities Act of 1933. Americorp's public offering was made on its behalf by its directors and officers and was concluded on November 26, 1985. BCG currently owns 66.67% of the outstanding shares of Americorp Common Stock and 100% of the outstanding shares of Americorp Preferred Stock. For a description and history of the relationship between BCG and Americorp, see "THE AMERICORP MERGER -- Reasons for the Americorp Merger."

          Ameribank. Ameribank was organized as a national banking association for the purpose of engaging in commercial banking. Ameribank is located in Savannah in Chatham County, Georgia's fourth most populous county with approximately 250,000 residents in the metropolitan area. In addition, Ameribank operates one office in Garden City, Georgia, which is also located in Chatham County. The primary industries in the Savannah area are manufacturing, tourism, military, industrial, and import/export.

          As a national banking association, Ameribank is subject to regulation, supervision and examination by the OCC, a bureau of the Treasury Department that performs its functions through national bank examiners who regularly examine reserves, loans, investments, management practices, and other aspects of banking operations. These examinations are designed specifically for the protection of depositors, and not for the stockholders of a national bank (or a bank holding company). The Comptroller of the Currency has the authority to issue cease and desist orders to prevent a national bank from engaging in any activities which would constitute unsafe and unsound banking practices.

          Ameribank's operations are affected by a variety of local and national economic trends. For example, the rates that Ameribank pays to attract deposits are determined by many factors, including monetary policies of the Federal Reserve, inflation, the burden of the federal debt, loan demand, and competition from non-banking institutions such as money market and mutual funds. Consumer confidence, which is affected by, among other things, local and national unemployment levels and political leadership, affects the level of consumer loan demand and indirectly the needs of local retail businesses for working capital. Declining asset values adversely affect Ameribank's ability to realize upon defaulted secured loans, and, therefore, can adversely affect Ameribank's credit quality, loan charge-offs, and willingness to make commercial real estate loans or commercial loans secured by real estate.

          Pending Acquisition of Additional Offices. On October 18, 1995, Ameribank entered into the Purchase and Assumption Agreement with Bank South pursuant to which Ameribank agreed to assume certain liabilities of Bank South related to the Bank South banking office located at 1976 East Victory Drive in Savannah, Georgia, including approximately $16.8 million in deposit liabilities as of September 30, 1995. In addition, Ameribank agreed to purchase certain assets related to the East Victory Drive branch, including the banking office and property, and approximately $4.7 million in loans (as of September 30, 1995). Under the Purchase and Assumption Agreement, Ameribank will pay a purchase price equal to the sum of the net book value of the personal property and real property purchased, a deposit premium equal to 1.3% of the assumed deposit liabilities, the net book value of the purchased loans, the face value of any coins and currency purchased and the net book value of the automated teller located at the East Victory Drive branch. Bank South has also agreed to assign the lease of its office located at 7 East Congress Street, Savannah, Georgia to Ameribank, subject to the receipt of the landlord's consent. Ameribank will not assume any of the Bank South deposits or other liabilities related to the East Congress Street facility. Consummation of the Purchase and Assumption is subject to the receipt of approval of the OCC and the consummation of the proposed merger of Bank South Corporation and NationsBank Corporation, among other conditions. It is anticipated that the Purchase and Assumption will close in the first quarter of 1996.

          Markets. Ameribank's primary service area, from which it attracts 90% or more of its business, extends throughout Chatham County. Savannah and the municipalities of Bloomingdale, Garden City, Pooler, Port Wentworth, Thunderbolt, Tybee Island and Vernonberg are located in Chatham County.

          Competition. Within the primary service area, in addition to Ameribank, eight commercial banks operate a total of 60 offices. NationsBank of Georgia, N.A., Bank South (which it is currently anticipated will merge with NationsBank), First Union National Bank of Georgia, Wachovia Bank of Georgia, N.A. and Trust Company Bank of Savannah, N. A. operate in the primary service area. In addition, three other independent banks operate in the Ameribank service area. One thrift institution also operates a total of 10 office facilities in Chatham County.

          Deposits. Ameribank offers a full range of deposit accounts which include interest-bearing checking accounts for non-profit and individual customers, non-interest-bearing checking accounts for commercial and individual customers, statement savings, individual retirement accounts, and fixed-rate, fixed-term certificates of deposit. At September 30, 1995, Ameribank's deposits totaled $58,763,197, consisting of $8,295,874 in non-interest-bearing deposits (14.11% of total deposits); $17,673,919 in interest-bearing demand deposits (including money market accounts) (30.08% of total deposits); $576,808 in savings deposits (.98% of total deposits); approximately $24,739,000 in time deposits in amounts less than $100,000 (42.11% of total deposits); and approximately $7,477,000 in time deposits of $100,000 or more (12.72% of total deposits). None of Ameribank's deposits of $100,000 or more are "brokered deposits."

          Loans. Ameribank makes and services secured loans to individuals, firms, and corporations, and Ameribank's commercial lending operations provide various types of credit for their customers. Ameribank also makes unsecured loans in a limited number of situations. The majority of Ameribank's loans are to individuals, firms and corporations in Ameribank's immediate trade area. However, approximately 10% and 13% of Ameribank's loan portfolio at December 31, 1994 and 1993, respectively, consisted of loans outside the area that were originated by BCG and purchased by Ameribank. Ameribank's commercial lending program is primarily designed for small businesses for whom Ameribank may serve as the primary provider of financial services. Risk elements associated with commercial lending include industry concentrations, Ameribank's inability to monitor the condition of collateral such as inventory or accounts receivable and lack of management expertise in borrowers. Ameribank also lends money to both developers/construction companies and to individuals for the purpose of building residences. Most of Ameribank's construction lending is to commercial customers with whom Ameribank has a pre-existing relationship and for which Ameribank has arranged permanent financing upon completion of construction. Thus, such lending, though secured, is not asset based but is based upon the credit-worthiness of the commercial entity. Nonetheless, to some extent, the quality of the loan portfolio is dependent upon the quality of the underlying collateral and the stability of the real estate values in the Ameribank market.

          Ameribank also makes purchase money mortgages on real estate. Substantially all of these loans are variable rate and/or balloon loans to eliminate the interest-rate risk inherent in long-term mortgages. Installment loans made for the purchase of consumer goods are made to customers with more than one banking relationship, are normally of relatively short duration, are usually secured by the purchased items, and provide a slight interest rate premium due to a higher cost of handling than other forms of lending. The quality of such loans is subject to changes in the local economy and in the financial conditions of individual borrowers.

          Lending Policy. Ameribank is primarily a secured lender but does not normally lend solely on the basis of collateral. Unsecured loans are considered only when fully justifiable by the financial position of the borrower. Ameribank has defined its primary trade area as Chatham County and the contiguous counties, but will lend beyond its primary trade area provided its policies are satisfied.

          Ameribank requires a loan-to-value ratio not to exceed 80% when the collateral is improved real estate. Other forms of collateral dictate a lower loan-to-value ratio. Ameribank accepts both first and second lien positions on real estate, depending on the nature of the credit. Second liens are usually accepted only for small consumer transactions or to supplement a larger collateral package for business loans.

          Ameribank provides each lending officer with written guidelines for lending activities, and the Board of Directors delegates lending authority to each officer, in terms of the aggregate secured and unsecured loans which he can make to a borrower. All loans over $700,000 require approval of the Board of Directors.

          Loan Review and Non-Performing Assets. Ameribank regularly reviews its loan portfolio to determine deficiencies and corrective action to be taken. Independent loan review officers periodically review borrowers with total direct and indirect indebtedness of $100,000 or more. Past due loans are reviewed at least weekly by senior lending officers and a summary report is reviewed monthly by the Board of Directors.

          Americorp holds certain non-performing assets which were acquired through foreclosure. At December 31, 1994, real property valued at approximately $404,000 was being held for resale.

          Asset/Liability Management. A committee of five bank officers is charged with managing the assets and liabilities of Ameribank by directing Ameribank's overall acquisitions and allocation of funds. The committee's goal is to provide a reasonable asset growth rate, earnings growth rate and stable net interest margin and return on equity capital, while maintaining adequate liquidity and capital. At its monthly meetings, the committee, in conjunction with its review of the general performance of Ameribank and the economy, reviews and discusses such matters as the monthly asset and liability funds budget in relation to the actual flow of funds; the ratio of rate sensitive assets to rate sensitive liabilities; the ratio of the loan loss reserve to outstanding loans; and other variables such as expected loan demand, investment opportunities, and core deposit growth within specified categories. Ameribank intends to keep the gap between rate-sensitive assets and rate-sensitive liabilities at a minimum and prefers to increase the spread between matched assets and liabilities rather than place earnings at risk by attempting to predict the frequency, direction and degree of interest-rate fluctuations.

          In the short term, declining interest rates will generally result in an increase in net income for Americorp as there are more interest-bearing liabilities which are subject to repricing within one year than interest-earning assets.

          Liquidity Management. At December 31, 1994 and 1993, Ameribank's ratio of loans to deposits was 69.9% and 73.1%, respectively. Management believes that an optimal rate is approximately 75%.

          Ameribank meets its liquidity needs primarily through short-term investments, including federal funds sold, short-term securities, investments in certificates of deposit of other federally-insured financial institutions, and the maturing of loans. Maturities in Ameribank's loan and investment portfolios are monitored to avoid matching short-term deposits with long-term loans and investments.

          Investment Policy. Americorp's investment portfolio policy is to maximize income consistent with liquidity, asset quality and regulatory constraints and to maintain assets which can be pledged to secure government deposits. Individual transactions, portfolio composition and performance are reviewed and approved monthly by the Board of Directors. The Chief Financial Officer of Americorp implements investment policy, reports to the Board of Directors quarterly changes in the portfolio during the prior quarter and periodically provides the Board detailed information as to the composition of the portfolio.

          Employees. On November 17, 1995, Ameribank had thirty-two employees, all of which were employed full-time. Neither Americorp nor Ameribank is a party to any collective bargaining agreement, and Americorp believes that its employee relations are satisfactory.

          Property. Americorp's offices are located within Ameribank's office at 7393 Hodgson Memorial Drive, Savannah, Georgia 31406. The office, which is owned by Ameribank, has approximately 30,000 square feet. Americorp also owns a branch, opened during 1995, which is located at 115 Main Street, Garden City, Georgia, and has approximately 2,500 square feet. If the Purchase and Assumption is consummated, Ameribank will also purchase the Bank South branch at 1976 East Victory Drive in Savannah, which has approximately 4,500 square feet. Ameribank will also assume the lease of the Bank South headquarters at 7 East Congress Street in Savannah, which has approximately 11,500 square feet. The lease of the 7 East Congress Street facility expires in 2007.

          Management believes that the Americorp physical facilities are suitable for its needs. The real property currently owned by Americorp is not subject to any encumbrance.

          Litigation. Neither Americorp nor Ameribank is a party to any pending legal proceedings which management believes would have a material effect upon the operation or financial condition of Americorp.

       Ownership of Americorp Common Stock

          The following table provides the number of shares and percentage of outstanding shares of Americorp Common Stock which were beneficially owned as of September 30, 1995, by

       (i) "persons" who are known to Americorp to be the beneficial owners (as that term is defined by the SEC) of more than 5% of Americorp Stock, (ii) the present directors of Americorp; (iii) the executive officers of Americorp; and (iv) all directors and executive officers of Americorp as a group. The percentage of ownership of Americorp Common Stock is based on 5,473,889 shares outstanding. BCG owns 100% of the shares of Americorp Preferred Stock, Americorp's only other class of securities. All of the Americorp Preferred Stock will be cancelled upon consummation of the Americorp Merger. For information regarding ownership of BCG Common Stock by the executive officers and directors of Americorp, see "BANK CORPORATION OF GEORGIA -- Ownership of BCG Common Stock."


                                     Shares of Americorp
                                        Common Stock              Percent
 Name of Beneficial Owner            Beneficially Owned          of Class
 ------------------------            ------------------          --------
Bank Corporation of Georgia /(1)/        3,649,261                66.67%
Stephen W. Doughty                          -0-                     -0-
Joseph W. Evans /(2)(3)/                 3,649,261                66.67%
J. Thomas Wiley, Jr.                        -0-                     -0-
All Directors & Executive Officers
 as a group (3 persons) /(2)/            3,649,261                66.67%

__________________________
/(1)/ BCG's mailing address is 4951 Forsyth Road, Macon, Georgia 31210. /(2)/ Includes 3,649,261 shares held by BCG over which Mr. Evans,
       Chief Executive Officer of BCG, has voting power.
/(3)/  Mr. Evans' mailing address is P.O. Box 353, Smarr, Georgia  31086.


       Management's Discussion and Analysis of Financial Condition and Results of Operation for the Years Ended December 31, 1994 and 1993

          This analysis has been prepared to provide insight into the consolidated financial condition of Americorp and addresses the factors which have affected the Americorp's results of operations. Americorp's consolidated financial statements and accompanying notes included with this Proxy Statement/Prospectus are an integral part of this review and should be read in conjunction with it.

          General Overview. Net income for 1994 was $1,954,906 as compared to net income of $115,374 in 1993. The increase of $1,839,532 was due principally to improved operating results of $579,577 as compared to 1993 and the recognition of a deferred tax benefit of $1,543,169 in 1994 as compared to $292,565 recognized in 1993.

          The $1,543,169 of deferred tax benefit was recognized through a reduction of the valuation allowance established for the deferred tax asset recorded upon adoption of SFAS 109, "Accounting for Income Taxes". The statement requires that companies provide an allowance against any deferred tax asset when it is more likely than not that the asset will not be realized. At

       December 31, 1993, Americorp did not recognize a significant asset because 1993 was the first year in which Americorp had taxable earnings. Taxable earnings for 1993 were approximately $100,000. At December 31, 1993, Americorp reduced its valuation in an amount resulting in a deferred tax asset of $292,565. For 1994, Americorp had approximately $700,000 of federal taxable income and has projected to earn at least that amount in 1995 and for each year thereafter. Management believes that the positive earning trends during 1993, 1994 and thus far in 1995 will continue and as a result, management believes it is more likely than not that a significant portion of the deferred tax asset at December 31, 1994 would be utilized.

          Net earnings before income taxes increased by $579,577. This increase was primarily the result of an increase in net interest income of $489,327. In addition, net interest income as a percentage of total interest income increased from 53.1% in 1993 to 57.2% in 1994. Also contributing to the improvement from operations were the decrease in the 1994 provision for loan losses of $32,000 over 1993, and a reduction of other expenses consisting primarily of reductions in salaries and employee benefits of $64,000 and other operating expenses of $87,000. These amounts were offset by a decrease in non-interest income resulting from $51,000 in securities sale losses. There were no securities losses in 1993.

          The following table sets out certain ratios of Americorp for the years indicated:


                                           1994   1993     1992
                                          ------  -----  --------
Net income (loss)/(1)/ to:
    Average stockholders' equity          41.45%  3.83%  (16.55%)
    Average assets                         3.41%   .22%    (.90%)
    Average common equity to
    average assets/(2)/                    8.23%  5.91%   (5.44%)

       /(1)/ After preferred stock requirements
       /(2)/ At December 31, 1992, Americorp also had approximately $3,000,000 of preferred equity

          Asset Quality. The allowance for loan losses represents an estimate of potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated monthly based on a regular review of Ameribank's loan portfolio, with particular emphasis on non-accruing loans, past due loans, and other loans that management believes require attention.

          There was a favorable trend in the amount of loans past due by 90 days or more over the last year. The percentage of these past dues to the total loan portfolio was .18% at December 31, 1994, as compared to .55% at December 31, 1993. Ameribank's level of non-performing assets decreased from $833,000 at December 31, 1993 to $475,000 at December 31, 1994, primarily due to continued net liquidation of foreclosed assets. Non-performing assets are composed of non-accrual loans (loans on which interest income is no longer being accrued), and foreclosed assets (assets acquired in full or partial satisfaction of debt).

          As a result of management's ongoing review of the loan portfolio, loans are classified as non-accruing when it is not reasonable to expect collection of interest under the original terms.

       These loans may be classified as non-accruing even though the presence of collateral or the borrower's financial strength may be sufficient to provide for ultimate repayment of principal.

          The following table provides data on Ameribank's level of past due loans as of December 31, 1994 and 1993.


                                Loans Past Due
                                (in thousands)

                                    As of December 31,
                                1994                  1993
                         --------------------  --------------------
                                     % of                  % of
                         Amount   Total Loans  Amount   Total Loans
                         ------   -----------  ------   -----------
Days Past Due
-------------

Accruing Loans:
 30-90                    $140        .35%      $551       1.51%
 Over 90                    --         --         --         --
                          ----        ---       ----       ----
 Total                    $140        .35%      $551       1.51%
                          ----        ---       ----       ----

Non-Accruals:
 30-90                      --         --         --         --
 Over 90                    71        .18        201        .55%
                          ----        ---       ----       ----
 Total                    $ 71        .18%      $201        .55%
                          ----        ---       ----       ----

Total Loans:
 30-90                    $140        .35%      $551       1.51%
 Over 90                    71        .18        201        .55
                          ----        ---       ----       ----
 Total                    $211        .53%      $752       2.06%
                          ====        ===       ====       ====

          Loans past due as to interest and/or principal payments decreased in total dollars by 64.7% between year end 1993 and 1994. Commercial and commercial real estate loans 90 days or more past due as to principal or interest are transferred to non-accruing status unless fully secured by collateral. In addition, loans past due less than 90 days, which in the opinion of management present significant uncertainty as to collectability of interest, are also placed on non-accrual status. Installment loans and credit card advances are charged off when losses become apparent, and in no event later than 120 days after the date on which the balance became past due.

          The allowance for loan losses is based upon management's judgment concerning factors affecting loan quality and its assumptions regarding the economy. Based upon its ongoing review of the loan portfolio, management considers the 1994 year-end allowance for loan losses to be adequate to cover potential losses in Ameribank's loan portfolio. The following table provides a reconciliation of the allowance for loan losses for 1994 and 1993.

                        Summary of Loan Loss Experience
                                 (In thousands)

                                                     1994    1993
                                                    ------  ------

     Balance at beginning of period                   $ 684   $ 673
                                                      -----   -----
     Charge-offs:
            Commercial, financial and agricultural      129      57
            Real estate                                  38     112
            Consumer                                      0      17
                                                      -----   -----

            Total                                       167     186
                                                      -----   -----

     Recoveries:
            Commercial, financial & agricultural         47     102
            Real estate                                  80      19
            Consumer                                      5      25
                                                      -----   -----

            Total                                       132     146
                                                      -----   -----

     Net Charge-offs                                     35      40

     Additions charged to operations                     19      51
                                                      -----   -----
     Balance at end of period                         $ 668   $ 684
                                                      -----   -----

     Ratio of net charge-offs during the
            period to average loans
            outstanding during the period              .089%   .113%
                                                      =====   =====

               The current levels of loans on non-accrual status and the portfolio of other real estate owned impacts earnings as interest is not earned and additional costs are incurred in the disposition of these assets. In order to manage the non-performing assets, management of Ameribank has established specific goals for the resolution of all loans on non-accrual status and all other real estate owned.

               Earning Assets. In 1994, earning assets averaged $52.5 million, a 14.6% increase from $45.8 million in 1993. During 1994, average total deposits increased $5.4 million. The proceeds of those deposits were used to fund loans, the average balance of which increased $4.1 million during 1994 and Federal Home Loan Bank deposits, the average balance of which increased $2.7 million during 1994.

               Loans. Loans are the largest component of earning assets, as well as the highest-yielding component. Because of their importance, most other assets and liabilities are managed to accommodate the needs of the loan portfolio. At December 31, 1994 and 1993, loans represented 70.3% and 76.2% of interest-earning assets and 62.5% and 67.1%, respectively, of total assets.

               Net loans increased $3,741,000, or 10.5% in 1994 as compared to year end 1993 balances. This followed a 2.9% increase in 1993. The loan growth in both years is the result of management's emphasizing loan production.

               Americorp had 29.3% of its loans classified as "Real Estate-Other" at December 31, 1994 as opposed to 32.8% at December 31, 1993. Total "Real Estate-Other" loans decreased by approximately $189,000, or 1.6%, during 1994. This was the result of a conscious effort by Ameribank's management to reduce Ameribank's exposure to real estate lending and increase its emphasis on commercial business loans, as stated below.

               Americorp's primary lending emphasis is on commercial business loans as it attempts to define its market niche and decrease credit risk exposure. Ameribank believes that the credit needs of small business owners seeking loans under $1 million are often not handled professionally by smaller banks and are not attractive to larger banks which typically pursue larger loans. This provides an opportunity to Ameribank within its market. Ameribank's credit standards require that prospective commercial borrowers provide a high probability of adequate cash flow for debt service, as well as commercial real estate collateral and personal guarantees providing secondary loss protection for Ameribank. Management believes this emphasis should bolster the quality of the loan portfolio in the future. In connection with this policy, Ameribank increased its commercial, financial and agricultural loan portfolio by $3,588,000 during 1994, an increase of 19.2% over 1993.

               Investments. Americorp's investment portfolio constitutes the second-largest component of total earning assets. The portfolio serves several functions such as providing a vehicle for the investment of available funds at relatively attractive rates, furnishing liquidity to meet increased loan demand and supplying securities to pledge as collateral for public funds.

               During 1994, holdings in investment securities increased $2,482,000 or 27.3%. At December 31, 1994, investment securities represented 20.2% of interest-earning assets as compared to 19.0% at December 31, 1993. Americorp owns no tax-exempt securities because its tax loss carryforwards negate their benefit. No securities were pledged as collateral for public funds as of December 31, 1994.

               With the adoption of SFAS No. 115, Americorp has reported the effect of the change in the method of accounting for investment securities as a separate component of equity, net of income taxes which resulted in a net unrealized gain on investment securities available for sale, net of tax, of $11,000 as of January 1, 1994, the date of the adoption of the accounting change. The net unrealized loss on investment securities available for sale, net of tax, amounted to $52,000 at December 31, 1994.

               In conjunction with the adoption of SFAS No. 115, Americorp transferred securities previously accounted for at amortized cost totaling $9,094,000 to available for sale at January 1, 1994.

               Deposits. Total deposits increased by approximately $7,631,000 or 15.3% in 1994, compared with an increase of $3,747,000 or 8.1% during 1993.

               Non-interest-bearing deposits constituted 13.3% of total deposits at December 31, 1994 versus 9.5% at December 31, 1993. The increase of $2,923,000 from December 31, 1993 to December 31, 1994 is the result of management's marketing effort to attract non-interest bearing, fee-generating transaction accounts.

               Interest Rate Sensitivity. Interest rate sensitivity management seeks to maximize net interest income as a result of changing interest rates, without subjecting the interest margin to an imprudent degree of risk. Americorp attempts to do this by structuring the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitutes a bank's interest rate sensitivity.

               An indicator of the interest rate sensitivity structure of a financial institution's balance sheet is the difference between its interest rate sensitive assets and interest rate sensitive liabilities, which is referred to as the "gap". Americorp attempts to keep the gap between rate sensitive assets and rate sensitive liabilities at a minimum, preferring to increase the spread between matched assets and liabilities rather than place earnings at risk by attempting to predict the frequency, direction and magnitude of interest rate fluctuations.

               The schedule below reflects the gap positions of Americorp's consolidated balance sheet as of December 31, 1994 and 1993.

                           Interest Rate Sensitivity
                                 (In Thousands)

                                                      December 31, 1994
                                            ----------------------------------
                                              0-90   91-180  181-365  1 Year
                                              Days     Days    Days    Total
                                            ----------------------------------
     Interest Sensitive Assets               $39,917    4,725   3,214   47,856
     Interest Sensitive Liabilities           37,363    5,859   5,068   48,290
                                             -------    -----   -----   ------
     Cumulative Interest Sensitivity Gap     $ 2,554    1,420    (434)    (434)
                                             -------    -----   -----   ------
                                                     December 31, 1994
                                            ----------------------------------

                                              0-90   91-180  181-365  1 Year
                                              Days     Days    Days    Total
                                            ----------------------------------
     Interest Sensitive Assets               $25,564    2,665  11,539   39,768
     Interest Sensitive Liabilities           34,958    8,592   4,026   47,576
                                             -------  -------  ------   ------
     Cumulative Interest Sensitivity Gap     $(9,394) (15,321) (7,808)  (7,808)
                                             -------  -------  ------   ------

               At December 31, 1994, the gap analysis reflects a negative gap at the one year interval equivalent to 1% of earning assets, as compared to 17% at December 31, 1993. At December 31, 1994, Americorp has increased its rate sensitive assets between 0-90 days with an increase in the purchase of Federal Home Loan Bank overnight deposits which are essentially equivalent to federal funds sold. In addition, Americorp had approximately $4,000,000 of investment securities which matured in the 0-90 day category. This situation resulted in a reduced "gap" in both the 0-90 day category as well as the cumulative one year category.

               Since all interest rates and yields do not adjust at the same velocity, the interest sensitivity gap is only an indicator of the potential effects of interest rate changes on net interest income.

               Liquidity. Liquidity management involves the ability to meet cash flow requirements of customers who may be depositors making withdrawals or borrowers needing credit funding. Americorp's cash flows are generated from interest and fee income, as well as from loan repayments, deposit acquisition, and maturities or sales of investments. Americorp's liquidity needs are provided for primarily through short-term securities, and the maturing of loans. Federal funds sold, which averaged approximately $5,407,000 in 1993 as well as interest-bearing deposits with the Federal Home Loan Bank which averaged $2,713,000 in 1994 represent Americorp 's primary source of immediate liquidity and were maintained at a level adequate to meet immediate needs. Maturities in Americorp's loan and investment portfolios are monitored regularly to avoid matching short-term deposits with long-term loans and investments. Other assets and liabilities are also monitored in an effort to provide the proper balance between liquidity, safety and profitability.

               Americorp experienced a increase of $2,187,000 in cash and cash equivalents during 1994, Operating activities provided $779,000. Income from operations amounting to $2,238,000 was offset by the provision for deferred taxes of $1,543,000.

               Investing activities used $6,223,000 in cash and cash equivalents, the most significant uses being the net increase in investment securities of $2,608,000 and net increase in loans of $3,824,000.

               Financing activities provided $7,631,000 of cash and cash equivalents during 1994 due to the net increase in deposits during the year.

               Capital Resources and Dividends. At December 31, 1994, Americorp had capital in excess of regulatory minimums, as measured by its ending equity to assets ratio of 9.96%, compared to 7.66% at December 31, 1993. The increase was the result of the net income before preferred stock requirements of $2,237,797.

               The ability of Americorp to pay cash dividends to its stockholders is generally limited by the ability of Ameribank to pay dividends to Americorp. Because of the losses sustained by Ameribank, it has been unable to pay dividends to Americorp; as a result, no cash dividends have been paid to holders of Americorp Common Stock, and none are anticipated in the near future.

               The Americorp Preferred Stock, all of which is issued to BCG, accrues dividends at the rate of 8%. Americorp has the option of paying the preferred dividend in either cash or additional shares of Americorp Preferred Stock. Because of the cash restrictions discussed above, these dividends were paid in additional shares of Americorp Preferred Stock in 1994. The amount of dividends paid in additional Americorp Preferred Stock in 1994 was $285,600. Dividends in the amount of $72,805 were accrued as of December 31, 1994, and were paid in the first quarter of 1995 through the issuance of 728 shares of Americorp Preferred Stock. At the Americorp shareholders' meeting on June 6, 1992, the shareholders approved an amendment to the of Americorp Articles increasing the number of authorized shares of Americorp Preferred Stock from 30,000 shares to 40,000 shares in order to permit Americorp to continue to pay dividends in additional shares of Americorp Preferred Stock.

               Debt. On December 31, 1991, Americorp borrowed $500,000 from BCG, the proceeds of which were invested in Ameribank in the form of additional equity capital. The note was repaid on December 10, 1993, as
     part of a restructuring of Americorp's capital structure.   See "THE
     AMERICORP MERGER -- Reasons for the Americorp Merger."

                    Results of Operations - 1994 Versus 1993

               Americorp's net income after Americorp Preferred Stock requirements for 1994 was $1,954,906 versus $115,374 for 1993, an increase of $1,839,532. The 1994 income was $.36 per common share versus $.04 per common share for 1993. The increase in the income resulted primarily from the recognition of additional net deferred tax benefit of $1,250,604 and an increase in earnings before income taxes of $579,577 for 1994 as compared to 1993.

               Net interest income increased $489,000 or 25.6% from $1,914,000 in 1993 to $2,403,000 in 1994. The volume changes increased net interest income by $419,000, and rate changes increased net interest income by $70,000. Non-interest income declined by $74,000 or 11.1% from 1994 to 1993, primarily the result of a decline in the gains on sales of Small Business Administration loans of $39,000, losses on sales of investment securities in 1994 amounting to $51,000 offset by an increase in service charges on deposit accounts of $50,000.

                    Results of Operations - 1993 Versus 1992

               The net income after Americorp Preferred Stock requirements for 1993 was $115,000 versus a loss for 1992 of $452,000, an increase in income of $567,000. The 1993 income was $.04 per common share versus a loss of $.19 per common share for 1992. The increased income resulted primarily from adoption of FASB 109, "Accounting for Income Taxes," increased fee income and reduced expenses related to other real estate owned.

               Net interest income increased $174,000 or 10% from $1,740,000 in 1992 to $1,914,000 in 1993. Volume changes increased net interest income by $63,000, and rate changes which increased net interest income by $111,000. Non-interest income increased by $220,000 or 48.8% from 1992 to 1993, primarily the result of increases in SBA loan fees and mortgage origination fees.

               Non-interest expenses decreased by $109,000 or 4.3% from 1992 to 1993. The decrease was due primarily to a reduction of $178,000 or 79% in expenses related to other real estate owned and a $54,000 decrease in legal and professional fees offset by an increase in salaries and employee benefits of $88,000.

               Non-interest expense decreased by $133,000 or 5.5% from 1993 to 1994. The decrease was due primarily to a decrease in professional and management fees of $172,000 offset by an increase in other real estate provisions of $44,000.

               Inflation. Although inflation affects net income and the growth of total assets, it is difficult to measure its impact precisely. Interest rates and operating expense, in particular, are significantly affected by inflation, but neither the timing nor the magnitude of interest rate changes coincide with changes in the Consumer Price Index.

               Due to the complexities of measuring the effects of inflation on Americorp's consolidated financial statements, management feels that it would be misleading to attempt to quantify those effects.

     Management's Discussion and Analysis of Financial Condition and Results of Operation for the Nine Months Ended September 30, 1995 and 1994.

          Earnings Summary. Net income for the first nine months of 1995 was $791,245, an increase of $134,261 over the same period in 1994. The net income per share for these two periods was $.14 and $.12, respectively. Before payment of preferred stock dividends, Americorp had net earnings of $1,012,911 and $867,038 for the first nine months of 1995 and 1994, respectively.

          Net interest income for the nine months ended September 30, 1995 increased $674,234 or 39.2% over the same period in 1994. This increase is primarily due to an increase in net earning assets over the same period in 1994, and asset yields increasing at a faster pace than the increase in funding costs.

          The net interest margin, as a percentage of earning assets, increased to 5.47% for the first nine months of 1995, as compared to 4.43% for the same period in 1994. This rise can be explained by the same factors mentioned above.

          Non-interest income for the nine month period decreased $68,673 or 13.4% from 1994 to 1995. This decrease was primarily the result of decreases in the gain on the sale of SBA loans.

          Non-interest expense increased by $118,688 in the first nine months of 1995 from the same period in 1994, an increase of 7.1%. The increase was primarily due to an increase in salaries and employee benefits over the same period in 1994, principally as a result of the opening of a new branch location in 1995.

          For the first nine months of 1995, return on equity was 14.96% on an annualized basis versus 20.09% for the same period a year earlier. The decline was primarily the result of a decrease in the tax benefits associated with the utilization of net operating loss carry-forwards. Earnings before taxes actually increased by $445,873 over the nine-month period a year earlier, primarily as a result of the increase in net interest income. Preferred stock requirements were $221,666 for the nine-month period ended September 30, 1995 and $210,054 for the same period in 1994.

          Accounting for Impairment of a Loan. As of January 1, 1995, BCG adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount, existing at the inception or acquisition of the loan, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. As of January 1, 1995, BCG adopted SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," which amends SFAS 114 to require information about the recorded investment in certain impaired loans and eliminates the provisions of SFAS 114 regarding how a creditor should report income on an impaired loan. SFAS 118 allows creditors to use existing methods for recognizing income on impaired loans, including methods used by certain industry regulators. As of the date of adoption, and as of September 30, 1995, the impact of SFAS 114 and SFAS 118 is not material to BCG's consolidated financial statements.

          Risk Elements. The allowance for loan losses at September 30, 1995 was $697,872 or 4.5% and 8.8% higher than at December 31, 1994 and September 30, 1994, respectively. At September 30, 1995 the allowance represented 1.51% of total loans as compared with 1.66% at December 31, 1994 and 1.52% at September 30, 1994. The decrease in the loss reserve as a percentage of loans was due to a decrease in non-performing loans (nonaccrual loans and loans past due 90 days or more and still accruing) in the amount of $71,000 during the nine months ended September 30, 1995.

          At September 30, 1995 there were no non-performing loans. At December 31, 1994 and September 30, 1994, nonperforming loans represented .18% and .17% of total loans, respectively.

          Capital Resources. Shareholders' equity of $7,680,460 at September 30, 1995 increased 52.8% over the same period in 1994, resulting in book value (exclusive of preferred stock equity) per common share of $.70 compared to $.27 at September 30, 1994. The increase is the result of earnings retained over this period. Earnings over this period included recognition of deferred tax assets of $1,648,118. Capital for Americorp is above regulatory requirements, with GAAP equity of 11.05% of total assets at September 30, 1995.

          Set forth below are pertinent capital ratios for Ameribank as of September 30, 1995:

     Minimum Capital Requirement      Ameribank
     ---------------------------      ---------
     Tier 1 Capital to Risk-based      11.42%/(1)/
          Assets: 4.00%

     Total Capital to Risk-based       12.67%/(2)/
          Assets: 8.00%

     Leverage Ratio (Tier 1 Capital     9.01%/(3)/
          to Total Assets): 3.00%

     /(1)/ Minimum for "Well Capitalized" Banks = 6%
     /(2)/ Minimum for "Well Capitalized" Banks = 10%
     /(3)/ Minimum for "Well Capitalized" Banks = 5%

               Americorp's capital is regulated on a tiered holding company basis with BCG, which owns 66.67% of the outstanding Americorp Common Stock. BCG's consolidated Tier 1 capital to risk-based assets, total capital to risk-based assets and leverage ratio for BCG at September 30, 1995 were 10.58%, 11.78%, and 7.94%. See "BANK CORPORATION OF GEORGIA -- Management's Discussion and Analysis of Financial Condition and Results of Operation for the Nine Months Ended September 30, 1995 and 1994."

          Liquidity and Interest Rate Sensitivity.   Federal funds sold
     represent Americorp's primary source of immediate liquidity and were maintained at a level adequate to meet immediate needs. Federal funds averaged approximately $2,418,000 and $2,126,680 for the nine months ended September 30, 1995 and 1994, respectively. The average balances for the quarters ended September 30, 1995 and 1994 were approximately $2,281,000 and $2,106,570, respectively. Maturities in Americorp's loan and investment portfolios are monitored regularly to avoid matching short-term deposits with long-term loans and investments. Other assets and liabilities are also monitored to provide the proper balance between liquidity, safety, and profitability. This monitoring process must be continuous due to the constant flow of cash which is inherent in a financial institution.

          Americorp actively manages its interest rate sensitive assets and liabilities to reduce the impact of interest rate fluctuations. At September 30, 1995, Americorp's rate sensitive liabilities exceeded rate sensitive assets due within one year by $8,191,000.

          Americorp manages its liquidity through the volatility of its deposits and patterns in loan demand, its current liquidity position, its ability to control funding needs and potential sources of funds. As part of managing liquidity, Americorp monitors its loan to deposit ratio on a daily basis. The target ratio is 80%. At September 30, 1995 the ratio was 78.9%.

          Americorp experienced a net decrease in cash and cash equivalents, its primary source of liquidity, of $3,283,542 during the first nine months of 1995. Operating activities provided $1,393,787 of funds. Adjustments to net income for non-cash expenses of depreciation, amortization, and provision for loan losses of $165,499 are included in this amount as a net provision of funds. Investing activities used $7,966,737 of funds, primarily due to an increase in loans and purchases of investment securities during the nine month period. Financing activities provided net cash of $3,289,408 due to an increase in deposit accounts and an increase in federal funds purchased during the nine months ended September 30, 1995.

          FASB Statements. The Financial Accounting Standards Board (the "FASB") recently issued Statement No. 121, "Accounting for the Impairment
     of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."   SFAS
     121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995 with early adoption permitted. Presently, BCG is unable to determine the impact that adoption of SFAS 121 will have on the consolidated financial statements, but management anticipates that the impact will not be material.

                      Selected Statistical Financial Data

          The following tables set forth certain selected statistical information and should be read in conjunction with the consolidated financial statements of Americorp. Averages referred to in the following statistical information are generally average monthly balances.

          Americorp has no foreign operations and, accordingly, there are no assets or liabilities attributable to foreign operations.

     Average Balance Sheets

          Condensed average balance sheets for the years indicated are presented below:

                                                                    Years ended December 31,
                                                                    ------------------------
                                                                    1994         1993        1992
                                                                    ----         ----        ----
                                                              (amounts are presented in thousands)
        Assets
        ------
     Cash and due from banks                                       $ 1,521       1,352       1,311
                                                                   -------      ------      ------

     Interest-earning assets:
        Loans, net/(a)/                                             39,397      35,279      34,902
        Interest-bearing deposits with
                financial institutions                                   0           8       2,846
        Taxable investment securities -- held to maturity            1,344       5,085       4,197
        Taxable Investment Securities -- available for sale          9,043         ---         ---
        Federal funds sold                                             ---       5,407       3,214
        FHLB deposits                                                2,713         ---         ---
                                                                   -------      ------      ------

            Total interest-earning assets                           52,497      45,779      44,349
                                                                   -------      ------      ------

     Premises and equipment, net                                     2,798       2,531       2,653
     Other assets                                                      491       1,261       1,907
                                                                   -------      ------      ------

        Total Assets                                               $57,307      50,923      50,220
                                                                   =======      ======      ======

        Liabilities And Shareholders' Equity
        ------------------------------------

     Non-interest-bearing demand deposits                          $ 5,404       3,479       3,095
                                                                   -------      ------      ------

     Interest-bearing liabilities:

        Notes Payable                                                  ---         499         500
        Savings and interest-bearing demand
         deposits                                                   23,455      25,078      20,563
        Time deposits                                               23,525      18,379      22,816
                                                                   -------      ------      ------
            Total interest-bearing liabilities                      46,980      43,956      43,879

     Other liabilities                                                 209         479         513
                                                                   -------      ------      ------
        Total liabilities                                           52,593      47,914      47,487
                                                                   -------      ------      ------
     Shareholders' equity:
        Shareholders' equity                                         4,714       3,009       2,733
                                                                   -------      ------      ------
        Total Liabilities and Shareholders'
         Equity                                                    $57,307      50,923      50,220
                                                                   =======      ======      ======

                                                                         Years ended December 31,
                                                                         ------------------------

                                                                  1994             1993             1992
                                                                  ----             ----             ----
                                                                   (amounts are presented in thousands)
Total interest-earning assets                                   $52,497          $45,779           $44,349
Total interest-bearing liabilities                               46,980           43,956            43,879
                                                                -------          -------           -------
      Excess of interest-earning assets over
       interest-bearing liabilities                             $ 5,517          $ 1,823           $   470
                                                                -------          -------           -------
INTEREST EARNED ON:
      Loans, net/(b)/                                           $ 3,632          $ 3,241           $ 3,482
      Interest-bearing deposits with financial
       institutions                                                  --              138                --
      Taxable investment securities -- held to maturity              86              210               234
      Taxable investment securities -- available for sale           366               --                --
      Federal funds sold                                             --              156               104
      FHLB deposits                                                 119              ---               ---
                                                                -------          -------           -------

            Total interest income                               $ 4,203          $ 3,607           $ 3,958
                                                                -------          -------           -------

INTEREST PAID ON:
      Savings and interest-bearing demand
       deposits                                                 $   745          $   777           $   792
      Time deposits                                               1,055               87             1,382
      Notes Payable                                                 ---               38                44
                                                                -------          -------           -------
Total interest expense                                            1,800            1,693             2,218
                                                                -------          -------           -------

      NET INTEREST EARNED                                       $ 2,403          $ 1,914           $ 1,740
                                                                =======          =======           =======

AVERAGE PERCENTAGE EARNED ON:
      Loans, net (b)                                               9.22%            9.19%            10.21%
      Interest-bearing deposits with financial
       institutions                                                  --               --              4.85%
      Taxable investment securities -- held to maturity            6.40%            4.13%             5.58%
      Taxable investment securities -- available for sale/(c)/     4.05%              --                --
      Federal funds sold                                             --             2.89%             3.24%
      FHLB deposits                                                4.39%              --                --
                                                                -------          -------           -------
            TOTAL INTEREST-EARNING ASSETS                          8.01%            7.88%             8.92%
                                                                -------          -------           -------
AVERAGE PERCENTAGE PAID ON:
      Savings and interest-bearing demand
       deposits                                                    3.18%            3.10%             3.85%
      Time deposits                                                4.48%            4.77%             6.06%
      Notes Payable                                                  --             7.62%             8.80%
                                                                -------          -------           -------

       TOTAL INTEREST-BEARING LIABILITIES                          3.83%            3.85%             5.50%
                                                                -------          -------           -------

SPREAD RATE ON INTEREST-EARNING ASSETS                             4.18%            4.03%             3.42%
                                                                =======          =======           =======

NET YIELD ON INTEREST-EARNING ASSETS                               4.58%            4.18%             3.92%
                                                                =======          =======           =======

     /(a)/ Average loans are shown net of unearned income and the allowance for loan losses.  Non-performing loans are included.
     /(b)/ Included in interest-earned on loans are fees of approximately
           $198,000 in 1994 and $153,000 in 1993 and $138,000 in 1992.
     /(c)/ The average yield on available for sale securities represents interest income on available for sale securities divided by average available for sale securities, net of adjustments for market gains or losses.

 Interest Differential

           The following tables sets forth, for the years ended December 31, 1994 and December 31, 1993, a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates:

Year Ended December 31, 1994

                                                                                           Due to
                                                                                           Changes in/(a)/
                                                                              Increase     ----------
                                                            1994    1993     (decrease)     Volume   Rate
                                                            ----    ----     ----------     ------   ----
                                                                  (amounts are presented in thousands)
INTEREST EARNED ON:
  Loans, net                                              $3,632      3,241        391         380     11
  Interest-bearing deposits with
          financial institutions                              --         --         --          --     --
  Taxable investment securities -- held to maturity           86        210       (124)       (155)    31
  Taxable investment securities -- available for sale        366         --        366         366     --
  Federal funds sold                                          --        156       (156)       (156)    --
  FHLB deposits                                              119         --        119         119     --
                                                          ------      -----       ----        ----   ----

          TOTAL INTEREST INCOME                            4,203      3,607        596         554     42
                                                          ------      -----       ----        ----   ----
INTEREST PAID ON:
  Notes Payable                                               --         39        (39)        (39)    --
  Savings and interest-bearing
          demand deposits                                    745        777        (32)        (53)    21
  Time deposits                                            1,055        877        178         227    (49)
                                                          ------      -----       ----        ----   ----

          TOTAL INTEREST EXPENSE                           1,800      1,693        107         135    (28)
                                                          ------      -----       ----        ----   ----

          NET INTEREST EARNED                             $2,403      1,914        489         419     70
                                                          ======      =====       ====        ====   ====
Year Ended December 31, 1993
                                                                                           Due to
                                                                                           Changes in/(a)/
                                                                              Increase     ----------
                                                            1994    1993     (decrease)     Volume   Rate
                                                            ----    ----     ----------     ------   ----
                                                                  (amounts are presented in thousands)
INTEREST EARNED ON:
  Loans, net                                              $3,241      3,482       (241)         29   (270)
  Interest-bearing deposits with
   financial institutions                                     --        138       (138)       (138)    --
  Taxable investment securities -- held to maturity          210        234        (24)         37    (61)
  Federal funds sold                                         156        104         52          63    (11)
                                                          ------      -----       ----        ----   ----

          TOTAL INTEREST INCOME                            3,607      3,958       (351)         (9)  (342)
                                                          ------      -----       ----        ----   ----

INTEREST PAID ON:
  Notes Payable                                               39         44         (5)         --     (5)
  Savings and interest-bearing
   demand deposits                                           777        792        (15)        139   (154)
  Time deposits                                              877      1,382       (505)       (211)  (294)
                                                          ------      -----       ----        ----   ----

          TOTAL INTEREST EXPENSE                           1,693      2,218       (525)        (72)  (453)
                                                          ------      -----       ----        ----   ----

          NET INTEREST EARNED                             $1,914      1,740        174          63    111
                                                          ======      =====       ====        ====   ====

(a) The change in interest due to both rate and volume has been allocated to the volume and rate components in proportion to the relationship of the dollar amounts of the change in each.

 Investment Securities

          The carrying value and related estimated market value of investment securities at December 31, 1994 and 1993 is summarized as follows:

                                                  December 31, 1994                       December 31, 1993
                                                  -----------------                       -----------------
                                               Amortized       Estimated                Amortized      Estimated
                                                  Cost         Fair Value                 Cost         Fair Value
                                                  ----         ----------                 ----         ----------
U.S. Treasury and U.S. Government Agencies     $11,654,174    $11,575,876               $9,093,528     $9,110,000
                                               ===========    ===========               ==========     ==========

          The following table shows the maturities and repricing opportunities of investment securities at amortized cost at December 31, 1994 and the average yields of such securities:

                                                                MATURING/REPRICING
                                               After 1 but                               After 5 but
                                      ----------------------------------------------------------------------------
                                        Within 1 Year    Within 5 Years         Within 10 Years    After 10 Years
                                        -------------    --------------         ---------------    --------------
                                       Amount   Yield   Amount   Yield          Amount   Yield     Amount   Yield
                                       ------   -----   ------   -----          ------   -----     ------   -----
U.S. Treasury and U.S. Government
 Agencies                              $5,945   5.35%   $ 5,709   7.60%           --       --        --      --

 Loans

          The amount of loans outstanding at the indicated dates are shown in the following table according to type:

                                                       1994              1993
                                                       ----              ----
                                                       (Amounts in Thousands)
Commercial, Financial, and Agricultural               $22,300           $18,712
Real Estate - Construction                              4,404             4,243
Real Estate - Other                                    11,761            11,950
Consumer                                                1,715             1,551
                                                     --------          --------
                                                      $40,180           $36,456
                                                     ========          ========

          For loans maturing after one year, approximately $4,280,000 have predetermined interest rates and approximately $18,036,000 have variable rates. The maturity of the real estate construction, commercial, financial, and agricultural loans outstanding at December 31, 1994 are as follows:

                                                                 Commercial
                                                Real Estate      Financial
                                                Construction  and Agricultural
                                                ------------  ----------------
In One Year or Less                                $3,743          $ 6,913
After One Year But Within Five Years                  661           13,603
After Five Years                                       --            1,784
                                                   ------          -------
                                                   $4,404          $22,300
                                                   ======          =======

          Americorp had no loans which were past due greater than 90 days and still accruing at December 31, 1994 and 1993. There were no loans which were "troubled debt restructurings" as defined by Statement of Financial Accounting Standards No. 15 as of that date.

          Americorp discontinues accruing interest on loans when, in the opinion of management, the collection of interest is doubtful. At December 31, 1994 and 1993, non-accruing loans amounted to approximately $71,000 and $201,000, respectively. Interest income that would have been recorded on these loans in accordance with their original terms was $6,000 and $14,000 respectively, compared with actual income recorded of $0 and $5,000 respectively, in 1994 and 1993. Americorp has no knowledge of other possible credit problems which would cause additional loans to be classified as non-accrual. At December 31, 1994, Americorp had loans outstanding to real estate developers, included in "Real estate-construction" and "Real estate-other" which, in aggregate, exceed 10% of total loans.

     Investment Securities

          The carrying value and related estimated market value of investment securities at December 31, 1994 and 1993 is summarized as follows:


                                                       December 31, 1994                   December 31, 1993
                                                       -----------------                   -----------------
                                                  Amortized       Estimated           Amortized       Estimated
                                                    Cost          Fair Value            Cost          Fair Value
                                                    ----          ----------            ----          ----------
U.S. Treasury and U.S. Government Agencies       $11,654,174      $11,575,876        $9,093,528       $9,110,000
                                                 ===========      ===========        ==========       ==========

          The following table shows the maturities and repricing opportunities of investment securities at amortized cost at December 31, 1994 and the average yields of such securities:

                                                                           MATURING/REPRICING
                                                           After 1 but                              After 5 but
                                                -------------------------------------------------------------------------
                                                Within 1 Year     Within 5 Years        Within 10 Years    After 10 Years
                                                -------------     --------------        ---------------    --------------
                                                Amount  Yield     Amount   Yield        Amount    Yield    Amount   Yield
                                                ------  -----     ------   -----        ------    -----    ------   -----
U.S. Treasury and U.S. Government Agencies      $5,945  5.35%     $5,709   7.60%          --        --       --      --

Allocation of Reserve for Possible Loan Losses

               Americorp has allocated the reserve for possible loan losses according to the amount deemed to be reasonably necessary at each year-end to provide for the possibility of losses being incurred within the categories of loans set forth in the table below based on the previous year's gross charge-offs in each category as a percentage of total charge-offs. The amount of such components of the reserve for loan losses at December 31, 1994, 1993 and 1992 are presented below. Amounts are presented in thousands.

                                     Commercial,       Installment
                                     financial,         and single
                                        and              payment         Real
                                    agricultural        individual      estate
                                        loans             loans          loans        Total
                                    ------------       -----------      ------        -----
December 31, 1994:
  Reserve amount                       $517.0             $  --         $151.0        $668.0
                                       ======             =====         ======        ======
  Percent of loans
    in each category
    to total loans                       77.4%               --%          22.6%        100.0%
                                       ======             =====         ======        ======
December 31, 1993:
  Reserve amount                       $210.0             $62.0         $412.0        $684.0
                                       ======             =====         ======        ======
  Percent of loans
    in each category
    to total loans                       30.7%              9.1%          60.2%        100.0%
                                       ======             =====         ======        ======
December 31, 1992:
  Reserve amount                       $498.0             $48.0         $127.0        $673.0
                                       ======             =====         ======        ======
  Percent of loans
    in each category
    to total loans                       74.0%              7.1%          18.9%        100.0%
                                       ======             =====         ======        ======
Deposits

     The average amount of and average rate paid on deposits by category for the last three years are presented below:

                                                                    Years ended December 31,
                                                                    ------------------------
                                                            1994                      1993               1992
                                                          Amount       Rate     Amount    Rate     Amount    Rate
                                                          ------       ----     ------    ----     ------    ----
                                                                    (Amounts are presented in thousands)
 Non-interest-bearing demand deposits                     $ 5,404        -- %   $ 3,479     -- %   $ 3,095    -- %
 Interest-bearing demand deposits                          22,946       3.18     24,687    3.15     20,294   3.90
 Savings deposits                                             509       2.47        391    2.81        269   3.72
 Time deposits                                             23,525       4.48     18,379    4.77     18,379   6.06
                                                          -------      -----    -------    ----   --------   ----

   Total average deposits                                 $52,384       3.44%   $46,936    3.52%   $46,474   4.68%
                                                          =======      =====    =======    ====   ========   ====

     The maturities of certificates of deposit of $100,000 or more as of December 31, 1994 are presented below. Amounts are presented in thousands.

                                                     December 31, 1994
                                                     -----------------
     3 months or less                                     $ 1,805
     Over 3 months through 6 months                         2,445
     Over 6 months through 12 months                        1,801
     Over 12 months                                            --
                                                          -------
          Total outstanding                               $ 6,051
                                                          =======

Rate Sensitivity Analysis

                                                              DECEMBER 31, 1994
                                                                RATE SENSITIVE
                                       IMMEDIATELY                                 181         OVER
                                          RATE        TWO TO        91 TO        DAYS TO       ONE
                                        SENSITIVE    90 DAYS       180 DAYS      ONE YEAR      YEAR     TOTAL
                                       -----------------------------------------------------------------------
       EARNING ASSETS
       --------------
       LOANS                               $14,905    $14,948          $ 2,761    $ 3,214    $3,685    $39,513

       INVESTMENT
       SECURITIES                            2,000      1,981            1,964        ---     5,709     11,654

       INTEREST-
       BEARING
       DEPOSITS                                ---        ---              ---        ---       ---        ---

       FEDERAL HOME
       LOAN BANK DEPOSITS                    6,083        ---              ---        ---       ---      6,083
                                       -----------------------------------------------------------------------
       TOTAL EARNING
       ASSETS                              $22,988    $16,929          $ 4,725    $ 3,214    $9,394    $57,250

                                       -----------------------------------------------------------------------
       SUPPORTING SOURCES
       OF FUNDS
       --------

       NOW AND MONEY
       MARKET ACCOUNTS                     $21,487    $   ---          $   ---    $   ---    $  ---    $21,487

       TIME CERTIFICATES
       OF DEPOSIT                              ---      7,701            5,859      5,068     9,184     27,812

       DEMAND DEPOSIT
       ACCOUNTS                              7,657        ---              ---        ---       ---      7,657

       SAVINGS ACCOUNTS                        518        ---              ---        ---       ---        518

       LONG-TERM DEBT                          ---        ---              ---        ---       ---        ---

       TOTAL RATE                      -----------------------------------------------------------------------
       SENSITIVE
       LIABILITIES                         $29,662    $ 7,701          $ 5,859    $ 5,068    $9,184    $57,474

                                       -----------------------------------------------------------------------
       PERIODIC GAP -
       INTEREST EARNING
       ASSETS (INTEREST
       BEARING LIABILITIES)                $(6,674)   $ 9,228          $(1,134)   $(1,854)   $  210

                                       -----------------------------------------------------------------------
       CUMULATIVE GAP -
       INTEREST EARNING
       ASSETS (INTEREST
       BEARING LIABILITIES)                $(6,674)   $ 2,554          $ 1,420    $  (434)   $ (224)   $  (224)

       CUMULATIVE RATIO
       OF INTEREST EARNING
       ASSETS TO INTEREST
       BEARING LIABILITIES                      77%       107%             103%        99%      100%

          The rate sensitivity analysis table is designed to demonstrate Americorp's sensitivity to changes in interest rates by setting forth in comparative form the repricing maturities of Americorp's assets and liabilities for the period shown. A ratio of interest earning assets to interest bearing liabilities (more interest earnings assets repricing in a given period than interest bearing liabilities) greater than 100% indicates that an increase in interest rates will generally result in an increase in net income for Americorp and a decrease in interest rates will result in a decrease in net income. A ratio of earning assets to interest-bearing liabilities less than 100% indicates that a decrease in interest rates will generally result in an increase in net income for Americorp and an increase in interest rates will result in a decrease in net income.

     Types of Loans

          The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                               September 30, 1995
                                        -------------------------------
                                          (Dollar Amounts in Thousands)

Commercial, financial, and
agricultural                                         $23,527
Real estate - construction                             6,109
Real estate - other                                   15,363
Consumer                                               1,334
                                                     -------

                                                     $46,333
                                                     =======

     Maturities and Sensitivity to Changes in Interest Rates

          Total loans at September 30, 1995 are shown in the following table according to maturity classifications (1) year or less, (2) after one year through five years and (3) after five years:


                                            September 30, 1995
                                      -------------------------------
                                       (Dollar Amounts in Thousands)
Maturity:

One year or less:
  Commercial and financial                        $ 7,764
  Real estate-Construction                          5,559
  All other loans                                   5,343
                                                  -------
                                                  $18,666
                                                  -------

 After one year through five years:
                                                  $12,705
  Commercial and financial                            305
  Real estate construction                          9,016
                                                  -------
  All other loans                                 $22,026
                                                  -------

 After five years:
  Commercial and financial                        $ 3,059
  Real estate-construction                            244
  All other loans                                   2,338
                                                  -------
                                                  $ 5,640
                                                  -------

                                                  $46,333
                                                  =======

          The following table summarizes loans at September 30, 1995 with due dates after one year and which have predetermined and floating or adjustable interest rates.

                                              September 30, 1995
                                       -------------------------------
                                         (Dollar Amounts in Thousands)
Predetermined interest rates                        $ 6,640
Floating or adjustable interest rates                21,026
                                                    -------

                                                    $27,666
                                                    =======

     Non-Performing Loans

          Information with respect to non-accrual past due and restructured loans is as follows:

                                               September 30, 1995
                                        -------------------------------
                                          (Dollar Amounts in Thousands)
          Non-accrual loans                                0

          Loans contractually past due                     0
           ninety days or more as to
           interest or principal
           payments and still accruing

          The reduction in interest income associated with non-accrual and renegotiated loans as of September 30, 1995 is as follows:

                                                September 30, 1995
                                        -------------------------------
                                          (Dollar Amounts in Thousands)
          Interest income that would
           have been recorded on
           non-accrual and restructured              $1,898
           loans under original terms

          Interest income that was                        0
           recorded on non-accrual and
           restructured loans

          The amount of loan commitments and letters of credit at September 30, 1995, was $5,664,000.

     Summary of Loan Loss Experience

                                                        Nine Months Ended
                                                        September 30, 1995
                                                 -------------------------------
                                                  (Dollar Amounts in Thousands)
          Average amount of loans outstanding               $42,591
                                                            =======

          Balance of allowance for loan                         668
           losses at beginning of period                    -------

          Loans charged off
           Commercial                                           (46)
           Real estate mortgage                                   0
           Installment                                           (1)
                                                            -------
                                                                (47)
                                                            -------
          Loans recovered
           Commercial                                            12
           Real estate mortgage                                  14
           Installment                                            6
                                                            -------
                                                                 32
                                                            -------

          Net charge-offs                                       (15)
                                                            -------

          Additions to allowance charged to
            operating expense during period                      45
                                                            -------


          Balance of allowance for loan
           losses at end of period                         $    698
                                                            =======

          Ratio of net loans charged off
           during the period to average
           loans outstanding                                   0.05%
                                                            =======

     Allowance for Loan Losses

          The allocation of the allowance for loan losses for September 30, 1995 is summarized below:

                                     Allocation of allowance for loan losses
                                   -----------------------------------------
                                          (Dollar Amounts in Thousands)
Balance at end of period                        September 30, 1995
applicable to:
                                                       $354
  Commercial and financial                              323
  Real estate                                            20
                                                       ----
  Installment                                          $698
                                                       ====


                                                Percent of loans
                                         in each category to total loans
                                   -----------------------------------------
                                          (Dollar Amounts in Thousands)
Balance at end of period                        September 30, 1995
applicable to:
  Commercial and financial
  Real estate                                               51%
  Installment                                               46%
                                                             3%
                                                          ----
                                                           100%
                                                          ====

                          BANK CORPORATION OF GEORGIA

     Description of Business

          General. BCG was incorporated under the laws of Georgia in 1980 and commenced operations that year by acquiring 100% of the outstanding shares of Bank of Fort Valley. All of BCG's activities are currently conducted by its wholly-owned community banking subsidiaries, FSB, Middle Georgia and Coweta County, and its majority-owned bank holding company subsidiary, Americorp. All of Americorp's activities are conducted through its wholly-owned bank subsidiary, Ameribank. If the Americorp Merger is consummated, Ameribank will become a wholly-owned subsidiary of BCG. For a description of the business of Americorp, including a discussion of Ameribank, see "AMERICORP, INC. -- Description of Business."

          The strategy of the Banks and Ameribank is to target specific customer groups within their markets and strive to meet the wide variety of financial needs of their customers while maintaining their identities as local community banks. The objective of BCG has been to target primarily urban markets with significant growth potential in which the primary competitors are large regional institutions and in which a BCG subsidiary can develop a significant local presence. As a consequence, the Banks are primarily centered in growing urban markets in which large regional institutions dominate. If the proposed acquisitions of Effingham and Americorp by BCG, and the proposed acquisition of deposits and liabilities of the Bank South branch located at East Victory Drive and the assumption of the lease for the Bank South headquarters located at East Congress Street by Ameribank, are consummated, BCG will increase and solidify its presence in the Savannah, Georgia area, one of the fastest-growing areas in Georgia.

          In March 1994, FSB sold substantially all of the assets and liabilities of its Ashburn, Georgia branch to Ashburn Bank. In connection with the sale, FSB transferred deposit liabilities totaling approximately $7,369,000 and assets, consisting primarily of loans, of $4,787,000 and cash of approximately $2,404,000. FSB recognized a gain of approximately $178,000 from the sale. In September of 1994, BCG sold substantially all of the assets and liabilities of First South Bank of Ben Hill County, Fitzgerald, Georgia to Bankers First, FSB. BCG transferred approximately $14,540,000 in deposit liabilities and $3,791,000 in assets, primarily loans, and approximately $10,114,000 in cash to Bankers First, FSB. The gain on the sale of the First South Bank of Ben Hill County assets and liabilities amounted to approximately $636,000 before related income tax expense. The disposition of the Ashburn and Fitzgerald assets and liabilities was part of BCG's overall strategy of concentrating its resources in growing urban markets in which it is able to establish a significant local presence and compete primarily with large regional institutions.

          Pending Acquisition of Effingham Bank & Trust. On July 11, 1995, BCG entered into the Effingham Stock Purchase Agreement with five shareholders of Effingham to purchase a total of 76,850 shares (23.51%) of the outstanding stock of Effingham (the "Purchased Shares") for $12.50 per share and a total purchase price of $960,625. On July 13, 1995 BCG and Effingham entered into the Effingham Reorganization Agreement pursuant to which BCG agreed to acquire the remaining 76.49% of the outstanding stock of Effingham by merger of Effingham and a wholly-owned subsidiary of BCG. Pursuant to the Effingham Reorganization Agreement, each shareholder of Effingham would have been entitled to receive .60 shares of BCG Common Stock for each share of Effingham Stock owned (the "Effingham Exchange Ratio"). Subsequently, during BCG's due diligence investigation of Effingham, Effingham disclosed certain information to BCG concerning potential liabilities which resulted in the renegotiation of the price for the Purchased Shares and the Effingham Exchange Ratio. Accordingly, on August 28, 1995 BCG and the Selling Shareholders agreed that BCG would pay the Selling Shareholders $12.00 for each Purchased Share for total consideration of $922,200. In addition, Effingham and BCG amended the Effingham Reorganization Agreement to reduce the Effingham Exchange Ratio to .53 shares of BCG Common Stock for each of share of Effingham Stock exchanged therefore. BCG has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission with respect to the shares of BCG Common Stock to be issued to the Effingham shareholders on consummation of the Effingham Merger. Management of BCG anticipates that following consummation of the Effingham and Americorp Mergers, Ameribank and Effingham will be merged, with the surviving bank being operated as a national bank.

          Effingham is a full-service commercial bank based in Rincon, Effingham County, Georgia with two offices. As of September 30, 1995, Effingham had total assets of $24.9 million, total deposits of $21.6 million, net loans of $17.6 million and shareholders' equity of $1.96 million. The acquisition of Effingham will allow BCG to expand its market share in the Savannah, Georgia area, one of the fastest growing areas of Georgia. It is anticipated that the Effingham Merger will close in the first quarter of 1996.

          For a discussion of Ameribank's pending acquisition of additional banking offices and deposit liabilities, see "AMERICORP, INC. -- Description of Business."

          Services. The Banks are community-oriented, with an emphasis on lending to small businesses and professionals and other customary banking services, such as consumer and commercial checking accounts, NOW accounts, savings accounts, certificates of deposit, lines of credit, Mastercard and VISA accounts, money transfers and trust services. The Banks finance commercial and consumer transactions, make secured and unsecured loans, including residential mortgage loans, and provide a variety of other banking services.

          Markets. The primary markets for FSB are Johnson, Macon and Peach Counties, Georgia. The primary market for Middle Georgia is Bibb County, Georgia, and the primary market for Coweta is Coweta County, Georgia.

          Deposits. The Banks offer a full range of depository accounts and services to both consumers and businesses. At September 30, 1995, BCG's deposit base, totaling approximately $196.4 million (which includes deposits of Ameribank), consisted of approximately $28.8 million in non-interest-bearing demand deposits (14.67% of total deposits), approximately $52.6 million in interest-bearing demand deposits (including money market accounts) (26.77% of total deposits), approximately $7.3 million in savings deposits (3.7% of total deposits), approximately $79.3 million in time deposits in amounts less than $100,000 (40.4% of total deposits), and approximately $28.4 million in time deposits of $100,000 or more (14.5% of total deposits).

          Loans. The Banks make both secured and unsecured loans to individuals, firms and corporations, and both consumer and commercial lending operations include various types of credit for their customers. Secured loans include first and second real estate mortgage loans. The Banks also make direct installment loans to consumers on both a secured and unsecured basis. At September 30, 1995, consumer, real estate (including mortgage and construction loans) and commercial loans represented approximately 7%, 66%, and 27%, respectively, of BCG's total loan portfolio. The Banks make a variety of real estate loans, including loans for residential real estate construction, acquisition and development loans, as well as loans for other purposes that are secured by real estate.

          Specific risk elements associated with each of the Banks' lending categories are as follows:

     Commercial, financial and agricultural  Industry concentrations, inability to monitor the condition of
                                             collateral (inventory, accounts
                                             receivable and vehicles), lack of
                                             borrower management expertise,
                                             increased competition, and
                                             specialized or obsolete equipment
                                             as collateral

     Real estate - construction              Inadequate collateral and long-term
                                             financing agreements

     Real estate - mortgage                  Changes in local economy and caps
                                             on variable rate loans

     Installment loans to individuals        Loss of borrower's employment,
                                             changes is local economy, the
                                             inability to monitor collateral
                                             (vehicle, boats and mobile homes)

          Lending Policy. The current lending strategy of each of the Banks is to offer consumer, real estate and commercial credit services to individuals and entities that meet the particular Bank's credit standards. Each Bank provides its lending officers with written guidelines for lending activities. Lending authority is delegated by the Board of Directors of the particular Bank to loan officers, each of whom is limited in the amount of secured and unsecured loans which he or she can make to a single borrower or related group of borrowers.

          Loan Review and Non-Performing Assets. Each Bank reviews its loan portfolio to determine deficiencies and corrective action to be taken. Periodic reviews are conducted of borrowers with total direct and indirect indebtedness of $100,000 or more and of all past-due loans. Past-due loans are reviewed at least monthly by lending officers and a summary report is reviewed monthly by senior management and quarterly by the particular Bank's Board of Directors. The loan review function reviews all relationships over $100,000, whether current or past due, at least annually. The loan review function reviews significant findings with the Board quarterly. In addition, each Bank maintains internal classifications of problem and potential problem loans.

          Asset/Liability Management. Each Bank's Board of Directors is charged with establishing policies to manage the assets and liabilities of the particular Bank. Each Board's task is to manage asset growth, net interest margin, liquidity and capital. The Board directs the Bank's overall acquisition and allocation of funds. At its monthly meetings, the Board of each Bank receives a report from the President of such Bank with regard to the monthly asset and liability funds budget and income and expense budget in relation to the actual composition and flow of funds, the ratio of the amount of rate-sensitive assets to the amount of rate-sensitive liabilities, the ratio of loan loss reserves to outstanding loans, and other variables, such as expected loan demand, investment opportunities, core deposit growth within specified categories, regulatory changes, monetary policy adjustments and the overall condition of the local, state and national economy.

          Investment Policy. Each Bank's investment portfolio policy is to maximize income consistent with liquidity, asset quality and regulatory constraints. The policy is reviewed from time to time by the particular Bank's Board of Directors. Individual transactions, portfolio composition and performance are reviewed and approved by the particular Bank's Board of Directors or a committee thereof. The Treasurer of each Bank implements the policy and reports to the Bank's full Board of Directors on a quarterly basis information concerning sales, purchases, resultant gains or losses, average maturity, federal taxable equivalent yields, and appreciation or depreciation by investment categories.

          Employees. As of November 17, 1995, the Banks had an aggregate of 101 full-time employees, Ameribank had a total of 32 employees and BCG had a total of six employees. Neither BCG, nor any of the Banks or Ameribank is a party to any collective bargaining agreement, and BCG, the Banks and Ameribank believe that their employee relations are good.

          Competition. The banking business is highly competitive. FSB competes with two other banks in Peach County, two other banks in Macon County and one other bank in Johnson County. Middle Georgia competes with eight other banks in Bibb County, and Coweta competes with five other banks in Coweta County. The Banks also compete with other financial service organizations, including thrifts, finance companies, credit unions and certain governmental agencies. To the extent that banks must maintain non-interest-earning reserves against deposits, they may be at a competitive disadvantage when compared with other financial service organizations that are not required to maintain reserves against substantially equivalent sources of funds.

          Properties. FSB's main office is located at 110 North Camellia Boulevard, Fort Valley, Georgia. Middle Georgia's main office is located at 4961 Forsyth Road, Macon, Georgia adjacent to BCG's headquarters and operations center located at 4951 Forsyth Road, Macon, Georgia. Coweta's main office is located at 232 Bullsboro Drive, Newnan, Georgia. Each Bank owns it's main office. Middle Georgia subleases loan production office space from FSB, which leases the space from William H. Anderson, II, Chairman of the BCG Board of Directors. In addition, FSB leases the space in which the BCG operations center is located from Mr. Anderson. See "BANK CORPORATION OF GEORGIA--Certain Transactions." FSB operates one branch in each of Macon County and Johnson County, both of which branches are owned by it.

          Litigation. BCG is not a party to, nor is any of its property the subject of, any material pending legal proceedings.

     Management's Discussion and Analysis of Financial Condition and Results of Operation for the Years Ended December 31, 1994 and 1993

          This analysis has been prepared to provide insight into the consolidated financial condition of BCG and addresses the factors which have affected BCG's results of operations. Unless otherwise noted, the financial and other information presented with respect to BCG in this discussion and elsewhere in this Proxy Statement/Prospectus generally includes the accounts of the Banks as well as that of Americorp and its wholly-owned subsidiary, Ameribank. Although BCG did not have a majority ownership interest in Americorp until December 1993, the accounts of Americorp have generally been included in the information presented herein due to BCG's operating control of Americorp arising from representation on the Americorp Board of Directors and a management contract between BCG and Americorp. See "BANK CORPORATION OF GEORGIA -- Description of Business." BCG's consolidated financial statements and accompanying notes which follow are an integral part of this review and should be read in conjunction with it.

          General Overview of BCG. Net income for 1994 was $2,229,400 as compared to $1,829,990 for 1993. Pretax earnings increased $520,000 over 1993, primarily due to an increase in net interest income of $533,000, reductions in salaries and benefits of $472,000, offset by reductions in loan sale gains of $431,000 and securities losses of $321,000.

          Earnings in 1994 included approximately $1,127,000 of tax benefits related to net operating losses of Americorp. The comparable benefit for 1993 was $313,000. The benefit was recognized under provisions of SFAS 109 "Accounting for Income Taxes". The statement requires that companies provide an allowance against any deferred tax assets when it is more likely than not that the asset will not be realized. At December 31, 1993, BCG did not recognize a significant deferred tax asset of Americorp and its wholly owned subsidiary Ameribank, which are consolidated, partially-owned subsidiaries of BCG. Americorp and Ameribank file income tax returns as a separate consolidated group, and their consolidated losses have not been available to BCG in its consolidated income tax returns. Through 1992, Americorp had cumulative Federal tax loss carryforwards approximating $6,000,000, and generated taxable earnings for 1993 of approximately $100,000. At December 31, 1993, BCG reduced its valuation allowance in an amount resulting in a deferred tax asset of $292,565. For 1994, the Americorp consolidated group had approximately $700,000 of taxable income, and management has projected to earn at least that amount in 1995 and for each year thereafter. Management then assessed the Americorp consolidated group's ability to utilize its tax attributes and further reduced in 1994 the valuation allowance resulting in the 1994 net income tax benefit of $1,127,000.

          The following table sets out certain ratios of BCG for the years indicated:

                                          1994    1993   1992
                                         ------  ------  -----
     Net income (loss) to:
      Average stockholders' equity       14.54%  13.88%  9.44%
      Average assets                      1.09%    .96%   .59%

     Average equity to average assets     7.49%   6.92%  6.25%

             Asset Quality. The allowance for loan losses represents an estimate of potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated monthly based on a regular review of the Banks' loan portfolios, with particular emphasis on non-accruing loans, past due loans, and other loans that management believes require attention.

             There was a favorable trend in the amount of loans past due by 90 days or more over the last year. The percentage of these past dues to the total loan portfolio was .32% at December 31, 1994, as compared to 1.09% at December 31, 1993. The Banks' levels of non-performing assets have decreased from $1,711,000 at December 31, 1993 to $961,000 at December 31, 1994, primarily due to continued net liquidation of foreclosed assets. Non-performing assets are composed of non-accrual loans (loans on which interest income is no longer being accrued), and foreclosed assets (assets acquired in full or partial satisfaction of debt).

             As a result of management's ongoing review of the loan portfolio, loans are classified as non-accruing when it is not reasonable to expect collection of interest under the original terms. These loans may be classified as non-accruing even though the presence of collateral or the borrower's financial strength may be sufficient to provide for ultimate repayment of principal.

             The following table provides data on the Banks' levels of past due loans as of December 31, 1994 and 1993.

                                               Loans Past Due
                                               (in thousands)
                                                         As of December 31,
                                      1994                             1993
                             ----------------------        --------------------------
                                           % of                               % of
                              Amount    Total Loans           Amount      Total Loans
                             ---------  -----------        -------------  -----------
  Days Past Due
  -------------

  Accruing Loans:
    30-90                    $1,049         .73%              $2,154          1.50%
    Over 90                      64         .04                  735           .51
                             ------        ----               ------          ----
    Total                     1,113         .77                2,889          2.01%
                             ------        ----               ------          ----
  Non-Accruals:
    30-90                        --          --                   --            --
    Over 90                     402         .28%                 827           .58%
                             ------        ----               ------          ----
    Total                       402         .28%                 827           .58%
                             ------        ----               ------          ----

  Total Loans:
    30-90                     1,049         .73%               2,154          1.50%
    Over 90                     466         .32                1,562          1.09
                             ------        ----               ------          ----
    Total                    $1,515        1.05%               3,716          2.59%
                             ======        ====               ======          ====

             Loans past due on interest and/or principal payments have decreased in dollar terms by 59.23% between year end 1993 and 1994. Commercial and commercial real estate loans 90 days or more past due as to principal or interest are transferred to non-accruing status unless fully secured by collateral. In addition, loans past due less than 90 days, which in the opinion of management present significant uncertainty as to collectability of interest, are also placed on non-accrual status. Installment loans and credit lines are charged off when losses become apparent, and in no event later than 120 days after the date on which the balance became past due. See "BANK CORPORATION OF GEORGIA -- Selected Statistical Financial Data."

             The allowance for loan losses represents an estimate of potential losses in the loan portfolio. Management determines the allowance level and its allocation based upon its judgment concerning factors affecting loan quality and its assumptions regarding the economy. Based upon its extensive ongoing review of the loan portfolio, management considers the 1994 year-end allowance for loan losses to be adequate to cover potential losses in the Bank's loan portfolio.

             The following table provides a reconciliation of the allowance for loan losses for the years 1994 and 1993.


                        Summary of Loan Loss Experience
                                (In thousands)

                                               1994          1993
                                            ----------    ----------
Balance at beginning of period              $2,061,117    $1,886,838
                                             ---------      --------
Charge offs:
    Commercial, financial and agricultural     247,873       114,847
    Real estate                                 86,377       180,736
    Consumer                                   100,463       129,778
                                             ---------     ---------

    Total                                      434,713       425,361
                                             ---------     ---------

Recoveries:
    Commercial, financial & agricultural        56,653       147,433
    Real estate                                 90,989        35,862
    Consumer                                    31,753        65,748
                                             ---------     ---------

    Total                                      179,395       249,043
                                             ---------     ---------

Net Charge-offs                                255,318       176,318
    Sales of Banking Units                    (166,000)           --
    Additions charged to operations            447,003       350,597
                                             ---------     ---------
    Balance at end of period                $2,086,802    $2,061,117
                                             ---------     ---------

    Ratio of net charge-offs during the
           period to average loans
           outstanding during the period          .178%         .129%
                                             =========     =========

             The current levels of loans on non-accrual status and the portfolio of other real estate owned impacts earnings as interest is not earned and additional costs are incurred in the disposition of these assets. In order to manage the non-performing assets, management of the Banks have established specific goals for the resolution of all loans on non-accrual status and all other real estate owned.

             Earning Assets. In 1994, earning assets averaged $189.2 million, a 7.7% increase from $175.7 million in 1993. During 1994, average total deposits increased $11.4 million. The proceeds of those deposits were used to fund loans, the average balance of which increased $6.8 million during 1994 and Federal Home Loan Bank deposits, the average balance of which decreased $37,000 during 1994.

             Loans. Loans are the single-largest component of earning assets, as well as the highest yielding component. Because of their importance, most other assets and liabilities are managed to accommodate the needs of the loan portfolio. At December 31, 1994 and 1993, loans represented 76.2% and 80.1% of interest-earning assets and 67.0% and 72.8%, respectively, of total assets.

             Net loans decreased $358,497, or .25% in 1994 as compared to year end 1993 balances. This followed an 8.5% increase in 1993.

             BCG's primary emphasis in terms of lending is on commercial business loans, as it attempts to define its market niche and decrease its credit risk exposure. From a marketing perspective, the Banks believe that the credit needs of small business owners, seeking credits under $1 million, are often not handled professionally by smaller banks and are not attractive to larger banks which typically pursue larger credits. This provides an opportunity to the Banks within their markets. From a perspective of credit risk reduction, the Banks' credit standards require that prospective commercial borrower's provide a high probability of adequate cash flow for debt service, as well as commercial real estate collateral and personal guarantees providing secondary loss protection for the Banks. Management believes this shift in emphasis should bolster the quality of the loan portfolio in the future. In connection with this increased emphasis on commercial business lending, the Banks increased their commercial, financial and agricultural loan portfolios by $2,597,240 during 1994, for an increase of 6.2% over 1993.

             Investments. BCG's investment portfolio constitutes the second-largest component of total earning assets. The portfolio serves several functions such as providing a vehicle for the investment of available funds at relatively attractive rates, furnishing liquidity to meet increased loan demand and supplying securities to pledge as collateral for public funds.

             During 1994, holdings in investment securities increased
    $7,215,303 or 23.5%. At December 31, 1994, investment securities represented 19.9% of interest-earning assets as compared to 17% at December 31, 1993. Securities with a carrying value of approximately $7,900,000 were pledged as collateral for public funds as of December 31, 1994.

             With the adoption of SFAS No. 115, BCG has reported the effect of the change in the method of accounting for investment securities as a separate component of equity, net of income taxes which resulted in a net unrealized loss on investment securities available for sale, net of tax, of $19,937 as of January 1, 1994, the date of the adoption of the accounting change. The net unrealized loss on investment securities available for sale, net of tax, amounted to $124,990 at December 31, 1994.

             In conjunction with the adoption of SFAS No. 115, BCG transferred securities previously accounted for at amortized cost totaling $30,720,853 to available for sale at January 1, 1994.

             Deposits. Total deposits increased by approximately $13,579,000 or 7.7%, in 1994 as opposed to an increase of $9,091,000 or 5.5%, during 1993.

             Non-interest-bearing deposits constituted 13.2% of total deposits at December 31, 1994 versus 11.8% at December 31, 1993. The increase of $4,281,000 from December 31, 1993 to December 31, 1994 is the result of management's marketing efforts to attract non-interest-bearing, fee-generating transaction accounts.

             Interest Rate Sensitivity. Interest rate sensitivity management seeks to maximize net interest income as a result of changing interest rates, but to do so without subjecting the interest margin to an imprudent degree of risk. BCG attempts to do this by structuring the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitutes a bank's interest rate sensitivity.

             An indicator of the interest rate sensitivity structure of a financial institution's balance sheet is the difference between its interest rate sensitive assets and interest rate sensitive liabilities, which is referred to as the "gap". BCG attempts to keep the gap between rate-sensitive assets and rate-sensitive liabilities at a minimum, preferring to increase the spread between matched assets and liabilities rather than place earnings at risk by attempting to predict the frequency, direction and magnitude of interest rate fluctuations.

             The schedule below reflects the gap positions of BCG's consolidated balance sheet as of December 31, 1994 and 1993. For a more detailed schedule, see "BANK CORPORATION OF GEORGIA -- Selected Statistical Financial Data."

     Rate Sensitivity Analysis

                               DECEMBER 31, 1994
                                 RATE SENSITIVE

                                  IMMEDIATELY                          181       OVER
                                     RATE       TWO TO     91 TO     DAYS TO     ONE
                                   SENSITIVE    90 DAYS   180 DAYS   ONE YEAR    YEAR     TOTAL
                                  -------------------------------------------------------------
     EARNING ASSETS
     -------------

     LOANS                           $ 25,524    41,677     16,207     20,258   39,490   143,426

     INVESTMENT
     SECURITIES                         3,500     6,520      6,000      4,254   17,447    37,721

     INTEREST-
     BEARING
     DEPOSITS                             ---       ---        ---        ---      ---       ---

     FEDERAL HOME
     LOAN BANK DEPOSITS                15,495       ---        ---        ---      ---    15,495

     INTEREST RATE SWAPS                  ---     5,000      5,000        ---      ---    10,000
                                     -----------------------------------------------------------
     TOTAL EARNING
     ASSETS                            44,519    53,197     27,207     24,782   56,937   206,642
                                     -----------------------------------------------------------

     SUPPORTING SOURCES
     OF FUNDS
     --------------------

     NOW AND MONEY
     MARKET ACCOUNTS                   56,898       ---        ---        ---      ---    56,898

     TIME CERTIFICATES
     OF DEPOSIT                           ---    22,805     21,098     21,243   34,836    99,982

     DEMAND DEPOSIT
     ACCOUNTS                          25,022       ---        ---        ---      ---    25,022

     SAVINGS ACCOUNTS                   7,420       ---        ---        ---      ---     7,420

     LONG-TERM DEBT/
     BORROWED MONEY                     2,801       ---        ---        ---      ---     2,801

     INTEREST RATE SWAP                   ---       ---      5,000      5,000      ---    10,000
                                     -----------------------------------------------------------

     TOTAL RATE
     SENSITIVE
     LIABILITIES                       92,141    22,805     26,098     26,243   34,836   202,123
                                     -----------------------------------------------------------

     PERIODIC GAP -
     INTEREST EARNING
     ASSETS (INTEREST
     BEARING LIABILITIES)             (47,622)   30,392      1,109     (1,461)  22,101
                                     -----------------------------------------------------------

     CUMULATIVE GAP -
     INTEREST EARNING
     ASSETS (INTEREST
     BEARING LIABILITIES)            $(47,622)  (17,230)   (16,121)   (17,582)   4,519     4,519

     CUMULATIVE RATIO
     OF INTEREST EARNING
     ASSETS TO INTEREST
     BEARING LIABILITIES                   48%       85%        89%        89%     102%

             The rate sensitivity analysis table is designed to demonstrate BCG's sensitivity to changes in interest rates by setting forth in comparative form the repricing maturities of BCG's assets and liabilities for the period shown. A ratio of interest earning assets to interest bearing liabilities (more interest earnings assets repricing in a given period than interest bearing liabilities) greater than 100% indicates that an increase in interest rates will generally result in an increase in net income for BCG and a decrease in interest rates will result in a decrease in net income. A ratio of earning assets to interest-bearing liabilities less than 100% indicates that a decrease in interest rates will generally result in an increase in net income for BCG and an increase in interest rates will result in a decrease in net income.

             At December 31, 1994, the gap analysis reflects a negative gap at the one-year interval equivalent to 11% of earning assets, as compared to 16.6% at December 31, 1993.

             Since all interest rates and yields do not adjust at the same velocity, the interest sensitivity gap is only an indicator of the potential effects of interest rate changes on net interest income.

             Liquidity. Liquidity management involves the ability to meet cash flow requirements of customers who may be depositors making withdrawals or borrowers who require credit funding. BCG's cash flows are generated from interest and fee income, as well as from loan repayments, deposit acquisition, and maturities or sales of investments. BCG's liquidity needs are provided for primarily through short-term securities, and the maturing of loans. Federal funds sold, which averaged approximately $5,407,000 in 1993, as well as interest-bearing deposits with the Federal Home Loan Bank which averaged $12,704,000 in 1994, represent BCG's primary source of immediate liquidity and were maintained at a level adequate to meet immediate needs. Maturities in BCG's loan and investment portfolios are monitored regularly to avoid matching short-term deposits with long-term loans and investments.
        Other assets and liabilities are also monitored in an effort to provide the proper balance between liquidity, safety and profitability. This monitoring process must be continuous due to the constant flow of cash which is inherent in a financial institution.

             Americorp borrowed $500,000 from BCG on December 31, 1991. Principal and any accrued interest were due on December 31, 1993. Repayment of the note was accomplished on December 10, 1993 as part of a restructuring of Americorp's capital. See "THE AMERICORP MERGER-- Reasons For The Americorp Merger."

             BCG experienced an increase of $7,818,920 in cash and cash equivalents during 1994, and operating activities provided $2,337,379 of cash primarily from income from operations.

             Investing activities used $29,319,352 in cash and cash equivalents, the most significant uses being the cash transferred upon the sale of Ashburn Bank of $12,517,604 and the cash used to fund a net increase in loans of $8,222,820.

             Financing activities provided $34,800,893 of cash and cash equivalents during 1994 due to the net increase in deposits during the year.

             Capital Resources And Dividends. At December 31, 1994, BCG had capital in excess of regulatory minimums, as measured by its ending equity to assets ratio of 7.55%, compared to 7.09% at December 31, 1993. The increase was the result of net earnings of $2,229,400.

             Debt. On December 31, 1991, Americorp borrowed $500,000 from BCG, the proceeds of which were invested in Ameribank in the form of additional equity capital.

        Results of Operations - 1994 Versus 1993

             BCG's net income after minority interest in earnings of Americorp for 1994 was $2,229,400 versus $1,829,990 for 1993, an increase of
        $399,410. 1994 income was $1.19 common share versus income of $1.02 per common share for 1993. The increase in net income resulted primarily from the recognition of a net deferred tax benefit of $1,127,000. Earnings before income taxes increased $519,528 for 1994 over 1993.

             Net interest income increased $532,920 or 5.9% from $9,042,404 in 1993 to $9,575,324 in 1994. The effect of volume changes was to increase net interest income by $664,767, and the effect of rate changes decreased net interest income by $131,847. Yields on interest earning assets declined from 8.60% to 8.52% from 1993 to 1994. The cost of interest bearing liabilities increased from 3.88% to 3.95% over the same period. The effect of these charges was to decrease the net interest margin from 5.15% in 1993 to 5.06% in 1994. Net interest income increased despite the decline in the net interest margin because interest earning assets increased more than interest bearing liabilities by $4.6 million.

             BCG has entered into interest rate swap contracts to hedge fixed rate loans on its balance sheet. The national amount of these contracts, which were entered into in 1992, was $10,000,000 at December 31, 1994. The effect on the results of operations for 1994 was to increase interest expense by $160,000 for 1994 versus $264,000 for 1993. Changes in the amount of interest expense were due to changes in the underlying rates on the interest rate swap contracts.

             The provision for loan losses of BCG for 1994 was $447,000 compared to a provision in 1993 of $351,000. Net charge-offs for 1994 were $256,000 compared to net charge-offs of $176,000 in 1993. The allowance for loan losses at December 31, 1994 and 1993 was $2,086,802 and $2,061,117, respectively. The allowance for loan losses represented 1.43% and 1.44% of gross outstanding loans at December 31, 1994 and 1993, respectively. Nonaccrual loans at December 31, 1994 and 1993 amounted to $409,000 and $827,000, respectively.

             Non-interest income declined by $439,181 or 14.8% from 1993 to 1994. This was the result of a decline on the gains on loan sales of $430,872, securities losses of $320,560 for 1994 compared to securities gains of $27,790 in 1993, a reduction in the gain on SBA loan sales of $222,225, and a reduction in deposit account service charges of $98,324 offset by gains on the sale of the Ashburn and Ben Hill Banking Units of $814,035.

             Non-interest expense decreased by $522,195 or 5.6% from 1993 to 1994. The decrease was due primarily to a decrease in salaries and employee benefits of $472,035. The decline in salaries and benefits was primarily due to the reduction in expenses resulting from the sale of two bank branches in 1994.

             BCG recognized an income tax benefit of $81,637 in 1994 compared to a tax provision of $343,735 in 1993. The significant changes between periods were the result of the recognition of deferred tax assets (through reduction of the valuation allowance) of Americorp. Americorp had significant unrecognized tax benefits in the form of Federal and State operating loss carryforwards that were the result of significant operating losses through 1992. In 1993, Americorp made approximately $115,000 before income taxes, and BCG recognized approximately $312,000 in deferred tax assets through a reduction of valuation allowance. Upon adoption of SFAS No. 109, BCG recognized $601,000 of deferred tax assets related to Americorp that was used entirely to eliminate goodwill recorded from early transactions. In 1994, after the improvements in earnings and positive earnings prospects for Americorp, BCG reduced the deferred tax asset valuation allowance for them by $1,127,000. BCG has a $557,000 valuation allowance at December 31, 1994 which is expected to be fully utilized during 1995.

        Results Of Operations - 1993 Versus 1992

             The net income after minority interest in earnings of subsidiary for 1993 was $1,829,990 versus 1,115,400 for 1992, an increase of
        $714,590. 1993 income was $1.02 per common share versus $.62 per common share for 1992. The increased income resulted primarily from adoption of FASB 109, "Accounting for Income Taxes", increased fee income and reduced expenses related to other real estate owned.

             Net interest income increased $269,490 or 3.1% from $8,772,914 in 1992 to $9,042,404 in 1993. The effect of volume changes was to increase net interest income by $739,613, combined with the effect of rate changes which decreased net interest income by $407,122. Yields on interest earning assets declined from 9.49% in 1992 to 8.60% in 1993. The cost of interest bearing liabilities declined from 4.80% in 1992 to 3.88% in 1993. The effect of these changes was to increase the net interest margin from 5.09% in 1992 to 5.15% in 1993.

             BCG's results of operations include interest expense related to interest rate swap contracts of $264,000 for 1993 versus $117,000 for 1992. The interest expense related to these contracts increased from 1992 to 1993 primarily as a result of these contracts being entered into in April and October of 1992.

             The provision for loan losses of BCG for 1993 was $351,000 compared to a provision in 1992 of $195,000. The increase in 1993 is primarily attributable to the fact that Americorp (through its subsidiary, Ameribank) recognized a provision of $163,000 which credited to operations during 1992. Americorp made significant recoveries during 1992 (amounting to $67,000), and those recoveries, coupled with significant past provision charges and resolution of problem loans with less losses than originally anticipated resulted in the provision credit. The allowance for loan losses at December 31, 1993 and 1992 was $2,061,117 and $1,886,838, respectively. The allowance for loan losses represents 1.44% and 1.41% of gross outstanding loans at December 31, 1993 and 1992, respectively. Non-accrual loans at December 31, 1993 and 1992 amounted to $827,000 and $844,000, respectively.

               Non-interest income increased by $1,180,798 or 66.1% from 1992 to 1993. This was primarily a result of increases in SBA loan fees and loan sale gains and mortgage origination fees.

               Non-interest expenses increased by $319,768 or 3.5% from 1992 to 1993. The increase was due primarily to an increase in salaries and employee benefits of $638,428 offset by a decrease in other operating expenses of $296,350. The decline in other operating expenses was primarily due to reductions in expenses associated with other real estate owned of $148,000 and the reduction of amortization expense due to the write-off of non-compete agreements in 1992 amounting to $174,000.

               BCG recognized an income tax provision of $431,200 on $1,304,822 of pretax book income in 1993, versus a tax provision of $343,735 on pretax book income of $2,279,804 in 1992. The primary difference between the two periods is that in 1992 the tax benefits related to BCG's subsidiary, Americorp, had not been recognized. In 1993, after Americorp's first year of earnings, $312,000 of deferred tax benefits were recognized through a reduction of valuation allowance. Upon adoption of SFAS No. 109, $601,000 of deferred tax assets were recognized and used entirely to eliminate goodwill previously recorded upon the acquisition of Americorp by BCG.

               Inflation. Although inflation affects the growth of total assets, it is difficult to measure its impact precisely. Net income is also affected by inflation, but again there is no simple way to measure its effect on the various types of income and expense. Interest rates and operating expense, in particular, are significantly affected by inflation, but neither the timing nor the magnitude of interest-rate changes coincide with changes in the Consumer Price Index.

               Due to the complexities of measuring the effects of inflation on BCG's consolidated financial statements, management believes that it would be misleading to attempt to quantify those effects.

        Management's Discussion And Analysis of Financial Condition and Results of Operations for the Nine Months Ended September 30, 1995 and 1994

               Earnings Summary. Net income for the first nine months of 1995 was $2,299,045, an increase of $417,457 over the same period in 1994. The income per share for these two periods was $1.17 and $.97, respectively. Before minority interests, BCG had earnings of $2,561,511 and $2,100,559 for the first nine months of 1995 and 1994, respectively.

               Net interest income for the nine months ended September 30, 1995 increased $1,760,371 or 25.1% over the same period in 1994. This increase is primarily due to an increase in net interest earning assets over the same period in 1994, increased loan fee income, and deposit costs increasing by less than yields on assets.

               The net interest margin, as a percentage of earning assets, increased to 5.87% for the first nine months of 1995 as compared to 5.05% for the same period in 1994. This rise can be explained by the same factors discussed above.

               Non-interest income for the nine-month period decreased $645,980, or 27.7% from 1994 to 1995. This decrease was primarily the result of a gain on the sale of a bank branch which occurred during the third quarter of 1994.

               Non-interest expense increased by $263,835 in the first nine months of 1995 from the same period in 1994, an increase of 4.0%. The increase was primarily due to an increase in salaries and employee benefits over the same period in 1994. The increase in salaries and benefits was primarily the result of the opening of a new bank branch in late 1994.

               For the first nine months of 1995, return on average equity was 16.95% on an annualized basis versus 16.52% for the same period a year earlier. The improvement was primarily due to an increase in earnings before income taxes of $460,952 over the comparable period in the previous year.

               Accounting for Impairment of a Loan. As of January 1, 1995, BCG adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount, existing at the inception or acquisition of the loan, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. As of January 1, 1995, BCG adopted SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" which amends SFAS 114 to require information about the recorded investment in certain impaired loans and eliminates the provisions of SFAS 114 regarding how a creditor should report income on a impaired loan. SFAS 118 allows creditors to use existing methods for recognizing income on impaired loans, including methods used by certain industry regulators. As of the date of adoption, and as of September 30, 1995, the impact of SFAS 114 and SFAS 118 is not material to the BCG's consolidated financial statements.

               Risk Elements. The allowance for loan losses at September 30, 1995 was $2,375,227 or 13.82% and 15.46% higher than at December 31,
        1994 and September 30, 1994, respectively. At September 30, 1995 the allowance represented 1.50% of total loans as compared with 1.47% at December 31, 1994 and 1.43% at September 30, 1994. At September 30, 1995 non-performing loans represented .12% of total loans as compared with .33% at December 31, 1994 and .40% at September 30, 1994. The allowance for loan losses as a percentage of non-performing loans was 1200% at September 30, 1995 as compared with 448% at December 31, 1994 and 357% at September 30, 1994.

               Capital Resources. Shareholders' equity of $19,280,232 at September 30, 1995 increased 19.5% over the same period in 1994 resulting in book value per outstanding common share of $10.24 compared to $8.59 at September 30, 1994. Capital for BCG is above regulatory requirements, with GAAP equity of 8.46% of total assets at September 30, 1995.

               Set forth below are pertinent capital ratios for BCG as of September 30, 1995:

                  Minimum Capital Requirement                       BCG
                  ---------------------------                       ---

                  Consolidated Tier 1 Capital to Risk-based      10.58%/(1)/
                    Assets: 4.00%

                  Total Capital to Risk-based                    11.78%/(2)/
                    Assets: 8.00%

                  Leverage Ratio (Tier 1 Capital                  7.94%/(3)/
                    to Total Assets): 3.00%

        /(1)/ Minimum for "Well-Capitalized Banks" = 6%.
        /(2)/ Minimum for "Well-Capitalized Banks" = 10%
        /(3)/ Minimum for "Well-Capitalized Banks" = 5%.

               For a discussion of the capital ratios for each of the Banks as of September 30, 1995, see "SUPERVISION AND REGULATION--Capital Adequacy."

               Liquidity and Interest Rate Sensitivity. Liquidity management involves the ability to meet cash flow requirements of customers who may be depositors making withdrawals or borrowers needing credit funding. BCG's cash flows are generated from interest and fee income, as well as from loan repayments, deposit acquisition, and maturities or sales of investments. BCG's liquidity needs are provided for primarily through short-term securities, and the maturing of loans. Federal funds sold represent BCG's primary source of immediate liquidity and were maintained at a level adequate to meet immediate needs. Federal funds averaged approximately $9,845,995 and $12,443,495 for the nine months ended September 30, 1995 and 1994, respectively. Maturities in BCG's loan and investment portfolios are monitored regularly to avoid matching short-term deposits with long-term loans and investments. Other assets and liabilities are also monitored to provide the proper balance between liquidity, safety, and profitability. This monitoring process must be continuous due to the constant flow of cash which is inherent in a financial institution.

               BCG actively manages its interest rate sensitive assets and liabilities to reduce the impact of interest rate fluctuations. At September 30, 1995, BCG's rate sensitive liabilities exceeded rate sensitive assets due within one year by $45,873,000.

               BCG manages its liquidity through the volatility of its deposits and patterns in loan demand, its current liquidity position, its ability to control funding needs and potential sources of funds. As part of managing liquidity, BCG monitors its loan to deposit ratio on a daily basis. The target ratio is 85%. At September 30, 1995 the ratio was 80.7%.

               BCG experienced a net decrease in cash and cash equivalents, its primary source of liquidity, of $5,155,015 during the first nine months of 1995. Operating activities provided $3,084,330 of funds.
        Adjustments to net income for non-cash expenses of depreciation, amortization, and provision for loan losses of $676,912 are included in this amount as a net provision of funds. Investing activities used $15,163,166 of funds, primarily due to an increase in loans and purchases of investment securities during the nine-month period. Financing activities provided net cash of $6,923,821 due to increases in deposit accounts during the nine-months ended September 30, 1995.

          FASB Statements. The Financial Accounting Standards Board (the "FASB") recently issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995 with early adoption permitted. Presently, BCG is unable to determine the impact that adoption of SFAS 121 will have on the consolidated financial statements, but management anticipates that the impact will not be material.

                      Selected Statistical Financial Data

               The following tables set forth certain statistical information and should be read in conjunction with the consolidated financial statements of BCG. Averages referred to in the following statistical information are generally average daily balances.

        Average Balance Sheets

               Condensed average balance sheets for the periods indicated are presented below.

                                                                Year Ended December 31,
                                                                -----------------------

                                                            1994           1993          1992
                                                            ----           ----          ----
ASSETS

Interest earning assets:
      Interest-bearing deposits in banks                $ 12,704,322     7,667,305    13,511,687
      Taxable investment securities -- held to             6,995,261    19,921,227    21,388,847
              maturity
      Taxable investment securities -- available          25,627,985            --            --
              for sale
      Nontaxable investment securities -- held to            516,409     1,068,187     2,052,126
              maturity
      Federal funds sold                                          --    10,480,959     7,622,510
      Loans                                              143,366,192   136,601,771   127,702,023
                                                        ------------   -----------   -----------
Total interest-earning assets                            189,210,169   175,739,449   172,277,193
                                                        ============   ===========   ===========
      Allowance for loan losses                           (2,063,487)   (1,995,453)   (1,957,653)
      Cash and due from banks                              5,848,573     5,325,846     6,429,398
      Other assets                                        11,605,316    11,325,576    12,353,504
                                                        ------------   -----------   -----------
Total Assets                                            $204,600,571   190,395,418   189,102,442
                                                        ============   ===========   ===========

LIABILITIES & SHAREHOLDER'S EQUITY

Interest-bearing liabilities:
      Deposits:
      Interest-bearing demand                           $ 60,322,956    67,781,344    67,458,353
      Savings                                              8,774,613    10,785,816     9,405,027
      Time                                                87,741,445    69,712,760    73,758,721
      Other borrowings                                     8,697,269     8,386,160     7,369,271
Total interest-bearing liabilities                       165,536,283   156,666,080   157,989,372
                                                        ============   ===========   ===========
Non-interest-bearing demand deposits                      21,999,246    19,156,441    17,699,992
Other liabilities                                          1,733,042     1,392,897     1,594,078
                                                        ------------   -----------   -----------
      Total liabilities                                  189,268,571   177,215,418   177,283,442
Shareholder's equity                                      15,332,000    13,180,000    11,819,000
                                                        ------------   -----------   -----------
Total liabilities and shareholder's equity              $204,600,571   190,395,418   189,102,442
                                                        ============   ===========   ===========

     Interest Income and Interest Expense

          The following table sets forth the amount of interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.


                                                          Year Ended December 31,
                                   ------------------------------------------------------------------
                                             1994                   1993                  1992
                                   -----------------------  --------------------  -------------------
                                        Total     Average     Total     Average     Total     Average
                                      Interest     Yield/    Interest    Yield/    Interest    Yield/
                                                    Rate                  Rate                  Rate
                                   -----------------------  --------------------  -------------------
INTEREST INCOME
Interest on fees and loans/(1)/      $14,001,609     9.77%  13,694,388    10.03%  14,153,379    11.08%
Interest on taxable securities           470,704     6.73%     779,564     3.91%   1,196,104     5.59%
  -- held to maturity
Interest on taxable securities         1,044,007     4.07%          --       --           --       --
  -- available for sale/(2)/
Interest on nontaxable                    53,068    10.28%     113,037    10.58%     186,746     9.10%
 securities -- held to maturity
Interest on Federal Funds sold                --       --      304,189     2.90%     254,504     3.34%
Interest on deposits in banks            544,223     4.28%     226,662     2.96%     565,714     4.19%
                                     -----------           -----------           -----------
   Total interest income              16,113,611     8.52%  15,117,840     8.60%  16,356,446     9.49%
                                     -----------           -----------           -----------
INTEREST EXPENSE
Interest on interest-bearing
  demand deposits                      1,864,290     3.09%   2,052,980     3.03%   2,518,911     3.73%
Interest on savings deposits             245,135     2.79%     319,411     2.96%     356,285     3.79%
Interest on time deposits              3,804,132     4.34%   2,991,067     4.29%   4,214,241     5.71%
Interest on other borrowings             624,730     7.18%     711,978     8.49%     494,095     6.70%
                                     -----------           -----------           -----------
   Total interest expense              6,538,287     3.95%   6,075,436     3.88%   7,583,532     4.80%
                                     -----------           -----------           -----------
NET INTEREST INCOME                  $ 9,575,324             9,042,404             8,772,914
                                     ===========           ===========           ===========

Net interest spread                                  4.57%                 4.72%                 4.69%
                                                    =====                 =====                 =====
Net yield on avg. interest-
  earning assets                                     5.06%                 5.15%                 5.09%
                                                    =====                 =====                 =====

     /(1)/Interest and fees on loans include $696,206, $704,479 and $953,507 of loan fee income for the years ended December 1994, 1993 and 1992, respectively. Interest income recognized during 1994, 1993 and 1992 on non-accrual loans was $11,000, $15,000 and $15,000, respectively.

     /(2)/The average yield on available for sale securities represents income on available for sale securities net of adjustments for market gains and losses.

     Rate and Volume Analysis

          The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volumes multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume); and (iii) a combination of changes in rate and changes in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.



                                          YEAR ENDED DECEMBER 31,
                                               1994 vs. 1993

                                              Changes Due To:

                                                              Increase
                                        Rate       Volume    (Decrease)
                                     -----------------------------------
Increase (decrease) in:
Income from interest-earning
 assets:
Interest and fees on loans           $(359,410)    666,631     307,221
Interest on taxable securities --      196,545    (505,405)   (308,860)
 held to maturity
Interest on taxable securities --           --   1,044,007   1,044,007
 available for sale
Interest on nontaxable securities       (3,177)    (56,792)    (59,969)
Interest on Federal funds sold        (152,094)   (152,095)   (304,189)
Interest on deposits in banks          128,936     188,625     317,561
                                     -----------------------------------
   Total interest income              (189,200)  1,184,971     995,771
                                     -----------------------------------

Expense from interest-bearing
 liabilities:
Interest on interest-bearing            41,094    (229,784)   (188,690)
 deposits
Interest on savings deposits           (17,303)    (56,973)    (74,276)
Interest on time deposits               31,727     781,338     813,065
Interest on other borrowings          (112,871)     25,623     (87,248)
                                     -----------------------------------
   Total interest expense              (57,353)    520,204     462,851
                                     -----------------------------------

  Net interest income                $(131,847)    664,767     532,920
                                     ===================================


                                          YEAR ENDED DECEMBER 31,
                                               1993 vs. 1992

                                              Changes Due To:

                                                                  Increase
                                         Rate        Volume      (Decrease)
                                     ----------------------------------------
Increase (decrease) in:
 Income from interest-earning
     assets:
 Interest and fees on loans           $(1,405,623)    946,632       (458,991)
 Interest on taxable securities --       (339,051)    (77,489)      (416,540)
     held to maturity
 Interest on nontaxable securities         26,716    (100,425)       (73,709)
 Interest on Federal funds sold            36,501      86,187        122,688
 Interest on deposits in banks           (137,180)   (201,872)      (339,052)
                                     ----------------------------------------
   Total interest income               (1,818,637)    653,033     (1,165,604)
                                     ----------------------------------------

 Expense from interest-bearing
     liabilities:
 Interest on interest-bearing            (477,936)     12,005       (465,931)
     deposits
 Interest on savings deposits             (84,593)     47,718        (36,875)
 Interest on time deposits             (1,002,495)   (220,679)    (1,223,174)
 Interest on other borrowings             143,507      74,377        217,884
                                     ----------------------------------------
   Total interest expense              (1,421,517)    (86,579)    (1,508,096)
                                     ----------------------------------------

     Net interest income              $  (397,120)    739,612        342,492
                                     ========================================

                              INVESTMENT PORTFOLIO

     Types of Investments

          The carrying amounts of investment securities at the dates indicated are summarized as follows:


                                            DECEMBER 31,
                                =====================================
                                    1994         1993        1992
                                -------------------------------------
U.S. Treasury and other U.S.
  Government agencies and        $37,535,403  29,935,595  16,548,114
  corporations
Municipal securities                 400,753     785,258   1,865,448
                                -------------------------------------
  Total                          $37,936,156  30,720,853  18,413,562
                                =====================================

     Maturities

          The amounts of investment securities in each category as of December 31, 1994 are shown in the following table according to contractual maturity classifications (i) one year or less, (ii) after one year through five years, (iii) after five years through ten years, and (iv) after ten years.


                                             DECEMBER 31, 1994
                                   -------------------------------------------
                                     U.S. TREASURY AND
                                          OTHER
                                      U.S. GOVERNMENT           MUNICIPAL
                                         AGENCIES
                                     AND CORPORATIONS           SECURITIES
                                   -------------------------------------------
                                      Amount       Yield       Amount   Yield
                                   -------------------------------------------
One year or less                     $19,806,951    5.37%       69,270   7.33%
After one year through five
 years                                15,914,104    7.72       132,477  10.39
After five years through ten           1,814,348    7.67             0   0.00
  years
After ten years                                0    0.00       199,006   9.10
                                   -------------             ---------
          Total                      $37,535,403    6.48%      400,753   9.24%
                                   =============             =========

                                 LOAN PORTFOLIO

     Types of Loans

          The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.


                                           SEPT. 30,                              DECEMBER 31,
                                        --------------  ----------------------------------------------------------------
                                              1995          1994         1993         1992         1991         1990
Commercial, financial and                 $ 43,084,963  $ 44,528,083   41,930,843   35,349,932   30,382,438   30,733,681
   agricultural
Real-estate construction                    16,986,985    18,162,800   10,889,559    4,426,925    5,122,360    7,026,506
Real-estate mortgage                        87,649,924    72,932,558   80,228,323   81,006,262   76,847,750   73,054,524
Consumer installment loans
   and other                                10,898,990     8,667,683   11,582,382   12,814,219   13,702,165   14,072,455
                                        --------------  ----------------------------------------------------------------
                                           158,620,862   144,291,124  144,631,107  133,597,338  126,054,713  124,887,166
Less:
   Unearned discount                           688,396       858,568      855,502    1,089,893      856,443            0
   Unearned interest                             4,213         5,609       15,846       32,017       50,070       82,787
   Allowance for loan losses                 2,375,227     2,086,802    2,061,117    1,886,838    1,893,578    2,569,582
                                        --------------  ----------------------------------------------------------------
                                          $155,553,026  $141,340,145  141,698,642  130,588,590  123,254,622  122,234,797
                                        ==============  ================================================================

     Maturities and Sensitivity to Changes in Interest Rates

          Total loans as of the indicated dates are shown in the following table according to maturity classifications (i) one year or less, (ii) after one year through five years and (iii) after five years.


                                      SEPTEMBER 30,  DECEMBER 31,
                                          1995           1994
                                      -------------  ------------
Maturity:

One year or less:
Commercial and financial               $ 15,079,737  $ 15,584,829
Real estate-construction                 14,608,807    15,620,008
All other loans                          29,564,674    24,480,072
                                      -------------  ------------
                                         59,253,218    55,684,909
                                      -------------  ------------

After one year through five years:
Commercial and financial                 18,095,684    18,701,795
Real estate-construction                  1,358,959     1,453,024
All other loans                          45,332,500    37,536,111
                                      -------------  ------------
                                         64,787,144    57,690,930
                                      -------------  ------------

After five years:
Commercial and financial                  9,909,541    10,241,459
Real estate-construction                  1,019,219     1,089,768
All other loans                          23,651,739    19,584,058
                                      -------------  ------------
                                         34,580,500    30,915,285
                                      -------------  ------------

                                       $158,620,862  $144,291,124
                                      =============  ============

          The following table summarizes loans at the indicated dates with due dates after one year and which have predetermined and floating or adjustable interest rates:


                                     SEPTEMBER 30,        DECEMBER 31,
                                         1995                 1994
                                     ---------------------------------
Predetermined interest rates          $45,669,369          $40,723,416
Floating or adjustable
  interest rates                       53,698,274           47,882,798
                                     ---------------------------------
                                      $99,367,643          $88,606,215
                                     =================================

     Non-performing Loans

          Information with respect to non-accrual, past-due and restructured loans at the indicated date is as follows:


                                          Sept. 30,                      DECEMBER 31,
                                            1995            1994     1993      1992     1991       1990
                                          ---------   -------------------------------------------------
Non-accrual loans                          $193,000     $402,000  827,000   885,000  802,000  3,066,000

Loans contractually past due ninety
  days or more as to interest or              3,000       64,000  735,000   159,000  265,000    324,000
  principal payments and still accruing

Loans, the terms of which have been
  renegotiated to provide a reduction or
  deferral of interest or principal
  because of deterioration in the                 0            0        0         0        0          0
  financial position of the borrower

Loans, now current about which there
  are serious doubts as to the ability of
  the borrower to comply with present             0            0        0         0        0          0
  loan repayment terms

          The reduction in interest income associated with non-accrual and renegotiated loans as of September 30, 1995 and December 31, 1994 is as follows:


          Interest income that would
           have been recorded on          $    19,617  $    77,000  $    76,000
           non-accrual and restructured
           loans under original terms

          Interest income that was
           recorded on non-accrual and              0       15,000       15,000
           restructured loans

          Outstanding loan commitments     14,544,000   12,798,000   11,081,000
           and letters of credit          ===========  ===========  ===========

          For a discussion of the policy of the Banks for placing past-due loans on a non-accrual status, see "BANK CORPORATION OF GEORGIA -- Management's Discussion and Analysis of Financial Condition and Results of Operation for the Years Ended December 31, 1994 and 1993."

          Nonperforming Assets. The following table presents a history of BCG's nonperforming assets for the past five years and at September 30, 1995.


                                                                   Nine Months
                                  Year Ended December 31,             Ended
                                                                  September 30,
($ in thousands)              1994   1993   1992   1991   1990        1995
                              ----   ----   ----   ----   ----        ----
Nonaccrual loans             $  402    827    885    802  3,066       193
Loans past due 90 days
    or more                      64    735    159    265    324         3
                             ------  -----  -----  -----  -----       ---
Total nonperforming
    loans                       466  1,582  1,044  1,067  3,390       196

Other real estate owned         559    884    931  2,595  2,024       312
                             ------  -----  -----  -----  -----       ---
Total nonperforming
    assets                   $1,025  2,446  1,975  3,662  5,414       508
                             ======  =====  =====  =====  =====       ===

          Beginning in 1990, the consolidated financial statements of BCG included the accounts of Americorp. At the time of BCG's acquisition of Americorp in 1990, Americorp had significant asset quality problems. See "THE AMERICORP MERGER -- Reasons For and background of the Americorp Merger." The decline in nonperforming assets from 1990 to 1994 was primarily the result of the cleanup of the nonperforming assets of Americorp.

          The following table presents a history of amounts of other real estate owned by BCG that are attributable to write downs and sales at year end for the past five years and for the nine months ended September 30, 1995.

                                                                 Nine Months
                                  Year Ended December 31,           Ended
                                                                 September 30,
                               1994   1993  1992   1991  1990        1995
                               -----  ----  -----  ----  ----        ----
Writedowns of other real
  estate included in
  results of operations       $  61    92    177   208    --          --
                              -----   ---  -----   ---   ---         ---
Proceeds of sales of other
  real estate                 $ 455   197  1,053   401    96         131
                              =====   ===  =====   ===   ===         ===

                        SUMMARY OF LOAN LOSS EXPERIENCE

          The following table summarizes average loan balances for each year determined by using the daily average balances during the year; changes in the reserve for possible loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the reserve which have been charged to operating expense; and the ratio of net charge-offs during the period to average loans.

                                             NINE
                                            MONTHS
                                            ENDED                                       YEAR ENDED
                                         SEPTEMBER 30,                                 DECEMBER 31,
                                             1995             1994           1993          1992          1991          1990
                                        ---------------   ---------------------------------------------------------------------
Average amount of loans outstanding      $150,368,070     $143,366,192   136,601,771   127,702,024   124,735,000   124,300,000
                                        ===============   =====================================================================

Balance of allowance for loan
  losses at beginning of period             2,086,082        2,061,117     1,886,838     1,893,578     2,569,582     1,066,525
                                        ---------------   ---------------------------------------------------------------------

Loans charged off
  Commercial                                  (64,227         (247,873)     (114,847)     (422,481)   (1,447,351)     (124,210)
  Real estate                                  (2,007          (86,377)     (180,736)      (87,521)     (551,489)     (240,407)
  Installment                                 (63,223         (100,463)     (129,778)     (242,547)     (247,553)     (182,308)
                                        ---------------   ---------------------------------------------------------------------
                                             (129,457)        (434,713)     (425,361)     (752,549)   (2,246,393)     (546,925)
                                        ---------------   ---------------------------------------------------------------------

Loans recovered
  Commercial                                   24,621           56,653       147,433       420,553       224,573        24,063
  Real estate                                  22,627           90,989        35,862        48,686        80,719        83,225
  Installment                                  36,400           31,753        65,748        81,511        97,097        26,072
                                        ---------------   ---------------------------------------------------------------------
                                               83,648          179,395       249,043       550,750       402,389       133,360
                                        ---------------   ---------------------------------------------------------------------

Net charge offs                               (45,809)        (255,318)     (176,318)     (201,799)   (1,844,004)     (413,565)
                                        ---------------   ---------------------------------------------------------------------

Sales of banking units                             --         (166,000)           --            --            --            --

Allowance of subsidiary acquired
                                                   --               --            --            --            --     1,642,915
                                        ---------------   ---------------------------------------------------------------------

Additions to allowance
  charged to operating expense
  during period                               335,004          447,003       350,597       195,059     1,168,000       273,707
                                        ---------------   ---------------------------------------------------------------------

Balance of allowance for loan
  losses at end of period                $  2,375,277     $  2,086,802     2,061,117     1,886,838     1,893,578     2,569,582
                                        ===============   =====================================================================

Ratio of net loans charged
  off during the period to
  average loans outstanding                      0.04%            0.18%         0.13%         0.16%         1.48%         0.33%
                                        ===============   =====================================================================

     Percent of Loans in Each Category to Total Loans

          The following table shows the percentage that the loans in the commercial, real estate installment categories bear to the total amount of all loans for the period indicated.


                                  SEPT. 30,             DECEMBER 31,
                                     1995     1994   1993   1992   1991   1990
                                -----------  ---------------------------------
Commercial, financial                27%      31%    29%    26%    24%    25%
  and agricultural
Real Estate                          66%      63%    63%    64%    65%    64%
Installment                           7%       6%     8%    10%    11%    11%
                                -----------  ---------------------------------
                                    100%     100%   100%   100%   100%   100%


     Allocation of Allowance for Loan Losses

          The following table shows the allocation of allowance for loan losses among commercial and financial loans, real estate loans and installment loans for the periods indicated.


                                          SEPT. 30,                        DECEMBER 31,
                                            1995         1994        1993       1992       1991       1990
                                        -----------   ------------------------------------------------------
Commercial, financial and                $1,178,437   $1,189,893    556,499  1,059,271  1,220,032    583,568
  agricultural
Real estate                                  36,824      414,645    875,769    219,348    464,873  1,129,489
Installment                               1,160,016      482,264    628,849    608,129    208,673    856,526
                                        -----------   ------------------------------------------------------

                                         $2,375,277   $2,086,802  2,061,117  1,886,838  1,893,578  2,569,582
                                        ===========   ======================================================

                                    DEPOSITS

          Average amounts of deposits and average rates paid thereon, classified as to non-interest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the years indicated are presented below.

                                                          Year Ended December 31,
                                        ----------------------------------------------------------
                                                 1994                1993                1992
                                           Amount     Rate     Amount     Rate     Amount     Rate
                                        ----------------------------------------------------------
Non-interest bearing demand deposits    $ 21,999,246  0.00%   19,156,441  0.00%   17,699,992  0.00%
Interest-bearing demand deposits          60,322,956  3.09%   67,781,344  3.03%   67,458,353  3.73%
Savings deposits                           8,774,613  2.79%   10,785,816  2.96%    9,405,027  3.79%
Time deposits                             87,741,445  4.34%   69,712,760  4.29%   73,756,721  5.71%
                                        ------------         -----------         -----------

     Total deposits                     $178,838,260         167,436,361         168,320,093
                                        ============         ===========         ===========

          Amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1994 are shown in the table below based on time to maturity:


     Three months or less                     $ 5,606,657
     Over three through six months              5,811,279
     Over six months through twelve months      8,343,141
     Over twelve months                         7,521,923
                                               ----------
                                              $27,283,000
                                               ==========


                   RETURN ON ASSETS AND SHAREHOLDERS' EQUITY

          Rate of return information for the years indicated is presented below:


                              Year Ended December 31,
                               1994      1993    1992
                              ------------------------
Return on average assets       1.09%     0.96%   0.59%
Return on average equity      14.54%    13.88%   9.44%
Dividend payout ratio          4.81%     2.81%   4.59%
Equity to assets ratio         7.49%     6.92%   6.25%


     Description of BCG Capital Stock.

          The summary of certain terms and provisions of the BCG capital stock contained in this Proxy Statement/Prospectus does not purport to be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the BCG Articles, as amended, and the BCG Bylaws, as amended, copies of which are filed as exhibits to the Registration Statement.

          The BCG Articles authorize the issuance of up to 3,000,000 shares of BCG Common Stock, $1.00 par value per share. BCG also has authorized 500,000 shares of preferred stock, $1.00 par value per share (the "BCG Preferred Stock"). On September 30, 1995, BCG had issued and outstanding 1,878,079 shares of BCG's Common Stock held by 272 record holders. There are no shares of BCG Preferred Stock outstanding.

          BCG Common Stock. The authorized but unissued BCG Common Stock and BCG Preferred Stock may be issued by the Board of Directors of BCG without further action or authorization by the shareholders of BCG unless such action is required in a particular case by applicable laws and regulations or the BCG Articles. The Board of Directors of BCG believes it is desirable and in the best interest of BCG to have such authorized but unissued BCG Common Stock and BCG Preferred Stock available should the need arise. The additional authorized BCG Common Stock and BCG Preferred Stock can be issued in connection with acquisitions, benefit plans, stock splits or financings, where seeking shareholder approval would be cumbersome and inefficient.

          Subject to the rights of any holder of BCG Preferred Stock, all shares of BCG Common Stock are entitled to share equally in dividends from funds legally available therefore, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of BCG, whether voluntary or involuntary, to share equally in the assets of BCG available for distribution to the shareholders. Each holder of BCG Common Stock is entitled to one vote for each share held on all matters submitted to the shareholders.

          There are no cumulative voting, redemption rights, sinking fund provisions, or rights of conversion in existence with respect to the BCG Common Stock. The holders of the BCG Common Stock have no preemptive rights to require additional shares of the BCG Common Stock.

          BCG Preferred Stock. The BCG Preferred Stock may be issued from time to time in one or more series, without shareholder approval, with such voting powers (full or limited), designations, preferences and relative, participating, optional or other special rights and qualifications having limitations or restrictions thereof as may be established by the Board of Directors. No dividends may be declared on the shares of BCG Common Stock (other than in shares of BCG Common Stock) until all dividend and sinking fund requirements (if any) with respect to each series of BCG Preferred Stock have been satisfied. In addition, no holders of BCG Common Stock may receive any payments upon liquidation, dissolution or winding up of BCG until after payment has been made to the holders of shares of BCG Preferred Stock of the full amount to which any series of the BCG Preferred Stock is entitled, as set forth in the authorizing resolutions of the Board of Directors.

          Availability of Authorized but Unissued Common and Preferred Shares. As of September 30, 1995, BCG had approximately 1.1 million shares of authorized but unissued BCG Common Stock and 500,000 shares of authorized but unissued BCG Preferred Stock. It is possible that the unissued shares of BCG Common Stock of BCG Preferred Stock could be used in the future by the Board of Directors in such a manner as to discourage the acquisition of control or some other transaction that some, or a majority, of the shareholders of BCG might believe to be in their best interests, or in which the BCG shareholders might receive a premium for their stock over the market price of such stock. In addition, authorized but unissued shares of BCG Preferred Stock could be issued with such rights, privileges and preferences as would deter a future tender or exchange offer. To the extent that any series of BCG Preferred Stock had conversion rights, the exercise of such conversion rights could have the effect of diluting the voting power of persons attempting to gain control of BCG. The Board of Directors of BCG has no present intention to issue shares of BCG Common Stock or BCG Preferred Stock to implement defensive or anti-takeover measures in the present environment. Other than the existence of authorized but unissued shares of BCG Common Stock and BCG Preferred Stock, the BCG Articles or the BCG Bylaws do not contain any defensive or anti-takeover measures.

          Transfer Agent and Registrar. BCG serves as the Transfer Agent and Registrar for the BCG Common Stock

     Management

          Executive officers of BCG are elected by the Board of Directors annually at the first meeting of the Board following the annual meeting of BCG shareholders and hold office until such officer's successors is chosen and qualified, unless they sooner resign or are removed from office by the Board of Directors.

          Information is set forth below with respect to the age, positions with BCG and its subsidiaries, and business experience of the directors and executive officers of BCG as of September 30, 1995. There are no family relationships among any directors and/or executive officers of BCG, except that Halstead T. Anderson, II, director of BCG, is the son of William T. Anderson, II, Chairman of the BCG Board of Directors.


Name (Age)                     Principal Position and Business Experience
----------                     ------------------------------------------
William H. Anderson, II (58)   Mr. Anderson has been Chairman of the Board of
                               Directors of BCG since 1980 and a director of FSB
                               since 1964 and of Middle Georgia and Coweta since
                               1992.  He has also been President and CEO of
                               Southern Trust Insurance Company since June,
                               1968.

Charles B. Evans, Jr. (44)     Mr. Evans has been a director of BCG since 1985,
                               of FSB since 1983, and of Middle Georgia, and
                               Coweta since 1992.  Mr. Evans is President of
                               Evans Packing Company and Evangelen Farms, both
                               agricultural-related businesses.

W. Carl Joiner, Sr. (53)       Mr. Joiner has been a director of FSB, Middle
                               Georgia, Coweta and BCG since April, 1993.   He
                               has served as Dean of the School of Business and
                               Economics at Mercer University since September,
                               1974.

James A. Faulkner (50)         Mr. Faulkner has been a director of FSB, Middle
                               Georgia, Coweta and BCG since April, 1993. He has
                               served as President and CEO of Century South
                               Banks, Inc. since May, 1980.

Halstead T. Anderson, II (30)  Mr. Anderson has been a director of FSB, Middle
                               Georgia, Coweta and BCG since April, 1993. He has served as Vice President of Southern Trust
                               Insurance Company since March, 1994 and as
                               Treasurer since June, 1987.

Kenneth D. Sams (44)           Mr. Sams has been a director of FSB, Middle
                               Georgia, Coweta and BCG since April, 1993. He has
                               been employed by Cherokee Brick and Tile Company
                               since 1978, where he has served as President
                               since 1989.

John W. Ramsey (52)            Mr. Ramsey has been a director of FSB, Middle
                               Georgia, Coweta and BCG since November 1994.  He
                               has served as Chairman and CEO of Group Financial
                               Southeast since April, 1985, Chairman and CEO of
                               Rams Head Ltd. since October, 1981 and Chairman
                               and CEO of Rams Four Ltd. since November, 1984,
                               all of which are engaged in making real estate
                               loans and in real estate development.

Joseph W. Evans (46)         Mr. Evans has been President of BCG since 1980,
                             and was President of FSB until 1991, when he
                             became Chairman of FSB.  He has also been
                             President of Americorp since 1990. He is currently
                             a director of BCG, FSB, Middle Georgia, Coweta,
                             Americorp and Ameribank.

Stephen W. Doughty (44)      Mr. Doughty has been a director of FSB since 1985,
                             an executive officer of FSB since 1987, and became
                             President of FSB in 1991. Mr. Doughty has been
                             Executive Vice President of BCG since August 29,
                             1988.  During his 23 years of banking experience,
                             he has served as President and CEO of First South
                             Bank of Camden County and First South Bank of
                             Turner County.  He is also a director of Middle
                             Georgia, Coweta, Americorp and Ameribank.

J. Thomas Wiley, Jr. (42)    Mr. Wiley has served as President, CEO and a
                             director of Ameribank since May, 1990.  He is also
                             a director of Americorp. Mr. Wiley is a director
                             of FSB, Middle Georgia, and Coweta.  Mr. Wiley has
                             served as Executive Vice President for FSB, and a
                             member of its Executive Committee and Board of
                             Directors. He has been an Executive Vice President
                             of BCG since January 1, 1990.

James R. McLemore, Jr. (35)  Mr. McLemore has served as Vice President,
                             Treasurer and Secretary of BCG since 1990. A certified public accountant, Mr. McLemore was a manager with Mauldin & Jenkins, Certified Public
                             Accountants, from 1983 to 1989.

          Committees of the Board. The Board of Directors of BCG has a standing personnel/compensation committee, audit committee, credit committee and asset/liability management committee.

     Ownership of the BCG Common Stock

          The following table lists information concerning the beneficial ownership of the BCG Common Stock at September 30, 1995 by (i) each person known to BCG to beneficially own more than 5% of the BCG Common Stock, (ii) each director and Named Executive Officer, as defined below, and (iii) all directors and executive officers as a group. Except as set forth on the following page, the stockholders named below have sole voting and investment power with respect to all shares of BCG Common Stock shown as beneficially owned by them.


                                             BCG Common Stock
 Name of Beneficial Owner                   Beneficially Owned                     Percent of Class
 ------------------------                   ------------------                     ----------------
William H. Anderson, II                    481,558/(1)(2)(3)(4)(15)/                      25.64%
Charles B. Evans, Jr.                       22,715/(5)/                                    1.21%
W. Carl Joiner, Sr.                            175                                         *
James A. Faulkner                          319,864/(6)(7)(17)/                            17.03%
Halstead T. Anderson, II                    32,921/(8)/                                    1.75%
Kenneth D. Sams                             26,375                                         1.40%
John W. Ramsey                               5,600                                         *
Joseph W. Evans                            577,517/(7)(9)(10)(16)/                        30.19%
Stephen W. Doughty                          70,916/(11)/                                   3.65%
J. Thomas Wiley                             65,916/(12)/                                   3.39%
James R. McLemore, Jr.                     322,539/(7)(13)(14)/                           17.13%
Southern Trust Insurance Company           274,057/(18)/                                  14.59%
Southern Trust Corporation                 127,137/(19)/                                   6.78%
Bank Corporation of Georgia Employee
Stock Ownership Plan                       318,164/(20)/                                  16.94%
All Directors and
 Executive Officers as a
 Group (11 Persons)                      1,289,068/(7)(10)(11)(12)(13)/                   63.01%

     /*/Less than one percent.


     /(1)/ Includes 274,057 shares owned by Southern Trust Insurance Company over which Mr. Anderson has voting power.
     /(2)/ Includes 127,137 shares owned by Southern Trust Corporation over which Mr. Anderson has voting power.
     /(3)/ Includes 21,187 shares owned by RamBay Corporation over which Mr. Anderson has voting power.
     /(4)/ Includes 15,013 shares owned by Vivian H. Anderson, Mr. Anderson's mother, over which Mr. Anderson has voting power.
     /(5)/ Includes 14,000 shares in his children's name over which Mr. Evans has voting power.
     /(6)/ Includes 1,000 shares owned jointly by Mr. Faulkner and his wife over which Mr. Faulkner has voting power.
     /(7)/ Includes 318,164 shares of common stock owned by the BCG Employee Stock Ownership Plan (the "ESOP"), over which Messrs. Evans, Faulkner and McLemore exercise voting power.
     /(8)/ Includes 20,773 shares in a trust over which Mr. Anderson and his grandmother are co-trustees and share voting power.
     /(9)/ Includes 44,702 shares owned by Howell D. Evans, Mr. Evans' father, over which Mr. Evans has voting power.
     /(10)/ Includes presently exercisable options to acquire 35,000 shares of
            BCG Common Stock.
     /(11)/ Includes presently exercisable options to acquire 64,166 shares of
            BCG Common Stock.
     /(12)/ Includes presently exercisable options to acquire 64,166 shares of
            BCG Common Stock.
     /(13)/ Includes presently exercisable options to acquire 4,375 shares of
            BCG Common Stock.
     /(14)/ Mr. McLemore's mailing address is 4967 Rivoli Drive, Macon, Georgia,
            31210.
     /(15)/ Mr. Anderson's mailing address is 682 Cherry Street, Macon, Georgia,
            31201.
     /(16)/ Mr. Evans' mailing address is P.O. Box 353, Smarr, Georgia, 31086. /(17)/ Mr. Faulkner's mailing address is 1310 Deer Run Drive, Dahlonega,
            Georgia, 30533.
     /(18)/ The address of Southern Trust Insurance Company is 682 Cherry
            Street, Macon, Georgia, 31201.
     /(19)/ The address of Southern Trust Corporation is 682 Cherry Street,
            Macon, Georgia, 31201.
     /(20)/ The address of the BCG ESOP is 4951 Forsyth Road, Macon, Georgia,
            31210.

     Executive Compensation

          The following table sets forth the annual and other compensation paid by BCG, Ameribank and the Banks during the 1992, 1993 and 1994 fiscal years to Joseph W. Evans, President and Chief Executive Officer of BCG, J. Thomas Wiley, President and Chief Executive Officer of Ameribank, and Stephen W. Doughty, President and Chief Executive Officer of FSB (each, a "Named Executive Officer").

                           Summary Compensation Table

                                                     Annual Compensation          Long Term Compensation
                                            ------------------------------------  ----------------------
                                                                                         Awards
                                                                                         ------
        Name and                                                                   Securities Underlying     All Other
    Principal Position                      Year    Salary/(1)/  Bonus     Other       Options/SARs          Compensation
    ------------------                      ----    ------       -----     -----   ---------------------     ------------
Joseph W. Evans
  President, Chief Executive                1994     $184,000    $92,411    /(2)/              0             $ 9,555/(3)/
  Officer and Director of BCG,              1993     $180,000    $75,046    /(2)/              0             $ 5,403
  Director of FSB, Americorp and            1992     $156,000    $36,000    /(2)/         35,000             $14,453
  Ameribank

J. Thomas Wiley                             1994     $116,000    $62,609    /(2)/              0             $20,431/(4)/
  President and Chief Executive             1993     $112,500    $50,938    /(2)/              0             $15,013
  Officer of Ameribank,                     1992     $103,000    $30,505    /(2)/         17,500             $ 8,018
  Director of Americorp

Stephen W. Doughty                          1994     $116,000    $64,500    /(2)/              0             $22,456/(5)/
  President, Chief Executive Officer        1993     $112,500    $47,065    /(2)/              0             $16,374
  and Director of FSB,                      1992     $103,000    $22,076    /(2)/         17,500             $ 8,509
  Director of Ameribank and Americorp

     ---------------------------------------
     /(1)/ Includes director's fees.
     /(2)/ Does not meet the SEC threshold for disclosure.
     /(3)/ Includes ESOP contributions by BCG totaling $2,886 and matching contributions to the BCG 401(k) plan totaling $6,689.
     /(4)/ Includes ESOP contributions by BCG totaling $2,886, matching contributions to the BCG 401(k) plan totaling $4,905 and deferred compensation totaling $12,640.
     /(5)/ Includes ESOP contributions by BCG totaling $2,886, matching contributions to the BCG 401(k) plan totaling $6,930 and deferred compensation totaling $12,640.

          Director Compensation. Directors of BCG other than William H. Anderson, II, Chairman of the Board, received $750 per Board meeting attended during 1994 and $750 per committee meeting attended during 1994. Members of BCG's Board of Directors who also serve as members of one or more of the Boards of Directors of the Banks or Ameribank do not receive any additional compensation. Mr. Anderson received monthly payments of $3,333.33 from BCG during 1994 for his service as Chairman of the BCG Board of Directors and director of FSB.

          BCG did not grant restricted stock or similar awards to any of its executive officers during 1994, 1993 or 1992, except for the grant of options to purchase BCG Common Stock granted under the BCG Stock Option Plan. The BCG Stock Option Plan contains certain stock appreciation rights whereby BCG will pay in cash or stock an amount of up to 200% of the fair market value of the BCG Common Stock at the exercise date over the fair market value of the BCG Common Stock at the grant date. Exercise of either the stock options or the stock appreciation rights would preclude exercise of the other.

          Stock Option and Stock Appreciation Right Fiscal Year-End Values. The following table includes information with respect to unexercised options to purchase the BCG Common Stock and unexercised stock appreciation rights granted under the BCG Stock Option Plan to the Named Executive Officers and held by them at December 31, 1994. No options or stock appreciation rights were granted to any Named Executive Officer during 1994. Prior to 1994, BCG granted stock appreciation rights in tandem with option grants pursuant to which grantees are eligible to receive cash or BCG Common Stock in an amount equal to the number of options granted multiplied by the difference between the fair market value of the BCG Common Stock at the date of grant and the fair market value of the BCG Common Stock at the date of exercise, up to a maximum of twice the fair market value at the date of grant multiplied by the number of options granted. Exercise of either the options or the stock appreciation rights precludes exercise of the other.

                       Fiscal Year-End Option/SAR Values

                           Number of Securities
                          Underlying Unexercised    Value of Unexercised In-the-  Value of Unexercised In-the-
                        Options/SARs at FY-End(#)   Money Options at FY-End ($)     Money SARs at FY-End ($)
                        --------------------------  ----------------------------  ----------------------------
         Name           Exercisable  Unexercisable  Exercisable   Unexercisable   Exercisable   Unexercisable
         ----           -----------  -------------  ------------  --------------  ------------  --------------
Joseph W. Evans              35,000        0            $ 74,935        0             $ 74,935        0
J. Thomas Wiley, Jr.         64,166        0            $240,870        0             $204,890        0
Stephen W. Doughty           64,166        0            $240,870        0             $204,890        0

          Deferred Compensation Plan Awards. The following table includes information with respect to awards made to the Named Executive Officers under deferred compensation agreements.

                            Long-Term Incentive Plan
                           Awards In Last Fiscal Year
                           --------------------------

                                         Performance       Estimated Future Payouts
                                           or Other      -----------------------------
                                         Period Until      Future   Payouts
                         Number of      Maturation or    Threshold   Target   Maximum
         Name              Rights           Payout       ($ or #)   ($ or #)  ($ or #)
         ----              ------           ------       --------   --------  --------
Joseph W. Evans              --               --             --         --        --
J. Thomas Wiley, Jr.    $12,640/(1)/         1996         $12,640    $12,640   $12,640
Stephen W. Doughty      $12,640/(1)/         1996         $12,640    $12,640   $12,640

     ------------------------------
     /(1)/ Represents incentive compensation deferred pursuant to the terms of an Incentive Compensation Agreement between the Named Executive Officer and BCG. Mr. Evans is not a party to a similar deferred Incentive Compensation Agreement. Pursuant to the terms of the Agreement, the Named Executive Officer is eligible to receive deferred compensation awarded during fiscal 1994 in 1996. Both Mr. Wiley and Mr. Doughty are eligible to receive a base amount of $10,000 in deferred incentive compensation under their respective Incentive Compensation Agreements; however, that amount may be increased or decreased at the Board's discretion. No earnings are credited to the Named Executive Officer on the amount awarded.

          Termination of Employment and Change-in-Control Arrangements. BCG has entered into Agreements with each of J. Thomas Wiley, Jr. and Stephen W. Doughty (each an "Executive") providing that in the event of the Executive's voluntary or involuntary termination (as defined in the Agreement) following or immediately preceding a change in control of BCG (as defined in the Agreement), the Executive will be paid his then-current salary for thirty-six months, or, at his election, receive a lump sum payment equal to the present value of such amount. The initial term of each Agreement is for three years, subject to annual renewal thereafter at the discretion of the Compensation Committee of BCG. Both Agreements are dated May 1, 1993.

     Certain Transactions

          On November 16, 1988, FSB entered into a Lease Agreement, as amended on March 12, 1992 (the "Lease"), with William H. Anderson, II, Chairman of the Board of Directors of BCG, pursuant to which Mr. Anderson rents to FSB the office at which BCG's operations center is located and the office at which the Middle Georgia loan servicing office is located. The initial term of the Lease expires on January 31, 1996. Currently, Mr. Anderson receives monthly rental payments of $7,544.17. During the 1994 fiscal year, rental payments by FSB totaled approximately $90,530 under the Lease.

          BCG's bank subsidiaries have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of BCG and their associates, including corporations in which such officers or directors are shareholders, directors and/or officers, on the same terms (interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.

                           SUPERVISION AND REGULATION

          General. BCG is a registered bank holding company subject to regulation by the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Act"). BCG is required to file financial information with the Federal Reserve periodically and is subject to periodic examination by the Federal Reserve.

          The Bank Holding Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) it may acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that it does not already control; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of a bank; and (iii) it may merge or consolidate with any other bank holding company. In addition, a bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of the voting shares of any company engaged in non-banking activities. This prohibition does not apply to activities found by the Federal Reserve, by order or regulation, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation or order to be closely related to banking are: making or servicing loans and certain types of leases; performing certain data processing services; acting as fiduciary or investment or financial advisor; providing discount brokerage services; underwriting bank eligible securities; underwriting debt and equity securities on a limited basis through separately capitalized subsidiaries; and making investments in corporations or projects designed primarily to promote community welfare.

          BCG must also register with the DBF and file periodic information with the DBF. As part of such registration, the DBF requires information with respect to the financial condition, operations, management and intercompany relationships of BCG and the Banks and related matters. The DBF may also require such other information as is necessary to keep itself informed as to whether the provisions of Georgia law and the regulations and orders issued thereunder by the DBF have been complied with, and the DBF may examine BCG.

          BCG is an "affiliate" of the Banks under the Federal Reserve Act, which imposes certain restrictions on (i) loans by the Banks to BCG, (ii) investments in the stock or securities of BCG by the Banks, (iii) the Bank's taking the stock or securities of an "affiliate" as collateral for loans by the Banks to a borrower and (iv) the purchase of assets from BCG by the Banks. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

          The Banks are National Banks chartered under the National Bank Act and are subject to examination by the OCC. The OCC regulates or monitors all areas of the Banks' operations and activities, including reserves, loans, mergers, issuance of securities, payments of dividends, interest rates and establishment of branches.

          Payment of Dividends. BCG is a legal entity separate and distinct from the Banks. Most of the revenues of BCG result from dividends paid to it by the Banks and Americorp. There are statutory and regulatory requirements applicable to the payment of dividends by the Banks, as well as by BCG to its shareholders. The amount of dividends payable to Americorp by the Ameribank and by Americorp to BCG is also subject to statutory and regulatory restrictions.

          Under the regulations of the OCC, the Banks may declare dividends out of their net profits. The approval of OCC is required if the total of all dividends declared by a national banking association exceed the total of its net profits for the year combined with its retained net profits for the preceding two years.

          The payment of dividends by BCG, Americorp, Ameribank and the Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the Banks, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The FDIC has issued a policy statement providing that insured banks should generally only pay dividends out of current operating earnings. At December 31, 1994, retained earnings available from the Banks to pay dividends totaled approximately $14.5 million. For 1994, BCG's cash dividend payout to stockholders was 4.81% of net income.

          Monetary Policy. The results of operations of the Banks are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Banks.

          Capital Adequacy. The Federal Reserve, the FDIC and the OCC have implemented substantially identical risk-based rules for assessing bank and bank holding company capital adequacy. These regulations establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk. Banks and bank holding companies are required to have (1) a minimum level of total capital (as defined) to risk-weighted assets of eight percent (8%); (2) a minimum Tier One Capital (as defined) to risk-weighted assets of four percent (4%); and (3) a minimum stockholders' equity to risk-weighted assets of four percent (4%). In addition, the Federal Reserve, OCC and the FDIC have established a minimum three percent (3%) leverage ratio of Tier One Capital to total assets for the most highly-rated banks and bank holding companies. "Tier One Capital" generally consists of common equity not including unrecognized gains and losses on securities, minority interests in equity accounts of consolidated subsidiaries and certain perpetual preferred stock less certain intangibles. The Federal Reserve, the FDIC and the OCC will require a bank holding company and a bank, respectively, to maintain a leverage ratio greater than three percent (3%) if either is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve. The Federal Reserve, the FDIC and the OCC use the leverage ratio in tandem with the risk-based ratio to assess the capital adequacy of banks and bank holding companies.

          The FDIC, the OCC and the Federal Reserve have proposed amending the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio, requiring banks with greater interest rate risk to maintain adequate capital for the risk. The proposed revisions are not expected to have a significant effect on BCG's capital requirements, if adopted in their current form.

          In addition, effective December 19, 1992, a new Section 38 to the Federal Deposit Insurance Act implemented the prompt corrective action provisions that Congress enacted as a part of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the

     "1991 Act"). The "prompt corrective action" provisions set forth five regulatory zones in which all banks are placed largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches two percent. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital.

          The FDIC has adopted regulations implementing the prompt corrective action provisions of the 1991 Act, which place financial institutions in the following five categories based upon capitalization ratios: (1) a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier One risk-based ratio of at least 6% and a leverage ratio of at least 5%; (2) an "adequately capitalized" institution has a total risk-based capital ratio of at least 8%, a Tier One risk-based ratio of at least 4% and a leverage ratio of at least 4%; (3) an "undercapitalized" institution has a total risk-based capital ratio of under 8%, a Tier One risk-based ratio of under 4% or a leverage ratio of under 4%; (4) a "significantly undercapitalized" institution has a total risk-based capital ratio of under 6%, a Tier One risk-based ratio of under 3% or a leverage ratio of under 3%; and (5) a "critically undercapitalized" institution has a leverage ratio of 2% or less. Institutions in any of the three undercapitalized categories would be prohibited from declaring dividends or making capital distributions. The FDIC regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital. Under the FDIC's regulations, all of the Banks are "well capitalized" institutions.

          Set forth below are pertinent capital ratios for each of the Banks, Ameribank, Effingham and BCG as of September 30, 1995.


Minimum Capital                                    Middle                                      BCG
  Requirement                     FSB    Coweta   Georgia   Ameribank   Effingham    BCG    Pro Forma
---------------                   ---    ------   -------   ---------   ---------    ---    ---------
Tier One Capital to
  Risk-based                     11.31%  13.64%    12.57%     11.42%      10.94%    10.58%     9.94%
  Assets:  4.00% (1)

Total Capital to
  Risk-based                     12.56%  14.80%    13.64%     12.67%      12.19%    11.78%    11.13%
  Assets:  8.00% (2)

Leverage Ratio (Tier One
  Capital to Total                7.09%  10.34%     9.33%      9.01%       9.01%     7.94%     7.15%
  Assets):  3.00% (3)

     -----------------------

     /(1)/ Minimum required ratio for "well capitalized" banks is 6% /(2)/ Minimum required ratio for "well capitalized" banks is 10% /(3)/ Minimum required ratio for "well capitalized" banks is 5%

          Recent Legislative and Regulatory Action. On April 19, 1995, the four federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment Act (the "CRA"), which are intended to set distinct assessment standards for financial institutions. The revised regulation contains three evaluation tests: (i) a lending test which will compare the institution's market share of loans in low- and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate-income areas or individuals, (ii) a services test which will evaluate the provisions of services that promote the availability of credit to low- and moderate-income areas, and (iii) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce some paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule will be effective on January 1, 1996 at which time evaluation under streamlined procedures will begin for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion. Until the regulators release guidelines for examiners that interpret the rules, it is unclear what effect, if any, these regulations will have on BCG and the Banks.

          Congress and various federal agencies (including, in addition to the Bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions, which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

          On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (1) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (2) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and
     (3) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

          On September 23, 1994, President Clinton signed the Reigle Community Development and Regulatory Improvement Act of 1994 (the "Regulatory Improvement Act"). The Regulatory Improvement Act contains funding for community development projects through banks and community development financial institutions and also numerous regulatory relief provisions designed to eliminate certain duplicative regulations and paperwork requirements.

          On September 29, 1994, President Clinton signed the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Federal Interstate Bill") which amended federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, and any interstate bank holding company is permitted to merge its various bank subsidiaries into a single bank with interstate branches after May 31, 1997. States have the authority to authorize interstate branching prior to June 1, 1997, or alternatively, to opt out of interstate branching prior to that date. The Georgia Financial Institutions Code was amended in 1994 to permit the acquisition of a Georgia bank or bank holding company by out-of-state bank holding companies beginning July 1, 1995. On September 29, 1995, the interstate banking provisions of the Georgia Financial Institutions Code were superseded by the Federal Interstate Bill.

          FDIC Insurance Assessments for the Banks. The Banks are subject to FDIC deposit insurance assessments for the Bank Insurance Fund (the "BIF"). Since 1989 the annual FDIC deposit insurance assessments increased from $.083 per $100 of deposits to a minimum level of $.23 per $100, an increase of 177 percent. The FDIC implemented a risk-based assessment system whereby banks are assessed on a sliding scale depending on their placement in nine separate supervisory categories, from $.23 per $100 of deposits for the healthiest banks (those with the highest capital, best management and best overall condition) to as much as $.31 per $100 of deposits for the less-healthy institutions, for an average $.259 per $100 of deposits. As of December 31, 1994, each of the Banks are paying BIF assessments of $.23 per $100 of deposits.

          On August 8, 1995, the FDIC lowered the BIF premium for healthy banks 83% from $.23 per $100 in deposits to $.04 per $100 in deposits, while retaining the $.31 level for the riskiest banks. The average assessment rate was therefore reduced from $.232 to $.044 per $100 of deposits. The new rate took effect on September 29, 1995. On September 15, 1995, the FDIC refunded $119,908 to the Banks for premium overpayments in the second and third quarter of 1995. On November 14, 1995, the FDIC again lowered the BIF premium for healthy banks from $.04 per $100 of deposits to zero for the highest rated institutions (92% of the industry). As a result, the Banks will pay only the legally required annual minimum payment of $2,000 per year for insurance beginning in January 1996.

                                 LEGAL OPINIONS

          The legality of the BCG Common Stock to be issued in connection with the Americorp Merger will be passed on by Kilpatrick & Cody, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia 30309-4530, counsel to BCG.

                                    EXPERTS

          The audited consolidated financial statements of BCG and its subsidiaries included or incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the registration statement have been audited by Evans, Porter, Bryan & Co., independent certified public accountants, as indicated in their reports with respect thereto, and are included herein upon the authority of said firm as experts in giving said reports.

          The audited consolidated financial statements of Americorp included or incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the registration statement have been audited by Evans, Porter, Bryan & Co., independent certified public accountants, as indicated in their reports with respect thereto, and are included herein upon the authority of said firm as experts in giving said reports.

          The audited financial statements of Effingham for the year ended December 31, 1994 included or incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the registration statement have been audited by Evans, Porter, Bryan & Co., independent certified public accountants, as indicated in their reports with respect thereto, and are included herein upon the authority of said firm as experts in giving said reports, and the audited financial statements of Effingham for the year ended December 31, 1993 included or incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the registration statement have been audited by Wilson, Corbitt & Kessler, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein upon the authority of said firm as experts in giving said reports.

                                 OTHER MATTERS

          Management of Americorp knows of no other matters which may be brought before the Special Meeting. If any matter other than the proposed Americorp Merger or matters incident thereto should properly come before such Special Meeting, however, the persons named in the enclosed proxies will vote such proxy in accordance with their judgment on such matters.

     Savannah, Georgia                  By Order of the Board of Directors,
     ________________, 1996


                                        Joseph W. Evans
                                        President and CEO

                 INDEX TO FINANCIAL STATEMENTS



Historical Financial Statements:                                          Page
-------------------------------                                           ----
     Bank Corporation of Georgia and Subsidiaries
          Report of Independent Certified Public Accountants............. F-1
          Consolidated Balance Sheets For the Years Ended
             December 31, 1994 and 1993.................................. F-1
          Consolidated Statements of Earnings For the Years Ended
            December 31, 1994, 1993 and 1992............................. F-1
          Consolidated Statements of Changes in Shareholders'Equity
            For the Years Ended December 31, 1994, 1993 and 1992......... F-1
          Consolidated Statements of Cash Flows For the Years
            Ended December 31, 1994, 1993 and 1992....................... F-2
          Notes to Consolidated Financial Statements..................... F-4
          Consolidated Balance Sheets For the Nine Months Ended
           September 30, 1995 and 1994 (Unaudited)....................... F-18
          Consolidated Statements of Cash Flows For the Nine
            Months Ended September 30, 1995 and 1994 (Unaudited)......... F-19
          Consolidated Statements of Earnings For the Nine Months
            Ended September 30, 1995 and 1994 (Unaudited)................ F-20
          Notes to Unaudited Financial Statements........................ F-21

     Effingham Bank & Trust
          Report of Independent Certified Public Accountants............. F-22
          Balance Sheets For the Years Ended
            December 31, 1994 and 1993................................... F-23
          Statements of Operations For the Years Ended
            December 31, 1994 and 1993................................... F-24
          Statements of Changes in Stockholders Equity For the
            Years Ended December 31, 1994 and 1993....................... F-25
          Statements of Cash Flows For the Years Ended
            December 31, 1994 and 1993................................... F-26
          Notes to Financial Statements.................................. F-28
          Compilation Report of Independent Certified
            Public Accounts.............................................. F-37
          Balance Sheets For the Nine Months Ended September 30,
            1995 and 1994 (Unaudited).................................... F-38
          Statements of Operations For the Nine Months Ended
            September 30, 1995 and 1994 (Unaudited)...................... F-39
          Statements of Changes in Stockholder's Equity For the
            Nine Months Ended September 30, 1995 and 1994
            (Unaudited).................................................. F-40
          Statements of Cash Flows For the Nine Months Ended
           September 30, 1995 and 1994 (Unaudited)....................... F-41
          Notes to Financial Statements (Unaudited)...................... F-42

     Americorp, Inc. and Subsidiary
          Report of Independent Certified Public Accountant.............. F-43
          Consolidated Balance Sheet For The Years Ended
            December 31, 1994 and 1993................................... F-44
          Consolidated Statements of Operations
            For the Years Ended December 31, 1994, 1993 and 1992......... F-44
          Consolidated Statements of Changes in Shareholders'
            Equity For the Years Ended December 31, 1994,
            1993 and 1992................................................ F-45
          Consolidated Statements of Cash Flows For the Years
            Ended December 31, 1994, 1993 and 1992....................... F-46
          Notes to Consolidated Financial Statements..................... F-48
          Consolidated Balance Sheets For the Nine Months Ended
           September 30, 1995 and 1994 (Unaudited)....................... F-55
          Consolidated Statements of Cash Flows For the Nine
            Months Ended September 30, 1995 and 1994 (Unaudited)......... F-56
          Consolidated Statements of Earnings For the Nine Months
            Ended September 30, 1995 and 1994 (Unaudited)................ F-57
          Notes to Unaudited Financial Statements........................ F-59

Unaudited Pro Forma Financial Statements

          Pro Forma Balance Sheet - September 30, 1995................... F-60
          Notes and Assumptions To Unaudited Pro Forma
            Financial Statements......................................... F-60
          Pro Forma Statement of Income For the Year
            Ended December 31, 1994...................................... F-61
          Pro Forma Statement of Income For the
            Nine Months Ended September 30, 1995......................... F-62
          Explanatory Notes to Pro Forma Financial Statements             F-63

                      BANK CORPORATION OF GEORGIA AND SUBSIDIARIES


                            Consolidated Financial Statements

                            December 31, 1994, 1993 and 1992

                     (with Independent Accountants' Report thereon)

                   REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Shareholders
Bank Corporation of Georgia
Macon, Georgia


We have audited the accompanying consolidated balance sheets of Bank Corporation of Georgia and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank Corporation of Georgia and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in note 1 to the financial statements, the Company changed its method of accounting for investment securities during 1994.


                              EVANS, PORTER, BRYAN & CO.

                              /s/ Evans, Porter, Bryan & Co.

Atlanta, Georgia
March 3, 1995, except for note 13 as to which the date is November 15, 1995






                                               BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                                                        Consolidated Balance Sheets

                                                        December 31, 1994 and 1993

                                                                    Assets
                                                                    ------
                                                                                                     1994             1993
                                                                                                     ----             ----

Cash and due from banks                                                                          $ 23,647,958      12,879,038
Federal funds sold                                                                                       -          2,950,000
                                                                                                  -----------      ----------
Cash and cash equivalents                                                                          23,647,958      15,829,038

Investment securities available for sale                                                           37,319,930            -
Investment securities                                                                                 400,753      30,720,853
Loans, net                                                                                        141,340,145     141,698,642
Premises and equipment, net                                                                         6,452,445       6,055,874
Accrued interest receivable                                                                         1,669,080       1,322,232
Other assets                                                                                        5,423,006       4,549,139
                                                                                                 ------------     -----------

                                                                                                 $216,253,317     200,175,778
                                                                                                 ============     ===========


                                                        Liabilities and Shareholders' Equity
                                                        ------------------------------------
Deposits:
   Demand                                                                                        $ 25,022,341      20,741,173
   NOW and money-market accounts                                                                   56,898,007      69,600,245
   Savings                                                                                          7,420,234      10,099,582
   Time                                                                                            99,982,113      75,302,651
                                                                                                 ------------     -----------
      Total deposits                                                                              189,322,695     175,743,651

Accrued expenses and other liabilities                                                              1,904,944       1,457,778
Notes payable                                                                                       2,800,899       3,520,904
Federal Home Loan Bank advances                                                                     5,000,000       5,000,000
                                                                                                 ------------     -----------
      Total liabilities                                                                           199,028,538     185,722,333
                                                                                                 ------------     -----------

Minority interests                                                                                    902,770         268,424
                                                                                                 ------------     -----------

Shareholders' equity:
   Common stock, $1 par value; 3,000,000 shares authorized;
     1,082,833 and 1,081,500 shares issued, respectively                                            1,082,833       1,081,500
   Additional paid-in capital                                                                       1,281,772       1,269,608
   Retained earnings                                                                               14,494,833      12,372,757
   Net unrealized loss on investment securities
      available for sale, net of tax                                                                 (124,990)           -
                                                                                                 ------------     -----------

                                                                                                   16,734,448      14,723,865

   Unearned employee stock ownership plan shares                                                     (300,899)       (520,904)
   Common stock in treasury at cost; 9,581 and
      1,781 shares, respectively                                                                     (111,540)        (17,940)
                                                                                                 ------------     -----------
      Total shareholders' equity                                                                   16,322,009      14,185,021
                                                                                                 ------------     -----------
                                                                                                 $216,253,317     200,175,778


          See accompanying notes to consolidated financial statements.




                                               BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                                                    Consolidated Statements of Earnings

                                             For the Years Ended December 31, 1994, 1993 and 1992


                                                        1994                       1993                        1992
                                                        ----                       ----                        ----

Interest income:
  Interest and fees on loans                        $14,001,609                 13,694,388                  14,153,379
  Interest on deposits with other banks                    -                         9,797                     440,572
  Interest on Federal Home Loan Bank deposits           544,223                    365,213                     275,455
  Interest on federal funds sold                           -                       155,841                     104,190
  Interest on investment securities:
     U.S. Treasury and Government agencies            1,425,481                    707,256                   1,089,443
     State and municipal                                 53,068                    113,037                     186,746
     Other                                               89,230                     72,308                     106,661
                                                    -----------                 ----------                  ----------
        Total interest income                        16,113,611                 15,117,840                  16,356,446

Interest expense                                      6,538,287                  6,075,436                   7,583,532

        Net interest income                           9,575,324                  9,042,404                   8,772,914

Provision for loan losses                               447,003                    350,597                     195,059
                                                    -----------                 ----------                  ----------
        Net interest income after provision
        for loan losses                               9,128,321                  8,691,807                   8,577,855

Other income:
  Fee income                                             79,435                    340,236                      223,866
  Service charges                                     1,023,178                  1,071,009                      880,203
  Securities gains (losses), net                       (320,560)                    27,790                       12,803
  Gains on sales of loans                                81,702                    512,574                       72,618
  Miscellaneous                                         849,930                  1,015,292                      596,613
  Gains on sales of banking units                       814,035                        -                           -
                                                    -----------                 ----------                  -----------
        Total other income                            2,527,720                  2,966,901                    1,786,103
                                                    -----------                 ----------                  -----------
Other expenses:
  Salaries and employee benefits                      4,868,473                  5,340,508                    4,702,080
  Occupancy                                             705,872                    767,338                      746,430
  Equipment                                             576,293                    609,714                      652,932
  Other operating                                     2,706,071                  2,661,344                    2,957,694
                                                    -----------                 ----------                  -----------
        Total other expenses                          8,856,709                  9,378,904                    9,059,136
                                                    -----------                 ----------                  -----------
        Earnings before income taxes and
         minority interest in (earnings)
         loss of subsidiary                           2,799,332                  2,279,804                    1,304,822

Income taxes (benefit)                                  (81,637)                   343,735                      431,200
                                                    -----------                 ----------                  -----------

         Earnings before minority interest
          in (earnings) loss of subsidiary            2,880,969                  1,936,069                      873,622

Minority interest in (earnings) loss of
 subsidiary                                            (651,569)                  (106,079)                     241,778
                                                    -----------                 ----------                  -----------

        Net earnings                                $ 2,229,400                  1,829,990                    1,115,400
                                                    ===========                 ==========                  ===========



                      BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                     Consolidated Statements of Earnings, continued

                  For the Years Ended December 31, 1994, 1993 and 1992


                                                        1994                       1993                        1992
                                                        ----                       ----                        ----


Net earnings per share:
  Primary                                             $  2.08                       1.78                       1.09
  Fully diluted                                       $  2.06                       1.78                       1.09

Weighted average number of shares outstanding:
  Primary                                           1,069,877                   1,029,174                   1,022,634
  Fully diluted                                     1,084,794                   1,029,174                   1,022,634










          See accompanying notes to consolidated financial statements.






                                              BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                                       Consolidated Statements of Changes in Shareholders' Equity

                                          For the Years Ended December 31, 1994, 1993 and 1992

                                                                                    Net
                                                                                Unrealized
                                                                                Gain (Loss)
                                                                              on Investment
                                                                                Securities
                                                  Additional                    Available
                                       Common       Paid-in       Retained       for Sale,   Unearned    Treasury
                                        Stock       Capital       Earnings      Net of Tax  ESOP Shares    Stock         Total
                                       ------       -------       ---------     ----------- -----------  ---------       -----

Balance, December 31, 1991             $991,500     1,157,108     9,530,941         -         (300,000)        -      11,379,549

Issuance of common stock                 11,111        13,889          -            -             -            -          25,000

Unearned ESOP shares acquired              -             -             -            -         (212,532)        -        (212,532)

Cash dividends paid                        -             -          (49,576)        -             -            -         (49,576)

Net earnings                               -             -        1,115,400         -             -            -       1,115,400
                                       --------     ---------     ---------     --------      ---------    --------   ----------

Balance, December 31, 1992             1,002,611    1,170,997     10,596,765        -         (512,532)        -      12,257,841

Issuance of common stock                  78,889       98,611           -           -             -            -         177,500

Unearned ESOP shares acquired              -             -              -           -           (8,372)        -          (8,372)

Cash dividends paid                        -             -           (53,998)       -             -            -         (53,998)

Purchase of treasury stock,
   2,581 shares                            -             -              -           -             -         (25,940)     (25,940)

Sale of treasury stock, 800 shares         -             -              -           -             -           8,000        8,000

Net earnings                               -             -         1,829,990        -             -            -       1,829,990
                                       ---------    ---------     ----------    -------       --------     --------   ----------

Balance, December 31, 1993             1,081,500    1,269,608     12,372,757        -         (520,904)     (17,940)  14,185,021

Cumulative effect of accounting
 change for investment
 securities, net of tax                    -             -              -        19,937           -            -          19,937

Issuance of common stock                   1,333       12,164           -           -             -            -          13,497

Release of unearned ESOP shares            -             -              -           -          220,005         -         220,005

Cash dividends paid                                                (107,324)                                            (107,324)

Purchase of treasury stock,
 7,800 shares                              -             -              -           -             -        (93,600)      (93,600)

Net earnings                                                      2,229,400         -                                  2,229,400

Change in unrealized loss on
 investment securities available
 for sale, net of tax                      -             -              -      (162,150)          -            -        (162,150)

Minority interest in unrealized
 loss on available for sale
 securities at AmeriCorp                   -             -              -        17,223           -            -          17,223
                                       ---------    ---------     ----------   --------       --------     -------    ----------

Balance, December 31, 1994          $  1,082,833    1,281,772     14,494,833   (124,990)      (300,899)   (111,540)   16,322,009
                                    ============    =========     ==========   ========       ========    ========    ==========

            See accompanying notes to consolidated financial statements.

                               BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                                  Consolidated Statements of Cash Flows

                           For the Years Ended December 31, 1994, 1993 and 1992



                                                        1994                       1993                        1992
                                                        ----                       ----                        ----


Cash flows from operating activities (net of
   effect of bank sales)
      Net earnings                                  $2,229,400                  1,829,990                   1,115,400
      Adjustments to reconcile net earnings
        to net cash provided by operating
        activities:
           Depreciation                                 510,592                   556,132                     569,145
           Amortization and accretion, net               98,056                   237,484                     371,286
           Minority interests in earnings (loss)
             of subsidiary                              651,569                   106,079                    (241,778)
           Provision for loan losses                    447,003                   350,597                     195,059
           Provision for losses on other real
             estate owned                                60,782                    91,853                     176,579
           Provision for deferred taxes                (898,104)                 (342,850)                    (40,800)
           Loss (gain) on sale of securities, net       320,560                   (27,790)                    (12,803)
           Loss (gain) on sale of other real
             estate, net                                 (4,643)                      698                      64,943
           Gains on sales of banking units             (814,035)                     -                           -
           Gain on sale of premises and equipment          -                      (37,610)                       -
           Change in assets and liabilities:
               Interest receivable and other assets    (828,308)                   130,518                    380,003
               Interest payable                         403,459                   (105,463)                  (496,535)
               Accrued expenses and other
                 liabilities                            161,048                    287,550                    (85,234)
                                                    -----------                 ----------                  ---------
                  Net cash provided by operating
                    activities                        2,337,379                  3,077,188                  1,995,265
                                                    -----------                 ----------                  ---------
Cash flows from investing activities
   (net of effects of bank sales):
     Change in interest-bearing deposits with
       other banks                                         -                     2,481,155                  6,250,000
     Proceeds from sales of investment securities          -                     4,625,783                  6,229,566
     Proceeds from sales of investment securities
       available for sale                            18,443,377                       -                          -
    Proceeds from calls and maturities of
      investment securities                             393,229                 29,448,080                  20,923,331
    Proceeds from calls and maturities of
      investment securities available for sale       24,576,058                       -                          -
    Purchase of investment securities                      -                   (46,728,908)                (17,921,498)
    Purchase of investment securities available
      for sale                                      (50,918,195)                      -                          -

    Proceeds from sale of other real estate
      owned                                             454,998                    196,799                    1,053,871
    Improvements to other real estate owned             (28,187)                   (48,477)                      (1,650)
    Proceeds from sales of premises and equipment          -                       156,028                       32,382
    Purchase of premises and equipment               (1,500,208)                  (458,800)                    (762,620)
    Net increase in loans                            (8,222,820)               (11,604,205)                  (7,208,747)
    Cash paid upon the sales of banking units       (12,517,604)                      -                            -
    Other                                                  -                       114,593                       56,272
                                                    -----------                 ----------                  -----------
                  Net cash provided (used) by
                    investing activities            (29,319,352)               (21,817,952)                   8,650,907
                                                    -----------                -----------                  -----------



                               BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                             Consolidated Statements of Cash Flows, continued

                           For the Years Ended December 31, 1994, 1993 and 1992



                                                        1994                       1993                        1992
                                                        ----                       ----                        ----


Cash flows from financing activities (net of
   effects of bank sales):
     Net increase (decrease) in deposits            $35,488,320                 9,091,150                    (2,525,635)
     Securities sold under repurchase agreements           -                         -                       (2,000,000)
     Proceeds (repayment) of notes payable             (500,000)                  500,000                      (500,000)
     Proceeds from FHLB advances                           -                         -                        5,000,000
     Dividends paid                                    (107,324)                  (53,998)                      (49,576)
     Proceeds from issuance of common stock              13,497                   177,500                        25,000
     Purchase of treasury stock                         (93,600)                  (25,940)                         -
     Sale of treasury stock                                -                        8,000                          -
                                                    -----------                 ---------                   -----------
          Net cash provided (used) by financing
           activities                               34,800,893                 9,696,712                       (50,211)
                                                    -----------                 ---------                   -----------
Net increase (decrease) in cash and cash
  equivalents                                         7,818,920                (9,044,052)                   10,595,961

Cash and cash equivalents at beginning of year       15,829,038                24,873,090                    14,277,129
                                                    -----------                ----------                   -----------
Cash and cash equivalents at end of year            $23,647,958                15,829,038                    24,873,090
                                                    ===========                ==========                   ===========

Supplemental disclosures of cash flow
  information:
   Cash paid during the year for:
     Interest                                       $ 6,134,828                 6,181,438                     8,080,067
     Income taxes                                   $   990,000                   502,000                       602,000

Supplemental schedule of noncash investing
   and financing activities:
     Change in unrealized loss on investment
        securities available for sale,
        net of tax                                  $   124,990                       -                             -

     Transfers of loans to other real estate
       owned                                        $   623,862                   528,461                       678,973

     Financed sales of other real estate owned      $   465,609                   384,905                       999,253

     Increase (decrease) in unearned ESOP Shares    $  (220,005)                    8,372                       212,532

     Deposit liabilities disposed in sale of
       banking units                                $ 21,909,276                     -                             -

     Assets disposed in sale of banking units,
        other than cash                             $  8,577,637                     -                             -


See accompanying notes to consolidated financial statements.

                               BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                                Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies
    ------------------------------------------

    The consolidated financial statements are presented in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant accounting policies are described in this summary.

    Consolidation
    -------------

    The consolidated financial statements include the accounts of Bank Corporation of Georgia (the "Company") and its wholly-owned bank subsidiaries, First South Bank, N.A. ("FSB"), First South Bank of Coweta County, N.A., First South Bank of Middle Georgia, N.A. and First South Bank of Ben Hill County, N.A. ("Ben Hill"). During 1994, the Company sold Ben Hill and the Ashburn, Georgia branch of FSB as more fully described in note 2.

    As described more fully in note 2, the financial statements also include the accounts of AmeriCorp, Inc. ("AmeriCorp") and its wholly-owned bank subsidiary AmeriBank, N.A. ("AmeriBank"). While the Company did not have a majority ownership interest until a December 1993 purchase of additional AmeriCorp common shares, the accounts of AmeriCorp have been included in consolidation in all years due to the Company's operating control resulting from Board of Directors representation and a management contract.

    In consolidation, all significant intercompany accounts and transactions have been eliminated.

    Cash and Cash Equivalents
    -------------------------

    Cash equivalents include amounts due from banks, interest-bearing deposits with other banks due within three months, federal funds sold and overnight investments with the Federal Home Loan Bank. Generally, federal funds are sold for one-day periods.

    Included in cash and due from banks are interest bearing deposits with the Federal Home Loan Bank amounting to $15,494,679 and $8,194,926 at December 31, 1994 and 1993, respectively.

    Investment Securities and Investment Securities Available for Sale
    ------------------------------------------------------------------

    Effective January 1, 1994 the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under SFAS No. 115, the Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities ("Investment Securities") are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale ("Securities AFS"). At December 31, 1994, the Company has no trading securities.

    Securities AFS are recorded at fair value. Investment securities are recorded at cost, adjusted for the amortization of premiums or accretion of discounts. Unrealized holding gains and losses, net of the related tax effect, on Securities AFS are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers from Investment Securities to Securities AFS are recorded as a separate component of shareholders' equity. The unrealized holding gains or losses included in the separate component of shareholders' equity for securities transferred from Securities AFS to Investment Securities are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

    A decline in the market value of any Investment Security or Security AFS below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(1) Summary of Significant Accounting Policies, continued
    ------------------------------------------

    Investment Securities and Investment Securities Available for Sale,
    ------------------------------------------------------------------
    continued

    Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

    In 1993, all investment securities were carried at amortized cost.

    Loans
    -----
    Interest income on loans is recognized on the effective yield method. Nonrefundable loan fees and certain direct loan origination costs are accounted for in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases." SFAS No. 91 requires recognition of loan origination fees, net of direct costs, over the life of the related loan as an adjustment to yield.

    Unearned Discount
    -----------------
    The unearned discount on loans purchased is recognized over the remaining lives of the loans using the effective yield method.

    Allowance for Loan Losses
    -------------------------
    The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management's judgment, will be adequate to absorb losses on existing loans that may become uncollectible. Management's judgement in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

    Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on judgements different than those of management.

    Premises and Equipment
    ----------------------
    Premises and equipment are stated at cost, less accumulated depreciation. Major additions and improvements are charged to the property accounts while replacements, maintenance and repairs, which do not improve or extend the life of respective assets, are expensed currently. When property is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is recognized. Depreciation expense is computed principally on the straight-line method over the estimated useful lives of the assets.

    Intangible Assets
    -----------------
    The unamortized cost in excess of fair value of net assets acquired in bank acquisitions ("goodwill") amounted to approximately $418,000 and $546,000 at December 31, 1994 and 1993, respectively. Goodwill arising before September 30, 1982 is being amortized on a straight-line basis over 40 years, whereas goodwill acquired after that date is being amortized on a straight-line basis over 25 years.

       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(1) Summary of Significant Accounting Policies, continued
    ------------------------------------------

    401(K) Plan
    -----------
    The Company has a retirement plan qualified pursuant to Internal Revenue Code Section 401(k) ("401(k) Plan"). The 401(k) Plan covers substantially all employees subject to certain minimum age and service requirements. Contributions to the plan by employees is voluntary; however, the Company will match 25% of the employee's contributions. Contributions to the plan charged to expense for the year ended December 31, 1994, 1993 and 1992 amounted to $112,767, $34,971 and $19,183, respectively.

    Employee Stock Ownership Plan
    -----------------------------
    The Company sponsors a leveraged employee stock ownership plan (ESOP) that covers substantially all employees subject to certain minimum age and service requirements. The Company makes contributions to the ESOP which the plan trustee is required to use to make loan principal and interest payments. The ESOP also sells unearned ESOP shares to the Company and other parties to provide funds to meet debt and other obligations. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the statement of financial position. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $64,600, $185,374 and $172,530 for years ended December 31, 1994, 1993 and 1992, respectively. The ESOP shares as of December 31 were as follows:

                                                   1994       1993

           Allocated shares                      109,617     152,324
           Unreleased shares                      31,203      44,971
                                                 -------     -------
           Total ESOP shares                     140,820     197,295
                                                 =======     =======

           Fair value of unreleased shares      $483,647     584,623
                                                ========     =======

    Income Taxes
    ------------
    Effective January 1, 1993, the Bank changed its method of accounting for income taxes from Statement of Financial Accounting Standards (SFAS) No. 96 which required an asset and liability approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amount to the asset and liability method required by SFAS No. 109. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the accounting standard requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.



       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

  Notes to Consolidated Financial Statements, continued


(1) Summary of Significant Accounting Policies, continued
    ------------------------------------------

    Income Taxes, continued
    ------------

    In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, the standard requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

    Recent Accounting Pronouncements
    --------------------------------
    During May 1993, SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" was issued. SFAS No. 114 requires impaired loans to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent, beginning January 1, 1995. Based on the Bank's current accounting policies related to providing for losses on problem loans, management does not believe that the impact of SFAS No. 114 will be significant to the financial statements.

    Interest Rate Swaps
    -------------------
    As part of the Company's overall interest rate risk management, the Company uses interest rate swaps. Interest income or expense related to interest rate swaps is recorded over the life of the agreement as an adjustment to net interest expense.

    Net Earnings Per Share
    ----------------------
    Net earnings per share are based on the weighted average number of shares outstanding during each year including consideration of stock options, which represent common stock equivalents. It is assumed that all dilutive stock options are exercised at the beginning of the year and that the proceeds are used to purchase shares of the Company's common stock. The average market price during each year is used to compute equivalent shares assumed to be acquired for primary earnings per share, whereas year-end prices are used for fully diluted per-share amounts. Unearned ESOP shares are not considered outstanding for purposes of earnings per share.

    Disclosures about Fair Value of Financial Instruments
    -----------------------------------------------------
    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below and in the respective section of each applicable footnote for the Company's financial instruments.

       Cash and Cash Equivalents
       -------------------------
       For cash, due from banks, federal funds sold and interest-bearing deposits with other banks due within three months, the carrying amount is a reasonable estimate of fair value.

       Investment Securities and Investment Securities Available for Sale
       ------------------------------------------------------------------
       For securities held for investment purposes, fair values are based on quoted market prices.

       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(1) Summary of Significant Accounting Policies, continued
    ------------------------------------------

    Disclosures about Fair Value of Financial Instruments, continued
    -----------------------------------------------------

       Loans
       -----
       The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

       Deposit Liabilities
       -------------------
       The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

       Notes Payable
       -------------
       Because the Company's notes payable carry a variable rate, the carrying amount is a reasonable estimate of fair value.

       FHLB Advances
       -------------
       The fair value of FHLB Advances is estimated by discounting the future cash flows using the current rates at which advances of like maturity would be made.

       Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written
       ----------------------------------------------------------------------
       Because commitments to extend credit and standby letters of credit are made using variable rates and are for terms less than one year, the contract value is a reasonable estimate of fair value.

       Interest Rate Swaps
       -------------------
       The fair value of interest rate swaps is obtained from dealer quotes. These values represent the estimated amount the Company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and when appropriate, the current creditworthiness of the counterparties.

       Limitations
       -----------
       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgements. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes, premises and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

       Reclassifications
       -----------------
       Certain 1993 and 1992 amounts have been reclassified to conform with 1994 presentation.

                                         12-

       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(2) Acquisitions and Sales
    ----------------------
    In November 1990, the Company acquired a twenty-five (25%) percent interest in the common stock of AmeriCorp through the purchase of newly issued shares of AmeriCorp. During 1992, the Company increased its ownership interest to thirty-four (34%) percent and in December 1993, further increased its ownership to sixty-seven (67%) percent. The investments in AmeriCorp resulted from cash invested by the Company in the subsidiary and stock issued by AmeriCorp for management fees and accrued interest payable to the Company.

    The Company also owns $3,641,900 of preferred stock of AmeriCorp. The preferred stock, which is not convertible into common stock, requires the payment of dividends in cash or additional shares of preferred stock at a fixed rate of eight (8%) percent. It is redeemable at the option of AmeriCorp beginning in 1994 and contains liquidation preferences at par value.

    The recorded purchase price for Americorp was based on the fair market value of the assets acquired and liabilities assumed as of the closing dates, and the results of all operations have been included in the consolidated financial statements since the initial 1990 acquisition.

    In March 1994, FSB sold substantially all the assets and liabilities of its Ashburn banking unit to Ashburn Bank. The sale resulted in a cash payment to Ashburn Bank of approximately $2,404,000 and a transfer of deposit liabilities of $7,369,000 and assets, consisting primarily of loans, of $4,787,000. FSB recognized a gain of approximately $178,000 as a result of this sale.

    In September 1994, the Company sold substantially all the assets and liabilities of Ben Hill to Bankers First. The sale resulted in a cash payment to Bankers First of approximately $10,114,000 and a transfer of deposit liabilities of $14,540,000 and assets, primarily consisting of loans, of $3,791,000. The gain on this sale amounted to $636,000.

(3) Investment Securities
    ---------------------
    As more fully described in note 1, the Company changed its method of accounting for investment securities. Investment Securities and Securities AFS at December 31, 1994 and 1993 are as follows:

                                                                  Gross          Gross        Estimated
                                                   Amortized   Unrealized     Unrealized        Fair
                                                     Cost         Gains         Losses          Value
                                                   ---------   ----------     ----------      ---------
       INVESTMENT SECURITIES:

            December 31, 1994:

               State, county and municipal        $    400,753     19,616          -           420,369
                                                  ============     ======       =======        =======
            December 31, 1993:

               U.S. Treasury and
                   U.S. Government agencies       $ 29,935,595     42,035      11,830       29,965,800
               State, county and municipal             785,258     54,142          -           839,400
                                                  ------------     ------      -------      ----------
                   Total                           $30,720,853     96,177      11,830       30,805,200
                                                  ============     ======      ======       ==========

       SECURITIES AFS:

            December 31, 1994:

               U.S. Treasury and
                   U.S. Government agencies       $ 37,535,403        779     216,252        37,319,930
                                                  ============     ======     =======        ==========


       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(3)  Investment Securities, continued
     ---------------------
     The amortized cost and fair value of Investment Securities and Securities AFS at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                      Investment Securities              Securities AFS
                                         December 31, 1994              December 31, 1994
                                      -----------------------         ----------------------
                                       Amortized    Estimated         Amortized    Estimated
                                          Cost     Fair Value           Cost       Fair Value
                                       ---------   ----------         ---------    ----------

          U.S. Treasury and
             U.S. Government agencies:
               Within 1 year           $   -          -               19,806,951    19,707,318
               1 to 5 years                -          -               15,914,104    15,813,999
               5 to 10 years               -          -                1,814,348     1,798,613
                                       -------     ------             ----------    ----------
                                       $   -          -               37,535,403    37,319,930
                                       =======     ======             ==========    ==========
         State and municipal:
              Within 1 year           $ 69,270     70,619                   -              -
              1 to 5 years             132,477    143,350                   -              -
              5 to 10 years               -          -                      -              -
              More than 10 years       199,006    206,400                   -              -
                                      --------   --------             ----------    -----------
                                     $ 400,753    420,369                   -              -
                                     =========   ========             ==========    ===========
          Total securities:
             Within 1 year           $  69,270     70,619             19,806,951     19,707,318
             1 to 5 years              132,477    143,350             15,914,104     15,813,999
             5 to 10 years                -          -                 1,814,348      1,798,613
             More than 10 years        199,006    206,400                   -              -
                                    ----------    -------             ----------     ----------
                                    $  400,753    420,369             37,535,403     38,319,930
                                    ==========    =======             ==========     ==========

     Proceeds from sales of Investment Securities during 1993 and 1992 were $4,625,783 and $6,229,566, respectively. Gross gains of $28,238 and $19,626 were realized on those sales in 1993 and 1992, respectively. Gross losses of $448 and $6,823 were realized on 1993 and 1992 sales, respectively.

     Proceeds from sales of Securities AFS during 1994 were $18,443,377. Gross gains of $1,635 were realized on those sales. Gross losses of $322,195 were realized on those sales.

     Securities AFS with a carrying value of approximately $7,900,000 and $12,960,000 at December 31, 1994 and 1993, respectively, were pledged to secure public deposits or for other purposes.

       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(4) Loans
    -----
    Major classifications of loans at December 31, 1994 and 1993 are summarized as follows:

                                                          1994          1993
                                                          ----          ----
      Commercial, financial and agricultural         $ 44,528,083     41,930,843
      Loans secured primarily by real estate           72,932,558     80,228,323
      Construction                                     18,162,800     10,889,559
      Consumer                                          8,667,683     11,582,382
                                                     ------------    -----------
                                                      144,291,124    144,631,107
      Less: Unearned discount                             858,568        855,502
            Unearned interest                               5,609         15,846
            Allowance for loan losses                   2,086,802      2,061,117
                                                     ------------    -----------
                                                     $141,340,145    141,698,642
                                                     ============    ===========

    The loan portfolio is comprised of loans originated throughout Georgia and participations purchased.

    The Banks discontinue accruing interest on loans when, in the opinion of management, the collection of interest is doubtful. At December 31, 1994 and 1993, nonaccruing loans amounted to approximately $409,000 and $827,000, respectively.

    Changes in the allowance for loan losses for the years ended December 31, 1994, 1993 and 1992 are summarized as follows:

                                                                     1994         1993          1992
                                                                     ----         ----          ----
        Balance, beginning of year                            $   2,061,117     1,886,838     1,893,578
        Provisions charged to operating expense                     447,003       350,597       195,059
        Loan charge-offs                                           (434,713)     (425,361)     (752,549)
        Recoveries                                                  179,395       249,043       550,750
        Sales of banking units                                     (166,000)         -             -
                                                              -------------     ---------     ---------
        Balance, end of year                                  $   2,086,802     2,061,117     1,886,838
                                                              =============     =========     =========


    The fair value estimates of net loans as of December 31, 1994 and 1993 are $138,371,000 and $143,039,000, respectively. Included in the fair value estimates at December 31, 1994 and 1993, are variable rate loans totalling $77,144,000 and $60,672,000, respectively. Management has made estimates of the fair value based on assumptions that it believes to be reasonable. However, because there is no market for many of these loans, management has no basis to determine whether the fair value computed would be indicative of the value negotiated in an actual sale.

       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(5) Deposits
    -------
    The carrying amounts and estimated fair values of deposits consisted of the following at December 31, 1994 and 1993:

                                                                     1994                    1993
                                                                          Estimated                      Estimated
                                                            Carrying        Fair           Carrying        Fair
                                                             Amount         Value           Amount         Value
                                                             --------     ---------        --------      ----------

     Deposits with no defined
         maturities                                      $ 89,340,582     89,340,582     100,440,954     100,440,954
     Deposits with fixed maturities                        99,982,113     99,054,000      75,302,697      75,596,000
                                                         ------------     ----------     -----------     -----------
        Total deposits                                   $189,322,695    188,394,582     175,743,651     176,036,954
                                                         ============    ===========     ===========     ===========

    SFAS 107 defines the fair value of deposits with no defined maturities as the amount payable on demand, and prohibits adjusting fair value for any value derived from retaining those deposits for an expected future period
    of time.   That component, commonly referred to as a deposit base
    intangible, is neither considered in the above fair value amounts nor is it recorded as an intangible asset in the consolidated balance sheets.

(6) Notes Payable
    -------------
    Notes payable at December 31, 1994 and 1993 are summarized as follows:

                                                                                            1994         1993
                                                                                            ----         ----

        Borrowings of the ESOP trust from a bank guaranteed by the
          Company, payable in annual installments of $150,000
          beginning January, 1993 with interest payable quarterly
          at the prime rate. The ESOP may borrow a maximum of
          $600,000 on this note.                                                        $  300,899       520,904

        Note payable to a bank in annual installments of $300,000
          with interest payable quarterly at the prime rate and
          secured by the common stock of all wholly-owned bank
          subsidiaries.                                                                  2,500,000      3,000,000
                                                                                        ----------     ----------
                                                                                        $2,800,899      3,520,904
                                                                                        ==========      =========


    The note payable to a bank allows for additional borrowings up to $500,000 with the same repayment terms as described above. The loan agreement contains covenants and restrictions pertaining to the maintenance of certain financial ratios, limitations on the incurrence of additional debt, and declaration of dividends or other capital transactions.

(7) Advances From Federal Home Loan Bank of Atlanta
    -----------------------------------------------
    At December 31, 1994 and 1993, FSB had advances outstanding from the Federal Home Loan Bank (FHLB) of Atlanta amounting to $5,000,000. The advances require monthly interest payments at an interest rate of 4.59% and are due in November 1995. The FHLB advances are secured by FSB's stock in the FHLB and their 1-4 family first mortgage loans. FSB may draw additional advances up to 75% of the outstanding balance of these residential loans based on an agreement with the FHLB.

    The fair values of the FHLB advances at December 31, 1994 and 1993 are $4,868,000 and $5,018,000, respectively.

       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(8) Shareholders' Equity
    --------------------
    The Company has a Stock Option Plan under which a maximum of 231,295 shares of common stock have been reserved. The Company granted stock options for the purchase of 20,000, 5,000 and 54,168 shares of common stock during 1994, 1993 and 1992, respectively. The 1994 options were granted to key employees at a price of $13 which approximated market value at the grant date. In addition, 1,333 and 78,889 shares under option were exercised in 1994 and 1993, respectively, at exercise prices of $10.13 and $2.25 per share. At December 31, 1994, options on 139,165 shares were outstanding, with an average exercise price of $10.45. The Plan contains certain stock appreciation rights whereby the Company would pay in cash or stock an amount up to 200% of the fair market value at the date of exercise over the fair market value at the grant date. Exercise of either the stock options or the stock appreciation rights precludes exercise of the other.

    Included in salaries and employee benefits expense for 1994 and 1992 was approximately $4,000 and $9,000, respectively, related to the exercise of stock appreciation rights by officers of the Company. There were no stock appreciation rights exercised in 1993. Compensation expense is not being recorded on the unexercised stock appreciation rights since, in management's opinion, there is a higher probability that the stock options will be exercised.

    Dividends to be paid by bank subsidiaries are the primary source of funds available to the Company for payment of dividends to its shareholders and for other working capital needs. Statutes and limitations impose restrictions on the amount of dividends that may be declared by each of the bank subsidiaries. These restrictions are based on the level of regulatory capital and retained net earnings in prior years.

    The loan agreement covering the Company's $2,500,000 note payable restricts the payment of dividends by bank subsidiaries to the amount as permitted by the regulators and requires that the subsidiaries remain in compliance with certain capital levels specified in the loan agreement. The loan agreement further restricts the payment of cash dividends by the Company to its stockholders. In any year, the Company may not, without advance approval by the lender, pay dividends which together with the dividends paid in the preceding two years, exceed 25% of consolidated net earnings for the three year period.

(9) Interest Expense
    ----------------
    Interest expense for December 31, 1994, 1993 and 1992 is as follows:

                                                                         1994          1993          1992
                                                                         ----          ----          ----
         Interest-bearing demand deposits                             $1,864,291     2,052,980     2,518,911
         Savings deposits                                                245,136       319,411       356,285
         Time deposits                                                 3,804,132     2,991,067     4,214,241
         Notes payable                                                   211,187       175,861       152,244
         Other                                                           413,541       536,117       341,851
                                                                       ---------     ---------     ---------
                                                                      $6,538,287     6,075,436     7,583,532
                                                                       =========     =========     =========

       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(10) Income Taxes
     ------------
     The Company changed its method of accounting for income taxes effective January 1, 1993. The adoption of SFAS 109 resulted in a cumulative effect of $601,000 primarily from the recognition of a portion of the consolidated net deferred tax asset of AmeriCorp and subsidiary. The entire cumulative effect adjustment was used to eliminate goodwill in 1993. The components of income tax expense for the years ended
     December 31, 1994, 1993 and 1992 are as follows:

                                                                         1994           1993         1992
                                                                         ----           ----         ----

         Current                                                      $  816,467       686,585       472,000
         Deferred                                                        (37,440)      (50,285)      (40,800)
         Utilization of net operating loss carryforwards                 266,000        20,000          -
         Change in valuation allowance                                (1,126,664)     (312,565)         -
                                                                      ----------      --------       -------
                                                                      $  (81,637)      343,735       431,200
                                                                      ==========      ========       =======

     The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before taxes and minority interest in (earnings) loss of subsidiary are as follows:

                                                                         1994           1993         1992
                                                                         ----           ----         ----

         Current "expected" tax expense                               $  951,000       775,000       444,000
            Reduction in deferred tax asset
              valuation allowance                                     (1,126,664)     (312,565)          -
            Tax-exempt interest                                          (47,000)      (57,000)      (80,500)
            Other                                                        141,027       (61,700)      (67,700)
                                                                      ----------      --------       -------
                                                                      $  (81,637)      343,735       431,200
                                                                      ==========      ========       =======

       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(10) Income Taxes, continued
     -----------
    The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax assets as of December 31, 1994 and 1993, as well as the changes in the valuation allowance account during 1994. The net deferred tax assets are included as components of other assets within the consolidated balance sheets.

                                                               1994           1993
                                                               ----           ----
         Gross deferred income tax assets:
           Allowance for loan losses                       $  286,500        203,100
           Unrealized losses on investment securities
             available for sale                                73,260           -
           Other real estate                                   72,000         71,200
           State tax credits                                   77,268        123,501
           Net operating losses                             2,341,900      2,607,900
           Other                                               40,622         69,788
                                                           ----------      ---------

              Total gross deferred income tax assets        2,891,550      3,075,489
              Less valuation allowance                       (556,759)    (1,683,423)
                                                           ----------     ----------
                 Net deferred income tax assets             2,334,791      1,392,066

      Gross deferred income tax liabilities:
           Premises and equipment                            (221,000)      (233,000)
           Accumulated accretion                              (18,000)       (34,600)
                                                           ----------      ---------
             Total gross deferred income tax liabilities     (239,000)      (267,600)
                                                           ----------      ---------
                 Net deferred tax asset                    $2,095,791      1,124,466
                                                           ==========      =========

    AmeriCorp and AmeriBank file separate consolidated Federal and State of Georgia income tax returns. AmeriCorp has consolidated Federal and Georgia tax net operating losses approximating $6,100,000 and $9,000,000 at December 31, 1994, which begin to expire in 2002.

    The deferred tax asset valuation allowance reflects management's estimate of future tax benefits from consolidated AmeriCorp operating loss carryforwards and State of Georgia credits, included in the total deferred tax asset, which are more likely than not to be realized based on the weight of available evidence.

(11)Commitments and Contingencies
    -----------------------------
    The Banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Banks have in particular classes of financial instruments.

    The Banks' exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(11)Commitments and Contingencies, continued
    -----------------------------
    In most cases, the Banks require collateral or other security to support financial instruments with credit risk.

                                                                                      Approximate
                                                                                  Contractual Amount
                                                                                  ------------------
                                                                                  1994           1993
                                                                                  ----           ----

        Financial instruments whose contract
          amounts represent credit risk:
          Commitments to extend credit                                        $ 10,936,000     10,969,000
          Standby letters of credit                                              1,782,000        131,000


    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

    Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The extent of collateral held for those commitments at December 31, 1994 varies.

    During 1992, the Company entered into two three (3) year interest rate swap agreements with a bank to manage its exposure to short-term interest rate fluctuations. The swap agreements are used to fix the interest margins on certain fixed-rate loans. Interest rate swap agreements involve the exchange of interest obligations on fixed and floating interest rate debt without the exchange of the underlying principal amounts. The notional amounts of the two agreements aggregate $10,000,000. Notional amounts are used to express the volume of these transactions, however, they do not represent cash flows and the amounts subject to credit risk are much smaller. This arrangement effectively fixes a portion of the Company's interest-bearing liabilities at rates of 6.56% and 5.59%, respectively.

    The fair value (the amount the Company would pay to terminate the agreements) of interest rate swaps at December 31, 1993 approximates $287,000. At December 31, 1994, the fair value (the amount the Company would receive upon termination of the agreements) approximates $51,000.

    The Company leases its administrative office under an operating lease arrangement. Approximate future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 1994, are as follows:

            1995                   $  82,000
            1996                       7,000
                                   ---------
                                   $  89,000
                                   =========

    Rental expense was approximately $109,000, $109,000 and $102,000 for 1994, 1993 and 1992, respectively.

       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(12)Related Party Transactions
    --------------------------
    In the normal course of business, executive officers and directors of the Company and certain business organizations and individuals associated with them, maintain a variety of banking relationships with the Banks. Transactions with executive officers and directors are made on terms comparable to those available to other bank customers. The following table summarizes related party loan activity during 1994:

         Beginning balance                   $  672,000
         New loans                            1,520,000
         Repayments                            (282,000)
                                             ----------
         Ending balance                      $1,910,000
                                             ==========

    The operating lease described in note 11 is with the Company's Chairman of the Board. The lease term extends through January, 1996 and is renewable for eight (8) years at that time. Rental expense under this agreement approximated $82,000 in 1994 and will amount to approximately $82,000 annually thereafter.


(13)Subsequent Event
    ----------------
    The Company entered into an agreement with certain shareholders of Effingham Bank & Trust ("Effingham"), effective August 28, 1995, to purchase 76,850 Effingham common shares for $922,200, contingent upon certain events. Effective September 8, 1995, the Company and Effingham entered into an agreement whereby the Company agreed to purchase the remaining outstanding Effingham common shares in exchange for approximately 146,044 shares of Company common stock. In order for the merger to be effected, the Effingham shareholders and the regulators must approve the transaction and the Company must complete a public registration of its shares to be tendered.
    Management expects the merger to occur during the first quarter of 1996; however, there is no certainty that the transaction will be consummated within that time frame.

    The Company entered into an agreement with AmeriCorp's Board of Directors, effective November 15, 1995, to purchase the remaining outstanding AmeriCorp common shares in exchange for approximately 154,391 shares of Company common stock. In order for the agreement to be effected, the AmeriCorp shareholders and the regulators must approve the transaction and the Company must complete a public registration of its shares to be tendered. Management expects the merger to occur during the first quarter of 1996; however, there is no certainty that the transaction will be consummated within that time frame.








(14)  Bank Corporation of Georgia (Parent Company Only) Financial Information
      -----------------------------------------------------------------------

                                                                    Balance Sheets

                                                               December 31, 1994 and 1993

                                                                        Assets
                                                                        ------
                                                                                                    1994           1993
                                                                                                    ----           ----
   Cash                                                                                        $   186,209       404,921
   Accrued dividend receivable                                                                      72,837        75,517
   Investments in common stock of subsidiaries                                                  14,831,321    12,584,667
   Investment in preferred stock of subsidiary                                                   3,641,900     3,356,300
   Other assets                                                                                    891,007     1,579,312
                                                                                               -----------    ----------
                                                                                               $19,623,274    18,000,717
                                                                                               ===========    ==========

                                                           Liabilities and Shareholders' Equity
                                                           ------------------------------------

   Accrued expenses and other liabilities                                                     $    500,366       294,792
   Notes payable                                                                                 2,800,899     3,520,904
                                                                                                 ---------     ---------
       Total liabilities                                                                         3,301,265     3,815,696

   Shareholders' equity                                                                         16,322,009    14,185,021
                                                                                                ----------    ----------
                                                                                              $ 19,623,274    18,000,717
                                                                                                ==========    ==========












       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

  Notes to Consolidated Financial Statements, continued


(14)Bank Corporation of Georgia (Parent Company Only) Financial Information,
    -----------------------------------------------------------------------
    continued

                                     Statements of Earnings

                         For the Years Ended December 31, 1994, 1993 and 1992

                                                                                   1994            1993         1992
                                                                                   ----            ----         ----
   Income:
       Dividends from subsidiaries                                              $3,473,425         662,242     4,627,845
       Management fees                                                             420,000         677,652       627,600
       Interest                                                                        843          39,432        46,599
       Other                                                                          -              3,689         2,911
                                                                                 ---------       ---------     ---------
          Total income                                                           3,894,268       1,383,015     5,304,955
                                                                                 ---------       ---------     ---------
   Expenses:
       Interest                                                                    211,187         175,861       152,244
       Salaries and employee benefits                                              575,516         459,840       403,942
       Other                                                                       398,944         320,102       519,816
                                                                                 ---------       ---------     ---------
          Total expenses                                                         1,185,647         955,803     1,076,002
                                                                                 ---------       ---------     ---------
          Earnings before income tax
            benefit and equity in undistributed
            earnings of subsidiaries                                             2,708,621         427,212     4,228,953

   Income tax benefit                                                                  300         104,300       119,900
                                                                                 ---------       ---------     ---------
          Earnings before equity in
          undistributed earnings of subsidiaries                                 2,708,921         531,512     4,348,853

   Dividends received in excess
     of earnings of subsidiaries                                                  (479,521)           -       (3,233,453)

   Equity in undistributed
     earnings of subsidiaries                                                         -          1,298,478          -
                                                                                 ---------       ---------    ----------

           Net earnings                                                         $2,229,400       1,829,990     1,115,400
                                                                                 =========       =========     =========


       BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(14)Bank Corporation of Georgia (Parent Company Only) Financial Information,
    ------------------------------------------------------------------------
    continued

                                             Statements of Cash Flows

                                  For the Years Ended December 31, 1994, 1993 and 1992


                                                                                   1994            1993         1992
                                                                                   ----            ----         ----



   Cash flows from operating activities:
       Net earnings                                                            $2,229,400       1,829,990     1,115,400
       Adjustments to reconcile net earnings to net
          cash provided (used) by operating activities:
            Equity in undistributed earnings of subsidiaries                         -         (1,298,478)         -
            Dividends received in excess of earnings of
               subsidiaries                                                       479,521            -        3,233,453
            Change in accrued dividend receivable                                   2,680          (6,062)        7,749
            Preferred stock dividends in kind                                    (285,600)       (286,200)     (285,600)
            Amortization                                                          128,387          68,541       221,882
            Investment in common stock of Americorp, Inc.,
               including deferred tax asset of $162,345
               for 1993 and goodwill of $241,778 for 1992,
               received in satisfaction of management fee
               and interest income                                                    -          (295,351)     (329,715)
            Change in accrued expenses and other liabilities                      205,574         265,925       (91,775)
                                                                                ---------       ----------    ---------
               Net cash provided by operating
                  activities                                                    2,759,962         278,365     3,871,394
                                                                                ---------       ---------     ---------

   Cash flows from investing activities:
       Proceeds from sale of premises and equipment                                   -           100,000          -
       Investment in bank subsidiaries                                         (2,087,533)       (502,301)   (3,500,000)
       Other                                                                     (203,714)        (85,403)       33,678
                                                                                ---------       ---------    ----------

               Net cash used by investing activities                           (2,291,247)       (487,704)   (3,466,322)

   Cash flows from financing activities:
       Proceeds from (repayment of) notes payable                                (500,000)        500,000      (500,000)
       Proceeds from issuance of common stock                                      13,497         177,500        25,000
       Purchase of treasury stock                                                 (93,600)        (25,940)         -
       Sale of treasury stock                                                        -              8,000          -
       Dividends paid                                                            (107,324)        (53,998)      (49,576)
                                                                                ---------        --------      --------
               Net cash provided (used) by financing
                  activities                                                     (687,427)        605,562      (524,576)
                                                                                ---------        --------     ---------




                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(14)Bank Corporation of Georgia (Parent Company Only) Financial Information,
    -----------------------------------------------------------------------
    continued

                              Statements of Cash Flows, continued

                       For the Years Ended December 31, 1994, 1993 and 1992

                                                                                   1994            1993         1992
                                                                                   ----            ----         ----

   Net increase (decrease) in cash                                             $ (218,712)       396,223     (119,504)

   Cash at beginning of year                                                       404,921         8,698      128,202
                                                                                 ---------       -------      -------
   Cash at end of year                                                         $   186,209       404,921        8,698
                                                                                 =========       =======      =======

   Supplemental disclosures of cash flow
     information:

       Cash paid during the year for:
         Interest                                                              $   153,753       181,417      177,818
         Income taxes                                                          $   990,000       502,000      602,000

   Supplemental schedule of noncash investing and financing activities:

       Investment in common stock of AmeriCorp, Inc.
          received in satisfaction of management
          fee and accrued interest receivable                                  $      -              -          35,052

       Investment in common stock of AmeriCorp, Inc.
          received in satisfaction of note receivable                          $      -          500,000          -


       Investment in Middle Georgia in exchange for land                       $      -           50,000          -


       Change in AmeriCorp deferred tax asset valuation
          allowance applied to reduce goodwill                                 $  763,632            -            -




                     BANK CORPORATION OF GEORGIA AND SUBS

                          CONSOLIDATED BALANCE SHEETS

      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994


                 ASSETS




                                                  SEPTEMBER 30, 1995    SEPTEMBER 30, 1994
                                                  ------------------    -------------------

  Cash and due from banks                             $7,586,272            $6,826,820
  Interest bearing deposits with banks                       ---                   ---
  Federal funds sold                                  10,906,671            12,379,801

  Investment securities: Available for sale           38,733,285            13,753,669
                         Held to maturity                134,706            11,144,213
                                                  ------------------    -------------------
                                                      38,867,991            24,897,882
                                                  ------------------    -------------------

  Loans:                                             158,620,862           146,291,891
     Less: Unearned discount                            (692,609)             (825,774)
               Allowance for possible loan losses     (2,375,227)           (2,057,222)
                                                  ------------------    -------------------

               Loans, net                            155,553,026           143,408,895


  Bank premises and equipment                          6,924,674             6,147,624
  Accrued interest receivable                          2,024,873             1,533,126
  Goodwill                                               400,327               423,875
  Other assets                                         4,882,514             4,885,516
                                                  ------------------    -------------------

                                                    $227,146,348          $200,503,539
                                                  ==================    ====================

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

  Deposits:
     Demand                                          $28,824,976           $22,606,160
     Interest bearing demand                          52,593,257            55,540,429
     Savings                                           7,328,338             7,855,482
     Time                                            107,691,106            86,816,623
                                                  ------------------    -------------------

         Total deposits                              196,437,677           172,818,694

  Accounts payable and accrued expense                 2,438,286             1,448,100
  Other borrowed money                                 5,270,809             7,120,904
  Long-term debt                                       2,500,000             2,500,000
                                                  ------------------    -------------------

           Total liabilities                         206,646,772           183,887,698

  Minority interests in subsidiary                     1,270,925               485,702

  Stockholders' equity:
     Common stock                                      1,894,846             1,082,833
     Capital surplus                                  12,649,954             1,281,772
     Retained earnings                                 4,683,851            13,765,534
                                                  ------------------    -------------------

          Total stockholders' equity                  19,228,651            16,130,139
                                                  ------------------    -------------------

                                                    $227,146,348          $200,503,539
                                                  ==================    ====================

                   BANK CORPORATION OF GEORGIA AND SUBS

                  CONSOLIDATED STATEMENTS OF CASH FLOWS
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994




                                                                      NINE MONTHS                               NINE MONTHS
                                                                         ENDED                                     ENDED
                                                                   SEPTEMBER 30, 1995                        SEPTEMBER 30, 1994
                                                                   ------------------                        -------------------


  Cash flows from operating activities:

     Net income (loss)                                                    $2,299,045                               $1,881,588
     Adjustments to reconcile net earnings to net cash
       provided from operating activities:
         Depreciation                                                        433,404                                  417,032
         Amortization and accretion, net                                     (91,496)                                 262,233
         Minority interests in earnings (loss) of subsidiary                 368,155                                  217,278
         Provision for loan and real estate owned losses                     335,004                                  357,000
        Loss(gain) on sale of investment securities                           (1,477)                                 (13,099)
         Gain on sale of banking unit                                          ---                                   (178,544)
         Change in:
              Other assets                                                  (791,647)                              (1,153,295)
              Other liabilities                                              533,342                                   (8,783)
                                                                    ------------------                        -------------------
  Net cash provided by operating activities                                3,084,330                                1,781,410
                                                                    ------------------                        -------------------

  Cash flows from investing activities:

     Proceeds from maturities of investment securities                    18,026,777                               19,579,651
     Proceeds from sales of investment securities                          1,944,318                                6,500,000
     Purchase of investment securities                                   (19,680,743)                             (20,395,524)
     Net increase in loans                                               (14,547,885)                              (6,418,533)
     Purchases of premises and equipment                                    (905,633)                                (880,238)
     Cash paid upon sale of banking unit                                       ---                                 (2,403,458)
                                                                    ------------------                        -------------------

  Net cash provided (used) by investing activities                       (15,163,166)                              (4,018,102)
                                                                    ------------------                        -------------------

  Cash flows from financing activities:

     Net decrease in deposits                                              7,114,982                                4,444,378
     Net increase in Federal funds purchased                                  ---                                   1,750,000
     Repayment of notes payable                                               ---                                    (500,000)
     Dividends paid                                                         (191,161)                                   ---
     Proceeds from issuance of common stock                                   ---                                      13,497
     Purchase of treasury stock                                               ---                                     (93,600)
                                                                    ------------------                        -------------------

  Net cash provided (used) by financing activities                         6,923,821                                5,614,275
                                                                    ------------------                        -------------------

  Net increase in cash and cash equivalents                               (5,155,015)                               3,377,583

  Cash and cash equivalents at beginning of period                        23,647,958                               15,829,038
                                                                    ------------------                        -------------------

  Cash and cash equivalents at end of period                             $18,492,943                              $19,206,621
                                                                    ==================                        ===================

                          BANK CORPORATION OF GEORGIA AND SUBS

                           CONSOLIDATED STATEMENT OF EARNINGS

                    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994


                                                     NINE MONTHS                           NINE MONTHS
                                                       ENDED                                    ENDED
                                                  SEPTEMBER 30, 1995                    SEPTEMBER 30, 1994
                                                  ------------------                    ------------------

  Interest income:
     Interest and fees on loans                     $12,319,323                              $10,314,405
     Interest on federal funds sold                     432,946                                  355,714
     Interest on investment securities:               2,248,606                                1,084,998
                                                  ------------------                    ------------------
          Total interest income                      15,000,875                               11,755,117
                                                  ------------------                    ------------------

  Interest expense:
     Interest on NOW and money market
       accounts                                       1,339,096                                1,382,879
     Interest on savings and time deposits            4,599,971                                2,868,636
     Other borrowings                                   275,583                                  477,748
                                                  ------------------                    ------------------

          Total interest expense                      6,214,650                                4,729,263
                                                  ------------------                    ------------------

          Net interest income                         8,786,225                                7,025,854

  Provision for possible loan losses                    335,004                                  357,000
                                                  ------------------                    ------------------

  Net interest income after provision
     for possible loan losses                         8,451,221                                6,668,854
                                                  ------------------                    ------------------

  Other operating income:
     Service charge on deposit accounts                 795,367                                  786,305
     Securities gains (losses)                            1,477                                  (14,389)
     Gain on sale of SBA loans                           17,016                                   64,757
     Other                                              871,747                                1,494,914
                                                  ------------------                    ------------------

          Total other operating income                1,685,607                                2,331,587
                                                  ------------------                    ------------------

  Other operating expense:
     Salaries and employee benefits                   3,951,768                                3,532,577
     Occupancy                                          520,382                                  549,994
     Equipment                                          493,063                                  453,209
     Other operating expense                          1,861,804                                2,027,402
                                                  ------------------                    ------------------

          Total other operating expense               6,827,017                                6,563,182
                                                  ------------------                    ------------------

  Earnings before income taxes & minority             3,309,811                                2,437,259
    interests

  Income tax expense (benefit)                          748,300                                  336,700
                                                  ------------------                    ------------------

  Earnings before minority interests                  2,561,511                                2,100,559
  Minority interests                                    262,466                                  218,971
                                                  ------------------                    ------------------

  Net earnings                                       $2,299,045                               $1,881,588
                                                  ==================                    ===================

           BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                  Notes to Financial Statements

                           (Unaudited)


(1)  Basis of Presentation

     The financial information furnished herein reflects all adjustments which are, in the opinion of management, necessary to present a fair statement of the results of operations and financial position for the periods covered herein. All such adjustments are of a normal, recurring nature.

(2)  Dividends

     On March 31, 1995, Bank Corporation of Georgia ("BCG") paid a 75% stock dividend to its stockholders of record as of February 28, 1995.

     In addition, BCG declared a cash dividend of $.10 per share for stockholders of record as of September 15, 1995. The dividend was recorded as a reduction of stockholders' equity at September 30, 1995.

(3)  Acquisitions

     In July, 1995 BCG entered into definitive agreements to purchase all of the outstanding stock of Effingham Bank & Trust ("Effingham"). The transaction will include the payment of cash to certain shareholders, and the remainder of the shareholders of Effingham will receive BCG stock in exchange for their current shares. The transaction is subject to regulatory approval and approval of the shareholders of Effingham.

     On November 15, 1995, BCG entered into a definitive agreement to purchase the remaining shares of Americorp, Inc. ("Americorp") that BCG does not already own, or approximately 33.3% of the outstanding shares of Americorp. The transaction would exchange BCG stock for Americorp stock. The transaction is subject to regulatory approval and approval of the shareholders of Americorp in addition to BCG.

     On October 18, 1995, Ameribank, N.A., a wholly owned subsidiary of Americorp, entered into an agreement to purchase substantially all of the assets and assume substantially all of the liabilities of a branch of another financial institution. The transaction is subject to regulatory approval and consummation of another transaction involving the financial institution.

(4)  Recent Accounting Pronouncements

     As of January 1, 1995, BCG adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount, existing at the inception or accquisition of the loan, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. As of January 1, 1995, BCG adopted SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," which amends SFAS 114 to require information about the recorded investment in certain impaired loans and eliminates its provisions regarding how a creditor should recognize income on an impaired loan. SFAS 118 allows creditors to use existing methods for recognizing income on impaired loans, including methods used by certain industry regulators. As of the date of adoption, and as of September 30, 1995, the impact of SFAS 114 and SFAS 118 is not material to the BCG's consolidated financial statements.

     The Financial Accounting Standards Board (the "FASB") recently issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain indentifiable intangibles to be disposed of. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995 with early adoption permitted. Presently, BCG is unable to determine the impact that adoption of SFAS 121 will have on the consolidated financial statements, but management anticipates that the impact will not be material.
                                 EFFINGHAM BANK & TRUST


                                  Financial Statements

                               December 31, 1994 and 1993

                     (with Independent Accountants' Report thereon)

                       REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors and Stockholders
Effingham Bank & Trust:


We have audited the accompanying balance sheet of Effingham Bank & Trust as of December 31, 1994, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of December 31, 1993 and for the year then ended were audited by other auditors whose report dated March 5, 1994 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Effingham Bank & Trust as of December 31, 1994, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in note 1 of the financial statements, the Bank changed its method of accounting for investment securities during 1994.


                                           EVANS, PORTER, BRYAN & CO.


                                           /s/ Evans, Porter, Bryan & Co.


Atlanta, Georgia
April 11, 1995, except for note 10 as to which the date is September 8, 1995

                             Independent Auditor's Report
                            -----------------------------



The Board of Directors
Effingham Bank & Trust
Post Office Box 1370
Rincon, Georgia  31326

     We have audited the accompanying statements of condition of Effingham Bank & Trust as of December 31, 1993, and the related statements of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Effingham Bank & Trust as of December 31, 1992, were audited by other auditors whose report dated February 5, 1993 expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Effingham Bank & Trust at December 31, 1993, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ Wilson, Corbit & Kessler
March 5, 1994


                                          EFFINGHAM BANK & TRUST

                                              Balance Sheets

                                        December 31, 1994 and 1993

                                                  Assets
                                                  ------

                                                                  1994        1993
                                                                  ----        ----

Cash and due from banks                                     $  1,552,438    2,939,881
Federal funds sold                                               890,000    2,520,000
                                                             -----------    ---------

           Cash and cash equivalents                           2,442,438    5,459,881

Securities available for sale (amortized cost
   $3,304,826) (note 2)                                        3,159,285        -

Securities held to maturity (market value $1,371,406
   and $5,326,934) (note 2)                                    1,499,216    5,312,310

Other investments                                                129,836        -

Loans, net (note 3)                                           15,633,788    9,868,686

Premises and equipment, net (note 4)                           1,309,016    1,210,928

Accrued interest receivable                                      131,412      117,246

Other assets                                                     173,171      224,533
                                                            ------------   ----------
                                                            $ 24,478,162   22,193,584
                                                            ============   ==========


                                   Liabilities and Stockholders' Equity
                                   ------------------------------------
Deposits:
    Demand                                                  $  3,023,335    3,553,626
    Interest-bearing demand                                    4,830,049    6,568,943
    Savings                                                    1,731,159    1,797,698
    Time                                                      12,784,869    8,128,035
                                                            ------------   ----------

           Total deposits                                     22,369,412   20,048,302

Accrued interest payable                                          73,306       15,354

Other liabilities                                                 57,337      135,645
                                                            ------------   ----------

           Total liabilities                                  22,500,055   20,199,301
                                                            ------------   ----------

Commitments (note 7)

Stockholders' equity (notes 8 and 9):
   Common stock, par value $5, authorized
   10,000,000 shares, issued and outstanding
   324,905 shares                                              1,624,525    1,624,525
   Additional paid-in capital                                  1,604,298    1,604,298
   Accumulated deficit                                        (1,154,660)  (1,234,540)
   Unrealized loss on securities available for
   sale, net of tax                                              (96,056)        -
                                                             -----------   -----------
           Total stockholders' equity                          1,978,107    1,994,283
                                                             -----------   -----------
                                                             $24,478,162   22,193,584
                                                             ===========   ==========

See accompanying notes to financial statements.

                                          EFFINGHAM BANK & TRUST

                                         Statements of Operations

                              For the Years Ended December 31, 1994 and 1993


                                                                  1994        1993
                                                                  ----        ----

Interest income:
   Interest and fees on loans                              $   1,455,290    1,210,588
   Interest on federal funds sold                                 26,973      104,032
   Interest on investment securities                             273,571      165,339
                                                              ----------    ---------

          Total interest income                                1,755,834    1,479,959
                                                              ----------    ---------
Interest expense:
   Interest-bearing demand deposits                              120,167      167,612
   Savings deposits                                               46,211       58,605
   Time deposits                                                 486,454      487,035
   Federal funds purchased                                        55,766         -
                                                              ----------    ----------

          Total interest expense                                 708,598      713,252
                                                              ----------    ----------

          Net interest income                                  1,047,236       766,707

Provision for loan losses (note 3)                                  -          173,000
                                                              ----------    ----------
          Net interest income after provision for
             loan losses                                       1,047,236       593,707
                                                              ----------    ----------
Other income:
   Service charges                                               327,529       198,521
   Securities gains, net                                           4,984          -
   Miscellaneous                                                  20,880        10,911
                                                              ----------    ----------

          Total other income                                     353,393       209,432
                                                             -----------    ----------
Other expenses:
  Salaries and employee benefits                                 624,326       621,765
  Occupancy                                                      219,263       158,920
  Other operating                                                546,844       496,400
                                                              ----------    ----------

          Total other expenses                                 1,390,433     1,277,085
                                                             -----------    ----------

          Earnings (loss) before income taxes                     10,196      (473,946)

Income tax benefit (note 5)                                       69,684          -
                                                             -----------     ---------
          Net earnings (loss)                                $    79,880      (473,946)
                                                             ===========     =========






See accompanying notes to financial statements.

                                          EFFINGHAM BANK & TRUST

                              Statements of Changes in Stockholders' Equity

                              For the Years Ended December 31, 1994 and 1993



                                                                                      Unrealized
                                                                                     Gain (Loss)
                                                                                     on Securities
                                                        Additional                     Available
                                            Common       Paid-In     Accumulated        for Sale,
                                            Stock        Capital       Deficit          Net of Tax        Total
                                            -----       ---------    -----------     --------------      ------

Balance, December 31, 1992               $ 1,614,525     1,598,298     (760,594)             -          2,452,229

Stock bonus (note 9)                          10,000         6,000         -                 -             16,000

Net loss                                        -              -       (473,946)             -           (473,946)
                                         -----------     ---------   -----------        -----------     ---------
Balance, December 31, 1993                 1,624,525     1,604,298   (1,234,540)             -          1,994,283

Cumulative effect of accounting
   change for securities (note 1)               -              -            -              15,272          15,272

Net earnings                                    -              -         79,880              -             79,880

Change in unrealized gain (loss)
   on securities available for
   sale, net of tax                             -              -            -            (111,328)       (111,328)
                                        ------------    -----------   ----------        ---------       ---------

Balance, December 31, 1994              $ 1,624,525      1,604,298    (1,154,660)         (96,056)      1,978,107
                                        ===========      =========    ==========        ==========      =========

















            See accompanying notes to financial statements.

                                          EFFINGHAM BANK & TRUST

                                         Statements of Cash Flows

                              For the Years Ended December 31, 1994 and 1993


                                                                          1994         1993
                                                                          ----         ----
Cash flows from operating activities:
   Net earnings (loss)                                                 $  79,880     (473,946)
   Adjustments to reconcile net earnings (loss) to net
     cash provided (used) by operating activities:
           Depreciation, amortization and accretion                      100,790       71,736
      Provision for loan losses                                             -         173,000
      Provision for estimated losses on other real estate                   -          23,029
      Provision for deferred tax benefit                                 (69,684)        -
      Gain on sale of investment securities                               (4,984)        -
      Loss on disposal of premises and equipment                           4,099         -
      Change in:
        Accrued interest receivable                                      (14,166)      45,149
        Accrued interest payable                                          57,952       (7,772)
        Other assets                                                         530       (2,428)
        Other liabilities                                                (78,308)     129,203
                                                                       ---------     --------

           Net cash provided (used) by operating activities               76,109      (42,029)
                                                                       ---------     --------
Cash flows from investing activities:
   Purchases of securities available for sale                         (1,248,692)        -
   Purchases of securities held to maturity                                -       (4,800,542)
   Proceeds from sales of securities available for sale                  719,742         -
   Proceeds from maturities of securities available for sale           1,048,000         -
   Proceeds from maturities of securities held to maturity                  -       2,407,000
   Purchases of other investments                                       (129,836)        -
   Net change in loans                                                (5,595,102)   2,460,723
   Purchases of premises and equipment                                  (212,976)     (80,820)
   Proceeds from sales of premises and equipment                           4,202      139,779
                                                                      ----------   ----------

           Net cash provided (used) by investing activities          (5,414,662)      126,140
                                                                     ----------    ----------
Cash flows from financing activities:
   Net change in demand and savings                                  (2,335,724)    3,359,688
   Net change in time deposits                                        4,656,834    (3,001,001)
   Proceeds from issuance of common stock                                  -           16,000
                                                                     ----------    ----------

           Net cash provided by financing activities                  2,321,110       374,687
                                                                     ----------    ----------

Net increase (decrease) in cash and cash equivalents                 (3,017,443)      458,798

Cash and cash equivalents at beginning of year                        5,459,881     5,001,083
                                                                     ----------    ----------

Cash and cash equivalents at end of year                             $2,442,438     5,459,881
                                                                      =========     =========

                                          EFFINGHAM BANK & TRUST

                                   Statements of Cash Flows, continued

                              For the Years Ended December 31, 1994 and 1993


                                                                          1994         1993
                                                                          ----         ----
Supplemental disclosures of cash flow information:

   Cash paid during the year for:
      Interest                                                       $  650,646       721,024

   Noncash investing and financing activities:
      Transfer of loans to other real estate                         $   13,750       182,516

      Financed portion of sales of other real estate                 $   170,000          -

      Change in unrealized loss on securities
          available for sale, net of tax                             $    96,056          -















            See accompanying notes to financial statements.

                                          EFFINGHAM BANK & TRUST
                                      Notes to Financial Statements


(1) Summary of Significant Accounting Policies
    ------------------------------------------

    The accounting and reporting policies of Effingham Bank & Trust
    (the Bank) conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the significant policies and procedures.

    Investment Securities
    ---------------------

    Effective January 1, 1994 the Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under SFAS No. 115, the Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Bank has the ability and intent to hold the securities until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 1994, the Bank has no trading securities.

    Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity. The unrealized holding gains or losses included in the separate component of stockholders' equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

    A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

    Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

    In 1993, all investment securities were carried at cost, adjusted for amortization of premiums and accretion of discounts.

    Other Investments
    -----------------

    Other investments include equity securities with no readily determinable fair value. These investment securities are carried at cost.

    Loans and Allowance for Loan Losses
    -----------------------------------

    Loans are stated at principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

    Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings when such loans are placed on non-accrual status.

                                          EFFINGHAM BANK & TRUST
                                 Notes to Financial Statements, continued


(1) Summary of Significant Accounting Policies, continued
    ------------------------------------------

    Loans and Allowance for Loan Losses, continued
    -----------------------------------

    The allowance for loan losses is established through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgement, will be adequate to absorb probable losses on existing loans that may become uncollectible.

    Management's judgement in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

    While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgements different than those of management.

    Premises and Equipment
    ----------------------

    Premises and equipment are carried at depreciated cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

    Income Taxes
    ------------

    Effective January 1, 1993, the Bank changed its method of accounting for income taxes from the deferred method required under Accounting Principles Board Opinion No. 11 to the asset and liability method required by SFAS No.
    109. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Additionally, the accounting standard requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

    In the event the future tax consequences of differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities results in deferred tax assets, the standard requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

                                          EFFINGHAM BANK & TRUST
                                 Notes to Financial Statements, continued


(1) Summary of Significant Accounting Policies, continued
    ------------------------------------------

    Profit Sharing Plan
    -------------------

    The Bank has a contributory profit sharing plan which is available to substantially all employees subject to certain age and service requirements. Contributions to this plan by employees are voluntary; however, the Company will match a percentage of the employee's contri-butions. Contributions to this plan charged to expense for the years ended December 31, 1994 and 1993 amounted to $11,001 and $10,905, respectively.

    Reclassifications
    -----------------

    Certain 1993 amounts have been reclassified to conform with 1994 presentation.

(2) Investment Securities
    ---------------------
    As more fully described in note 1, the Bank changed its method of accounting for investment securities effective January 1, 1994. Investment securities at December 31, 1994 and 1993 are as follows:


    Securities Held to Maturity:

                                                                  December 31, 1994
                                                  ---------------------------------------------------------
                                                                  Gross        Gross              Estimated
                                                  Amortized     Unrealized    Unrealized            Fair
                                                    Cost           Gains        Losses              Value
                                                  ---------     ----------    ----------          ---------

                      U.S. Treasury             $  499,343          -           12,937            486,406
                      U.S. Government Agency       999,873          -          114,873            885,000
                                                ----------       -------       -------          ---------

                            Total               $1,499,216          -          127,810          1,371,406
                                                ==========       =======       =======          =========

                                                                         December 31, 1993
                                                  ---------------------------------------------------------

                                                                Gross           Gross             Estimated
                                                  Amortized   Unrealized      Unrealized            Fair
                                                    Cost        Gains           Losses              Value
                                                  ---------   -----------      ----------         ----------

                      U.S. Treasury             $ 1,708,795       10,798         4,168           1,715,425
                      U.S. Government agency      1,797,282       10,022          -              1,807,304
                      Mortgage-backed securities  1,806,233        2,882         4,910           1,804,205
                                                -----------     --------        ------          ----------
                            Total               $ 5,312,310       23,702         9,078           5,326,934
                                                  =========       ======         =====           =========

                                          EFFINGHAM BANK & TRUST

(2) Investment Securities, continued
    --------------------

    Securities Available for Sale:


                                                                         December 31, 1994
                                                  ---------------------------------------------------------

                                                                Gross           Gross             Estimated
                                                  Amortized   Unrealized      Unrealized            Fair
                                                    Cost        Gains           Losses              Value
                                                  ---------   -----------      ----------         ----------

                      U.S. Government agencies   $1,048,679        -               45,773            1,002,906
                      Mortgage-backed securities  2,256,147        -               99,768            2,156,379
                                                 ----------    ---------         --------          -----------

                            Total                $3,304,826        -              145,541            3,159,285
                                                  =========    =========         ========          ===========

 The amortized cost and fair value of investment securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Securities Held                Securities Available
                                                             to Maturity                     for Sale
                                                         December 31, 1994                 December 31, 1994
                                                    ------------------------              -----------------------
                                                    Amortized      Estimated              Amortized     Estimated
                                                       Cost       Fair Value               Cost        Fair Value
                                                    ---------     ----------              ---------    ----------
            Total U.S. Treasury and
              U.S. Government agencies:
              Within 1 year                       $  499,343        486,406                  -              -
              1 to 5 years                           500,000        451,719             1,048,679      1,002,906
              5 to 10 years                          499,873        433,281                  -              -
                                                   ---------       --------             ---------      ---------

                                                  $1,499,216      1,371,406             1,048,679      1,002,906

            Mortgage-backed securities                  -              -                2,256,147      2,156,379
                                                   ---------      ---------             ---------      ---------

                                                  $1,499,216      1,371,406             3,304,826      3,159,285
                                                   =========      =========             =========      =========

Proceeds from sales of securities available for sale during 1994 were $719,742. Gross gains of $6,479 and gross losses of $1,495 were realized on those sales. There were no sales of investment securities during 1993.

Securities with a carrying value of approximately $1,650,000 and $1,700,000 at December 31, 1994 and 1993, respectively, were pledged to secure public deposits or for other purposes.

                                          EFFINGHAM BANK & TRUST

(3) Loans
    -----

    Major classifications of loans at December 31, 1994 and 1993 are summarized as follows:

                                                                      1994         1993
                                                                      ----         ----

                  Commercial                                     $ 3,974,987   1,612,291
                  Real estate - mortgage                           7,692,621   5,501,170
                  Real estate - construction                       2,347,088     863,085
                  Consumer                                         1,848,344   2,085,791
                                                                  ----------  ----------

                  Total loans                                     15,863,040  10,062,337

                  Less allowance for loan losses                     229,252     193,651
                                                                  ----------  ----------

                  Total net loans                                $15,633,788   9,868,686
                                                                  ==========  ==========


    The Bank grants loans and extensions of credit primarily to individuals and a variety of firms and corporations located in certain Georgia counties including Effingham and Chatham. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is affected by the real estate market.

    Loans on which the accrual of interest has been discontinued or reduced amounted to $127,000 at December 31, 1994. There were no nonaccrual loans at December 31, 1993.

    Changes in the allowance for loan losses were as follows:

                                                                       1994         1993
                                                                       ----         ----

                  Balance at beginning of year                    $  193,651     262,664
                  Amounts charged off                                (76,247)   (274,941)
                  Recoveries on amounts previously charged off       111,848      32,928
                  Provision for loan losses                             -        173,000
                                                                    --------    --------

                  Balance at end of year                          $  229,252     193,651
                                                                    ========    ========

(4) Premises and Equipment
    ----------------------

    Major classifications of premises and equipment are summarized as follows:

                                                                       1994         1993
                                                                       ----         ----

                  Land                                            $  342,194     342,194
                  Buildings and improvements                         820,720     797,052
                  Furniture and equipment                            548,544     368,815
                                                                   ---------   ---------

                                                                   1,711,458   1,508,061
                  Less accumulated depreciation                      402,442     297,133
                                                                   ---------   ---------

                                                                  $1,309,016   1,210,928
                                                                   =========   =========

Depreciation expense was $106,587 and $69,431 for the years ended December 31, 1994 and 1993.

                                          EFFINGHAM BANK & TRUST

(5) Income Taxes
    ------------

     As discussed in note 1, the Bank changed its method of accounting for income taxes effective January 1, 1993.

     The components of income tax expense for the years ended December 31, 1994 and 1993 are as follows:

                                                                       1994         1993
                                                                       ----         ----

                  Current                                           $    -           -
                  Deferred                                               571    (185,770)
                  Change in valuation allowance                      (70,255)    185,770
                                                                     -------    --------

                    Total income tax expense                        $(69,684)       -
                                                                     =======    ========

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes for the year ended December 31, 1994 relate primarily to the changes in the valuation allowance.

The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax asset. The deferred tax asset is included as a component of other assets at December 31, 1994 and 1993.


                                                                       1994         1993
                                                                       ----         ----

                  Deferred income tax assets:
                     Allowance for loan losses                      $ 23,054      30,602
                     Contribution carryforward                         5,696       3,318
                     Unrealized loss on securities available
                       for sale                                       49,485         -
                     Federal tax loss carryforward                   440,972     435,361
                     State tax loss carryforward                      77,957      72,220
                     State tax credit carryforward                    11,906      13,032
                     Other                                              -          1,757
                                                                     -------      ------

                        Total gross deferred income tax assets       609,070     556,290

                        Less valuation allowance                     434,491     504,746
                                                                     -------     -------

                           Net deferred income tax assets            174,579      51,544
                                                                     -------     -------

                  Deferred income tax liabilities:
                     Premises and equipment                          (55,411)    (51,544)

                            Net deferred income tax asset           $119,168         -
                                                                    ========     =======

                                          EFFINGHAM BANK & TRUST

(5) Income Taxes, continued
    ------------

   The valuation allowance of $434,491 at December 31, 1994 relates primarily to the uncertainty regarding the future utilization of the Bank's operating loss carryforwards. These remaining benefits will be recognized for financial reporting purposes when the realization of such benefits is determined to be more likely than not.

   The Bank has federal and state tax loss carryforwards of approximately $1,300,000 and $1,950,000 that may be used to offset future taxable income and state tax credits of approximately $18,000 that can be used to offset future state taxes payable. If not used, the carryforwards will expire as follows:

                                            State Tax        State Loss    Federal Loss
                                             Credits       Carryforwards  Carryforwards
                                            ---------      -------------  -------------

                          1995             $  2,946             -                 -
                          1996                3,951             -                 -
                          1997                5,268             -                 -
                          1998                4,107             -                 -
                          1999                1,767             -                 -
                          2000                  -               -                 -
                          2001                  -               -                 -
                          2002                  -               -                 -
                          2003                  -            358,811           198,269
                          2004                  -            227,875           120,131
                          2005                  -            190,796            61,460
                          2006                  -            486,346           358,941
                          2007                  -               -                 -
                          2008                  -            541,673           541,673
                          2009                  -            143,432            16,501
                                            -------       ----------         ---------

                          Totals           $ 18,039        1,948,933         1,296,975
                                             ======        =========         =========

(6) Related Party Transactions
    --------------------------

   The Bank conducts transactions with directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Bank that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 1994:

                      Beginning balance                       $  578,000
                        New loans                                180,000
                        Repayments                              (424,000)
                                                               ---------
                      Ending balance                          $  334,000
                                                                 =======

                                          EFFINGHAM BANK & TRUST

(7) Commitments
    -----------

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

    Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Bank's delineated trade area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

    The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    In most cases, the Bank does require collateral or other security to support financial instruments with credit risk.

                                                                            December 31,
                                                                            Approximate
                                                                          Contract Amount
                                                                          ----------------

                                                                          1994        1993
                                                                          ----        ----

                  Financial instruments whose contract
                    amounts represent credit risk:
                        Commitments to extend credit                  $1,240,000  1,112,000
                        Standby letters of credit and
                          financial guarantees written                $   10,000     84,000

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

    As of December 31, 1994, the Bank had a commitment for $195,000 relating to a future branch site.

                                          EFFINGHAM BANK & TRUST

(8) Stockholders' Equity
    --------------------

    During 1993, the Bank paid a bonus to certain employees in the form of common stock. These employees received 2,000 shares of the Bank's common stock which was previously authorized but unissued. Compensation expense was charged for the estimated market value of the stock at the time the bonus was approved. Common stock was increased by an amount equal to the par value of the stock, and the difference was recorded as an increase in additional paid-in capital.

    Pursuant to their employment contracts, certain officers have been granted options to acquire shares of common stock at option prices at least equal to the fair value of the shares. A total of 22,500 shares are subject to these options, at prices ranging from $6.50 to $15.00. These options expire after ten years.

    Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior year's net earnings, and the ratio of equity capital to total assets. Currently, the Bank is not allowed to impair capital by the payment of dividends.

(9) Convertible Subordinated Debentures
    -----------------------------------

    The Bank's Board of Directors has approved an offering of a maximum of $2,000,000 in aggregate principal amount of 7% fixed rate convertible subordinated debentures. The debentures pay interest monthly, commencing on the six month anniversary of the issue date, and have a maturity date seven years after issuance. The holders of the debentures may convert at any time into common stock of the Bank at a conversion price of the book value of the Bank as of the quarter-end prior to the issue date of the debenture plus $.05.

    The proceeds of the offering will be used to increase the capitalization of the Bank.

(10)Subsequent Event
    ----------------

    On September 8, 1995, the Bank's board of directors approved a merger agreement whereby the Bank would be merged into and become a subsidiary of Bank Corporation of Georgia ("BCG"), headquartered in Macon, Georgia. The merger would be effected through the exchange of the Bank's common stock for cash or common stock of BCG. For the merger to be effected, the Bank's stockholders and regulators must approve the transaction, and BCG must complete a public registration of its shares to be tendered with the merger. Management expects the merger to occur during the fourth quarter of 1995; however, there is no certainty that the transaction will be consummated within that time frame or at all.

  COMPILATION REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders
Effingham Bank & Trust:


We have compiled the accompanying balance sheets of Effingham Bank & Trust as of September 30, 1995 and 1994, and the related statements of operations, changes in stockholders' equity and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Bank's financial position, results of operations and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.

                             EVANS, PORTER, BRYAN & CO.

                             /s/ Evans, Porter, Bryan & Co.



Atlanta, Georgia
November 13, 1995

                      EFFINGHAM BANK & TRUST

                          Balance Sheets

                   September 30, 1995 and 1994
                           (Unaudited)

                                       Assets
                                       ------

                                                                                       1995              1994
                                                                                       ----              ----

Cash and due from banks                                                           $  1,401,793         2,117,725
Federal funds sold                                                                       -               280,000
                                                                                    ----------        ----------
        Cash and cash equivalents                                                    1,401,793         2,397,725

Securities available for sale                                                        2,781,296         3,745,283
Securities held to maturity                                                          1,498,996           997,526
Other investments                                                                      149,436            57,436
Loans, net                                                                          17,644,289        15,213,919
Premises and equipment, net                                                          1,115,464         1,346,196
Accrued interest receivable                                                            134,625           119,110
Other assets                                                                           116,487           257,776
                                                                                    ----------        ----------
                                                                                  $ 24,842,386        24,134,971
                                                                                    ==========        ==========

                           Liabilities and Stockholders' Equity
                           ------------------------------------
Deposits:
    Demand                                                                        $  3,648,026         3,258,960
    Interest-bearing demand                                                          3,213,574         3,838,123
    Savings                                                                          1,653,345         1,788,778
    Time                                                                            13,079,956        12,168,305
                                                                                    ----------        ----------
               Total deposits                                                       21,594,901        21,054,166

Accrued interest payable                                                               166,827            55,780
Other borrowings                                                                     1,100,000         1,000,000
Other liabilities                                                                       73,012            30,967
                                                                                    ----------        ----------
               Total liabilities                                                    22,934,740        22,140,913
                                                                                    ----------        ----------
Stockholders' equity:
    Common stock, par value $5, authorized 10,000,000 shares,
        issued and outstanding 326,905 and 324,905 shares                            1,634,525         1,624,525
    Additional paid-in capital                                                       1,607,298         1,604,298
    Accumulated deficit                                                             (1,285,302)       (1,193,823)
    Unrealized loss on securities available for sale, net of tax                       (48,875)          (40,942)
                                                                                    ----------        ----------
               Total stockholders' equity                                            1,907,646         1,994,058

                                                                                  $ 24,842,386        24,134,971
                                                                                    ==========        ==========

See accompanying accountants' compilation report.

                                                             EFFINGHAM BANK & TRUST

                                                            Statements of Operations

                                              For the Nine Months Ended September 30, 1995 and 1994
                                                                   (Unaudited)


                                                                                       1995              1994
                                                                                       ----              ----
Interest income:
    Interest and fees on loans                                                     $ 1,460,364         1,017,833
    Interest on federal funds sold                                                      26,813            15,253
    Interest on investment securities                                                  201,924           207,176
                                                                                    ----------        ----------

        Total interest income                                                        1,689,101         1,240,262
                                                                                    ----------        ----------
Interest expense:
    Interest-bearing demand deposits                                                    92,796            88,984
    Savings deposits                                                                    35,797            34,723
    Time deposits                                                                      577,694           320,990
    Federal funds purchased                                                             25,502            50,477
                                                                                    ----------         ---------

        Total interest expense                                                         731,789           495,174
                                                                                    ----------         ---------
               Net interest income                                                     957,312           745,088

Provision for loan losses                                                               20,000              -
                                                                                    ----------         ---------
               Net interest income after provision for loan losses                     937,312           745,088
                                                                                    ----------         ---------
Other income:
    Service charges                                                                    208,106           208,568
    Securities gains (losses), net                                                     (12,243)            5,562
    Miscellaneous                                                                       36,540            49,500
                                                                                    ----------         ---------
               Total other income                                                      232,403           263,630
                                                                                    ----------         ---------
Other expenses:
    Salaries and employee benefits                                                     563,282           423,139
    Occupancy                                                                          175,663           149,360
    Loss on disposition of fixed assets                                                 57,701              -
    Other operating                                                                    503,711           395,502
                                                                                    ----------         ---------
               Total other expenses                                                  1,300,357           968,001
                                                                                    ----------         ---------
               Net earnings (loss)                                                  $ (130,642)           40,717
                                                                                    ==========         =========
Net earnings (loss) per share                                                       $     (.40)              .13
                                                                                    ==========         =========
Weighted average number of shares outstanding                                          325,905           324,905


See accompanying accountants' compilation report.

                                                             EFFINGHAM BANK & TRUST

                                                  Statements of Changes in Stockholders' Equity

                                              For the Nine Months Ended September 30, 1995 and 1994
                                                                   (Unaudited)



                                                                                        Unrealized
                                                                                        Gain (Loss)
                                                                                       on Securities
                                                        Additional                       Available
                                            Common        Paid-In    Accumulated         for Sale,
                                            Stock         Capital      Deficit           Net of Tax      Total
                                           -------      ---------   ------------       ------------   ----------

Balance, December 31, 1993               $ 1,624,525     1,604,298    (1,234,540)             -        1,994,283

Cumulative effect of accounting
   change for securities                       -              -             -              15,272         15,272

Change in unrealized gain (loss)
   on securities available for
   sale, net of tax                            -              -             -             (56,214)       (56,214)

Net earnings                                   -              -           40,717              -           40,717
                                          ----------    ----------    ----------          --------     ---------
Balance, September 30, 1994                1,624,525     1,604,298    (1,193,823)          (40,942)    1,994,058
                                          ==========    ==========    ==========          ========     =========


Balance, December 31, 1994                 1,624,525     1,604,298    (1,154,660)          (96,056)    1,978,107

Stock bonus                                   10,000         3,000          -                 -           13,000

Change in unrealized gain (loss)
   on securities available for
   sale, net of tax                            -                -           -               47,181        47,181

Net earnings                                   -                -       (130,642)              -        (130,642)
                                          ----------    ----------    ----------          --------     ---------
Balance, September 30, 1995               $1,634,525     1,607,298    (1,285,302)          (48,875)    1,907,646
                                          ==========    ==========    ==========          ========     =========



See accompanying accountants' compilation report.

                                        EFFINGHAM BANK & TRUST

                                       Statements of Cash Flows

                         For the Nine Months Ended September 30, 1995 and 1994
                                              (Unaudited)

                                                              1995        1994
                                                              ----        ----
Cash flows from operating activities:
   Net earnings                                          $(130,642)      40,717
   Adjustments to reconcile net earnings to net
     cash used by operating activities:
           Depreciation, amortization and accretion         85,446       60,627
      Provision for loan losses                             20,000         -
      Gain on sale of investment securities                 12,243       (5,562)
      Loss on disposal of premises and equipment            57,701        4,099
      Change in:
        Accrued interest receivable                         (3,213)      (1,864)
        Accrued interest payable                            93,521       40,426
        Other assets                                        32,377       (5,950)
        Other liabilities                                   15,675     (104,678)
                                                           -------     --------
           Net cash provided by operating activities       183,108       27,815
                                                          --------     --------
Cash flows from investing activities:
   Purchases of securities                                  -        (1,248,692)
   Proceeds from sales/maturities of securities            438,063    1,762,305
   Purchases of other investments                          (19,600)     (57,436)
   Net change in loans                                  (2,030,501)  (5,345,233)
   Purchases of premises and equipment                     (31,345)    (210,981)
   Proceeds from sales of premises and equipment            81,141        4,202
                                                        ----------   ----------
           Net cash used by investing activities        (1,562,242)  (5,095,835)
                                                        ----------   ----------
Cash flows from financing activities:
   Net change in deposits                                 (774,511)   1,005,864
   Net change in other borrowings                        1,100,000    1,000,000
   Proceeds from issuance of common stock                   13,000      -
                                                        ----------    ---------
           Net cash provided by financing activities       338,489    2,005,864
                                                        ----------   ----------
Net decrease in cash and cash equivalents               (1,040,645)  (3,062,156)

Cash and cash equivalents at beginning of period         2,442,438    5,459,881
                                                        ----------   ----------
Cash and cash equivalents at end of period              $1,401,793    2,397,725
                                                        ==========   ==========

Supplemental disclosures of cash flow information:

   Cash paid during the period for interest             $  638,268      454,748

See accompanying accountants' compilation report.

                            EFFINGHAM BANK & TRUST
                         Notes to Financial Statements
                                  (Unaudited)

(1) Basis of Presentation
    ---------------------

    The financial information furnished herein reflects all adjustments which are, in the opinion of management, necessary to present a fair statement of the results of operations and financial position for the periods covered herein. All such adjustments are of a normal recurring nature.

(2) Acquisition
    -----------

    On June 15, 1995, the Board of Directors approved entering into a letter of intent with Bank Corporation of Georgia (BCG), a multi-bank holding company headquartered in Macon, Georgia. The transaction, as currently contemplated, will include the payment of cash to certain shareholders and the remainder will receive BCG stock in exchange for their current Bank shares. The transaction is subject to regulatory and shareholder approval.

(3) Convertible Subordinated Debentures
    -----------------------------------

    The Board of Directors had previously approved an offering of up to $2,000,000 in aggregate principal amount of 7% fixed rate convertible subordinated debentures. As the pending acquisition discussed above will satisfy the capital needs contemplated by the Board in their approval of this debenture offering, the debentures will not be pursued subject to the consummation of this transaction.

(4) Recent Accounting Pronouncements
    --------------------------------

    As of January 1, 1995, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or cost, premium or discount existing at the inception or acquisition of the loan, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. As of January 1, 1995, the Bank adopted SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" which amends SFAS No. 114 to require information about the recorded investment in certain impaired loans and eliminates its provisions regarding how a creditor should report income on an impaired loan. SFAS No. 118 allows creditors to use existing methods for recognizing income on impaired loans, including methods used by certain industry regulators. As of the date of adoption, and as of September 30, 1995, the impact of SFAS No. 114 and SFAS No. 118 is not material to the Bank's financial statements.

    SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" was issued in March 1995. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. The Bank anticipates the adoption of SFAS No. 121 will not have a material effect.

    In May 1995 SFAS No. 122, "Accounting for Mortgage Servicing Rights" was issued. SFAS No. 122 amends SFAS No. 65 to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. SFAS No. 122 applies prospectively in fiscal years beginning after December 15, 1995, but is not expected to have a material effect on the Bank.




                            AMERICORP, INC. AND SUBSIDIARY

                          Consolidated Financial Statements

                           December 31, 1994, 1993 and 1992

                    (with Independent Accountants' Report thereon)

                          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors and Shareholders
AmeriCorp, Inc.
Savannah, Georgia:

We have audited the accompanying consolidated balance sheets of AmeriCorp, Inc. and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmeriCorp, Inc. and subsidiary as of December 31, 1994 and 1993 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in note 1 to the financial statements, the Company changed its method of accounting for investment securities during 1994.

                                  EVANS, PORTER, BRYAN & CO.

                                  /s/ Evans, Porter, Bryan & Co.


Atlanta, Georgia
February 16, 1995, except for note 13 as to which the date is
                   November 15, 1995

                                    AMERICORP, INC. AND SUBSIDIARY

                                      Consolidated Balance Sheets

                                      December 31, 1994 and 1993

                                                Assets
                                                ------

                                                             1994         1993
                                                             ----         ----

Cash and due from banks, including reserve
  requirements of $153,000 and $158,000              $  7,522,907     2,385,796

Federal funds sold                                         -          2,950,000
                                                      -----------    ----------

       Cash and cash equivalents                        7,522,907     5,335,796

Investment securities available for sale (note 3)      11,575,876        -
Investment securities held to maturity (market
  value of $9,110,000) (note 3)                            -          9,093,528

Loans, net (note 4)                                    39,512,554    35,771,768
Premises and equipment (note 5)                         2,370,675     2,510,966

Accrued interest receivable                               418,980       248,458
Other real estate owned (note 6)                          404,315       631,686

Deferred income taxes (note 8)                          1,862,355       292,565
Other assets                                              631,003       479,918
                                                      -----------    ----------

                                                     $ 64,298,665    54,364,685
                                                       ==========    ==========


                                 Liabilities and Shareholders' Equity
                                 ------------------------------------

Deposits:
  Demand                                             $  7,656,372     4,732,799
  NOW and money-market accounts                        21,486,848    24,492,615
  Savings                                                 518,168       432,427
  Time                                                 27,812,401    20,184,873
                                                      -----------   -----------

       Total deposits                                  57,473,789    49,842,714
                                                      -----------    ----------

Accrued interest payable and other liabilities            474,394       360,318
                                                      -----------    ----------

       Total liabilities                               57,948,183    50,203,032
                                                      -----------    ----------
Commitments (note 9)

Shareholders' equity (notes 2 and 11):
  Preferred stock, $100 par value, 40,000 shares
  authorized;
    36,419 and 33,563 shares issued and outstanding     3,641,900     3,356,300
  Common stock, $.01 par value, 10,000,000 shares
  authorized;
    5,473,889 shares issued and outstanding                54,739        54,739
  Surplus                                               8,864,333     8,864,333
  Accumulated deficit                                  (6,158,813)   (8,113,719)
  Net unrealized loss on investment securities
  available for sale,
    net of tax                                            (51,677)       -
                                                      -----------   -----------
       Total shareholders' equity                       6,350,482     4,161,653

                                                     $ 64,298,665    54,364,685
                                                       ==========    ==========

See accompanying notes to consolidated financial statements.

                                    AMERICORP, INC. AND SUBSIDIARY

                                 Consolidated Statements of Operations

                         For the Years Ended December 31, 1994, 1993 and 1992

                                                                  1994       1993        1992
                                                                  ----       ----        ----
Interest income:
  Interest and fees on loans                                $ 3,631,687   3,241,470  3,481,701
  Interest on investment securities                             429,619     190,750    233,999
  Interest on federal funds sold                                 -          155,841    104,190
  Interest on deposits with other banks                          -           -         137,818
  Other interest income                                         142,056      18,784       -
                                                              ---------   ---------  ---------
    Total interest income                                     4,203,362   3,606,845  3,957,708
                                                              ---------   ---------  ---------
Interest expense:
  Interest on NOW and money-market accounts                     732,222     766,975    791,978
  Interest on savings and time deposits                       1,067,879     887,593  1,382,251
  Other - borrowings                                             -           38,343     43,388
                                                              ---------   ---------  ---------
    Total interest expense                                    1,800,101   1,692,911  2,217,617
                                                              ---------   ---------  ---------

    Net interest income                                       2,403,261   1,913,934  1,740,091
Provision for loan losses (note 4)                               19,000      50,597   (163,398)
                                                              ---------   ---------  ---------
    Net interest income after provision for loan
    losses                                                    2,384,261   1,863,337  1,903,489
                                                              ---------   ---------  ---------
Other income:
  Service charges on deposit accounts                           235,601     185,109    214,765
  Fee income                                                     70,616     109,190     60,842
  Securities gains (losses)                                     (51,348)     -             802
  Other                                                         342,065     377,077    174,439
                                                             ----------   ---------  ---------

    Total other income                                          596,934     671,376    450,848
                                                             ----------   ---------  ---------
Other expenses:
  Salaries and employee benefits                              1,031,605   1,096,316  1,007,852
  Occupancy                                                     224,119     209,914    194,341
  Equipment                                                     180,753     176,465    174,773
  Other operating expenses (note 12)                            850,090     936,967  1,151,902
                                                              ---------   ---------  ---------

    Total other expenses                                      2,286,567   2,419,662  2,528,868
                                                              ---------   ---------  ---------

    Earnings (loss) before income taxes                         694,628     115,051   (174,531)

Income tax benefit (note 8)                                   1,543,169     292,565        -
                                                              ---------   ---------   --------

    Net income (loss)                                         2,237,797     407,616   (174,531)

Preferred dividend requirements (note 2)                       (282,891)   (292,242)  (277,845)
                                                              ---------   ---------   --------

    Net income (loss) applicable to common shareholders     $ 1,954,906     115,374   (452,376)
                                                              =========   =========   ========

Income (loss) per common share                              $       .36         .04       (.19)
                                                            ===========   =========    =======

Weighted average number of common shares outstanding          5,473,889   2,907,486  2,433,702
                                                              =========   =========  =========

See accompanying notes to consolidated financial statements.

                                    AMERICORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Changes in Shareholders' Equity

                         For the Years Ended December 31, 1994, 1993 and 1992

                                                                                                   Net
                                                                                               Unrealized
                                                                                               Gain (Loss)
                                                                                              On Investment
                                                                                               Securities
                                                                                               Available
                                            Preferred    Common                  Accumulated    for Sale,
                                              Stock       Stock      Surplus        Deficit     Net of Tax         Total
                                            ---------    ------      -------     -----------   ------------        -----

Balance, December 31, 1991                $ 2,784,500     24,329     7,732,324     (7,776,717)       -          2,764,436

Net loss                                         -          -             -          (174,531)       -           (174,531)

Issuance of preferred stock (note 2)          285,600       -             -              -           -            285,600

Issuance of common stock (note 2)                -         3,199       361,568           -           -            364,767

Preferred stock dividends  (note 2)              -          -             -          (277,845)       -           (277,845)
                                            ---------     ------     ---------     ----------     -------       ---------
Balance, December 31, 1992                  3,070,100     27,528     8,093,892     (8,229,093)       -          2,962,427

Net income                                        -         -             -           407,616        -            407,616

Issuance of preferred stock (note 2)          286,200       -             -              -           -            286,200

Issuance of common stock (note 2)                 -       27,211        770,441          -           -            797,652

Preferred stock dividends (note 2)                -         -             -          (292,242)       -           (292,242)
                                            ---------     ------      ---------    ----------     -------       ---------

Balance, December 31, 1993                  3,356,300    54,739       8,864,333    (8,113,719)       -          4,161,653

Cumulative effect of accounting
  change for investment securities,
  net of tax (note 1)                             -         -             -              -         10,872          10,872

Net income                                        -         -             -          2,237,797        -         2,237,797

Issuance of preferred stock (note 2)          285,600       -             -              -            -           285,600

Preferred stock dividends (note 2)                -         -             -           (282,891)       -          (282,891)

Change in unrealized loss on
  investment securities available
  for sale, net of tax (note 1)                   -         -             -              -         (62,549)       (62,549)
                                            ---------    ------       --------      ----------     --------     ---------

Balance, December 31, 1994                $ 3,641,900    54,739       8,864,333     (6,158,813)    (51,677)     6,350,482
                                            =========    ======       =========     ==========     =======      =========

            See accompanying notes to the consolidated financial statements.



                                        AMERICORP, INC. AND SUBSIDIARY

                                     Consolidated Statements of Cash Flows

                             For the Years Ended December 31, 1994, 1993 and 1992


                                                                  1994              1993            1992
                                                                  ----              ----            ----
Cash flows from operating activities:
   Net income (loss)                                         $ 2,237,797          407,616        (174,531)
   Adjustments to reconcile net income (loss)
      to net cash provided by operating activities:
         Depreciation, amortization and accretion                172,065          212,072         237,527
         Provision for loan losses                                19,000           50,597        (163,398)
         Provision for deferred taxes                         (1,543,169)        (292,565)           -
         Provision for losses on other
            real estate owned                                     49,582            5,000         164,115
         Loss (gain) on sale of other real estate                 (2,348)           9,680          13,031
         Gain on disposition of premises and equipment              -             (11,035)         (1,276)
         Loss (gain) on sale of investment securities             51,348             -               (802)
         Common stock issued in satisfaction of management
            fee and interest expense                                -             295,351         329,715
         Change in:
            Interest receivable                                 (170,522)          55,403          74,920
            Interest payable                                      72,180          (64,617)       (127,208)
            Other assets                                        (151,085)          61,337         (99,003)
            Other liabilities                                     44,605           36,819            (708)
                                                               ---------         --------        --------

               Net cash provided by operating activities         779,453          765,658         252,382
                                                               ---------         --------        --------
Cash flows from investing activities:
   Net change in interest-bearing deposits with banks               -               99,000       3,176,000
   Proceeds from maturities of investment securities           5,255,973         8,402,304       1,543,515
   Proceeds from sale of investment securities                 4,721,110              -          1,001,094
   Purchase of investment securities                         (12,585,430)     (13,102,400)      (3,030,045)
   Net change in loans                                        (3,824,334)      (1,062,725)         328,647
   Improvements to other real estate owned                       (28,187)         (33,713)          (1,650)
   Proceeds from sale of other real estate owned                 272,872           52,357          671,433
   Proceeds from sale of premises and equipment                     -              12,200            3,150
   Purchase of premises and equipment                            (35,421)        (118,308)         (28,789)
                                                             -----------      -----------       ----------
              Net cash provided (used) by investing
              activities                                      (6,223,417)      (5,751,285)       3,663,355
                                                             -----------      -----------       ----------
Cash flows from financing activities:
   Net change in demand and savings                                3,547        1,399,763        8,573,355
   Net change in time deposits                                 7,627,528        2,346,967       (9,539,569)
   Proceeds from issuance of common stock                           -               2,301             -
                                                             -----------       ----------       ----------

              Net cash provided (used) by financing
              activities                                       7,631,075        3,749,031        (966,214)
                                                             -----------       ----------       ---------

Increase (decrease) in cash and cash equivalents               2,187,111       (1,236,596)      2,949,523

Cash and cash equivalents at beginning of year                 5,335,796        6,572,392       3,622,869
                                                             -----------       ----------       ---------

Cash and cash equivalents at end of year                     $ 7,522,907        5,335,796       6,572,392
                                                               =========        =========       =========


                                        AMERICORP, INC. AND SUBSIDIARY

                               Consolidated Statements of Cash Flows, continued

                             For the Years Ended December 31, 1994, 1993 and 1992


                                                                  1994              1993            1992
                                                                  ----              ----            ----


Supplemental disclosures of cash flow information:

   Interest paid during year                                    $1,727,921       1,719,829       2,344,825

Noncash investing and financing activities:
   Transfer of investment securities to available for
      sale upon adoption of SFAS 115 (note 1)                   $9,093,528            -                -
   Change in net unrealized losses on investment
      securities available for sale, net of tax                 $  (51,677)           -                -
   Loans transferred to other real estate owned                 $  309,904        250,155          321,000
   Refinancing of other real estate                             $  245,356        261,725          792,000
   Increase (decrease) in preferred stock dividend payable      $   (2,709)         6,042           (7,755)
   Preferred stock issued as dividend in kind                   $  285,600        286,200          285,600
   Common stock issued in satisfaction of
      management fee and accrued interest payable               $     -              -              35,052
   Common stock issued in satisfaction of note payable          $     -           500,000             -






            See accompanying notes to consolidated financial statements.

                                      AMERICORP, INC. AND SUBSIDIARY

                                Notes to Consolidated Financial Statements

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The consolidated financial statements are presented in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant accounting policies are described in this summary.

     Consolidation
     -------------
     The consolidated financial statements include the accounts of AmeriCorp, Inc. (the "Company") and its wholly-owned subsidiary, AmeriBank, N.A. (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     Federal Home Loan Bank Deposits
     -------------------------------
     Included in cash and due from banks are interest-bearing deposits with the Federal Home Loan Bank amounting to $6,083,324 at December 31, 1994.

     Investment Securities
     ---------------------
     Effective January 1, 1994 the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under SFAS No. 115, the Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 1994, all the Company's securities are classified as available for sale.

     Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity.

     A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     In 1993, all investment securities were carried at cost, adjusted for amortization of premiums and accretion of discounts.

     Loans
     -----
     Interest income on loans is recognized on the effective yield method. Nonrefundable loan fees and certain direct loan origination costs are accounted for in accordance with Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases". SFAS No. 91 requires recognition of loan origination fees, net of direct costs, over the life of the related loan as an adjustment to yield.

     Loans are placed on a nonaccrual basis when management considers the collection of interest, but not necessarily principal, to be doubtful. Interest income previously accrued, but not collected, is reversed against current period income when such loans are placed on nonaccrual status. Generally, payments on nonaccrual loans are applied to principal.

                             AMERICORP, INC. AND SUBSIDIARY
                       Notes to Consolidated Financial Statements

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Allowance for Loan Losses
     -------------------------
     The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management's judgement, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgement in determining the adequacy of the allowance is based on continuing evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgements different than those of management.

     Premises and Equipment
     ----------------------
     Premises and equipment are stated at cost less accumulated depreciation. Major additions and improvements are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. When property is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is recognized. Depreciation expense is computed principally on the straight-line method over the estimated useful lives of the assets.

     Other Real Estate
     -----------------
     Properties acquired through foreclosure are carried at the lower of cost (defined as fair value at foreclosure) or fair value less estimated costs to dispose. Generally accepted accounting principles define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. The Bank has established a valuation allowance for other real estate which represents an amount which, in management's judgement, will be adequate to absorb the estimated cost to dispose of the properties. Subsequent writedowns are provided by a charge to income through the allowance for losses on other real estate in the period in which the need arises.

     Income Taxes
     ------------
     Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method required under Accounting Principles Board Opinion No. 11 to the asset and liability method required by SFAS No. 109. SFAS 109 requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Additionally, the accounting standard requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, the standard requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.


                            AMERICORP, INC. AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     Employee Benefits
     -----------------
     The employees of the Company are eligible to participate in the Employee Stock Ownership Plan ("ESOP") of Bank Corporation of Georgia ("BCG"). This is a stock bonus plan qualified under Internal Revenue Code Section 401(a), and covers substantially all employees subject to certain minimum age and service requirements. Under the plan, employer contributions may be paid to the trustee in cash or in shares of stock. Contributions to this plan charged to expense for the year ended December 31, 1994 and 1993 amounted to $12,983 and $46,007, respectively.

     The employees of the Company are also eligible to participate in BCG's 401(k) plan which was established during 1992. The plan covers substantially all employees subject to certain minimum age and service requirements. Contributions to this plan by employees are voluntary; however, the Company will match a percentage of the employees' contributions. This percentage is determined annually by the Company. Contributions to this plan charged to expense for the year ended December 31, 1994 and 1993 amounted to $32,250 and $9,362, respectively.

     Income (Loss) Per Share
     -----------------------
     Net income (loss) per common share is computed on the basis of weighted average number of common shares actually outstanding. Outstanding options and warrants (common stock equivalents) are anti-dilutive.

     Reclassifications
     -----------------
     Certain 1993 and 1992 amounts have been reclassified to conform with the 1994 presentation.

(2)  Transactions with Bank Corporation of Georgia
     ---------------------------------------------
     In November 1990, the Company executed certain agreements with BCG which resulted in a twenty-five (25%) percent ownership in the common stock of the Company by BCG. The Company also granted an option to BCG, expiring in December 1992, which enabled BCG to increase its ownership interest up to forty (40%) percent. In December 1992, the Company issued 319,971 shares to BCG in satisfaction of amounts payable for management fees and accrued interest payable. Following this transaction, BCG owned approximately thirty-four (34%) percent of the outstanding shares.

     In December 1993, the Company executed an agreement with BCG which resulted in an increase in ownership of the common stock of the Company by BCG to approximately 67%. The Company issued 2,721,090 shares of its previously unissued shares of common stock to BCG in exchange for $500,000 owed to BCG pursuant to a note payable, $37,699 of accrued interest on the aforementioned note payable, accrued management fees of $257,652 and cash consideration of $2,301.

     In connection with the 1990 transactions, BCG acquired 20,500 shares of preferred stock. The preferred stock required quarterly dividend payments at the rate of prime plus three (3%) percent, commencing January 1, 1991 and extending through June 30, 1995, at which date the dividend rate would increase to prime plus five (5%) percent. Pursuant to a new agreement executed December 10, 1993, the preferred stock requires quarterly dividends at the rate of 8% fixed, commencing December 1993 and extending through December 10, 1996, at which date the dividend rate will increase to prime plus 5%. Such dividends are payable in cash or shares of preferred stock, at the option of the Company. The preferred stock is non-voting and contains no conversion features. In the event of liquidation, the preferred stockholders are entitled to $100 per share plus any unpaid dividends. The Company may, at its option, redeem all of the outstanding preferred stock at par value on or after January 1, 1994. During 1991, BCG purchased 5,000 shares of preferred stock for $100 per share and received 2,345 shares in the form of preferred stock dividends in kind. During 1994, 1993 and 1992, 2,856, 2,862 and 2,856 shares, respectively, were issued to BCG in the form of preferred stock dividends in kind.



                            AMERICORP, INC. AND SUBSIDIARY

                 Notes to Consolidated Financial Statements, continued


(2)  TRANSACTIONS WITH BANK CORPORATION OF GEORGIA, CONTINUED
     In addition to the above, the Company provides compensation to BCG for management, data processing and other services. The cost for these services amounted to approximately $120,000, $258,000 and $286,000 for 1994, 1993 and 1992, respectively.

(3)  INVESTMENT SECURITIES
     As more fully described in note 1, the Company changed its method of accounting for investment securities. Investment securities at December 31, 1994 and 1993 are as follows:


           SECURITIES AVAILABLE FOR SALE:

                                                                              December 31, 1994
                                                   ------------------------------------------------------
                                                                    Gross          Gross        Estimated
                                                    Amortized     Unrealized     Unrealized       Fair
                                                      Cost          Gains          Losses         Value
                                                    ---------     ---------      ----------     ---------

           U.S. Treasury & Agencies                $11,654,174       335           78,633      11,575,876
                                                    ==========       ===           ======      ==========

           SECURITIES HELD TO MATURITY:
                                                                               December 31,  1993

                                                                   Gross           Gross        Estimated
                                                    Amortized   Unrealized       Unrealized        Fair
                                                      Cost         Gains            Losses         Value

                                                    ---------   ----------       ----------    ----------

           U.S. Treasury & Agencies                $ 9,093,528     20,527           4,055       9,110,000
                                                     =========     ======           =====       =========

The amortized cost and fair value of investment securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                             Securities Available
                                                                                   for Sale
                                                                           ------------------------
                                                                                          Estimated
                                                                           Amortized         Fair
                                                                             Cost            Value
                                                                           ---------      ---------

           Due in one year or less                                      $  5,945,172       5,918,523
           1 to 5 years                                                    5,709,002       5,657,353
                                                                         -----------       ---------

                                                                        $ 11,654,174      11,575,876
                                                                          ==========      ==========

Proceeds from sales of securities held to maturity during 1992 were $1,001,094. Gross gains of $802 were realized on these sales in 1992. There were no securities sold in 1993.

Proceeds from sales of securities available for sale during 1994 were $4,721,110. Gross gains of $443 and gross losses of $51,791 were realized on those sales.

There were no pledged securities at December 31, 1994 and 1993.



                                      AMERICORP, INC. AND SUBSIDIARY

                          Notes to Consolidated Financial Statements, continued

(4) Loans
    -----
    Major classifications of loans at December 31, 1994 and 1993 are summarized as follows:

                                                                        1994          1993
                                                                        ----          ----

           Commercial, financial and agricultural                  $ 22,300,154    18,711,928
           Loans secured primarily by real estate                    11,760,820    11,950,572
           Construction loans                                         4,403,778     4,243,583
           Consumer                                                   1,715,705     1,549,418
                                                                    -----------    ----------

                                                                     40,180,457    36,455,501
           Less: Allowance for loan losses                              667,903       683,733
                                                                    -----------    ----------

                                                                   $ 39,512,554    35,771,768
                                                                     ==========    ==========

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located principally in Chatham County, Georgia and surrounding communities. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market. Loans outstanding at December 31, 1994 and 1993 include approximately $4,139,000 and $4,900,000, respectively, of loans originated by BCG which the Bank acquired.

Loans on which the accrual of interest has been discontinued or reduced amounted to $71,000 and $201,000 at December 31, 1994 and 1993, respectively.

Changes in the allowance for loan losses for the years ended December 31, 1994, 1993 and 1992 are summarized as follows:

                                                                  1994       1993       1992
                                                                  ----       ----       ----

   Balance, beginning of year                                 $ 683,733     672,566    767,750
   Provisions charged (credited) to
      operating expense                                          19,000      50,597   (163,398)

   Loan charge-offs                                            (166,995)   (185,870)   (345,592)
   Recoveries                                                   132,165     146,440     413,806
                                                               --------    --------    --------

   Net loan recoveries (charge-offs)                            (34,830)    (39,430)     68,214
                                                               --------    --------    --------

   Balance, end of year                                       $ 667,903     683,733     672,566
                                                                =======     =======     =======

As a result of events occurring within 1992, the Company credited operations for $163,398 in adjusting its allowance for loan losses to the balance deemed necessary to absorb future losses. The credit was the result of a combination of factors, including the lack of significant loan growth, charge-offs of loans in amounts less than amounts previously reserved, recoveries of loans previously charged-off and improvements in the borrowers' ability to repay existing loans.

                                      AMERICORP, INC. AND SUBSIDIARY

(5) PREMISES AND EQUIPMENT
    Premises and equipment at December 31, 1994 and 1993 are summarized as follows:

                                                                               1994        1993
                                                                               ----        ----

          Land                                                           $   502,500       502,500
          Buildings                                                        2,056,433     2,045,348
          Furniture and equipment                                          1,066,648     1,042,311
                                                                          ----------     ---------

                                                                           3,625,581     3,590,159

          Less accumulated depreciation                                    1,254,906     1,079,193
                                                                           ---------     ---------

                                                                         $ 2,370,675     2,510,966
                                                                           =========     =========

Depreciation expense of approximately $176,000, $175,000 and $177,000 was recorded in 1994, 1993 and 1992, respectively.

(6) OTHER REAL ESTATE OWNED
    The following is a summary of the changes in other real estate and the related valuation allowance on other real estate for the years ended December 31, 1994 and 1993.

                                                           Other Real
                                                              Estate    Allowance     Total
                                                           ----------   ---------     -----

          Balance, December 31, 1992                       $ 766,100     (89,520)    676,580

          Foreclosures - additions                           262,663     (12,508)    250,155
          Improvements                                        33,713        -         33,713
          Sales - disposals                                 (339,950)     16,188    (323,762)
          Provision for losses                                (5,000)       -         (5,000)
                                                            --------     -------    --------

          Balance, December 31, 1993                         717,526     (85,840)    631,686

          Foreclosures - additions                           325,399     (15,495)    309,904
          Improvements                                        28,187        -         28,187
          Sales - disposals                                 (541,675)     25,795    (515,880)
          Provision for losses                               (49,582)       -        (49,582)
                                                            --------     -------    --------

          Balance, December 31, 1994                       $ 479,855     (75,540)    404,315
                                                             =======     =======     =======

                                      AMERICORP, INC. AND SUBSIDIARY

(7) FEDERAL HOME LOAN BANK
    During 1994, the Bank entered into an agreement with the Federal Home Loan Bank ("FHLB") whereby, for the purchase of $170,100 of FHLB stock, the FHLB agreed to provide the Bank credit facilities under an Agreement for Advances and Security Agreement. Any amounts advanced by the FHLB are secured under a Blanket Floating Lien covered by all of the Bank's 1-4 family first mortgage loans. The Bank may draw advances up to $7 million based on the agreement with the FHLB. The Bank has not received any borrowings from the FHLB as of December 31, 1994.

(8) INCOME TAXES
    As more fully described in note 1, the Company changed its method of accounting for income taxes effective January 1, 1993. A valuation allowance was established for all of the net deferred tax asset, as of January 1, 1993, and accordingly, the initial adoption of SFAS 109 had no effect on the 1993 financial statements. The components of income tax benefit for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                                  1994       1993       1992
                                                                  ----       ----       ----
         Current                                            $       -          -          -
         Deferred-primarily net operating
             loss utilization                                   266,000      20,000       -
         Change in valuation allowance                       (1,809,169)   (312,565)      -
                                                             ----------    --------    ------
              Income tax benefit                            $(1,543,169)   (292,565)      -
                                                             ==========    ========    ======

The differences between the income tax benefit and the amount computed using the statutory federal income tax rate to earnings before taxes relate primarily to the change in the valuation allowance.

The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax asset (liability):

                                                                    1994          1993
                                                                    ----          ----
          Deferred income tax assets:
             Net unrealized losses in investment securities    $    26,621          -
             Writedowns of other real estate                        44,000        40,000
             Operating loss carryforwards                        2,341,900     2,607,900
             Other                                                 119,000       126,800
                                                                 ---------     ---------

                Total gross deferred income tax assets           2,531,521     2,774,700

                Less:  Valuation allowance                        (552,166)   (2,361,335)
                                                                 ---------    ----------

                   Net deferred income tax asset                 1,979,355       413,365
                                                                 ---------    ----------
          Deferred income tax liabilities:
             Premises and equipment                                (64,000)      (55,100)
             Allowance for loan losses                             (53,000)      (65,700)
                Total gross deferred income tax liabilities       (117,000)     (120,800)
                                                                 ---------    ----------
                   Net deferred income tax asset               $ 1,862,355       292,565
                                                                 =========    ==========


At December 31, 1994, the Company has remaining loss carryforwards of approximately $6,100,000 and $9,000,000 for federal and state income tax purposes, respectively, which begin to expire in 2002. The use of these carryforwards is limited to future taxable earnings of the Company.

                                      AMERICORP, INC. AND SUBSIDIARY

(9) COMMITMENTS
    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

    The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    In most cases, the Bank does require collateral or other security to support financial instruments with credit risk.

                                                                      Approximate
                                                                   Contractual Amount
                                                                   ------------------
                                                                      1994       1993
                                                                      ----       ----

        Financial instruments whose contract
           amounts represent credit risk:
             Commitments to extend credit                        $ 3,629,000   3,432,000
             Standby letters of credit                           $   376,000     131,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis.
     The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(10) RELATED PARTY TRANSACTIONS
     In the normal course of business, officers and directors of the Bank, and certain business organizations and individuals associated with them, maintain a variety of banking relationships with the Bank. Transactions with officers and directors are made on terms comparable to those available to other Bank customers. The following table summarizes related party loan activity during 1994:

           Beginning balance                                   $ 359,000
             Advances                                               -
             Repayments                                          243,000
                                                                 -------

            Ending balance                                     $ 116,000
                                                                 =======

     The Company leases land from a related party under an arrangement with an expiration date of 1997. Lease payments under the operating lease are $12,000 per year.

                                      AMERICORP, INC. AND SUBSIDIARY

(11) SHAREHOLDERS' EQUITY
     Dividends paid by its bank subsidiary are the primary source of funds available to the Company. All of the assets of the Company's bank subsidiary are considered restricted and cannot be transferred to the Company in the form of loans, advances or cash dividends without consent of bank regulatory agencies.

     The Company has an Incentive Stock Option Plan whereby employees may be granted options to purchase the Company's common stock. A total of 150,000 shares were reserved under this plan and the options are to be granted at an amount established by the Board of Directors. At December 31, 1994, 2,000 options were outstanding and are exercisable at $4.10 per share through 1999.

     The Company has a non-qualified stock option plan whereby 18,000 shares of common stock of the Company have been reserved under this plan. Options are issued by the Board of Directors at prices determined by the Board. The options may be granted to directors of the Company or the Bank and expire ten years from the date of grant or the date which the optionee ceases to serve in a director capacity, if earlier. There were no options outstanding at December 31, 1994.

(12) OTHER OPERATING EXPENSES
     Components of other operating expenses in excess of 1% of total interest and other income for the respective periods are as follows:

                                                                  1994       1993       1992
                                                                  ----       ----       ----

         Professional and management fees                     $  213,618    386,741    440,655
         FDIC assessment                                      $  120,003    125,524    105,925
         Provision for losses on repossessed property         $   49,582     5,000     104,115


(13) SUBSEQUENT EVENT
     Effective November 15, 1995, the Company entered into an agreement whereby BCG has agreed to purchase the remaining outstanding Company common shares in exchange for approximately 154,391 shares of BCG. In order for the Agreement to be effected, the Company's shareholders and the regulators must approve the transaction and BCG must complete a public registration. Management expects the merger to occur during the first quarter of 1996; however, there is no certainty that the transaction will be consummated within that time frame.



                                      AMERICORP, INC. AND SUBSIDIARY

                          Notes to Consolidated Financial Statements, continued


(13) AMERICORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                              Balance Sheets

                                        December 31, 1994 and 1993

                                                  ASSETS

                                                                              1994         1993
                                                                              ----         ----

         Cash                                                           $    3,667         5,167
         Other assets                                                       40,650        40,650
         Investment in subsidiary                                        6,378,970     4,191,350
                                                                         ---------     ---------

                                                                        $6,423,287     4,237,167
                                                                         =========     =========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY

         Preferred dividends payable                                    $   72,805        75,514
                                                                         ---------     ---------

               Total liabilities                                            72,805        75,514
                                                                         ---------     ---------

                   Shareholders' equity                                  6,350,482     4,161,653
                                                                         ---------     ---------

                                                                        $6,423,287     4,237,167
                                                                         =========     =========

                                         Statements of Operations

                           For the Years Ended December 31, 1994, 1993 and 1992


                                                                1994        1993          1992
                                                                ----        ----          ----

          Interest expense                                $        -        37,699        43,363

          Other expense                                        1,500       260,952       299,598
                                                           ---------     ---------      --------

               Total expense                                   1,500       298,651       342,961
                                                           ---------     ---------      --------

          Loss before equity in earnings of subsidiary        (1,500)     (298,651)     (342,961)

          Equity in earnings of subsidiary                 2,239,297       706,267       168,430
                                                           ---------     ---------      --------

               Net income (loss)                           2,237,797       407,616      (174,531)

          Preferred dividend requirement                    (282,891)     (292,242)     (277,845)
                                                           ---------     ---------      --------
          Net income (loss) applicable to common
            shareholders                                  $1,954,906       115,374      (452,376)
                                                           =========      ========      ========


                                      AMERICORP, INC. AND SUBSIDIARY

(13) AMERICORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                                         Statements of Cash Flows

                           For the Years Ended December 31, 1994, 1993 and 1992


                                                                1994        1993        1992
                                                                ----        ----        ----

     Cash flows from operating activities:
        Net income (loss)                                   $ 2,237,797     407,616   (174,531)
        Adjustments to reconcile net income (loss) to
          net cash used by operating activities:
             Equity in earnings of subsidiary                (2,239,297)   (706,267)  (168,430)
             Common stock issued in satisfaction of
               management fee and interest expense                -         295,351    329,715
             Change in:
               Other assets                                       -           1,050     10,800

             Net cash used by operating activities            (1,500)        (2,250)    (2,446)

     Cash flows from financing activities:
        Proceeds from sale of common stock                        -           2,301         -

            Net cash provided by financing activities             -            2,301        -

     Net increase (decrease) in cash                           (1,500)             51    (2,446)

    Cash at beginning of year                                   5,167           5,116     7,562

    Cash at end of year                                     $   3,667           5,167     5,116



    Supplemental schedule of non-cash
       financing activities:
          Net unrealized loss on investment securities
            available for sale of bank subsidiary,
            net of tax                                      $  (51,677)            -          -
          Increase (decrease) in preferred stock dividend
            payable                                         $   (2,709)          6,042     (7,755)
          Preferred stock issued as dividend in kind        $  285,600         286,200    285,600
          Common stock issued in satisfaction of accrued
             expenses                                       $     -                -       35,052
          Common stock issued in satisfaction of note
             payable                                        $     -             500,000        -


                        AMERICORP, INC.
                 CONSOLIDATED BALANCE SHEETS
               SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994


                     ASSETS
                     ------


                                                   SEPTEMBER 30,                 SEPTEMBER 30,
                                                        1995                          1994
                                                   ------------                  --------------


       Cash and due from banks                       $1,965,410                    $1,473,986
       Federal funds sold                             2,273,955                     1,574,902

       Investment securities: Available for sale     13,508,624                     8,788,275
                              Held to maturity          ----                           ----
                                                    -----------                     ----------
                                                     13,508,624                     8,788,275
                                                    -----------                     ----------


       Loans:                                        46,338,275                    42,088,683
          Less:  Allowance for possible loan losses    (697,872)                     (641,369)
                                                    -----------                    -----------
                    Loans, net                       45,640,403                    41,447,314


       Bank premises and equipment                    2,591,244                     2,412,084
       Accrued interest receivable                      536,891                       372,820
       Other assets                                   2,964,283                     1,235,424
                                                    -----------                    -----------

                                                    $69,480,810                   $57,304,805
                                                    ===========                   ============


         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------


       Deposits:
          Demand                                     $8,295,874                    $6,219,340
          Interest bearing demand                    17,673,919                    21,699,168
          Savings                                       576,808                       519,437
          Time                                       32,216,596                    23,488,305
                                                    -----------                    -----------

              Total deposits                         58,763,197                    51,926,250

       Accounts payable and accrued expense             964,316                       279,435
       Accrued preferred stock dividends                 72,837                        71,409
       Borrowed money                                 2,000,000                          ----
                                                    -----------                     ----------

                Total liabilities                    61,800,350                    52,277,094

       Stockholders' equity:
          Preferred stock                             3,863,534                     3,570,459
          Common stock                                   54,739                        54,739
          Capital surplus                             8,846,167                     8,864,333
          Retained earnings                          (5,083,980)                   (7,461,820)
                                                    -----------                   ------------

               Total stockholders' equity             7,680,460                     5,027,711
                                                    -----------                   ------------

                                                    $69,480,810                   $57,304,805
                                                    ===========                   ============

                     AMERICORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE NINE MONTHS ENDED  SEPTEMBER 30, 1995 AND 1994




                                                         THREE MONTHS                  THREE MONTHS
                                                            ENDED                         ENDED
                                                         SEPTEMBER 30,                 SEPTEMBER 30,
                                                             1995                          1994
                                                         -------------                 -------------



Cash flows from operating activities:

   Net income (loss)                                        $387,003                       $317,529
   Adjustments to reconcile net earnings to net cash
     provided from operating activities:
       Depreciation, amortization and accretion               39,991                         47,237
       Provision for loan and real estate
          owned losses                                        15,000                         15,000

       Loss on sale of investment securities                   ----                             100
       Change in:
            Other assets                                    (394,761)                      (162,343)
            Other liabilities                                355,222                         33,749
                                                         -------------                 -------------

Net cash provided by operating activities                    402,455                        251,272
                                                         -------------                 -------------

Cash flows from investing activities:

   Proceeds from maturities of investment securities            ----                      1,064,809
   Proceeds from sales of investment securities                 ----                        999,472
   Purchase of investment securities                            ----                          ----
   Net change in loans                                    (2,577,730)                    (3,067,864)
   Purchases of premises and equipment                        32,955                         (5,116)
                                                        ------------                   -------------
Net cash (used) by investing activities                   (2,544,775)                    (1,008,699)
                                                        ------------                   -------------

Cash flows from financing activities:

   Net change in deposits                                  2,311,708                        522,660
   Net change in federal funds purchased                   1,457,192                          ----
                                                        ------------                   -------------
Net cash provided by financing activities                  3,768,900                        522,660
                                                        ------------                   -------------

Net increase (decrease) in cash and cash
  equivalents                                              1,626,580                       (234,767)

Cash and cash equivalents at beginning of period           2,612,785                      3,283,655
                                                        -------------                  -------------
Cash and cash equivalents at end of period                $4,239,365                     $3,048,888
                                                        =============                  =============

                                   AMERICORP, INC.
                         CONSOLIDATED STATEMENT OF EARNINGS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994




                                                    NINE MONTHS                   NINE MONTHS
                                                       ENDED                         ENDED
                                                   SEPTEMBER 30,                 SEPTEMBER 30,
                                                       1995                          1994
                                                   ------------                  -------------

       Interest income:
          Interest and fees on loans                 $3,402,295                    $2,618,620
          Interest on investment securities             764,852                       316,993
          Interest on federal funds                     105,983                        58,622
                                                   ------------                  -------------
               Total interest income                  4,273,130                     2,994,235
                                                   ------------                  -------------


       Interest expense:
          Interest on NOW and money market              507,613                       538,681
             accounts
          Interest on savings and time deposits       1,358,312                       735,647
          Other borrowings                               13,064                         ----
                                                   ------------                  -------------

               Total interest expense                 1,878,989                     1,274,328
                                                   ------------                  -------------

               Net interest income                    2,394,141                     1,719,907

       Provision for possible loan losses                45,000                         4,000
                                                   ------------                  -------------

       Net interest income after provision
          for possible loan losses                    2,349,141                     1,715,907
                                                   ------------                  -------------
       Other operating income:
          Service charge on deposit accounts            172,181                       182,789
          Gain on sale of SBA loans                         100                        56,741
          Other                                         271,065                       272,489
                                                   ------------                  -------------
               Total other operating income             443,346                       512,019
                                                   ------------                  -------------

       Other operating expense:
          Salaries and employee benefits                865,056                       726,600
          Occupancy                                     123,322                       169,555
          Equipment                                     160,886                       136,676
          Other operating expense                       630,312                       628,057
                                                   ------------                  -------------
               Total other operating expense          1,779,576                     1,660,888
                                                   ------------                  -------------

                   Earnings before income taxes       1,012,911                       567,038

       Income tax expense (benefit)                      ----                        (300,000)
                                                   ------------                  -------------
                   Net income                         1,012,911                       867,038

       Preferred dividend requirements                  221,666                       210,054
                                                   ------------                  -------------
       Net income after preferred stock
           requirements                                $791,245                      $656,984
                                                   ============                  =============

                                                            AMERICORP, INC. (PARENT ONLY)
                                                            STATEMENT OF CASH FLOWS
                                                      FOR THE SIX MONTHS ENDED JUNE 30, 1995



       Cash flows from operating activities:
               Net income                                        $625,908
               Adjustments to reconcile net income to
                   net cash used by operating activities:
                           Equity in earnings                    (625,908)
                              of subsidiary                      ---------

                           Net cash provided by operating
                                activities                          ----
                                                                 ----------

       Net increase in cash                                         ----
                                                                 ----------

       Cash at beginning of year                                    3,667

       Cash at end of year                                          3,667
                                                                 ==========

                  AMERICORP, INC. AND SUBSIDIARY

                  Notes to Financial Statements

                           (Unaudited)



(1)  Basis of Presentation

   The financial information furnished herein reflects all adjustments which are, in the opinion of management, necessary to present a fair statement of the results of operations and financial position for the periods covered herein. All such adjustments are of a normal, recurring nature.

(2)  Acquisitions

   On November 15, 1995, Americorp entered into a definitive agreement with Bank Corporation of Georgia ("BCG") which owns 66.67% of the Americorp Common Stock and 100% of the Americorp Preferred Stock, pursuant to which BCG will acquire the remaining shares of Americorp that BCG does not already own, or approximately 33.3% of the outstanding common shares of Americorp. The transaction would exchange BCG stock for Americorp stock. The transaction is subject to regulatory approval and approval of the shareholders of Americorp in addition to BCG.

   On October 18, 1995, Ameribank, N.A., a wholly owned subsidiary of Americorp, entered into an agreement to purchase substantially all of the assets and assume substantially all of the liabilities of a branch of another financial institution. The transaction is subject to regulatory approval and consummation of another transaction involving the financial institution.

(3)  Recent Accounting Pronouncements

   As of January 1, 1995, Americorp adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount, existing at the inception or accquisition of the loan, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. As of January 1, 1995, Americorp adopted SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," which amends SFAS 114 to require information about the recorded investment in certain impaired loans and eliminates its provisions regarding how a creditor should recognize income on an impaired loan. SFAS 118 allows

   creditors to use existing methods for recognizing income on impaired loans, including methods used by certain industry regulators. As of the date of adoption, and as of September 30, 1995, the impact of SFAS 114 and SFAS 118 is not material to the Americorp's consolidated financial statements.

   The Financial Accounting Standards Board (the "FASB") recently issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain indentifiable intangibles to be disposed of. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995 with early adoption permitted. Presently, Americorp is unable to determine the impact that adoption of SFAS 121 will have on the consolidated financial statements, but management anticipates that the impact will not be material.

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                            PRO FORMA BALANCE SHEET

                              SEPTEMBER 30, 1995

                                  (unaudited)

                                                         Effingham           Bank South -           Proforma
                                     As                    Bank                Savannah            Accounting              Pro
                                  Reported                & Trust               Branch             Adjustments            Forma
                                -----------             ----------           -----------           -----------        -----------

ASSETS

Cash and due from banks,       $  7,586,272              1,401,793               -- --               (61,875)           8,926,190
Federal funds sold               10,906,671                      0            11,310,000                               22,216,671

Investment securities:
   Available for sale
    (at market value)            38,733,285              2,780,292               -- --                                 41,513,577
   Held to maturity                 134,706              1,500,000               -- --               (35,000)           1,599,706
                                -----------             ----------           -----------           -----------        -----------
                                 38,867,991              4,280,292               -- --               (35,000)          43,113,283
                                -----------             ----------           -----------           -----------        -----------

Loans, net of unearned
   income                       157,928,253             17,874,397             4,700,000                    0         180,502,650
   Less:  Allowance for
          loan losses            (2,375,227)              (230,108)              -- --                                 (2,605,335)
                                -----------             ----------           -----------           -----------        -----------
     Net loans                  155,553,026             17,644,289             4,700,000                     0        177,897,315
                                -----------             ----------           -----------           -----------        -----------

Premises and equipment            6,924,674              1,115,464              753,000                                 8,793,138
Accrued interest receivable       2,024,873                134,625               -- --                                  2,159,498
Goodwill                            400,327                 -- --                -- --             1,025,698            1,426,025
Other assets                      4,882,514                265,924               -- --               671,600            5,820,038
                                -----------             ----------           -----------           -----------        -----------
                               $227,146,348             24,842,387           16,763,000            1,600,423          270,352,158
                               ============             ==========           ===========           ===========        ===========

LIABILITIES

Deposits:

   Demand                     $  28,824,976              3,635,151          $ 2,009,000                                 34,469,127
   NOW and money market          52,593,257              3,213,574            1,944,000                                 57,750,831
   Savings                        7,328,338              1,653,345              993,000                                  9,974,683
   Time                         107,691,106             13,084,176           11,817,000                                132,592,282
                                -----------             ----------           -----------           -----------         -----------

     Total deposits             196,437,677             21,586,246           16,763,000                      0         234,786,923
                                -----------             ----------           -----------           -----------         -----------

Accounts payable and other
   liabilities                    2,438,286                248,495               -- --                 251,574           2,938,355
Accrued preferred stock
   dividend                         -- --                   -- --                -- --                                           0
Borrowed money                    5,270,809              1,100,000               -- --                                   6,370,809
Long-term debt                    2,500,000                 -- --                -- --                 922,200           3,422,200
                                                                                 -- --
Minority interest in
  subsidiary                      1,270,925                 -- --                -- --              (1,270,925)                  0
                                -----------             ----------           -----------           -----------         -----------
   Total liabilities            207,917,697             22,934,741            16,763,000               (97,151)        247,518,287
                                -----------             ----------           -----------           -----------         -----------

SHAREHOLDERS' EQUITY

Shareholders' equity:
   Common stock                   1,894,846              1,634,525              -- --               (1,334,090)           2,195,281
   Surplus                       12,649,954              1,607,298              -- --                1,697,487           15,954,739
   Retained earnings (deficit)    5,066,200             (1,334,177)             -- --                1,334,177            5,066,200
   Unearned ESOP shares            (270,809)                                    -- --                                      (270,809)

   Treasury shares, at cost        (111,540)                                    -- --                                      (111,540)

                                -----------             ----------           -----------           -----------          -----------
     Total shareholders' equity  19,228,651              1,907,646                     0             1,697,574           22,833,871
                                -----------             ----------           -----------           -----------          -----------

                               $227,146,348             24,842,387           $16,763,000             1,600,423          270,352,158
                               ============             ==========           ===========           ===========          ===========








                        BANK CORPORATION OF GEORGIA


     NOTES AND ASSUMPTIONS TO UNAUDITED PROFORMA FINANCIAL STATEMENTS

The accompanying pro forma financial statements have been prepared to give effect to the transactions listed below, any related purchase accounting adjustments, reductions of existing liquidity to effect the acquisitions, and other expenses as if such transactions had occurred as of the beginning of the period presented in the case of income statement information and as of the balance sheet date in the case of the balance sheet information.

(a) Bank Corporation of Georgia's proposed transactions are summarized as follows:

                                                                               Bank Corp            Accounting
                                                            Cash                 Shares               Method
                                                          ---------            ---------            ----------

  Americorp, Inc.                                       $    --                   154,391          Purchase
  Effingham Bank & Trust                                $   922,200               146,044          Purchase

  Bank South - Savannah branch acquisition              $   225,000                --              Purchase

(b) Represents the following adjustments to reflect consideration paid and purchase accounting adjustments from the anticipated transactions.

                                                                               Effingham                       Branch
                                                         Total                Bank & Trust     Americorp     Acquisition      Notes
                                                     -------------            ------------     ---------     ----------      -----

Pro Forma Balance Sheet Adjustments
Assets

Fed funds sold                                         $
   Proceeds of option exercise                              163,125               163,125                                        1
   Branch acquisition purchase premium                     (225,000)                                           (225,000)         2
Held to maturity securities fair value adjustment           (35,000)              (35,000)                                       3
Goodwill                                                  1,025,698               443,931        581,767                         4
Other Assets
   Deferred Tax Assets                                      484,600               484,600                                        5
   Adjustment for purchase of OREO                          (38,000)              (38,000)                                       6
   Branch acquisition purchase premium                      225,000                     0                       225,000          2
                                                       ------------             ---------       --------        -------
              Total Assets                             $  1,600,423             1,018,656        581,767               0
                                                       ============             =========       ========        ========

Liabilities
Other Liabilities
   Liability for cancellation of data                                                                                            7
    processing contract                                $     87,500                87,500
   Present value of interest payments to                                                                                         8
     Effingham stockholder                                  164,074               164,074
Elimination of minority interests                        (1,270,925)                          (1,270,925)                        9
Long-term debt incurred to purchase stock                   922,200               922,200                                       10
                                                       ------------             ---------     -----------       -----------
              Total Liabilities                             (97,151)            1,173,774     (1,270,925)                 0
                                                      =============             =========     ==========        ===========

Stockholders' Equity
Common Stock
   Eliminate Existing Stock                              (1,634,525)           (1,634,525)                                      11
   Issue New Stock                                          300,435               146,044        154,391                      9,11
                                                      -------------           -----------     ----------         -----------
              Total Common Stock                        (1,334,090)           (1,488,481)        154,391                   0
                                                      ============            ==========      ==========         ===========

Paid In Capital
   Eliminate Existing Capital                           (1,607,298)           (1,607,298)                                        11
   Issue New Stock                                       3,304,785             1,606,484       1,698,301                       9,11
                                                      ------------            -----------    -----------          -----------
                                                         1,697,487                  (814)      1,698,301                    0

Retained Earnings

    Eliminate Existing Capital                           1,334,177             1,334,177                                         11
                                                      ------------            ----------     -------------         ------------
              Total Retained Earnings                    1,334,177             1,334,177                 0                     0
                                                      ------------            ----------     -------------         -------------
              Total Stockholders' Equity                 1,697,574             (155,118)         1,852,692                     0
                                                     -------------            ---------      -------------         -------------
             Total Liabilities and Stockholders'
                     Equity                          $   1,600,423            1,018,656            581,767                     0
                                                     =============            =========      =============         =============

                                                                     BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                                                                            PRO FORMA STATEMENT OF INCOME
                                                                         FOR THE YEAR ENDED DECEMBER 31, 1994
                                                                                     (unaudited)




                                                         Effingham           Bank South -           Proforma
                                     As                    Bank                Savannah            Accounting              Pro
                                  Reported                & Trust               Branch             Adjustments            Forma
                                -----------             ----------           -----------           -----------        -----------


Interest Income
Interest and fees on loans     $ 14,001,609             1,455,290            $  345,228                               15,802,127
Interest on investment
   securities                     1,567,779               273,571               -- --                                  1,841,350
Interest on federal funds
   sold                             544,223                26,973               -- --                                    571,196
Other interest income               -- --                  -- --                480,765                (2,062)           478,703
                               ------------             ---------            ----------             ---------         ----------
     Total interest income       16,113,611             1,755,834               825,993                (2,062)        18,693,376
                               ------------             ---------            ----------             ---------         ----------

Interest expense
Interest on NOW and money
   market accounts                1,864,291              120,167                                                       1,984,458
Interest on savings and
   time deposits                  4,049,268              532,665                                                       4,581,933
Other borrowings                    624,728               55,766                                       80,693            761,187
                              -------------             --------              -----------           ----------        ----------
     Total interest expense       6,538,287              708,598                 439,967               80,693          7,327,578
                              -------------             --------              -----------           ----------        ----------

Net interest income               9,575,324            1,047,236                 386,026              (82,755)        10,925,831

Provision for loan losses           447,003               -- --                  -- --                                   447,003

Net interest income after
   provision for loan losses      9,128,321            1,047,236                 386,026              (82,755)        10,478,828
                              -------------             --------              -----------           ----------        ----------

Other income:

Service charge on deposit
   accounts                       1,023,178              327,529                  254,345                              1,605,052
Gain ( loss)  on sale of
   investment securities           (320,560)               4,984                   -- --                                (315,576)
Gain on sale of SBA loans            79,435                -- --                   -- --                                  79,435
Gain on sale of loans                81,702                -- --                   -- --                                  81,702
Gain on sale of banking unit        814,035                -- --                   -- --                                 814,035
Other                               849,930               20,880                   14,130                                884,940
                              -------------             --------              -----------           ----------        ----------
       Total other income         2,527,720              353,393                  268,475                    0         3,149,588
                              -------------             --------              -----------           ----------        ----------

Other expenses:
Salaries and employee
   benefits                       4,868,473              624,326                  121,788                              5,614,587
Occupancy                           705,872              219,263                   43,177                                968,312
Equipment                           576,293               -- --                    26,283                                602,576
Other operating expenses          2,706,071              546,844                   35,812               29,595         3,318,322
                              -------------             --------              -----------           ----------        ----------
       Total other expenses       8,856,709            1,390,433                  227,060               29,595        10,503,797
                              -------------             --------              -----------           ----------        ----------

Income before provision
   for income taxes               2,799,332               10,196                  427,441             (112,350)        3,124,619

Income tax (expense) benefit         81,637               69,684                 (149,603)              28,137            29,855
                              -------------             --------              -----------           ----------        ----------
Income before minority
   interests                      2,880,969               79,880                  277,838              (84,213)        3,154,474

Minority interests                 (651,569)              -- --                    -- --               651,569                 0
                              -------------             --------              -----------           ----------        ----------


Net income                    $   2,229,400               79,880                  277,838              567,356         3,154,474
                              =============             ========               ===========          ==========        ===========

                                                                BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                                                                               PRO FORMA STATEMENT OF INCOME
                                                                    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                                             (unaudited)


                                                         Effingham           Bank South -           Proforma
                                     As                    Bank                Savannah            Accounting              Pro
                                  Reported                & Trust               Branch             Adjustments            Forma
                                -----------             ----------           -----------           -----------        -----------


Interest Income

Interest and fees on loans     $ 12,319,323              1,460,364            $  343,356                               14,123,043
Interest on investment
   securities                     2,248,606                201,924               603,776                                3,054,306
Interest on federal funds
   sold                             432,946                 26,813                -- --               (1,547)             458,212
                              -------------             ----------            -----------          ---------           ----------

   Total interest income         15,000,875              1,689,101               947,132              (1,547)          17,635,561
                              -------------             ----------            -----------          ---------           ----------


Interest expense
Interest on NOW and money
   market accounts                1,339,096                92,796                                                       1,431,892
Interest on savings and time
   deposits                       4,599,971                613,491                                                      5,213,462
Other borrowings                    275,583                 25,502                                    60,519              361,604
                              -------------             ----------            -----------          ---------           ----------
    Total interest expense        6,214,650                731,789                568,009             60,519            7,574,967
                              -------------             ----------            -----------          ---------           ----------

Net interest income               8,786,225                957,312                 379,123           (62,066)          10,060,594

Provision for loan losses           335,004                 -- --                   -- --                                 335,004
                              -------------             ----------            ------------         ---------           ----------

Net interest income after
   provision for loan losses      8,451,221                957,312                 379,123          (62,066)            9,725,590
                              -------------             ----------            ------------         ---------           ----------
Other income:
Service charge on deposit
   accounts                         795,367                217,293                 188,814                              1,201,474
Gain on sale of investment
   securities                         1,477                (12,243)                  -- --                                (10,766)
Gain on sale of assets               -- --                 (57,701)                  -- --                                (57,701)
Gain on sale of SBA loans            17,016                 -- --                    -- --                                 17,016
Gain on sale of loans               119,306                 -- --                    -- --                                119,306
Other                               752,441                 27,352                  13,912                                793,705
                              -------------             ----------            ------------         ---------           ----------

    Total other income            1,685,607                174,702                 202,726                 0            2,063,035
                              -------------             ----------            ------------         ---------           ----------

Other expenses:
Salaries and employee
   benefits                       3,951,768                563,282                 108,113                              4,623,163
Occupancy                           520,382                 69,953                  32,958                                623,293
Equipment                           493,063                105,710                  19,340                                618,113
Other operating expenses          1,861,804                523,710                  17,494            22,197            2,425,205
                              -------------             ----------            ------------          ---------          ----------

   Total other expenses          6,827,017               1,262,655                 177,905            22,197            8,289,774

Income before provision for
   income taxes                  3,309,811                (130,642)                403,944           (84,263)           3,498,850

Income tax (expense) benefit      (748,300)                 54,000                (141,381)           21,102             (814,579)
                              -------------             ----------            ------------         ---------           ----------

Income before minority
   interests                     2,561,511                 (76,642)                262,563           (63,161)           2,684,271


Minority interests                (262,466)                  -- --                  -- --             262,466                   0
                              -------------             ----------            ------------         ----------          ----------

Net income                    $  2,299,045                 (76,642)                262,563            199,305           2,684,271
                              ============              ==========            ============         ==========          ==========

                                                                 Effingham                                Branch
                                                 Total          Bank & Trust          Americorp         Acquisition       Notes
                                                --------        ------------          ---------         -----------       ------
Pro Forma Statement of Income
     Adjustments
Nine Months Ended September 30, 1995
     Interest paid on long term debt used to    $(60,519)        (60,519)                                                    12
        finance cash purchase of shares
     Foregone interest income on branch
        purchase premium                         (11,250)                                (11,250)                            13
     Interest income from proceeds of
        option exercise                            9,703           9,703                                                     13
     Amortization of goodwill                    (22,197)        (22,197)                                                     4
     Elimination of minority interests
        in income                                262,466                                  262,466                             9
     Tax Benefit of above items                   21,102          17,277                        0            3,825
                                                --------         -------                 --------          -------
         Increase in Net income                 $199,305         (55,736)                 262,466           (7,425)
                                                ========         =======                 ========          ========

For the Year Ended December 31, 1994
     Interest paid on long term debt used to    $(80,693)        (80,693)                                                     12
        finance cash purchase of shares
     Foregone interest income on branch
        purchase premium                         (15,000)                                                  (15,000)           13
     Interest income from proceeds of
        exercise option                           12,938          12,938                                                      13
     Amortization of goodwill                    (29,595)        (29,595)                                                      4
     Elimination of minority interests
        in income                                651,569                                   651,569                             9
     Tax Benefit of above items                   28,137          23,037                         0           5,100
                                                --------         -------                  --------          ------
          Increase in Net income                $567,356         (74,313)                  651,569          (9,900)
                                                ========         =======                  ========          =======

Explanatory Notes to Proforma Financial Statements:

(1) Represents the proceeds of options to be exercised by current option holders of Effingham.
(2) Purchase premium for branch acquisition equal to approximately 1.25% of deposits. Amortized on 15 yr straight-line method.

(3) Represents the adjustment to Effingham's Held to Maturity investment portfolio to adjust to market value.

(4)  Represents goodwill calculated as follows:

                                                    Total            Effingham           Americorp, Inc.

          Value of stock issued                  3,605,220            1,752,528             1,852,692
          Cash paid for shares                     922,200              922,200                --
                                                 ---------            ---------             ---------
                  Total purchase price           4,527,420            2,674,728             1,852,692
                                                 ---------            ---------             ---------

           Recorded book value                   3,178,571            1,907,646             1,270,925
           Net adjustments to book value           323,151              323,151                --
                                                 ---------            ---------             ---------
                  Adjusted book value            3,501,722            2,230,797             1,270,925
                                                 ---------            ---------             ---------
                  Excess purchase price          1,025,698              443,931               581,767
                    over adjusted book value     =========            =========             =========

  Excess Purchase price (Goodwill) to be amortized over 15 year straight line method.

(5) Represents the tax benefits related to adjustments to Effingham's book value, including approximately $430,000 related to tax benefits of net operating losses.
(6) Represents the approximate loss on Effingham's other real estate owned presently under contract.
(7)  Represents the exit penalty on Effingham's data processing contract.
(8) Represents the present value of interest payments to be made on behalf of Ron Van Den Heuvel on personal debt.
(9) Upon consummation of the Americorp exchange,the minority interests on BCG's books will be debited and common stock and paid in capital will be credited.
(10) The cash to be paid to certain Effingham stockholders will be from the proceeds of long term borrowings.
(11) Upon consummation of the Effingham exchange, the capital accounts of Effingham will be debited and the capital accounts of BCG will be credited.
(12) Interest on long term debt calculated on $922,200 at 8.75%, the contractual rate under the Company's existing credit facility.
(13) Interest on branch purchase premium and proceeds of option exercise calculated at 5.75%, the current federal funds sold rate.

                             APPENDIX A

                   AGREEMENT AND PLAN OF MERGER
                          By and Between
                   BANK CORPORATION OF GEORGIA
                               And
                         AMERICORP, INC.


          THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), is made and entered into this 15th day of November, 1995, by and between BANK CORPORATION OF GEORGIA, a Georgia corporation ("BCG"), and AMERICORP, INC., a Georgia corporation ("Americorp") (BCG and Americorp are sometimes hereinafter referred to collectively as the "Constituent Corporations");

                       W I T N E S S E T H:

          WHEREAS, the authorized capital stock of BCG consists of 3,000,000 shares of Common Stock, par value $1.00 per share
("BCG Stock"), of which 1,878,079 shares are issued and outstanding as of the date hereof; and

          WHEREAS, the authorized capital stock of Americorp consists of 10,000,000 shares of Common Stock, par value $.01 per share ("Americorp Common Stock"), of which 5,473,889 shares are issued and outstanding as of the date hereof and 40,000 shares of Preferred Stock, $100 par value per share ("Americorp Preferred Stock"), of which 37,875 shares are issued and outstanding as of the date hereof; and

          WHEREAS, the Constituent Corporations are both corporations duly organized and validly existing under the laws of the State of Georgia; and

          WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable and for the benefit of each of said Constituent Corporations and their respective shareholders that Americorp merge with and into BCG, with BCG being the surviving corporation (the "Merger"); and

          WHEREAS, the Board of Directors of each of the Constituent Corporations has, by resolutions duly adopted, approved and adopted this Merger Agreement and directed that it be submitted to the shareholders of Americorp for their approval;
and

          WHEREAS, BCG has agreed to issue shares of BCG Stock, according to the terms and conditions contained herein, on or after the Effective Date (as hereinafter defined) of the Merger;

          NOW, THEREFORE, for and in consideration of the premises and the mutual agreements hereinafter contained, and for the purpose of stating the method, terms and conditions of the Merger, the mode of carrying the same into effect and the manner and basis of converting and exchanging all shares of Americorp Common Stock outstanding at the Effective Date into and for shares of BCG Stock, it is hereby agreed by and between the parties hereto that:

1.   MERGER.

     Pursuant to and with the effects provided in the applicable provisions of the Georgia Business Corporation Code, as amended, Americorp shall be merged with and into BCG, the corporate existence of which shall continue under the name of Bank
Corporation of Georgia (hereinafter referred to as the "Surviving
Corporation"), and thereafter the individual existence of Americorp shall cease.

2.   ACTIONS TO BE TAKEN.

     The acts required to be done by the Georgia Business Corporation Code, as amended, in order to make this Merger Agreement effective, including, but not by way of limitation, the submission of this Merger Agreement to the shareholders of Americorp and the filing of Articles of Merger or a Certificate of Merger to the extent required by and in the manner provided in Sections 14-2-1103, 14-2-1105 and 14-2-1105.1 of the Georgia
Business Corporation Code, shall be attended to and done by the proper officers of the Constituent Corporations as soon as practicable after the Effective Date.

3.   EFFECTIVE DATE.

     The transactions contemplated herein shall be consummated (the "Closing") at the offices of Kilpatrick & Cody, Atlanta, Georgia on the first business day after the receipt of all necessary approvals of the transactions contemplated by this Agreement, or at such other place and on such other date as the parties hereto may mutually agree (such date being the "Effective Date").

4.   ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING
     CORPORATION.

     The Articles of Incorporation of BCG shall be, on the Effective Date, the Articles of Incorporation of the Surviving Corporation. Until altered, amended or repealed as therein provided, the Bylaws of BCG, as in effect on the Effective Date, shall be the Bylaws of the Surviving Corporation.

5.   MANNER AND BASIS OF CONVERTING SHARES OF CAPITAL STOCK;
     CAPITAL STRUCTURE OF THE SURVIVING CORPORATION.

     The manner and basis of converting and exchanging the shares of capital stock of Americorp shall be as follows:

          (a) Conversion of Shares of Americorp Common Stock. Upon the Effective Date, each of the outstanding shares of Americorp Common Stock, other than those shares of Americorp Common Stock held by BCG, which shall be canceled, shall, by virtue of the Merger and without any further action on the part of the holder thereof, be converted into fully-paid and non-assessable shares of BCG Stock at the rate of .084615 shares of BCG Stock for each share of Americorp Common Stock, subject to any adjustments occurring after the date hereof as contemplated by Article 5(c) below (the "Conversion Rate").

          (b) Cancellation of Shares of Americorp Preferred Stock. Upon the Effective Date, each share of Americorp Preferred Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any further action on the part of the holder thereof, be canceled.

          (c) Proportionate Adjustments to the Conversion Rate. If, prior to the Effective Date, the outstanding shares of BCG Stock or Americorp Common Stock shall be increased by any stock dividend, stock split, subdivision, recapitalization or reclassification of shares or shall be combined into a lesser number of shares by reclassification, recapitalization, or reduction of capital, the number of shares of BCG Stock that may be delivered hereunder for each share of Americorp Common Stock shall be proportionately adjusted.

          (d) Fractional Shares. No scrip or fractional share certificates of BCG Stock shall be issued in connection with the Merger, and any outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to any rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash an amount (computed to the nearest cent) equal to such fraction multiplied by $13.00 per share of BCG Stock.

          (f) Stock Certificates. As soon as practicable after the Effective Date, each holder of any of the shares of Americorp Common Stock to be converted shall be entitled, upon presentation and surrender of the certificate or certificates representing such shares (or, in the case of certificates claimed by the holder thereof to have been lost, stolen or destroyed, an affidavit or affirmation of this claim in such a manner as BCG may reasonably require and, if BCG reasonably requires, a bond of indemnity in form and amount and with one or more sureties reasonably satisfactory to
          BCG) to the transfer agent or agents designated by BCG, to receive in exchange therefor a certificate or certificates representing the number of whole shares of BCG Stock to which such holder shall be entitled under the Conversion Rate, including any cash payable in lieu of a fractional interest. Upon the surrender of the certificate or certificates which prior to the Merger represented shares of Americorp Common Stock, the holder thereof shall be entitled to receive any dividends or other distributions (without interest) made after the Effective Date which shall not have been paid with respect to the number of shares of BCG Stock represented by the certificate or certificates issued upon surrender.

          (g)  BCG Stock.  On the Effective Date, each share of
          BCG Stock issued and outstanding immediately prior to the Effective Date shall continue to evidence a share of Common Stock of the Surviving Corporation.

6.   TERMINATION OF SEPARATE EXISTENCE.

     Upon the Effective Date, the separate existence of Americorp shall cease, and the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and invested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; and any claims existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if such Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

7.   FURTHER ASSIGNMENTS.

     If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other actions necessary or desirable to vest in said Surviving Corporation, according to the terms thereof, the title to any property or rights of Americorp, the proper officers and directors of Americorp shall execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Merger Agreement.

8.   CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER.

     This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

          (a) Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of Americorp.

          (b) Receipt of such consents, authorizations and approvals from any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, including, but not limited to the Department of Banking and Finance of the State of Georgia, and the expiration of all applicable waiting or similar periods required by law.

          (c)  Americorp shall have received from Kilpatrick &
          Cody their opinion, in form and substance reasonably satisfactory to Americorp, to the effect that:

               (i) The merger of Americorp with and into BCG and the issuance of shares of BCG Stock in connection therewith, as described herein, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

               (ii) No gain or loss will be recognized by holders of Americorp Common Stock upon the exchange of such stock for BCG Stock as a result of the Merger.

               (iii)     The tax basis of the BCG Stock received
               by shareholders of Americorp pursuant to the Merger will be the same as the tax basis of the shares of Americorp Common Stock exchanged therefor.

               (iv) The holding period of the shares of BCG Stock received by the Americorp shareholders will include the holding period of the shares of Americorp Common Stock exchanged therefor, provided that such Americorp Common Stock is held as a capital asset on the date of consummation of the Merger.

          (d) The Secretary of State of Georgia shall have issued a Certificate of Merger with respect to the Merger.

          (e) BCG shall have filed with the Securities and Exchange Commission a registration statement (the BCG Registration Statement ) under the Securities Act of 1933, as amended, on Form S-4 or some other appropriate form covering the issuance of shares of BCG Stock to the shareholders of Americorp pursuant to this Agreement, and the BCG Registration Statement shall have been declared effective, and all applicable waiting or similar periods required by law shall have expired.

          (f) All consents to the Merger that are required to be secured from any party pursuant to any agreement with BCG, Americorp or any of their respective subsidiaries shall have been received.

9.   TERMINATION.

     This Merger Agreement may be terminated and the Merger abandoned at any time before or after adoption of this Merger Agreement by the Board of Directors of BCG or Americorp, notwithstanding favorable action on the Merger by the shareholders of Americorp, but not later than the Effective Date. Notwithstanding anything to the contrary herein, BCG may terminate this Agreement if greater than five percent of the holders of Americorp Common Stock dissent from the Merger provided for herein.

10.  EXPENSES.

     All of the expenses incurred by BCG in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing regulatory applications and registration statements with state and federal authorities in connection with the transactions contemplated hereby, shall be paid by BCG. All expenses incurred by Americorp in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for Americorp, and the cost of reproducing and mailing the Notice of Special Meeting, Proxy Statement and Proxy in connection with a special meeting of the Americorp shareholders called for purposes of submitting this Agreement for the approval of Americorp shareholders, shall be paid by Americorp.

11.  COUNTERPARTS; TITLE; HEADINGS.

     This Merger Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. The title of this Merger Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part hereof.

12.  AMENDMENTS; ADDITIONAL AGREEMENTS.

     At any time before or after approval and adoption by the shareholders of Americorp, this Merger Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Merger Agreement, to clarify the intentions of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approvals of the Merger or this Merger Agreement, or otherwise to effectuate or facilitate the transactions contemplated thereby; provided, however, that the Conversion Rate shall not be amended following approval of this Merger Agreement by the Boards of Directors of the Constituent Corporations and the shareholders of Americorp unless such amendment shall be adopted and approved by such Boards and such shareholders.

     IN WITNESS WHEREOF, the Constituent Corporations have caused this Agreement and Plan of Merger to be executed on their respective behalves and their respective corporate seals affixed hereto on the day and year above written.


(CORPORATE SEAL)                      BANK CORPORATION OF GEORGIA


Attest: /s/ James R. McLemore, Jr.    By: /s/ Joseph W. Evans
       James R. McLemore, Jr.            Joseph W. Evans
       Secretary                         President and CEO


(CORPORATE SEAL)                      AMERICORP, INC.



Attest: /s/ James R. McLemore, Jr.    By: /s/ Joseph W. Evans
       James R. McLemore, Jr.            Joseph W. Evans
       Secretary                         President and CEO

                                APPENDIX B

                   GEORGIA DISSENTERS' RIGHTS STATUTES


14-2-1301.  DEFINITIONS.

As used in this article, the term:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

     (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

     (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (8) "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, Section 14-2-1301, enacted by Ga. L. 1988, p. 1070, Section 1; Ga. L. 1993, p. 1231, Section 6.)

14-2-1302.  RIGHT TO DISSENT.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, Section 14-2-1302, enacted by Ga. L. 1988, p. 1070, Section 1;
     Ga. L. 1989, p. 946, Section 58.)


14-2-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

          A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, Section 14-2-1303, enacted by Ga. L. 1988, p. 1070, Section 1.)


14-2-1320. NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b)  If corporate action creating dissenters' rights under Code
Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken. (Code 1981, Section 14-2-1320, enacted by Ga. L. 1988, p. 1070, Section 1; Ga. L. 1993, p. 1231,
Section 17.)

14-2-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)  Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, Section 14-2-1321, enacted by Ga.
L. 1988, p. 1070, Section 1.)


14-2-1322. DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article. (Code 1981, Section 14-2-1322, enacted by Ga. L. 1988, p. 1070, Section 1.)

14-2-1323. DUTY TO DEMAND PAYMENT.

     (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.


     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1981, Section 14-2-1323, enacted by Ga. L. 1988, p. 1070,
Section 1.)


14-2-1324. SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (Code 1981, Section 14-2-1324, enacted by Ga. L. 1988, p. 1070, Section 1.)


14-2-1325. OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b)  The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3)  An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, Section 14-2-1325, enacted by Ga. L. 1988, p. 1070, Section 1; Ga. L. 1989, p. 946, Section 59; Ga. L. 1993,
p. 1231, Section 18.)


14-2-1326. FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, Section 14-2-1326, enacted by Ga.
L. 1988, p. 1070, Section 1; Ga. L. 1990, p. 257, Section 20.)


14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1)  The dissenter believes that the amount offered under Code
     Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code
Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, Section 14-2-1327, enacted by Ga. L. 1988, p. 1070, Section 1; Ga. L. 1989, p. 946,
     Section 60; Ga. L. 1990, p. 257, Section 21; Ga. L. 1993, p. 1231,
     Section 19.)
14-2-1330.  COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation will commence the proceeding, which shall be a non-jury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation will make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, Section 14-2-1330, enacted by Ga. L. 1988, p. 1070, Section 1; Ga. L. 1989, p. 946,
Section 61; Ga. L. 1993, p. 1231, Section 20.)

14-2-1331.  COURT COSTS AND COUNSEL FEES.

     (a)  The court in an appraisal proceeding commenced under Code
Section 14-2-1330 will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable;

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, Section 14-2-1331, enacted by Ga. L. 1988, p. 1070, Section 1.)
14-2-1332.  Limitation of actions.

          No action by any dissenter to enforce dissenters' rights will be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, Section 14-2-1332, enacted by Ga. L. 1988, p. 1070, Section 1.)

                            Appendix C


                         November 2, 1995

Board of Directors
AmeriCorp, Inc.
7393 Hodgson Memorial Drive
Savannah, Georgia 31406

Board of Directors
Bank Corporation of Georgia
4951 Forsyth Road
Macon, Georgia  31210

Members of the Boards:

You have requested our opinion, as an independent financial analyst to the common shareholders of AmeriCorp, Inc., Macon, Georgia, ("AmeriCorp") and to the common shareholders of Bank Corporation of Georgia, Macon, Georgia, ("BCG") as to the fair market values of 1,824,628 shares (33.33%) of the outstanding common stock of AmeriCorp and of a minority block of the outstanding common stock of BCG, both as of September 30, 1995, such values to be used to recommend a fair and equitable exchange ratio of BCG common stock to be issued to minority shareholders of AmeriCorp.

As part of its banking analysis business, Alex Sheshunoff & Co. Investment Banking is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, Alex Sheshunoff & Co. Investment Banking has provided professional services and products to BCG and AmeriCorp. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

In connection with this assignment, we reviewed (i) the most recent external auditor's reports to the Boards of Directors of each organization; (ii) the September 30, 1995 Balance Sheet and Income Statement for each organization and the audited December 31, 1994 Balance Sheet and Income Statement for each organization; (iii) the Rate Sensitivity Analysis reports for each organization; (iv) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value; (v) each organization's internal loan classification list; (vi) a listing of other real estate owned for each organization; (vii) the budget and long range operating plan of each organization; (viii) a listing of unfunded letters of credit and any other off-balance sheet risks for each organization; (ix) the Minutes of the Board of Directors of each organization; (x) the most recent Board report for each organization; (xi) the listing and description of significant real properties for each organization; (xii) material leases on real and personal property; (xiii) the directors and officers liability and blanket bond insurance policies for each organization; and (xiv) market conditions and current trading levels of outstanding equity securities of both organizations.





Board of Directors
AmeriCorp, Inc.
Bank Corporation of Georgia
November 2, 1995
Page 2



We have also had discussions with the management of BCG and AmeriCorp regarding their respective financial results and have analyzed the most current financial data available on BCG and AmeriCorp. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of BCG and AmeriCorp to discuss the foregoing information with them.

We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of BCG or AmeriCorp.

In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all AmeriCorp and BCG shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by BCG and AmeriCorp, it is our opinion as of October 24, 1995, that a fair and equitable exchange ratio equals
0.084615 shares of Bank Corporation of Georgia common stock for each share of AmeriCorp common stock.

Our opinion is directed to the Board of Directors of AmeriCorp and BCG and does not constitute a recommendation to any stockholder of AmeriCorp as to whether or not to exchange their shares for BCG shares.

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the transaction.

                         Respectfully submitted,

                         ALEX SHESHUNOFF & CO.
                           INVESTMENT BANKING
                         AUSTIN, TEXAS


                         By: /s/ Wade Schussler
                            Wade Schuessler
                            Vice President

HWS/kac

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 7 of the Bylaws of BCG authorizes indemnification of BCG's officers and directors for any liability and expense incurred by them in connection with or resulting from any threatened, pending or completed legal action or other proceeding. An officer or director may only be indemnified if such officer or director acted in good faith and in a manner such officer or director reasonably believed to be in, or not opposed to, the best interest of BCG, and, with respect to a criminal matter, such officer or director did not have reasonable cause to believe that his conduct was unlawful. No officer or director who has been adjudged liable for negligence or misconduct in the performance of his corporate duties is entitled to indemnification, unless and except to the extent that the court reaching such a determination of liability, in view of all the relevant circumstances, will also determine that despite such liability such person is fairly and reasonably entitled to indemnification.

     Any officer or director who has been wholly successful on the merits or otherwise in an action or proceeding in his official capacity is entitled to indemnification by BCG as of right. All other determinations in respect of indemnification will be made by either: (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel selected in accordance with the Bylaws and at the request of either the corporation or the person seeking indemnification; or (iii) the holders of a majority of BCG's stock who at such time are entitled to vote for the election of directors.

     Expenses with respect to an indemnification action may be advanced by BCG upon receipt of an undertaking to repay such amount unless it is determined that the recipient is entitled to indemnification. In the event any payments are made to an officer or director by way of indemnity, other than by court order, action of the shareholders or by an insurance carrier, BCG must notify its shareholders of such payment and all relevant details in a timely manner.

     The rights of indemnification provided for in Article 7 are in addition to any rights to which the direct or officer may otherwise be entitled.

     The provisions of the BCG's Bylaws on indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

     BCG's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.             Description of Exhibit
    ---------             ----------------------

     2.1 Agreement and Plan of Merger by and between BCG and Americorp, dated November 15, 1995.

     2.2  --    Stock Purchase Agreement by and among BCG and Patricia
                Van Den Heuvel, Timothy Van Den Heuvel, Raymond Van Den
                Heuvel, VHC, Inc. and David Van Den Heuvel dated July
                11, 1995, filed as Exhibit 2.5 to the Registrant's
                Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

     2.3  --    Amendment No. One to Stock Purchase Agreement by and
                among BCG and Patricia Van Den Heuvel, Timothy Van Den
                Heuvel, Raymond Van Den Heuvel, VHC, Inc. and David
                Van Den Heuvel dated August 28, 1995, filed as Exhibit
                2.6 to the Registrant's Registration Statement on
                Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

     2.4  --    Agreement and Plan of Reorganization by and between BCG and
                Effingham, dated July 13, 1995, filed as Exhibit 2.1 to the
                Registrant's Registration Statement on Form S-4, filed with the
                SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

     2.5  --    Amendment No. One to Agreement and Plan of Reorganization
                between BCG and Effingham, dated September 8, 1995, filed as Exhibit 2.2 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which
                Exhibit is by this reference herein incorporated.

     2.6  --    Amendment No. Two to Agreement and Plan of Reorganization by and
                between BCG and Effingham, dated October 2, 1995, filed as
                Exhibit 2.3 to the Registrant's Registration Statement on Form S
                S-4, which Exhibit is by this reference herein incorporated.

     2.7  --    Agreement and Plan of Merger between Effingham Interim
                Corporation and Effingham, dated September 8, 1995, filed as
                Exhibit 2.4 to the Registrant's Registration Statement on Form
                S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

     2.8  --    Amendment No. One to Agreement and Plan of Merger between
                Effingham Interim Corporation and Effingham, dated November 6,
                1995.

     3.1  --    Articles of Incorporation of BCG, as amended, filed as Exhibit
                3.1 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

     3.2  --    By-laws of BCG, as amended, filed as Exhibit 3.2 to the
                Registrant's Registration Statement on Form S-4, filed with the
                SEC as of

                October 16, 1995, which Exhibit is by this reference herein incorporated.

      4.1 -- See exhibits 3.1 and 3.2 for provisions of Articles of Incorporation and By-laws, as amended, which define the rights of the holders of Common Stock of BCG.

      5   --    Opinion of Kilpatrick & Cody as to the legality of the shares offered hereunder.

      8   --    Opinion of Kilpatrick & Cody as to the federal tax consequences to the Americorp shareholders with respect to the Americorp
                Merger.

     10.1 -- Consulting Agreement by and between Ronald Van Den Heuvel and BCG, dated September 8, 1995, filed as Exhibit 10.1 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

     10.2 -- Management Fee Agreement dated January 1, 1994 by and between Ameribank and BCG, filed as Exhibit 10.3 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

     10.3 -- Agreement dated December 10, 1993 by and between Americorp and BCG, filed as Exhibit 10.4 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

     10.4 -- Lease Agreement dated November 16, 1988 by and among Michael A. Angle and W.H. Anderson, II as Lessors and FSB as Lessee, filed as Exhibit 10.5 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which
                Exhibit is by this reference herein incorporated.

     10.5 -- Lease Addendum dated March 12, 1992 by and among Michael A. Angle and W. H. Anderson, II as Lessors and FSB as Lessee, filed as Exhibit 10.6 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which
                Exhibit is by this reference herein incorporated.

     10.6 -- Sublease dated April 1, 1993 by and between FSB as Sublessor and Middle Georgia as Sublessee, filed as Exhibit 10.7 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

     10.7 -- Agreement dated May 1, 1993 by and between BCG and Stephen W. Doughty, filed as Exhibit 10.8 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.*

     10.8 -- Agreement dated May 1, 1993 by and between BCG and J. Thomas Wiley, Jr., filed as Exhibit 10.9 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated *

    10.9  --    Agreement dated September 8, 1995 by and between BCG and Ronald
                Van Den Heuvel, filed as Exhibit 10.2 to the Registrant's
                Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

    10.10 -- Incentive Compensation Agreement dated January 1, 1993 by and between BCG and Stephen W. Doughty, filed as Exhibit 10.10 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.*

    10.11 -- Incentive Compensation Agreement dated January 1, 1993 by and between BCG and J. Thomas Wiley, Jr., filed as Exhibit 10.11 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.*

    10.12 -- BCG Key Employee Stock Option Plan filed as Exhibit 10.12 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

    10.13 -- Revolving Credit and Term Loan Agreement by and between BCG and Liberty Savings Bank, FSB dated December 18, 1992, filed as
                Exhibit 10.13 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

    10.14 -- Loan Commitment Letter from First Liberty Bank to BCG dated October 15, 1995, filed as Exhibit 10.14 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

    10.15 -- Stock Redemption Agreement by and between BCG and Joseph W. Evans, dated April 26, 1995, filed as Exhibit 10.15 to the Registrant's Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

    10.16 -- Branch Purchase and Assumption Agreement dated October 18, 1995 by and between Bank South and Ameribank, N.A.

    21    --    Subsidiaries of BCG, filed as Exhibit 21 to the Registrant's
                Registration Statement on Form S-4, filed with the SEC as of October 16, 1995, which Exhibit is by this reference herein incorporated.

    23.1  --    Consent of Kilpatrick & Cody (included as part of Exhibit 5).

    23.2  --    Consents of Evans, Porter, Bryan & Co.

    23.3  --    Consent of Wilson, Corbitt & Kessler.

    24    --    Power of Attorney (included on the signature page to the
                Registration Statement).

    99(a) --    Form of Proxy (included in Part II of the Registration
                Statement).
* Compensatory Plan or Arrangement.

(b) Financial Statement Schedules.
    -----------------------------

     No financial statements schedules are required to be filed as part of this Registration Statement.

ITEM 22.  UNDERTAKINGS

           (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section
               10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "ACT") may be permitted to directors, officers and controlling persons of BCG pursuant to the foregoing provisions, or otherwise, BCG has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by BCG of expenses incurred or paid by a director, officer or controlling person of BCG in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, BCG will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, BANK
CORPORATION OF GEORGIA HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MACON, STATE OF GEORGIA, ON DECEMBER 11, 1995.


                                  BANK CORPORATION OF GEORGIA



                                  By:  /s/ Joseph W. Evans
                                      ---------------------------------
                                       Joseph W. Evans
                                       President


                               POWER OF ATTORNEY

          Know all men by these presents, that each person whose signature appears below constitutes and appoints Joseph W. Evans or James R. McLemore, Jr., or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON DECEMBER 11, 1995.

  Signature                     Title
  ---------                     -----


/s/ Joseph W. Evans             President, CEO and Director
---------------------------
Joseph W. Evans                 (Principal Executive Officer)



/s/ William H. Anderson, II     Chairman of the Board of Directors
---------------------------
William H. Anderson, II



                [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                   [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


/s/ James R. McLemore, Jr.      Chief Financial Officer (Principal Accounting
----------------------------    and Financial Officer)
James R. McLemore, Jr.


/s/ Halstead T. Anderson, II    Director
----------------------------
Halstead T. Anderson, II


/s/ Charles B. Evans, Jr.       Director
----------------------------
Charles B. Evans, Jr.


/s/ James A. Faulkner           Director
----------------------------
James A. Faulkner


/s/ W. Carl Joiner, Sr.         Director
----------------------------
W. Carl Joiner, Sr.


                                Director
----------------------------
John W. Ramsey


/s/ Kenneth D. Sams             Director
----------------------------
Kenneth D. Sams

Exhibit Index


Exhibits    Description of Exhibit
--------    ----------------------

2.1    --  Agreement and Plan of Merger by and between BCG
           and Americorp, dated November 15, 1995.
2.8    --  Amendment No. One to Agreement and Plan of Merger
           between Effingham Interim Corporation and
           Effingham, dated November 6, 1995.
5      --  Opinion of Kilpatrick & Cody as to the legality of
           the shares offered hereunder.
8      --  Opinion of Kilpatrick & Cody as to the federal tax
           consequences to the Americorp shareholders with respect to the Americorp Merger.
10.16  --  Branch Purchase and Assumption Agreement
           dated October 18, 1995 by and between Bank South
           and Ameribank, N.A.
23.1  --   Consent of Kilpatrick & Cody (included as part of
           Exhibit 5).
23.2  --   Consents of Evans, Porter, Bryan & Co.
23.3  --   Consent of Wilson, Corbitt & Kessler.
24    --   Power of Attorney (included on the signature page
           to the Registration Statement).
99(a) --   Form of Proxy (included in Part II of the
           Registration Statement).